EXHIBIT (c)(viii)
Queensland Government State Budget Papers for 2006-07

Exhibit (c)(viii)
APPROPRIATION BILL 2006
(Second Reading Speech, 6 June 2006)
TREASURER
The Honourable Anna Bligh MP
Deputy Premier, Treasurer and Minister for State Development, Trade and Innovation

APPROPRIATION BILL 2006
(Second Reading Speech, 6 June 2006)
TREASURER
The Honourable Anna Bligh MP
Deputy Premier, Treasurer and Minister for State Development, Trade and Innovation
Mr Speaker, I move that the Bill now be read a second time.
Today’s Budget builds Queensland in every sense of the word.
It continues our tradition of fiscal responsibility and it grasps the opportunity to build the Queensland of tomorrow.
This Budget centres on our overriding priority as a Government: a better standard of living for all Queenslanders. The core commitments of our budget strategy are:
•	Managing for strong finances;

•	Delivering quality services; and

•	Securing growth and prosperity through productivity.
Firstly, strong finances. We are responsible economic managers with a focus on maintaining a healthy balance sheet, delivering an economic climate where industry continues to grow, jobs continue to flourish and prosperity is secured.

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Secondly, delivering quality services ensures that all Queenslanders can share in our prosperous economy. We recognise that families are the key building block of a strong and healthy society. Our economic policy must deliver the services that support families as they bring up children and create the communities of tomorrow.
Thirdly, securing growth and prosperity through productivity. Constant improvement in productivity is key to improving standards of living in Queensland and we are determined to drive productivity growth.
To these ends, today’s Budget:
•	builds investment through tax cuts;

•	builds services and infrastructure with record spending; and

•	builds opportunities for our children with a massive boost to our schools.
Let me start by outlining Queensland’s strong financial position.
1. Managing for Strong Finances
Queensland today is in an enviable position. Our economy is one of the strongest in the world, our resource sector is booming, our unemployment rate is close to a 30-year low, infrastructure and business investment are at record highs and our balance sheet is one of the strongest in the nation.
Solid and responsible financial management fundamentally underwrites everything we do as a Government. The Beattie Government has an unparalleled record for prudently managing its finances.
Net debt is the most common measure used to judge the overall strength of a jurisdiction’s fiscal position. High net debt imposes a call on future revenues and reduces financial flexibility.
I am pleased to report that Queensland has net financial assets of $5,155 per capita, while other states have average net financial liabilities of $111 per capita.

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This year, the Queensland economy has grown by 3 1/2%, compared with 2 1/2% nationally – the tenth consecutive year in which Queensland has outperformed the rest of Australia. More importantly, growth in the Queensland economy is forecast to strengthen to 4 1/4% next year to again exceed the national average.
Despite higher interest rates and oil prices, household spending is forecast to continue to grow at 4 1/2% for the second year in a row, as Queenslanders continue to benefit from exceptional labour market conditions and strong growth in household incomes and wealth.
Last year we predicted an operating surplus of $934 million in 2005-06. I am pleased to report the surplus is now estimated at $2.85 billion – with an underlying surplus of $1.72 billion.
The forecast surplus for 2006-07 is $245 million. In addition, healthy operating surpluses are budgeted for each of the outyears.
Higher world commodity prices have boosted Queensland’s export earnings and related business investment. In the three months to April 2006, the nominal value of Queensland’s overseas merchandise exports rose 39.4% compared with the same period a year earlier, to total $8.8 billion.
Business investment is estimated to surge by 16 1/2% in 2005-06. Business investment is forecast to increase further next year, to surpass $25 billion for the first time. This represents a level of business investment twice that of only five years ago.
In 2005-06, working Queenslanders exceeded 2 million for the first time. Employment is set to grow at double the national rate next year. As a result, the unemployment rate in Queensland is expected to remain around the 30-year low of 5%, and below the national rate.
For the past eight years we have consistently managed for a strong, stable financial position.
Let me turn now to the new and expanded services made possible by our strong financial management.
2. Delivering Quality Services
Strong communities and strong families rely on quality services.

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Health Care
Paramount among these is quality health care.
In October last year the Government announced the most wide ranging program of reform to health care in the history of this State.
Our Health Action Plan committed more than $6.4 billion in additional funding over the next five years for more medical staff; more services; and better facilities.
Today, the Government further strengthens this commitment. I am pleased to announce our investment in the Health Action Plan will be increased to $9.7 billion in just over five years.
In this year alone, we will spend $6.65 billion on health, an increase of 24% on last year.
The Beattie Government has doubled funding to Health from 1998-99 to 2006-07.
This additional funding will provide more doctors, nurses and allied health professionals, more services, more capacity in our hospitals, more equipment and technology, shorter waiting times and better facilities for the people who need them.
Today we make the single largest injection of funds into Queensland’s Health system in the history of this State. Our commitment to the people of this State is to build the best possible Health system and with the increased funding of $9.7 billion, we deliver on that commitment.
Children and Families
Our government values families as the fundamental building block of our society.
We also recognise society is changing, in work patterns and in parenting roles and responsibilities. Family life is busier and more demanding than ever. We understand these changes need new initiatives, new ideas and flexibility.

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This Budget is the first that provides a doubling in the maternity leave entitlement of Queensland public sector workers from six weeks to twelve weeks. A new entitlement of up to two years unpaid leave can now be taken by either parent to help families in these important early years.
As part of our maternity action plan, new parents and young families will benefit as the first three of our new family support hubs are established this year. These new services, to be established by Queensland Health, will provide care and assistance to mothers during their pregnancy and after the birth of their baby.
For some families, raising children presents many challenges. $35 million over the next four years will establish four new Early Years Service Centres in high needs areas to provide professional parenting and child development services for these families. These centres will provide early intervention before a challenge becomes a crisis.
Disability Services
This government continues to recognise the needs of those families and individuals living with a disability.
Today’s Budget builds on our government’s strong record in the delivery of these essential services.
An additional $128 million in recurrent funding and $6 million in capital funding over four years will be made available in this Budget, increasing total spending to $633 million.
This represents a 22% increase on the previous year but a massive 186% increase on the disability services budget we inherited in 1998. The new funds improve community services and accommodation support and deliver better respite care services for children and adults with a disability.
This government is committed to people with disabilities playing an active role in our community. To this end a further $47.7 million will be made available in 2006-07 for modifications to the Citytrain network to further improve access for people with disabilities.

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Child Safety
Regrettably, even in the midst of Queensland’s strong economy, many are still doing it tough.
Unfortunately, the number of children entering the care of the State is continuing to grow. To meet this increasing demand and to provide a child protection system worthy of the expectations of all Queenslanders, the Government will commit more than $500 million in 2006-07 to the Department of Child Safety – almost a tripling of funds in the last three years.
In 2006-07, an extra $109 million will be provided to continue the reforms of recent years and to implement new programs and projects. New services include $4 million in capital to establish two new residential therapeutic facilities and $11.6 million over four years for new services to Indigenous children.
The Government has now implemented 94 of the 110 recommendations for reform of Child Safety set down by the Crime and Misconduct Commission and we expect to implement all 110 by the end of this year.
Housing
This government does not forget those most in need, and in housing services this is particularly true.
Additional funds will see new programs to support some of our State’s most vulnerable people, including nearly $40 million over four years for 70 units of accommodation to enable people with spinal cord injuries to leave hospital and $20 million to improve housing in Indigenous communities.
Non-Government organisations
Many government services are delivered in partnership with non-government organisations. In recognition of their vital role, the level of indexation applied to grants to these groups will rise from 2.5% to 3.4% in 2006-07.
Public Safety
Strong and healthy communities must be safe communities. This Budget continues the Government’s firm commitment to public safety and law and order.

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This year, the operating budget of the Queensland Police Service will grow by $122 million to support new initiatives, including 350 extra sworn police officers and better police computer systems to cut response times and solve crimes faster.
The total number of sworn officers will increase by almost 3,000 since the first Beattie Government was elected, to a record 9,728 officers by September 2007.
This will maintain Queensland’s police to population ratio above the national average.
New recurrent funding of $103.9 million and $50.6 million in capital will be made available over four years for a Public Safety Network which will provide a single upgraded data system for our Police, Emergency Services, Corrective Services and the Department of Justice and Attorney-General.
The Government will also recruit an additional 144 ambulance officers over three years and employ another 35 communications officers next year to improve ambulance call response times.
New funding of $35 million over four years will further strengthen community safety with the introduction of tougher supervision and surveillance measures into our probation and parole system.
Rural and Regional Queensland
While many Queenslanders are benefiting from our strong economy, some rural communities in particular are facing challenging times.
As I speak today, more than 60% of the State is declared drought affected while other areas are recovering from cyclone and flood damage.
On the morning of the 20th of March this year, one of the most powerful and destructive cyclones seen in our State hit the North Queensland coast.
The recovery response in those communities affected by this storm is a testament to the spirit of the Queensland people.
This Budget includes funding for the ongoing rebuilding effort under joint Federal-State disaster assistance measures to get North Queensland back on its feet. While it may be some time before the final costs of the devastation are clear, over $100 million has been set aside by the Government.

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Queenslanders living in rural and regional areas face a range of challenges. In conjunction with AgForce and the Local Government Association, we have released a 10-year Blueprint for the Bush to build the sustainability, liveability, and prosperity of rural Queensland. The Blueprint commits more than $150 million over the next four years to a range of initiatives that will assist rural communities.
Environment
Our government believes that we have a duty of care to protect, manage and revitalise Queensland’s unique environment.
To this end, today’s Budget provides $20 million to acquire high environmental value properties in South East Queensland and $3 million for similar programs in Cape York.
It also provides $2.1 million over four years for conservation and management of koala habitats.
The degraded East Trinity site near Cairns will receive almost $2.5 million over three years for soil remediation and management of the site.
The service improvements and expansions outlined in this Budget are an investment in the health, well being and security of Queensland’s people, their families and their communities.
We can only continue to build and expand our services if we continue to achieve economic growth. Let me now detail our efforts to secure the future growth and prosperity of Queensland through a relentless pursuit of productivity gains.
3. Securing Growth and Prosperity through Productivity
Our government seeks to keep Queensland the best place in Australia to invest, the best place to do business – with an economy equipped with the infrastructure and the highly skilled workforce it needs to thrive.
Since the Beattie Government came to power, Queensland has bettered the national average for productivity growth. We aim to go further ahead.

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We understand that competitive taxation arrangements attract investment and create jobs.
Today’s Budget enhances Queensland’s position as a State with one of the most competitive tax arrangements in the country, with per capita State tax collections on average 15% lower than in other States.
This Government has announced a timetable for the abolition of nine taxes and duties. The savings to Queenslanders from the abolitions will rise from $290 million in 2005-06 to over $1 billion per year by 2011-12. The cost to revenue from the abolition of these taxes will be $4.5 billion over this seven year period.
From 1 January 2007, we will abolish hire duty and unquoted marketable securities duty at a cost of $16.5 million, growing to $33 million in a full financial year.
However, our commitment to a strong investment environment does not end there.
I am pleased to announce a further reform to payroll tax. From 1 July this year, the tax free threshold for payroll tax will increase from $850,000 to $1 million.
Some 600 employers who would have been liable to pay this tax in 2006-07 will now not be required to pay and a further 4,000 employers will receive payroll tax reductions.
This reform makes Queensland’s payroll tax threshold one of the highest in the country and means that approximately 90% of Queensland businesses will not pay any payroll tax.
This is good news for jobs and good news for business. Importantly it will make the biggest difference to small businesses, the job generators of Queensland.
This Government gave a commitment in the last budget to review land tax each year. I am pleased to announce that from 1 July 2006, the tax free threshold for resident individual land tax payers will be increased from $450,000 to $500,000. This will mean more than 5,000 individuals who would have paid land tax next year will no longer do so and 15,000 others will benefit.

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This measure ensures that the benefits of our land tax reforms of last year can be maintained.
I am also pleased to announce a new first home owner transfer duty concession for the purchase of vacant land, encouraging Queenslanders to invest in their own home. This benefit is worth over $1 million in this Budget, growing to $2.2 million thereafter.
These reforms combine to make our State the most attractive investment destination in the nation.
Investment attraction, strong fiscal management and balanced economic settings are our foundations. But this government recognises long term productivity can only be assured by investing in the knowledge and skills of our people and the delivery of the key physical infrastructure that underpins economic progress.
Education and Skills
Investing in knowledge, research, education and skills drives modern, thriving, productive economies.
As part of the Smart State Strategy, this Government approved $128 million over four years for the Innovation Building Fund. In this year, $46 million will fund seven new research facilities in Brisbane, Mackay, Townsville and the Gold Coast.
In Queensland’s booming economy, skilled workers are becoming a scarce resource.
This Budget commits a billion dollar investment for training and skills initiatives outlined in the Queensland Skills Plan to improve the skills base of the Queensland workforce and significantly lift the opportunities available to individuals seeking to upgrade their own qualifications.
Over the next four years, around $800 million will be invested in developing the skills of Queenslanders.
Major initiatives include an additional 17,000 trades training places and an additional 14,000 Certificate IV and above training places to be available each year by 2010.

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In addition, a $300 million major capital works investment program will commence to modernise the State’s network of TAFE Institutes. Of this, around $46 million is allocated in 2006-07.
At its heart, this Budget recognises the fundamental importance of investing in our schools and in our school children.
Funding for education is at record levels. This Budget increases recurrent spending on Queensland schools to a record $5.17 billion, some 8.6% higher than last year. Capital spending also increases by 9.2% to a total of $497 million.
In February next year, every State, Catholic and Independent primary school in Queensland will offer an additional year of school – our new Prep Year.
This Budget commits $106 million to deliver new and refurbished Prep Year classrooms, and a further $11 million in grants for curriculum resources, books and materials. We are also committing up to 100 extra teachers and an additional 10,000 hours of teacher-aide time per week to support Prep Year.
Additional funds will support other significant reforms, new teachers to reduce class sizes, the further roll out of technology to create smart classrooms, the support needed to ensure that children with disabilities can reach their potential and new programs to ensure the success of our “learning or earning” reforms.
Today’s Budget goes beyond our reforms to date. Today we rise to the challenge of delivering to our children the best possible learning environments. We do this because Queensland children are competing against the world.
Our children need world class schools and classrooms. That is why the centrepiece of this Budget is the most significant new injection of capital works spending ever seen on Queensland’s schools.
We are making a $1 billion investment in school renewal and school upgrades over the next five years. The new program – Tomorrow’s Schools – Providing for a Smarter Future – will involve parents and school communities in an unprecedented way in planning for the future of Government schools in local areas.

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The program recognises that many of our schools are in need of extra assistance for minor projects that make all the difference. To meet this need, Tomorrow’s Schools will begin with a School Community Development program of $50 million in the 2006-07 year, to fund small priority capital works projects for government schools, with projects selected on the advice of parents.
The program will then see $850 million invested in modernising and refurbishing Queensland government schools, again in consultation with parents.
Queensland’s Catholic and Independent schools will also benefit with a one-off allocation of $100 million this financial year to assist these schools meet the demands of the future.
Let me make it clear that the billion-dollar Tomorrow’s Schools program represents a new investment in our children’s classrooms and learning environments and the funds are in addition to existing school capital programs.
Our children deserve the best that we can give them. Our job is to create opportunity and give our children every chance of success.
Today’s investment of $1 billion in the schools of Queensland centres on giving every Queensland child the best opportunity to reach their full potential and the best opportunity to make it in a competitive world environment.
Infrastructure
Our Government has invested unprecedented, record amounts in infrastructure to build this State.
This year a record $8 billion in capital works was undertaken. The Government will now further increase the investment in capital works projects for 2006-07.
For the first time ever, Queensland’s capital works budget is forecast to exceed $10 billion.
Our capital program is the largest per capita program in the country.
In 2006-07 alone, it includes $2.86 billion for energy projects, $2 billion for roads, and $856 million for ports and $838 million for rail. These projects fundamentally underpin economic growth for the State.

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In 2006-07, capital spending represents 5.5% of our Gross State Product and compares with the Federal Government’s investment in infrastructure of only 1.1% of Gross Domestic Product.
It is critical that the Government plans for infrastructure across the whole State. The South East Queensland Infrastructure Plan and Program and the recently announced Blueprint for the Bush provide all Queenslanders with a clear map for infrastructure provision wherever they live.
Importantly, almost 60% of the State’s capital program will occur outside the Brisbane region.
Let me briefly outline some of the projects to be commenced or delivered next year through this $10.1 billion investment:
•	Main roads including: duplication of the Gateway Bridge; additional lanes on the Sunshine Motorway; the Tugun Bypass; and, rehabilitating and widening the Dawson Highway between Gladstone and Biloela.

•	Transport priorities include: the Roma Street/King George Square section of the Inner Northern Busway and the Eastern Busway; $274 million for coal rolling stock in Central Queensland; and almost $400 million on ports in Gladstone and Rockhampton.

•	Education and Skills programs will be supported by new schools in Burpengary West, Edmonton West, Redlynch and Springfield Lakes and new major TAFE facilities on the Gold Coast and in Mackay, Townsville, Acacia Ridge and Eagle Farm.

•	Energy projects include a record $1.7 billion in expenditure by Energex and Ergon Energy and almost $360 million to continue development of the Kogan Creek power station and coal mine.
The State’s most significant new cultural infrastructure in 20 years – the Millennium Arts complex at the Southbank Cultural Precinct – will open this year.
We will also strengthen our regional tourism infrastructure with an allocation of an additional $4 million over four years to our Regional Tourism organisations.

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Water
This Budget also meets the challenge of securing future water supplies for Queensland. We have announced, and funded, comprehensive strategies for addressing both sides of the issue – ensuring water supply and managing water demand.
The Government has announced plans for two mega dams in South East Queensland and two weir projects in Central Queensland. We will allocate $200-300 million from the Queensland Future Growth Fund to accelerate these projects.
A separate amount of $69 million has already been set aside for water-related land purchases in 2006-07.
We will spend $8 million to bring forward construction of pipelines connecting dams in South East Queensland so water is better shared across our region.
In addition, $270 million will be invested to construct a water pipeline from Gorge Weir to Moranbah to provide and enhance water supplies to coal mines and towns in the Bowen Basin.
The Government is also working with local governments and communities to manage demand and make sure we are smarter in our use of water.
Recycling will play a critical role and $100 million has been committed for a recycled water pipeline in the western corridor of South East Queensland for industrial users.
In South East Queensland, $32 million is available over three years to help address leaking water mains. We will also promote water efficiency with $20 million for water efficient devices and advice to home owners and industry in South East Queensland. Rural areas will also receive $12.8 million to promote efficient water use.
CONCLUSION
The Beattie Labor Government’s record of strong budgets, year in and year out, is delivering dividends for the people of Queensland.

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Queensland is emerging as the Smart State of Australia and we are building on that platform every year:
•	building investment with a program of new tax cuts;

•	building infrastructure with capital works spending that tops $10 billion for the first time ever;

•	building new and expanded services with record spending in health, child safety, education, police and disability services; and

•	building opportunities for our children with Australia’s largest school renewal program.
Mr Speaker, this is a Budget that builds Queensland in every sense of the word and I commend it to the House.

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By authority: R. J. Hunt, Government Printer, Queensland-2006

STATE BUDGET
2006-07
BUDGET STRATEGY AND OUTLOOK
Budget Paper No. 2

TABLE OF CONTENTS

1. Budget Strategy, Performance and Outlook	1

Summary of Key Financial Aggregates	1
Budget Outcomes 2005-06	2
Budget 2006-07 and Outyear Projections	5
Reconciliation of Operating Result	7
Fiscal Strategy	8
Indicators of Fiscal Condition	12

2. Economic Performance and Outlook	13

Introduction	13
External Environment	14
The Queensland Economy	19

3. Economic Strategy	37

Introduction	37
Productivity Growth	38
Fostering Productivity Growth	40
Energy Reform	48
Water Reform	51
Forestry Reform	54

4. Budget Priorities and Initiatives	57

Introduction	57
Improving Health Care and Strengthening Services to the Community	60
Growing a Diverse Economy and Creating Jobs	67
Realising the Smart State Through Education, Skills and Innovation	69
Managing Urban Growth and Building Queensland’s Regions	74
Protecting Our Children and Enhancing Community Safety	80
Protecting the Environment for a Sustainable Future	85
Delivering Responsive Government	87

5. Revenue	89

Introduction	89
Revenue by Operating Statement Category	90
Taxation Revenue	92
Queensland’s Competitive Tax Status	102
Grants and Subsidies	104
Sales of Goods and Services	108
Interest Income	110
Other Revenue	111

6. Expenses	115

Introduction	115
Expenses by Operating Statement Category	116
Details of Expenses	118
Operating Expenses by Purpose	121
Departmental Expenses	124

7. Balance Sheet and Cash Flows	129

Introduction	129
Balance Sheet	129
Cash Flows	137
Reconciliation of Operating Cash Flows to the Operating Statement	144

8. Intergovernmental Financial Relations	145

Commonwealth-State Financial Relations	146
Institutional and Governance Arrangements	147
Australian Government Funding to States	150
Queensland’s Share of Commonwealth Funding	154
Current Specific Purpose Payment Negotiations	160
State-Local Government Relations	163

9. Government Finance Statistics	167

Introduction	167
General Government Sector	167
Public Non-Financial Corporations Sector	167
Uniform Presentation Framework Financial Information	169
Reconciliation of GFS Net Operating Balance to Accounting Surplus	179
General Government Time Series	180
Other General Government GFS Data	181
Background and Interpretation of Government Finance Statistics	185
Sector Classification	186
Reporting Entities	187

Appendix A — Tax Expenditure Statement	191

Appendix B — Concessions Statement	199

Appendix C — Statement of Risks and Sensitivity Analysis	205

1. BUDGET STRATEGY, PERFORMANCE AND OUTLOOK

KEY POINTS
•	In 2005-06, the General Government sector is forecast to have a net operating surplus of $2.853 billion and a cash surplus of $3.381 billion.

•	For 2006-07, there is a budgeted General Government net operating surplus of $245 million and a cash deficit of $796 million.

•	The State’s capital program in 2006-07 is budgeted to be $10.136 billion, a 23% increase on estimated 2005-06 outlays.

•	The State’s net worth is forecast to increase across the forward estimates to $107.361 billion by 2009-10.
This chapter discusses:
•	the summary financial aggregates of the 2006-07 Budget

•	the Government’s fiscal strategy as outlined in the Charter of Social and Fiscal Responsibility.
SUMMARY OF KEY FINANCIAL AGGREGATES
Table 1.1 provides aggregate actual outcome information for 2004-05, estimated actual outcome information for 2005-06, forecasts for 2006-07 and projections for the outyears.
Table 1.1
General Government sector — key financial aggregates1

	2004-05	2005-06[2]	2006-07	2007-08	2008-09	2009-10
	Actual	Est. Act.	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million	$ million	$ million

Revenue	27,609	29,586	29,070	30,271	31,242	32,456
Expenses	23,683	26,733	28,825	30,024	31,019	32,354
Net operating balance	3,926	2,853	245	247	224	102
Cash surplus/(deficit)	4,640	3,381	(796)	(786)	(809)	(1,169)
Capital purchases	2,843	2,914	3,958	4,016	3,961	4,152
Borrowings	6	(842)	1,800	2,686	2,762	3,334
Net worth	96,433	96,388	99,032	101,720	104,516	107,361

Notes:

1.	Numbers may not add due to rounding.

2.	Australian Equivalents to International Financial Reporting Standards were adopted from 1 July 2005. A decline in net worth of $3.792 billion was recorded on adoption of these new standards.

Budget Strategy and Outlook 2006-07	1

BUDGET OUTCOMES 2005-06
Key financial aggregates
Table 1.2
General Government sector — key financial aggregates1

	2005-06	2005-06	2005-06
	Budget	SFES	Est. Act.
	$ million	$ million	$ million

Revenue	26,604	26,931	29,586
Expenses	25,670	26,214	26,733
Net operating balance	934	718	2,853
Cash surplus/(deficit)	98	(39)	3,381
Capital purchases	3,616	3,800	2,914
Borrowings	827	440	(842)
Net worth	85,344	94,836	96,388

Notes:

1.	Numbers may not add due to rounding.
Operating balance
The operating balance expected for 2005-06 is a surplus of $2.853 billion. The estimated 2005-06 surplus reflects the continuing strength of the economy flowing through to taxation and related revenues and investment returns above the long-term assumed rate of return.
At the time of the 2005-06 Budget, a reduction in taxation revenues was expected, primarily due to an anticipated moderation in activity in the property market together with a number of tax reduction initiatives including the abolition of debits tax, the implementation of a land tax relief package and the first tranche of stamp duty abolitions. The expected decline in transfer duties did not eventuate with other taxation revenues also performing more strongly than expected. This has led to upward revisions to revenues at both the time of the Special Fiscal and Economic Statement (SFES) and in the context of the 2006-07 Budget.
Estimates of royalty revenue have also increased reflecting higher commodity prices and growth in export volumes.

2	Budget Strategy and Outlook 2006-07

With over $22 billion in funds invested in a portfolio of equities, property, cash and fixed interest, the performance of international financial markets has a major influence on the Budget result. While Budget and Special Fiscal and Economic Statement estimates for investment returns were based on the expected long-term average return for the portfolio of 7.5%, the 2005-06 estimated actual is now based on a forecast rate of return of 16%.
The underlying operating balance
Investment market volatility impacts on the Queensland Budget in 2005-06 more in Government Finance Statistics (GFS) terms than it does for other states. This is in part due to differences in the way Queensland’s public sector superannuation arrangements are structured. Queensland’s financial assets set aside to meet future employer superannuation liabilities are held as General Government sector assets and associated superannuation liabilities are similarly recorded as General Government sector financial liabilities. In contrast, other jurisdictions generally have structures whereby all investments are held in superannuation funds and only the net superannuation liability is recorded in the General Government balance sheet.
With the introduction of internationally harmonised accounting standards in 2005-06, the GFS methodology for calculating the Government’s defined benefits obligations and associated costs has been revised. With this change in accounting standards the Government is seen to bear the interest risk associated with defined benefit obligations regardless of whether or not superannuation assets and liabilities are included in the General Government sector. As a result, the General Government sector will include interest on Superannuation Fund surpluses/deficits.
This has eliminated the significant differences that previously existed between the states in accounting for superannuation. There is now a consistent approach across the states with the impact of investment market volatility in Queensland being contained to the current year and representing the difference between the actuary’s assumptions on investment returns and actual returns achieved during the year.
If Queensland’s superannuation arrangements were structured on the same basis as generally applies in other states, the General Government sector underlying operating balance for 2005-06 would be a surplus of approximately $1.721 billion. The Budget and outyear results are also outlined in Table 1.3 and are calculated on a consistent basis with that used in the other states. This table illustrates that Queensland expects to report underlying operating surpluses in the Budget year and each of the outyears that are virtually the same as the reported operating balance.

Budget Strategy and Outlook 2006-07	3

Table 1.3
Calculation of underlying operating balance

	2005-06	2006-07	2007-08	2008-09	2009-10
	Est. Act.	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million

Operating Balance	2,853	245	247	224	102
Less Investment Earnings[1]	2,240	1,231	1,304	1,376	1,447
Plus Superannuation Interest Expense[2]	502	563	593	623	651
Plus Net Return on Fund Surplus[3]	606	660	703	752	796
Underlying Balance	1,721	237	240	224	102

Notes:

1.	Represents investment earnings (net of fees and charges) on financial assets held to meet future defined benefit and defined contribution superannuation liabilities.

2.	Represents current superannuation interest expense calculated on the basis of gross liability less the current level of member fund assets.

3.	Represents interest on the defined benefit fund surplus (i.e. the extent to which the assets exceed the liabilities for defined benefit superannuation assuming all defined benefit investments are transferred to the superannuation trust). The inclusion of this item is the result of a revision to the Australian Bureau of Statistics’ methodology for calculating the Government’s defined benefit obligations and associated costs.
Cash surplus
The General Government sector is estimated to achieve a cash surplus in 2005-06 of $3.381 billion.
At the time of the Special Fiscal and Economic Statement, a cash deficit of $39 million was expected in 2005-06 for the General Government sector. Factors contributing to the improvement in the estimated surplus include the cash impact of the upward revision to investment returns from 7.5% to 16% and higher than expected levels of receipts from taxation revenues.
The underlying strength of the General Government cash flow for 2005-06 is demonstrated by the absence of borrowings and the repayment of debt during the course of the year.
Capital purchases
General Government investment in capital (purchases of non-financial assets) in 2005-06 is estimated to be $2.914 billion. The estimated capital spend in 2005-06 is below the estimates in the Special Fiscal and Economic Statement, reflecting capacity constraints in the construction and civil engineering sector resulting in a modest level of capital deferrals. However, spending by Government-owned corporations has been higher than expected at the time of the 2005-06 Budget and the Special Fiscal and Economic Statement. This has resulted in a total capital program for 2005-06, including capital grants, of $8.222 billion, $241 million higher than expected at the time of the 2005-06 Budget. For further details see Budget Paper No. 3 — Capital Statement.

4	Budget Strategy and Outlook 2006-07

Borrowing
Despite estimated capital acquisitions of $2.914 billion in 2005-06, the strong cash position has meant the General Government sector has not needed to borrow. During the course of 2005-06 the Government was able to repay debt in the General Government sector, including the debt owed by Queensland Health.
Net worth
The net worth, or equity, of the State is the amount by which the State’s assets exceed its liabilities. This is the value of the investment held on behalf of the people of Queensland by public sector instrumentalities. The net worth of the General Government sector at 30 June 2006 is estimated at $96.388 billion. This is $1.552 billion higher than net worth forecast at the time of the Special Fiscal and Economic Statement, reflecting an improved operating position and an increase in the value of the State’s equity holding in Government-owned corporations.
BUDGET 2006-07 AND OUTYEAR PROJECTIONS
Key financial aggregates
Table 1.4
General Government sector — key financial aggregates1

	2006-07	2007-08	2008-09	2009-10
	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million

Revenue	29,070	30,271	31,242	32,456
Expenses	28,825	30,024	31,019	32,354
Net operating balance	245	247	224	102
Cash surplus/(deficit)	(796)	(786)	(809)	(1,169)
Capital purchases	3,958	4,016	3,961	4,152
Borrowings	1,800	2,686	2,762	3,334
Net worth	99,032	101,720	104,516	107,361

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2006-07	5

Operating balance
The budgeted position for the General Government sector is for an operating surplus of $245 million in 2006-07.
The forecast budget surpluses are expected to remain at around this level for 2007-08 and 2008-09 and moderate in 2009-10. Key factors leading to the expected reduction in the Budget surplus in 2009-10 are:
•	financing and other recurrent costs associated with the significant increase in General Government capital investment

•	implementation of the Health Action Plan and increased expenditure commitments in key service delivery areas including child safety and disability services

•	lower taxation revenue growth, reflecting the implementation of the Government’s schedule of tax abolitions.
Further details on revenue and expenditure projections are contained in Chapters 5 and 6 respectively.
Cash surplus and capital purchases
A cash deficit of $796 million is expected in 2006-07 for the General Government sector. The cash result is forecast to remain around this level in 2007-08 and 2008-09 with a cash deficit of $1.169 billion projected in 2009-10.
Apart from the cash impact of smaller recurrent operating surpluses relative to 2005-06, as outlined above, the major factor contributing to lower cash results is the significant planned capital expansion.
Total General Government capital purchases of $3.958 billion are budgeted for 2006-07, reflecting a range of infrastructure initiatives including those announced in the South East Queensland Infrastructure Plan and Program. Budget Paper No. 3 — Capital Statement provides details, by portfolio, of budgeted 2006-07 capital outlays.
Over the period 2006-07 to 2009-10, net additions (i.e. after deducting depreciation and asset sales) to the General Government capital stock of approximately $7 billion are planned. This substantial investment in additional capital will impact on the GFS cash result.
Borrowing
Borrowing for capital purposes is consistent with the Government’s fiscal principles. Net borrowings of $1.8 billion are budgeted for 2006-07 in support of $3.958 billion in purchases of non-financial assets.
The remainder of the General Government capital program will continue to be financed through the operating cash flow.

6	Budget Strategy and Outlook 2006-07

Over the Budget and forward estimates period, total General Government borrowings of $10.582 billion are planned. Of this amount, some $1.918 billion (including $318 million in 2006-07) is to fund equity injections to Queensland’s Government-owned corporations to support expansion of the State’s electricity, rail and ports infrastructure.
Net worth
State net worth is projected to increase from the 2005-06 estimated actual by $2.644 billion to $99.032 billion at 30 June 2007. Net worth is also expected to increase in all outyears. More information on the State’s net worth, assets and liabilities is provided in Chapter 7.
RECONCILIATION OF OPERATING BALANCE
Table 1.5 provides a reconciliation of the General Government sector operating balance for 2005-06 and 2006-07 published in the Special Fiscal and Economic Statement and current Budget estimates.
Table 1.5
Reconciliation of 2005-06 and 2006-07 operating balance to SFES estimates1

	2005-06	2006-07
	Est. Act.	Budget
	$ million	$ million
SFES Operating Balance	718	175
Expenditure Policy Decisions[2]	(140)	(754)
Revenue Policy Decisions[3]	—	(31)
Other Significant Variations Impacting on Operating Balance
- Investment Returns and Interest Earnings[4]	1,538	127
- General Revenue Grants from the Australian Government[5]	22	77
- Taxation and Royalty Revisions[6]	697	716
- Other Parameter Adjustments[7]	18	(65)
2006-07 Budget	2,853	245

Notes:

1.	Denotes impact on Operating Balance. Numbers may not add due to rounding.

2.	Reflects expenditure policy decisions taken during 2005-06 and in the Budget context. Major initiatives in 2005-06 relate to increased funding for non-government schools as part of the Tomorrow’s Schools program, funding for Cyclone Larry restoration costs and funding for water initiatives to combat drought in South East Queensland. For details relating to key decisions made in the context of the 2006-07 Budget, see Chapter 4.

3.	Reflects reductions in payroll tax, land tax and other tax initiatives — see Chapter 5.

4.	Reflects revisions of estimated rate of return on investments from 7.5% to 16% in 2005-06 and earnings on cash balances. Includes earnings on all investments, not only those held for employee liabilities.

5.	Includes outcomes of Commonwealth Grants Commission 2006 Update, population changes and most recent estimates of GST revenue included in the 2006-07 Australian Government Budget as well as final payments under National Competition Policy and changes to Specific Purpose Payments.

6.	Includes adjustments to Government-owned corporations net flows.

7.	Refers to adjustments of a non-policy nature such as movements in expenditure and revenue relating to economic and technical parameters and expenditure lapses in 2005-06.

Budget Strategy and Outlook 2006-07	7

FISCAL STRATEGY
The Charter of Social and Fiscal Responsibility outlines the Government’s fiscal principles and is an integral part of the Government’s commitment to the community. The fiscal principles, detailed in Box 1.1, have been framed to meet a number of objectives, with the overriding requirement to maintain the integrity of the State’s finances.
The fiscal principles establish the basis for sustainability of the Government’s policies. They require the services provided by Government be funded from tax and other revenue sources over the long term. The principles are supported by an accrual budgeting framework, which recognises future liabilities of the State and highlights the full cost of sustaining the Government’s operations on an ongoing basis.
The fiscal principles recognise the importance of a strong financial position for the State. A state government, because of its more limited tax base, does not have the same capacity as a national government to cushion economic and financial shocks. At the same time, state governments have a responsibility to provide continuity of services, such as health, police and education. A strong financial position, as indicated by a AAA credit rating, enables lower borrowing costs and is an indication of the soundness of the financial position and policies of the Government, rather than a goal in itself.
The success of Queensland’s financial and economic management has been consistently affirmed by international ratings agencies. These agencies have cited Queensland’s strong balance sheet, sound financial operations, modest debt levels and dynamic economic base as reasons underpinning the State’s AAA credit rating.

8	Budget Strategy and Outlook 2006-07

Box 1.1
The Fiscal Principles of the Queensland Government

Achievement
Budgeted for
Principle	2006-07	Indicator
Competitive tax environment
The Government will ensure that State taxes and charges remain competitive with the other states and territories in order to maintain a competitive tax environment for business development and jobs growth.
	✓	Taxation revenue per capita: Queensland: $1,927 Average of other states and territories: $2,272

Affordable service provision
The Government will ensure that its level of service provision is sustainable by maintaining an overall General Government operating surplus, as measured in Government Finance Statistics terms.
	✓	GFS operating surplus of $245 million

Sustainable borrowings for capital investment
Borrowings or other financial arrangements will only be undertaken for capital investments and only where these can be serviced within the operating surplus, consistent with maintaining a AAA credit rating.
✓	General Government borrowings: $1.8 billion
General Government total purchases of non-financial assets: $3.958 billion
AAA credit rating confirmed by Moody’s and Standard and Poor’s (highest rating available)

Prudent management of financial risk The Government will ensure that the State’s financial assets cover all accruing and expected future liabilities of the General Government sector.	✓	General government net financial worth: $18.489 billion

Building the State’s net worth The Government will maintain and seek to increase total State net worth.	✓	Net worth to increase to $99.032 billion
Competitive tax environment
One of the Queensland Government’s key social and fiscal objectives is to maintain a competitive tax environment which raises sufficient revenue to meet the infrastructure and government service delivery needs of the people of Queensland, while at the same time providing a low cost environment for business to promote economic development and jobs growth.
The competitiveness of a state’s tax system is usually assessed by using one of the following measures:
•	taxation revenue on a per capita basis

•	taxation relativities based on the Commonwealth Grants Commission methodology

•	taxation revenue expressed as a percentage of gross state product (GSP).

Budget Strategy and Outlook 2006-07	9

Queensland’s competitive tax position is confirmed by all three measures.
•	Per capita tax collections in Queensland in 2006-07 are estimated at $1,927, compared with an estimated $2,272 for the average of the other states.

•	Commonwealth Grants Commission data indicates that Queensland’s taxation effort ratio is 85.8% compared with the standard (100%).

•	Latest Australian Bureau of Statistics data shows Queensland’s tax collections are 4.4% of GSP compared to 4.7% for the average of the other states.
The 2006-07 Budget includes an increase in the payroll tax threshold and the land tax tax-free threshold for resident individuals. Details of these changes and other revenue items are provided in Chapter 5.
Affordable service provision
The objective of maintaining affordable service provision requires the maintenance of a budget operating surplus, to ensure recurrent services can be funded from recurrent sources.
The 2006-07 Budget and forward estimates continues the implementation of the Health Action Plan with funding to Queensland Health more than doubling Queensland Health’s Budget in the 10 years to 2008-09.
The Budget also provides for significant increases in expenditure in the areas of child safety, education and disability services.
More information on these initiatives is provided in Chapter 4.
Queensland is already one of the more efficient providers of government services among the states. Nevertheless, further improving the efficiency and effectiveness of government services is an essential element of delivering on these key policy priorities in a way that is both affordable and sustainable.
As announced in the Special Fiscal and Economic Statement, the Queensland Government established an independent Service Delivery and Performance Commission to ensure government services are effectively meeting the needs of the community. One aspect of the Commission will involve improving the provision of services in Queensland to ensure duplication and inefficiencies are minimised.
Sustainable borrowings for capital investment
The provision of adequate levels of infrastructure is an ongoing challenge for a state such as Queensland which continues to experience high levels of economic and population growth. In meeting this challenge, the Government provides capital expenditure per capita well above the average of the other states and territories.

10	Budget Strategy and Outlook 2006-07

Investment in core infrastructure is a key feature of the 2006-07 Budget with a record capital program of $10.136 billion. This represents an increase of 23% over the estimated 2005-06 outlays.
In recognition of Queensland’s capital requirements, the Charter of Social and Fiscal Responsibility allows borrowing for capital where the costs of the borrowing can be serviced within the context of an overall operating surplus.
Queensland’s 2006-07 capital program will be funded from a mix of recurrent sources, cash balances and borrowings. Details of the State capital program for 2006-07 and sources of funds are provided in Budget Paper No. 3 — Capital Statement.
Prudent management of financial risk
Queensland has a long-standing policy of setting aside funds to accumulate financial assets sufficient to meet future liabilities, the largest being for future employee entitlements, most notably superannuation.
In this respect, Queensland is far better placed than any of the other state or territory governments to fund future accruing liabilities as most other jurisdictions have substantial unfunded superannuation liabilities.
In 2005-06 investment returns are estimated at 16%.
The State’s policy of setting aside funds to meet future liabilities and reinvesting all earnings provides the capacity to manage cycles in investment markets without impacting on the Government’s ability to fund ongoing services to the community.
Building the State’s net worth
The Charter of Social and Fiscal Responsibility policy of building the State’s net worth is intended to ensure that infrastructure and other assets are not run-down to the detriment of future citizens and taxpayers. It is an important element in ensuring intergenerational equity.
Queensland’s net worth is forecast to grow over the forward estimates. Queensland’s per capita net worth is expected to be 46% greater in 2006-07 than the average per capita net worth of the other states.
Further information on State net worth and other balance sheet aggregates can be found in Chapter 7.

Budget Strategy and Outlook 2006-07	11

INDICATORS OF FISCAL CONDITION
Table 1.6 provides information on the Government’s service delivery capacity, financial sustainability and financial capacity.
Service delivery capacity
This financial data provides an indication of the non-financial capital resources of the General Government sector. These resources generally relate to capital infrastructure and therefore indicate the capacity of the Government to provide services to the community. The data, showing increasing levels and additions of non-financial assets, reflect the State’s heightened commitment to infrastructure provision in recent years.
Financial sustainability
These ratios provide an indication of the sustainability of current policy settings — including the size of the operating surplus (relative to expenses) and the level of debt servicing costs (relative to revenue). A large operating balance and stable low debt servicing costs indicate that current policies are sustainable.
Financial capacity
These ratios provide an indication of the State’s capacity to respond to unexpected events or opportunities. Low levels of borrowing and taxation and large negative net debt provide the State with the capacity for additional resources to be called upon if required.
Table 1.6
Indicators of fiscal condition — General Government sector

				Other
	2004-05	2005-06	2006-07	States [1]
	Actual	Est. Act.	Budget	2006-07

Service Delivery Capacity
Non-financial assets/population ($)	18,851	19,102	19,722	13,308
Purchases of non-financial assets/ non-financial assets (%)	3.8	3.8	4.9	4.4
Financial Sustainability
Operating balance/total expenses (%)	16.6	10.7	0.8	0.6
Debt servicing cost/total revenue (%)	0.7	0.6	0.8	1.6
Financial Capacity
Total borrowings/total assets (%)	2.3	1.6	3.0	6.1
Total liabilities/total assets (%)	18.9	22.5	23.8	27.5
Net debt/GSP (%)	(12.1)	(12.9)	(11.5)	0.8
Taxation/GSP (%)	4.4	4.4	4.4	4.6

Note:

1.	Weighted average of all states and territories, excluding Queensland.

Source:	State Budget Papers for VIC, WA and NT. Mid-Year Reviews/Budget Updates for other states and territories.

12	Budget Strategy and Outlook 2006-07

2. ECONOMIC PERFORMANCE AND OUTLOOK

KEY POINTS
•	The Queensland economy is estimated to grow by 3 1/2% in 2005-06, well above growth of 2 1/2% nationally. This represents the tenth consecutive year that the State has outperformed economic growth in the rest of Australia.

•	The composition of domestic economic growth is estimated to change in 2005-06, as investments in additional productive capacity see the business and public sectors replace households as the main driver of economic growth.

•	Relatively strong growth in domestic demand is expected to see growth in imports continue to exceed exports growth, resulting in a detraction in growth by the trade sector for the fifth year in a row.

•	Economic growth in Queensland is forecast to strengthen to 4 1/4% in 2006-07. This is largely due to an anticipated strengthening of exports growth to a six-year high of 4 3/4%, as strong global economic growth benefits coal and other mineral exports.

•	Positive labour market conditions and growth in real incomes are forecast to support growth in consumer spending in 2006-07, while further increases in private and public sector investment are forecast to continue to expand the State’s infrastructure base.

•	Job gains are expected to be broad-based in the current and next financial year, as ongoing strength in the domestic economy is complemented by an improvement in trade sector performance. Employment growth is forecast to remain relatively strong at 3% in 2005-06 and 2 1/2% in 2006-07, representing rates of growth well above forecasts of national jobs growth.

•	With employment growth forecast to match growth in the State’s labour force in 2005-06 and 2006-07, the year-average unemployment rate is forecast to remain near a three-decade low of around 5% in both years, representing a rate slightly below the national unemployment rate (5 1/4%).
INTRODUCTION
This chapter presents the economic framework within which the 2006-07 Budget has been produced. It examines recent developments in Queensland’s external economic environment, reviews the performance and outlook for the Queensland economy and highlights any risks and opportunities to economic growth during the forecast horizon. The chapter details estimated actuals and forecasts for the major components of State economic activity for 2005-06 and 2006-07 respectively (see Table 2.2) and presents projections for key economic variables over the medium-term to 2009-10 (see Table 2.3).

Budget Strategy and Outlook 2006-07	13

EXTERNAL ENVIRONMENT
Current conditions and outlook
International
After easing in 2004-05, Queensland’s major trading partner growth is estimated to strengthen to 4 1/2% in 2005-06, to match the recent peak in growth in 2003-04 (see Chart 2.1). Stronger growth in 2005-06 reflects a continued economic recovery in Japan (the State’s major trading partner), as well as ongoing strength in non-Japan Asia, in particular China and India. However, stronger global growth has also coincided with less accommodative monetary policy stances across major central banks, resulting in higher long-term interest rates. As a result, Queensland’s major trading partner growth is forecast to ease slightly to 4% in 2006-07.
Despite growth in the United States (US) moderating in December quarter 2005, the initial estimate for growth in gross domestic product in March quarter 2006 showed a considerable improvement. The strength of the economy has been evident from a continuing increase in the rate of capacity utilisation and a recovery in corporate profits. Labour market conditions in the US have also improved substantially, with the unemployment rate falling below 5% since late 2005. The measured tightening in monetary policy in the US, which has seen the federal funds rate increase by 400 basis points to 5.0% in two years, has kept core inflation low. Subtracting growth in food and energy prices, consumer price inflation has remained only slightly above 2% per annum since mid-2005. Despite core inflation in the US appearing to accelerate somewhat in April 2006, its impact on inflation expectations has so far been benign. As a result, most analysts expect that the monetary tightening cycle in the US may end later this year.
Chart 2.1
Economic growth in Queensland’s major trading partners

(E)	2005-06 is an estimate, (f) 2006-07 is a forecast.

Source:	Queensland Treasury and Consensus Economics.

14	Budget Strategy and Outlook 2006-07

Looking further forward, there may be potential for the US economic outlook to be restrained by the ongoing deterioration in its current account deficit (CAD). Following a brief period of improvement in 2003, the CAD in the US surpassed 5% of gross domestic product in March quarter 2004 and reached 7% in December quarter 2005. With the CAD in the US absorbing 75% of the world’s current account surpluses, any adjustment in the US$ or interest rates would have implications for the global economy. Not only has the US$ depreciated somewhat against the Yen and Euro since late 2005, 10-year US Treasury bond yields have also risen by 50 basis points over the same period, surpassing 5% since April 2006. Higher long-term US interest rates may see world economic growth return toward long-run average rates beyond 2006-07, particularly if accompanied by any further depreciation of the US$, which would erode the profitability of export sectors in the newly industrialised and emerging economies in Asia.
Following the recession in the early 1990s, the Japanese economy has undergone several cyclical upswings and downturns. However, the current expansion has proved more sustainable than previous ones, with corporate profits continuing to improve and the lending attitude of private banks becoming less conservative. The improved business environment has been conducive to a higher level of employment, which in turn has led to a recovery in consumer spending. Another positive development since late 2005 has been the end of consumer price deflation. Core consumer prices (the consumer price index excluding fresh food) in Japan have now recorded an annual rise since November 2005, after falling consistently over the previous six years.
In response to a stronger domestic economy and consumer price inflation, the Bank of Japan (BoJ) announced in March 2006 that it would revert back to the overnight call rate (an official interest rate) for its monetary target and reduce its excess reserves held by the financial sector. This announcement officially ended the BoJ’s ‘quantitative easing’ era. During this period, the BoJ provided ample supply of liquidity to the financial sector and enabled banks to restructure their balance sheets and reduce the size of non-performing debts. However, this policy led to a large increase in Japanese investment in the US Treasury bond market. Therefore, the reduction of excess liquidity by the BoJ will place upward pressure not only on long-term interest rates in Japan, but also those in the US, which is anticipated to see global economic growth ease in the medium term.
Defying widespread speculation that the Chinese economy would undergo a cyclical downturn, economic growth in China accelerated in March quarter 2006, rising at an annual rate of 10.2%. Driven by a rising trade surplus, foreign exchange reserves in China have increased rapidly in recent years, which in turn has put upward pressure on the value of the Chinese Yuan. However, given that the profit margin of the export sector in China is likely to be squeezed further if the Yuan rises substantially, most analysts suggest the Chinese government will be reluctant to submit to pressure to any significant revaluation of the Yuan. As a result, the performance of China and its export sector should continue to be positive through 2006-07.

Budget Strategy and Outlook 2006-07	15

Economic growth in the Euro-zone continued to be subdued in 2005. After rising 2.0% in 2004, the combined gross domestic product of the EU-12 countries rose only 1.3% in 2005, constrained by sluggish economic performance in Germany and Italy. However, recent business and consumer surveys indicate a marked improvement in economic sentiment in the Euro-zone. This turnaround has been led by a surge in business confidence in Germany, with the IFO Business Climate Index rising at an annual rate of 13.9% in April 2006 and reaching its highest level in 15 years. A more positive outlook for the Euro-zone in 2006 and 2007, along with concerns over inflationary pressures and excessive credit growth, has resulted in the European Central Bank raising interest rates twice since December 2005.
National
The Australian economy continued to benefit from the global commodity price boom in 2005. With the terms of trade rising a further 11.6% in 2005, gross domestic income (gross domestic product adjusted for the terms of trade) in Australia increased by 4.7% over the year, following 5.1% growth in 2004. However, with growing signs that the domestic economy is reaching full capacity, the rise in domestic demand induced by higher incomes has increasingly been fulfilled by imports. As a result, strong growth in incomes has translated into lower growth in national domestic production. Gross domestic product in Australia is estimated to increase by only 2 1/2% in 2005-06, with net exports detracting one percentage point from overall economic growth over the year.
Higher domestic incomes, as well as increasing demand for mineral products, saw business investment in Australia increase by an estimated 14% in 2005-06, the fourth consecutive year of double-digit growth. Investment in other buildings and structures as well as machinery and equipment increased by an estimated 14% and 15% respectively over the year. In contrast, growth in private consumption moderated in 2005-06, with evidence that consumers began to consolidate household budgets due to a significant increase in household debt following the housing boom.
A strong domestic economy also translated into solid jobs growth during the year, albeit at a more moderate rate than in 2004-05. The number of persons employed in Australia rose by an estimated 2% in 2005-06, compared with 3.0% growth in 2004-05. However, with employment growth matching labour force growth, the year-average unemployment rate is estimated to remain largely unchanged at 5 1/4% in 2005-06.

16	Budget Strategy and Outlook 2006-07

Growth in domestic economic activity is forecast to ease in 2006-07, largely due to a moderation in business investment and public final demand growth. Despite higher oil prices, household debt and interest rates, growth in consumer spending is forecast to strengthen slightly, largely reflecting the expansionary impact of income tax cuts and changes to family tax benefit arrangements announced by the Australian Government. As a result, the overall easing in growth in domestic activity is expected to be modest in 2006-07. Further, the moderation in domestic activity is forecast to be more than offset by a significant improvement in exports growth, driven by strong global demand and expansions to transport infrastructure and trade-related production capacity. As a result, overall national economic growth is forecast to strengthen to 3 1/4% in 2006-07.
Ongoing growth in the labour-intensive domestic sector is forecast to increase employment by a further 1% in 2006-07. However, with the economy operating at near full capacity, the unemployment rate is forecast to remain at around 5 1/4% in 2006-07.
Chart 2.2
Gross domestic product and gross domestic income, Australia

Source:	ABS 5206.0.

Budget Strategy and Outlook 2006-07	17

Chart 2.3
Employment growth and unemployment rate, Australia

Source:	ABS 6202.0.
External assumptions
As a small open economy, Queensland’s economic performance is related to the outlook for both the national and international economies. Therefore, forecasts for economic growth in Queensland are based on assumptions about the external environment, including the national economy, trading partners and financial markets (see Table 2.1).
•	Economic growth in Queensland’s major trading partners is expected to moderate in 2006-07, albeit from very high growth in 2005-06. This easing is due to an anticipated slowing in growth in countries such as the US, Japan and China.

•	Inflation in Queensland’s major trading partners is forecast to be 2 1/4% in 2006-07, slightly lower than that in 2005-06.

•	As outlined in the Australian Budget delivered on 9 May 2006, the Australian Government’s economic forecasts, projections and changes to personal income taxation and family benefit arrangements have been adopted as the basis for national economic performance over the forecast period.

•	With underlying consumer price inflation remaining within the Reserve Bank of Australia’s 2-3% target band, the official cash rate is assumed to remain largely unchanged over the forecast horizon.

•	After depreciating to below US71c in late March 2006, the A$ traded at a higher level towards the end of 2005-06. The A$ is assumed to be largely unchanged from its current rate over the forecast period, in both US$ and trade-weighted terms.

18	Budget Strategy and Outlook 2006-07

•	Forecasts of rural production and exports are based on an assumption of a return towards average seasonal conditions in Queensland in 2006-07 and beyond, taking into account the damage caused by Cyclone Larry in March 2006.
A discussion of the risks to these assumptions is contained later in this chapter.
Table 2.1
External assumptions

	Outcomes		Est. Act.	Forecast
	2003-04	2004-05	2005-06	2006-07
	%	%	%	%

International assumptions
Major trading partner economic growth	4.4	3.7	4 1/2	4
Major trading partner inflation	1.6	2.1	2 1/2	2 1/4

National assumptions
Economic growth	4.0	2.5	2 1/2	3 1/4
Inflation	2.4	2.4	3	2 3/4

Source:	Queensland Treasury, ABS 5206.0, ABS 6401.0, Australian Treasury and Consensus Forecasts.
THE QUEENSLAND ECONOMY
Overall economic growth
Ongoing strength in the domestic sector is expected to drive overall economic activity in 2005-06. The Queensland economy is estimated to grow by 3 1/2%, well above national growth of 2 1/2% and representing the tenth consecutive year that the State has outperformed economic growth in the rest of Australia. However, the composition of domestic growth is estimated to change, with business and public sector investment expected to replace households as the main driver of economic growth in 2005-06.
Driven by strong growth in employment and wages, consumer spending is expected to grow at a solid rate of 4 1/2% in 2005-06, but represents a growth rate below that experienced during the peak of the housing cycle. In contrast, business investment is forecast to surge by 16 1/2%, as strong global and domestic demand encourage expansions to productive capacity in the service and trade sectors. Public investment is also expected to rise significantly, supporting population growth and expansions to transport, energy and other infrastructure. However, strong domestic activity is expected to see growth in imports (7 1/2%) exceed exports growth (1%), resulting in a detraction from growth from the trade sector for the fifth year in a row in 2005-06.

Budget Strategy and Outlook 2006-07	19

Chart 2.4
Queensland economic growth 1

Note:

1.	CVM, 2003-04 reference year. 2005-06 is an estimated actual, 2006-07 is a forecast.

Source: Queensland Treasury.
Economic growth is forecast to strengthen to 4 1/4% in 2006-07, with a slight easing in growth in domestic activity to be more than offset by an improvement in the trade sector. Further growth in wages as well as income tax cuts are anticipated to partially counter the effects of slightly higher interest rates and petrol prices on disposable incomes in 2006-07. As a result, consumer spending is forecast to continue to grow at a solid rate. In comparison, growth in business investment, while forecast to remain strong at 8% in 2006-07, is anticipated to moderate from the very high growth rates achieved in previous years. Exports growth is expected to strengthen to a six-year high of 4 3/4% in 2006-07, as greater export capacity and global economic growth benefit coal and base metal exports.

20	Budget Strategy and Outlook 2006-07

Chart 2.5
Contribution to growth in Queensland’s gross state product1

Note:

1.	CVM, 2003-04 reference year. 2005-06 is an estimated actual, 2006-07 is a forecast.

Source: Queensland Treasury.
Chart 2.6
Contribution to growth in Australia’s gross domestic product 1

Note:

1.	CVM, 2003-04 reference year. 2005-06 is an estimated actual, 2006-07 is a forecast.

Source: Queensland Treasury and Australian Treasury.

Budget Strategy and Outlook 2006-07	21

Table 2.2
State and National Economic Forecasts 1

	Outcomes		Est. Actual		Forecast
	2003-04	2004-05	2005-06		2006-07
	%	%	%		%

Queensland forecasts[2]
Domestic production
Household consumption	9.8	5.0	4	1/2	4	1/2
Private investment[3,4]	9.5	8.6	9	1/2	4	1/2
Dwellings	5.8	4.7	2	1/2	0
Business investment[4,5]	8.8	17.9	16	1/2	8
Other buildings and structures[4]	1.2	9.6	18		8	3/4
Machinery and equipment[4]	14.0	23.0	15	3/4	7	1/2
Private final demand[4]	9.7	6.0	6		4	1/2
Public final demand[4]	5.9	7.3	6	1/2	7	1/2
Gross state expenditure[6]	9.5	6.2	5	1/2	5
Exports of goods and services	0.9	3.4	1		4	3/4
Imports of goods and services	15.5	9.6	7	1/2	6	3/4
Net exports[7]	-5.0	-2.6	-2	1/2	-1	1/2
Gross state product	4.9	4.1	3	1/2	4	1/4

Other state economic measures
Population	2.3	2.0	2		2
Inflation	2.9	2.6	3		2	3/4
Wage Price Index	3.6	3.8	4	1/2	4	1/4
Employment (labour force survey)	3.3	5.6	3		2	1/2
Unemployment rate (%, year-average)	6.2	4.9	5		5
Labour force	2.3	4.1	3		2	1/2
Participation rate	64.8	65.8	66	1/4	66	1/4

National forecasts[2]
Domestic production
Household consumption	5.5	4.2	2	3/4	3
Private investment	na	na	na		na
Dwellings	4.0	-1.5	-3		-1
Business investment[4,5]	na	11.7	14		8
Other buildings and structures[4]	na	7.7	14		6
Machinery and equipment[4]	na	15.4	15		9
Private final demand[4]	na	4.5	4	1/4	3	3/4
Public final demand[4]	na	4.3	3	1/4	3	1/4
Gross national expenditure[6]	6.3	4.1	4		3	1/2
Exports of goods and services	1.4	2.5	2		7
Imports of goods and services	12.7	12.0	6		7
Net exports[7]	-2.1	-2.0	-1		- 1	1/2
Gross domestic product	4.0	2.5	2	1/2	3	1/4

Other national economic measures
Population	1.1	1.1	1	1/4	1	1/4
Inflation	2.4	2.4	3		2	3/4
Wage Price Index	3.6	3.8	4		4
Employment (labour force survey)	1.8	3.0	2		1
Unemployment rate (%, year-average)	5.8	5.3	5	1/4	5	1/4
Labour force	1.3	2.4	2		1
Participation rate	63.5	64.0	64	1/2	64	1/4

Notes:

1.	Unless otherwise stated, all figures are annual % changes. Decimal point figures indicate an actual outcome. na — Indicates not available.

2.	CVM, 2003-04 reference year.

3.	Private investment includes livestock, intangible fixed assets and ownership transfer costs.

4.	Excluding private sector net purchases of second-hand public sector assets.

5.	National calculations of business investment include investment in livestock and intangible fixed assets, which are not included in the Queensland calculations.

6.	Includes statistical discrepancy and change in inventories.

7.	Percentage point contribution to growth in gross state or domestic product.

Source: Queensland Treasury, Australian Treasury and ABS 5206.0.

22	Budget Strategy and Outlook 2006-07

Household consumption
Consumer spending continued to be one of the main contributors to economic growth over the first half of 2005-06, supported by growth in employment and very strong growth in employee earnings. However, growth in consumption is expected to remain at more sustainable rates for the remainder of 2005-06 and 2006-07, compared with the very high growth achieved during the housing boom (see Chart 2.7).
Household consumption growth is estimated to ease slightly to 4 1/2% in 2005-06, following 5.0% growth recorded in 2004-05. Part of the moderation in growth can be explained by the peaking in the housing cycle, which has seen growth in spending on furnishings, household equipment and related household services moderate so far in 2005-06. Similarly, the rise in petrol prices, particularly in September quarter 2005, coincided with a fall in spending related to motor vehicles and transport services in the first half of the current financial year.
Offsetting these factors, the rapid increase in the terms of trade (export prices relative to import prices) has benefited incomes and spending in 2005-06. Higher commodity prices directly benefited employee wages in related industries, but also improved stock market gains and in turn consumer sentiment and wealth more generally. This coincided with strong growth in discretionary areas of spending, such as hospitality, recreation and other services during the first half of the year. With global competition lowering the price of imported retail products, growth in retail spending also remained strong in the first three quarters of 2005-06.
Chart 2.7
Household consumption 1 and housing finance commitments, Queensland

Note:

1.	CVM, 2003-04 reference year. 2005-06 is an estimated actual, 2006-07 is a forecast.

Source: Queensland Treasury and ABS 5609.0.

Budget Strategy and Outlook 2006-07	23

Slightly higher interest rates, combined with higher household debt and petrol prices, are expected to have some adverse affect on discretionary incomes next financial year. However, these factors are expected to be offset by the positive effects on overall incomes from ongoing growth in real wages and employment, as well as income tax cuts, in 2006-07. As a result, consumer spending is forecast to remain around its long-run average growth rate of 4 1/2% next financial year.
Dwelling investment
Following a surge in dwelling investment since early 2000, Queensland has defied a downward trend nationally and continued to record an increase in total housing investment over the past year and a half. As a result, dwelling investment is anticipated to rise a further 2 1/2% over 2005-06 as a whole.
While housing investment is anticipated to continue to rise in 2005-06, the composition of growth is expected to change. After driving growth in total dwelling investment over the past four years, new home construction began to decline over the first half of 2005-06. However, the rate of decline in new construction has been modest, reflecting the fact that the volume of approved construction work still to be completed has reached historical highs (see Chart 2.8). In addition to a large amount of residential work in the pipeline, monthly private house approvals have largely stabilised around their long-run level in the first ten months of 2005-06.
Chart 2.8
Dwelling investment1 , dwelling approvals and work yet to be done2 ,Queensland

Note:

1.	CVM, 2003-04 reference year. 2005-06 is an estimated actual, 2006-07 is a forecast.

2.	Work yet to be done is deflated using ABS 6416.0 House Price Index: Project Homes: Brisbane.

Source: Queensland Treasury, ABS 8371.0, 8752.0 and 6416.0.

24	Budget Strategy and Outlook 2006-07

In comparison, renovation activity rose by almost 10% in annual terms in the first half of 2005-06, with homeowners continuing to utilise increased home equity to improve their properties. Ongoing growth in alterations and addition activity is expected to more than offset subdued new construction for the remainder of the year, seeing overall housing investment increase in 2005-06.
After rising by an estimated 80% in the five years to 2005-06, the overall volume of dwelling investment in Queensland is forecast to remain largely unchanged in 2006-07. This levelling out in dwelling investment does not reflect any anticipated deterioration in the economic fundamentals underpinning demand and supply in the housing sector, but rather reflects the historically high level of housing investment reached following the previous housing boom.
Despite an increase in official interest rates in early May 2006, a backlog of work yet to be done as well as several major apartment projects committed for next year should see any decline in new construction from historical highs remain modest in 2006-07. Further, renovation activity, strong population growth and robust labour market conditions should also support a high level of housing investment in 2006-07.
Business investment
Business investment in Queensland entered its fifth consecutive year of expansion in 2005-06 and is estimated to surge 16 1/2% over the year. The current business investment cycle has been supported by generally strong domestic and global economic conditions, low borrowing costs and rising rates of capacity utilisation.
Non-dwelling construction is estimated to increase by 18% in 2005-06. Strong global demand for Queensland’s resource exports and high world commodity prices have encouraged strong growth in engineering construction related to mining and other trade-related industries. Further, solid growth in the domestic economy, rising household incomes and population growth have encouraged high levels of non-residential construction in sectors such as education, offices, shops and transport. Machinery and equipment investment, which comprises the largest part of business investment, is estimated to record a rise of 15 3/4% in 2005-06, with solid domestic demand and a relatively high A$ exchange rate encouraging business spending on imported capital items.
Business investment is forecast to rise a further 8% in 2006-07, to surpass $25 billion next financial year. Reflecting continued efforts to expand capacity in the domestic and export sectors, non-dwelling construction is forecast to increase a further 8 3/4% in 2006-07, while machinery and equipment investment is forecast to grow by 7 1/2% next financial year.

Budget Strategy and Outlook 2006-07	25

Chart 2.9
Business investment, Queensland1

Note:

1.	CVM, 2003-04 reference year. 2005-06 is an estimated actual, 2006-07 is a forecast. Excluding private sector net purchases of second-hand public sector assets.

Source: Queensland Treasury.
Public final demand
Following solid increases in the previous two years, growth in total public final demand in Queensland is forecast to grow by 6 1/2% in 2005-06 and 7 1/2% in 2006-07, representing rates of growth well above the long-run average.
Strong growth in public final demand in the current and upcoming financial year partly reflects infrastructure spending initiatives associated with the State Government’s South East Queensland Infrastructure Plan and Program (SEQIPP), which aims to provide the necessary infrastructure to manage an expected increase in South East Queensland’s population of more than one million persons over the next 20 years. Under SEQIPP, investment of more than $2 billion is planned for water, transport, energy, education and health infrastructure in 2006-07. In addition to SEQIPP, the Queensland Government’s Blueprint for the Bush aims to ensure appropriate infrastructure and service provision for regional and rural Queensland.
Queensland’s Government-owned corporations are also set to continue to increase their capital programs, in response to growing demands on the State’s infrastructure base. In particular, a record $1.7 billion in expenditure is planned by ENERGEX and Ergon Energy, as well as major investments in rail and ports infrastructure to meet world demand for the State’s commodity exports.

26	Budget Strategy and Outlook 2006-07

Chart 2.10
Public final demand, Queensland1

Note:

1.	CVM, 2003-04 reference year. 2005-06 is an estimated actual, 2006-07 is a forecast. Excluding private sector net purchases of second-hand public sector assets.

Source: Queensland Treasury.
Net exports
With growth in imports continuing to exceed exports growth, the trade sector is expected to detract from overall economic growth for the fifth consecutive year in 2005-06. Net exports are expected to detract 2 1/2 percentage points from economic growth, similar to the 2.6 percentage point detraction recorded in 2004-05.
Exports are estimated to record modest growth of 1% in 2005-06, after rising by 3.4% in 2004-05. Base metals (such as aluminium, copper and zinc) are expected to record the strongest growth among mineral commodities in 2005-06, benefiting from expansions in mining and refining operations in the state and strong growth in global industrial production and resource demand. In comparison, growth in coal exports is estimated to be subdued in 2005-06. This partly reflects the fact that coal exports had already surged to a record high in 2004-05, as well as transitory factors affecting the supply and demand for coal in 2005-06. These included a disruption to capacity at one of the State’s major ports and evidence that overseas customers were relying on stocks in anticipation of lower negotiated prices late in the financial year.
Declines in other commodity exports are also expected to partly offset the growth in mineral exports. Beef exports are estimated to fall marginally in 2005-06, as some improvement in growing conditions allow herds to begin to be rebuilt. The adverse affect of rainfall during harvesting season is estimated to lower sugar exports in 2005-06.

Budget Strategy and Outlook 2006-07	27

Chart 2.11
Export and Imports, Queensland1

Note:

1.	CVM, 2003-04 reference year. 2005-06 is an estimated actual, 2006-07 is a forecast.

Source: Queensland Treasury.
Finally, interstate tourism exports are estimated to decline in 2005-06. The number of interstate visitors to Queensland fell over the first half of the financial year, with the Commonwealth Games in Victoria also expected to moderate interstate tourism in March quarter 2006. This trend in interstate tourism also follows the greater impact of higher petrol prices on car travel relative to air travel. This, combined with a relatively higher A$ exchange rate and strong growth in household incomes, has seen residents in the rest of Australia substitute interstate holidays with overseas travel.
In contrast to subdued growth in exports, imports grew an estimated 7 1/2% in 2005-06. A strong domestic economy and a relatively high A$ encouraged household and business spending on imported consumer durables and capital items. Furthermore, the high exchange rate, combined with strong growth in employee earnings, encouraged Queenslanders to travel overseas, increasing imports of overseas tourism services.
The net performance of the State’s trade sector is forecast to improve in 2006-07, with the detraction from overall economic growth of net exports anticipated to narrow to 1 1/2 percentage points. Exports growth is forecast to strengthen to a six-year high of 4 3/4% in 2006-07. Stronger growth in coal exports is anticipated to help drive overall growth in exports, reflecting an improvement in the economic outlook for Queensland’s major coal export destinations (such as Japan, Korea and China), as well as new coal mining facilities and expansions of coal transportation networks. Further, interstate tourism exports are also anticipated to rebound from the previous year. However, the impact of Cyclone Larry on sugar cane plantations in the Innisfail area is forecast to result in a further reduction in sugar export volumes in 2006-07.

28	Budget Strategy and Outlook 2006-07

In comparison, imports growth is forecast to moderate only slightly, to 6 3/4% in 2006-07, reflecting ongoing solid rates of growth in consumer and business spending.
Employment
After reaching a 10-year high of 5.6% in 2004-05, employment growth is estimated to ease to a more sustainable rate of 3% in 2005-06, reflecting some easing in growth in the labour-intensive sectors of the domestic economy this year. However, this rate of jobs growth remains slightly above the average rate of growth over the past ten years and represents the creation of around 55,000 jobs during the year.
Chart 2.12
Employment growth, labour force growth and unemployment rate, Queensland1

Note:

1.	Year-average, 2005-06 is an estimated actual, 2006-07 is a forecast.

Sources: Queensland Treasury and ABS 6202.0.
Employment growth was broad-based in 2005-06. High levels of consumer spending and housing activity have seen the construction sector, retail trade and property and business services generate significant annual job gains over the first three quarters of 2005-06. Employment in these industries collectively rose by more than 40,000 persons. Similarly, strong global demand for the State’s resource exports has seen mining employment rise by more than 50%, or nearly 13,000 persons, in annual terms for the same period. Offsetting these factors, drier than normal conditions in recent years has seen employment in agriculture and related food manufacturing continue to decline, falling by around 18,000 persons in annual terms in the first three quarters of 2005-06.

Budget Strategy and Outlook 2006-07	29

The labour force participation rate is expected to edge higher to reach an historical peak of 66 1/4% in 2005-06, as ongoing strength in the domestic economy and signs of higher living costs (such as petrol prices and rent) induce persons to enter the labour force. The rise in the participation rate, along with population growth, is estimated to result in a 3% increase in the size of the State’s labour force in 2005-06. With jobs growth forecast to ease to a pace in line with labour force growth, the unemployment rate is estimated to remain largely unchanged at a year-average rate of 5% in 2005-06.
Employment growth is forecast to ease to 2 1/2% in 2006-07, with growth in economic activity shifting further away from the labour-intensive domestic sector toward the more capital-intensive trade sector. Despite an anticipated levelling out in the labour force participation rate at its current historic high in 2006-07, strong population growth is forecast to underpin a 2 1/2% rise in the labour force in the next financial year. With labour force growth matching anticipated jobs growth, the year-average unemployment rate is forecast to remain at around a three-decade low of 5% in 2006-07.
Population
Queensland’s population growth is anticipated to largely stabilise at around 2% in the current and next financial year, after easing from 2.4% in 2002-03 to 2.0% in 2004-05. As a consequence of this steady growth, the State’s population is anticipated to increase by approximately 150,000 persons over the next two years, reaching a total of above 4.1 million persons by the end of 2006-07, to represent around one fifth of the national population.
The easing in population growth in recent years largely reflects a decline in net inflow of interstate migrants following the passing of the peak of the housing boom, which initially encouraged migrants from southern States to migrate north due to lower house prices. The net inflow of interstate migrants peaked at more than 39,000 persons in 2002-03, before easing to below 32,000 persons in 2004-05 (see Chart 2.13).
However, net inflows of interstate and overseas migration are expected to stabilise at current levels and remain high relative to other States, reflecting long-established factors such as the State’s stronger economic growth, a competitive tax environment, preferable climate and quality lifestyle. As a result, population growth in Queensland is forecast to remain around double that in the rest of Australia in 2005-06 and 2006-07.

30	Budget Strategy and Outlook 2006-07

Chart 2.13
Domestic economic growth differential and migration, Queensland

Source: ABS 3101.0 and 5206.0.
Wages
Queensland is expected to record strong wages growth in 2005-06, with the Wage Price Index (WPI) expected to increase by 4 1/2%. This strong growth reflects tight labour market conditions, characterised by low unemployment, as well as strong growth in the terms of trade and private investment, which has allowed solid wage increases for employees in resource, construction and export-related sectors. Wages are estimated to have risen at a faster rate than the overall level of prices in 2005-06, implying a rise in real earnings during the year. This improvement in real incomes in Queensland is estimated to in turn support growth in consumer spending over the year.
Growth in the WPI is forecast to remain strong in 2006-07, rising a further 4 1/4%. With forecast wages growth remaining above anticipated inflation for the next year, Queensland employees are anticipated to continue to benefit from rising real wages in 2006-07.
Inflation
Consumer price index (CPI) inflation is forecast to strengthen slightly to 3% in 2005-06, following an inflation rate of 2.6% in 2004-05, but remain in line with estimated national price inflation of 3%. Both domestic and international factors are estimated to contribute to higher prices in Queensland in 2005-06.

Budget Strategy and Outlook 2006-07	31

In terms of domestic factors, food and housing costs contributed more than half of the increase in the Brisbane CPI over the first three quarters of 2005-06 (see Chart 2.14). Increases in housing-related costs largely reflected increases in rents over the year. Fruit and vegetable prices also rose over the first three quarters of 2005-06 and are estimated to have risen further in the last quarter of the financial year, due to the destruction of fruit supplies caused by Cyclone Larry in North Queensland.
The main external influence placing upward pressure on consumer prices in 2005-06 continued to be fuel prices, which rose sharply in the first and last quarter of the financial year. In contrast, strong global competition continued to see price declines on many retail items during the year, such as clothing and footwear.
Consumer price inflation in Queensland is forecast to ease slightly to 2 3/4% in 2006-07, in line with the Australian Government’s forecast of inflation nationally. Slightly higher interest rates should place downward pressure on consumer price inflation in 2006-07. Further, ongoing global competition is expected to maintain stable prices on many imported retail and consumer items next year. However, these dampening influences are anticipated to be partly offset by several upstream prices influences next year. In particular, the increase in petrol prices in the last quarter of 2005-06 is anticipated to flow on to prices in other sectors of the economy. In addition, increasing business costs, as evidenced by strong growth in the producer price index in early 2006, are also likely to be partly passed on to higher consumer prices next year.
Chart 2.14
Components of consumer price inflation, Queensland
(% of total change in CPI, three quarters to March quarter 2006)

Source: ABS 6401.0.

32	Budget Strategy and Outlook 2006-07

Risks and opportunities
As a small open economy, national and global developments have a key influence on sectors of the Queensland economy. As a result, the expected rate of economic growth in major trading partners, future movements in world commodity and oil prices, as well as the exchange rate, represent key external risks and opportunities to Queensland economic growth. Domestic factors, such as the housing cycle, inflation and seasonal conditions may also influence forecast economic growth in Queensland.
Major trading partner growth
Growth in major Asian trading partners represents a key opportunity for the Queensland economy and exports in particular in 2006-07. Japan, South Korea, China and India represent Queensland’s four largest export destinations, together accounting for more than half of the State’s overseas commodity exports. Growth in these economies has outperformed market expectations in the first three months of 2006. If growth in these economies proves higher than expected over the remainder of 2006 and into 2007, this may result in stronger economic growth in Queensland than currently anticipated.
In particular, stronger than expected global growth may encourage the commencement of a greater number of projects in the mineral and energy sector, such as gas pipelines and coal mining facilities, than currently anticipated. This would in turn result in higher than forecast growth in business investment and exports.
However, solid global economic growth has also resulted in major central banks joining the US Federal Reserve Board in raising official interest rates. The European Central Bank raised interest rates in March 2006 for the second time in three months, while the Bank of Japan ended its ‘quantitative easing policy’ in March. If official interest rates globally rise at a faster rate than expected in 2006, business and consumer spending both domestically and in Queensland’s trading partners would be affected.
Commodity prices
Higher world commodity prices have boosted Queensland’s export earnings and related business investment. Higher prices for resource exports have also allowed strong wage increases in the trade sector and provided a source of wealth to households more generally through stockmarket gains. While concerns regarding the potential impact of higher US interest rates on global economic growth caused some correction in the world price of base metals in mid-May 2006, world commodity prices still remain well above levels of previous years. However, if world economic growth eases at a faster than expected pace in 2006-07, or global resource supply significantly increases, commodity prices may continue to ease in the next financial year. Any significant easing in world resource prices may in turn cause business investment and consumer spending, as well as employment related to these sectors, to be lower than currently anticipated.

Budget Strategy and Outlook 2006-07	33

Exchange rate
The A$ has fluctuated over the past year, in response to changes in global economic conditions, commodity prices and monetary policy settings. The A$ depreciated from around US77c in early September 2005 to US74c in early March 2006, following a narrowing in interest rate differentials between the US and Australia. After the Bank of Japan ended its ‘quantitative easing’ policy in mid March 2006, the A$ depreciated a further 5% against the US$ and Yen, to around US70c and 82Yen by late March 2006. The A$ again appreciated to around US78c in early-May, reflecting the financial market’s response to a surge in world prices for base metals, before falling back toward US75c in response to some correction in metal prices in late-May.
Given Queensland forecasts are based on the A$ exchange rate remaining largely unchanged, future movements in the A$ may influence the performance of the trade sector and the economy more generally. Any significant appreciation in the A$ may adversely impact on economic growth in 2006-07, by making imported goods more attractive while reducing A$ returns to exporters, while any depreciation of the A$ may potentially improve trade sector performance next year.
Oil prices
An ongoing external risk to the economy is the possibility of higher oil prices. After peaking at nearly $1.30 per litre in September quarter 2005, higher petrol prices had a clear impact on certain components of consumer spending (motor vehicles and transport services) during the first half of 2005-06. While petrol prices eased to below $1.00 in December quarter 2005, they again rose to above $1.30 per litre in the final quarter of 2005-06. If the global oil supply is disrupted by natural disasters or political unrest in major oil producing countries in 2006-07, oil prices are likely to rise further. This would in turn adversely affect global economic growth and consumer spending in Queensland.
Inflation
A key domestic risk to the Queensland and national economies relates to the possibility of further increases in official interest rates. The Reserve Bank of Australia raised the cash rate to 5.75% in May 2006, sighting several sources of inflationary pressure. These included strong growth in incomes due to rising terms of trade, capacity constraints, higher oil prices and signs of stronger growth in consumer credit. If any of these sources of inflationary pressure, in addition to the expansionary impact of the income tax cuts announced in the Australian Budget, cause further increases in the official interest rate, overall growth in economic activity and employment is likely to be lower than that currently forecast for 2006-07. In addition, if capacity constraints manifest themselves in terms of skill shortages or higher labour costs, this would also have direct implications for employment growth in Queensland in the next financial year.

34	Budget Strategy and Outlook 2006-07

Housing cycle
Another domestic risk concerns the rate of moderation in housing activity in Queensland. Underpinned by stronger population growth and rising levels of renovation activity, the State’s overall housing activity has continued to grow, in contrast to the downward trend nationally. House prices in Queensland have also proved more resilient than expected, with the ABS measuring established house prices in Brisbane to have increased by 2.8% over the year to March quarter 2006. However, any further rise in interest rates, or a fall in house prices, may adversely affect home construction and consumer spending.
Seasonal conditions
Agricultural production and exports in Queensland in 2006-07 are forecast to be supported by a gradual improvement in seasonal conditions toward more normal patterns. However, there remains the risk of drier weather conditions or natural disasters, such as the recent cyclone in the Innisfail region, which may delay and prolong any sustainable recovery in rural production and related exports.
Medium-term outlook
Queensland Treasury provides projections for key economic parameters for the three years following the immediate forecast period in the annual Budget and in the Mid Year Fiscal and Economic Review. The projections for the years 2007-08 to 2009-10, shown in Table 2.3, provide a broad indication of the likely path of economic conditions in the State and nationally over the medium term, rather than point estimates of actual growth for this period.
The projections assume a continuation of the longer-term Australian Government fiscal policy and the monetary policy stance of the Reserve Bank of Australia. These policies aim to maintain a stable budget position and a low inflation environment to foster sustainable economic growth. The projections incorporate the anticipated effects of the 2006-07 Australian Budget released on 9 May 2006. Following exceptional growth in 2005-06, economic activity in Queensland’s major trading partners is forecast to return toward its long-run average growth rate over the projection period, as major overseas economies continue to raise interest rates toward more neutral levels.
Economic growth in Queensland is anticipated to return towards its average growth rate over the past decade, around 4 1/2% per annum, projected for the period to 2009-10. Jobs growth of 2 1/2% per annum over this period is projected to outpace population growth of 1 3/4% per annum. This implies a moderate increase in labour force participation and the maintenance of a relatively low unemployment rate over the medium term.

Budget Strategy and Outlook 2006-07	35

Table 2.3
Economic parameters/projections1
(annual % change)

						Projections[2]
	Outcome	Est.Act.		Forecast		2007-08 to
	2004-05	2005-06		2006-07		2009-10
	%	%		%		%
Queensland
Gross state product[3]	4.1	3	1/2	4	1/4	4	1/2
Employment	5.6	3		2	1/2	2	1/2
Inflation	2.6	3		2	3/4	2	1/2
Wage Price Index	3.8	4	1/2	4	1/4	4
Population	2.0	2		2		1	3/4
Australia
Gross domestic product[3,4]	2.5	2	1/2	3	1/4	3	1/4
Employment[4]	3.0	2		1		1	1/4
Inflation	2.4	3		2	3/4	2	1/2
Wage Price Index[4]	3.8	4		4		4
Population	1.1	1	1/4	1	1/4	1	1/4

Notes:

1.	Decimal point figures indicate an actual outcome.

2.	Average annual percentage change over the period.

3.	CVM, 2003-04 reference year.

4.	The Australian Government forecasts 3 1/2% growth in gross domestic product in 2007-08, easing to 3 1/4% in 2008-09 and 2009-10 respectively. The Australian Government forecasts 1 1/2% employment growth in 2007-08, easing to 1 1/4% in 2008-09 and 2009-10 respectively. The Australian Government forecasts 3 3/4% wage growth in 2007-08, rising to 4% in 2008-09 and 2009-10 respectively.

Source: Queensland Treasury and Australian Treasury.

36	Budget Strategy and Outlook 2006-07

3. ECONOMIC STRATEGY

KEY POINTS
•	Queensland’s economic strategy continues to target the key driver of economic growth – productivity growth – through investing in infrastructure, human capital and innovation.

•	Economic growth is determined by population, participation and productivity. All three factors have grown strongly over the last decade.

•	The key policies forming the Government’s economic strategy are the maintenance of a sound fiscal and economic environment as a foundation for growth, investments in skills and innovation to help drive productivity and infrastructure provision and sectoral reforms.

•	Energy reform continues with the introduction of full retail competition from 1 July 2007 and the restructuring of the electricity sector in response to the Energy Review.

•	The Queensland Future Growth Fund will operate by investing the proceeds of the sale of ENERGEX Retail, the contestable elements of Ergon Retail and the Allgas Network. The proceeds from the sale, anticipated at more than $1 billion, will be invested in new initiatives including new technologies to mitigate climate change, particularly clean coal technology, new water infrastructure to help Queensland deal with the effects of climate change and new infrastructure to promote Queensland’s continued strong economic development.

•	The Government is continuing to reform the State’s water sector with the creation of the Queensland Water Commission being a key initiative.
INTRODUCTION
The aim of the Queensland Government’s economic strategy is to ensure strong economic and productivity growth. This underpins one of the Government’s key economic and social policy priorities outlined in its Charter of Social and Fiscal Responsibility, which is to enhance the quality of life for all Queenslanders.
Queensland’s economic strategy targets the key driver of economic growth – productivity growth – by investing in infrastructure, human capital and fostering innovation through the Smart State Strategy.

Budget Strategy and Outlook 2006-07	37

Economic growth is determined by population growth, economic participation and productivity growth. Queensland has experienced strong population and participation growth in recent years. These trends are discussed in more detail in Chapter 2. The economic impact of Queensland’s population growth was discussed in detail in Chapter 3 of Budget Paper No. 2 of the 2004-05 Budget.
Productivity growth will generate high rates of sustainable economic growth and provide employment and improved living standards for Queenslanders.
This chapter discusses the Queensland Government’s economic policies that foster productivity growth, with a special focus on infrastructure policies and sectoral reforms.
PRODUCTIVITY GROWTH
Productivity growth is the most important determinant of sustainable long-term economic growth and living standards. Productivity growth means that more goods and services can be produced from a given level of inputs.
Productivity growth generally results from increases in capital inputs (physical capital and human capital), efficiency improvements (making better use of existing capital and labour inputs and resources given current technology) and technological progress (driven by innovation).
Productivity growth can be passed onto employees in the form of higher real wages, to consumers in the form of lower prices, or to employers and businesses in the form of lower inputs costs and increased profitability. In each case, productivity growth ultimately results in higher real incomes and improved standards of living.
Productivity growth and particularly higher real incomes play an important role in maintaining and improving the Government’s long-term revenue base, providing capacity to enhance the delivery of a wide range of goods and services throughout Queensland such as health and aged care, education, transport, crime prevention, cultural activities, regional development and environmental protection.
Chart 3.1 shows the relationship between productivity growth and sustainable long-term economic growth. Over the past 10 years, Queensland has generated an average annual growth rate of about 4.6%, with labour productivity growth accounting for about two-fifths of this growth and employment growth the remainder.

38	Budget Strategy and Outlook 2006-07

Chart 3.1
Employed labour, labour productivity and real output, 1994-95 to 2004-05

Source: Queensland State Accounts, ABS 6202.0 unpublished data.
The growth in employment has occurred despite increases in labour force participation rates to record levels (Chart 3.2).
Chart 3.2
Labour force participation rate1 and employment rate2

Source: ABS 6202.0. Queensland Treasury, Australian Treasury.

(e) estimate

1.	Labour force as a percentage of civilian population aged 15 and over.

2.	Employment as a percentage of civilian population aged 15 and over.

Budget Strategy and Outlook 2006-07	39

FOSTERING PRODUCTIVITY GROWTH
The maintenance of a sound fiscal and economic environment provides an essential foundation for growth.
This strategy reflects the findings of the Government’s Drivers of Economic Growth research study released in 2003. The economic evidence assembled through the study indicates that the main areas in which the State Government could support productivity growth include:
•	maintaining the strong fundamentals of the Queensland economy, especially through responsible fiscal policy, competitive taxation policies, a supportive environment for business investment and periodic review of the regulation – these fundamentals provide certainty to industry and boost business confidence, which in turn promotes physical capital investment and productivity growth

•	fostering innovation, supporting research and development and encouraging the adoption and adaptation of new technology by new and existing industries – this leads to technological progress and productivity growth

•	improving the quality of the State’s human capital, through appropriately directed education and training programs – this investment in human capital improves labour productivity

•	maintaining adequate and appropriate levels of infrastructure and undertaking reforms to the State’s key infrastructure sectors to increase their economic efficiency – infrastructure is both an important industry in its own right and a strong influence on private physical capital investment.
A sound fiscal position supports a competitive tax environment, enhances business competitiveness and provides a stable economic environment allowing businesses to make investment decisions with a reasonable degree of certainty and confidence. These key settings, coupled with targeted government policies in the areas of innovation, human capital and infrastructure provision, form the framework for the Government’s economic strategy as shown in Figure 3.1 below.

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Figure 3.1
Queensland’s Economic Strategy
Sound fiscal and economic environment
Charter of Social and Fiscal Responsibility
The Government’s economic and social priorities are outlined in its Charter of Social and Fiscal Responsibility. The Government is committed to delivering high quality services to improve the quality of life for Queenslanders. A central element is to further develop the State’s already strong economy. Government strategies that aim to maintain a strong diversified economy include:
•	expanding market access, export and trade opportunities

•	creating additional job opportunities

•	maintaining a competitive tax environment for business development and jobs growth

•	diversifying and strengthening the economy through value adding, productivity growth and the development of future growth industries.

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To best support the diversification of the economy and sustainable service delivery, the Government remains committed to responsible management of the State’s financial resources. A sound fiscal and economic environment allows the Government to develop and implement policies and enables industry to make decisions that increase capital investment, while encouraging the development of technology and innovation to improve the skills of human capital. These key elements of productivity growth support the continued growth of the Queensland economy.
More detail about the Government’s fiscal objectives and performance is in Chapter 1. The State’s economic performance is detailed in Chapter 2.
Regulatory reform
The Queensland Government is developing a new reform agenda to further enhance the Queensland business environment. The Government is undertaking a Review of Hot Spots for Regulatory Reform to identify regulatory issues adversely affecting business in Queensland and to develop a program of review for regulation where the burden is considered to be excessive.
The Review is being conducted in parallel with other Government activities including the sector reviews under the Small Business Policy, which are investigating the impact of regulations in the manufacturing, retail and tourism industries.
The consultation period for the Review closed in March 2006 and a final report detailing regulatory ‘hot spots’ is currently being prepared.
Innovation and Smart State
Innovation involves the development and introduction of new or improved products, services or production processes that boost the efficiency and productive capacity of labour or capital or both. Innovation in the private sector generates greater income from given resources and is a primary source of productivity growth, improved living standards and enhanced job opportunities. Public sector innovation generally focuses on areas with important social benefits, such as environmental protection and health care, which are also crucial contributors to productivity and improved living standards.
The Government plays an important role in facilitating innovation by providing incentives for potential innovators, enhancing the capacity of the innovation system through infrastructure and skill development and generating a culture of innovation in the community. In addition, the Organisation for Economic Cooperation and Development estimates that innovation accounts for 50% of long-term economic growth in advanced economies. For these reasons, innovation and fostering innovation is at the heart of the Smart State Strategy.

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Research and development (R&D) is widely considered as an important input into innovation activities and processes. Recognising the importance of R&D to innovation, the Queensland Government has taken an active role in this area by providing R&D infrastructure and facilities to foster and influence innovation in the State’s economy. Since 1998 the Queensland Government has invested more than $2.4 billion in research, science and innovation and related infrastructure and facilities. Some recent investments by the Queensland Government in world-leading infrastructure and facilities include the:
•	University of Queensland’s Institute for Molecular Bioscience

•	Queensland University of Technology’s Institute for Health and Biomedical Innovation

•	Queensland Brain Institute at the University of Queensland

•	Griffith University’s Eskitis Institute for Cellular and Molecular Therapies

•	University of Queensland’s Australian Institute for Bioengineering and Nanotechnology

•	Griffith University’s Institute for Glycomics

•	Centre of Excellence in Engineered Fibre Composites at the University of Southern Queensland

•	Queensland University of Technology’s Creative Industries Precinct.
Another example of the Queensland Government investing in R&D infrastructure is the establishment of the Ecosciences Precinct by redeveloping the former Boggo Road Gaol site into an integrated knowledge precinct focusing on ecosystems science. The site will be transformed into a mixed-use urban village comprising research, commercial, retail and residential facilities, bringing together a vital mix of people including researchers, commercialisation experts and entrepreneurs for several research organisations. The main participating Queensland Government agencies will be the Department of Natural Resources, Mines and Water, the Department of Primary Industries and Fisheries and the Environmental Protection Agency.
The Smart State Strategy has been an integral part of the Queensland Government’s broader economic development strategy. The recently released Smart Queensland: Smart State Strategy 2005-2015 is the second stage of the Smart State Strategy, which began in 1998. Smart Queensland will continue creating jobs, improving education and the economy and fostering innovation, new technologies and industries that will improve our health and way of life. The Government will commit at least $473 million over the next few years to implement the Smart Queensland Strategy and this will provide an immediate stimulus to boost industry innovation and commercial capacity for greater global export and trade gains.

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Key initiatives of Smart Queensland include:
•	$200 million over four years for three new funds to build research centres and support innovation across a broad range of fields, including health and medicine, the environment, agriculture and mining

•	$56 million over four years to establish two new state schools of excellence for senior school students in creative arts and science, maths and technology.
Skilling human capital
Human capital refers to the stock of knowledge, skills and attributes available in the workforce. Human capital can be enhanced by formal education and training, informal training, including work and life experiences, increased participation in the labour force and skilled immigration. The enhancement of human capital has a positive effect on productivity and economic growth through innovation, the adoption of new technology and the formation of new production processes.
Two important policies that aim to enhance the human capital of Queensland are the Queensland Skills Plan and the Government’s Education and Training Reforms for the Future.
Queensland Skills Plan
Technological changes, globalisation, an ageing population and low unemployment rates have contributed to significant changes in Queensland’s labour market. Skills shortages have been identified across a number of key industry areas, including traditional trades and para-professional occupations.
Following state-wide consultation regarding proposed reforms to the Queensland vocational education and training system, the State Government launched the Queensland Skills Plan in March 2006. The Queensland Skills Plan establishes a policy framework that will better match the supply of skilled labour to industry needs and the demands of the economy. In addition, the Queensland Skills Plan outlines a range of actions that the Queensland Government will implement to transform and modernise the State’s vocational education and training system.
Major initiatives include:
•	an additional 17,000 trades training places and an additional 14,000 Certificate IV and above training places available each year by 2010

•	improvements to Queensland’s apprenticeship system (including fully implementing competency-based training arrangements)

•	a major capital works program to upgrade and enhance Technical and Further Education (TAFE) institutes State-wide

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•	a new State-wide Trade and Technician Skills Institute to lead product development and delivery in key trades areas

•	three new Centres of Excellence to promote skills development in the energy, manufacturing and engineering and building and construction industries

•	10 new sites for Skilling Solutions Queensland established in 2006-07, to provide face to face career and training information services. This enhancement follows the success of pilot sites which opened in early 2005

•	a Skilling Queenslanders for Work initiative to provide sustainable employment outcomes for Queenslanders who are disadvantaged in the labour market. While this initiative will replace the highly successful Breaking the Unemployment Cycle program, it will combine some features of the existing program, as well as providing new measures that will allow assistance to be better matched to an individual’s needs.
Over the next four years, around $800 million in recurrent expenditure will be invested to implement vocational education and training reforms (including an estimated $542 million in new recurrent funding). Around $46 million is budgeted in 2006-07 by the Department of Employment and Training to implement capital initiatives outlined within the Queensland Skills Plan, including modernisation of the State’s network of TAFE institutes (part of a total capital commitment exceeding $300 million over six years).
Education and Training Reforms for the Future
Improvements in education outcomes are an important way of increasing human capital. The 2006-07 Budget provides $186.7 million for the continuation of the Government’s Education and Training Reforms for the Future across the early (Preparatory Year to year 3), middle (years 4 to 9) and senior (years 10 to 12) phases of education. From 2007, this will include the commencement of a full-time Preparatory Year available at state and non-state primary schools. It is expected that approximately 25,000 students born between January and June 2002 will enrol in the Preparatory Year in 2007. This is expected to rise to around 50,000 in 2008 when a full year group is eligible to enrol.
In addition, the Government’s comprehensive ‘learning or earning’ reforms for senior schooling are making learning more flexible, exciting and relevant to students. Young Queenslanders will have access to better support services and programs to help them stay in education, training or work until they turn 17 years of age.

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Students commencing Year 11 in 2007 will be eligible for the new Queensland Certificate of Education (QCE) in 2008. Achievement of a QCE will require a significant amount of learning at a set standard and is subject to specific literacy and numeracy requirements. The new qualification will recognise a broad range of achievement including TAFE courses, school-based apprenticeships, university subjects, job readiness programs and structured work experience.
National Reform Agenda — Human Capital Intergovernmental Action Plans
The Council of Australian Governments (COAG) agreed on 10 February 2006 to work on a stream of reforms aimed at improving workforce participation and productivity by focussing on health, education and training and work incentives. Work is progressing for further COAG consideration of outcomes and associated progress measures in these areas together with actions and milestones. Subject to the resolution of associated funding arrangements, Intergovernmental Action Plans will be developed for COAG consideration.
Infrastructure provision and sectoral reforms
Increasing the State’s infrastructure base
The Queensland Government recognises the central role that infrastructure investment has in increasing the State’s productive capacity. The Government’s commitment to increasing the State’s capital infrastructure base is reflected in the scale of the State’s capital infrastructure program. For the General Government sector, purchases of non-financial assets are estimated to be $3.958 billion in 2006-07. On a per capita basis, this is the largest capital program of any State (see Chart 3.3).
Effective and responsive planning of infrastructure networks can improve the efficiency of both current and future infrastructure. For example, coordinated planning can assist in ensuring that infrastructure assets function effectively as part of an integrated network. The South East Queensland Infrastructure Plan and Program is an example of an infrastructure planning framework which will give direction and momentum to both Government and private infrastructure investment in the south east of the State over the next 20 years.

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Chart 3.3
General Government Purchases of Non-financial Assets $  per capita

Sources : Unpublished ABS 5512.0 and 3101.0; various State Budget papers and State Budget Mid Year Reviews/Budget Updates; population estimates from Australian Government Budget Paper No.3, 2006-07 (e) estimate
Competition and infrastructure regulation
COAG has agreed that governments will establish a simpler and consistent national approach to the economic regulation of significant infrastructure. Subsequently, Queensland, along with other states and territories, agreed that national consistency in relation to infrastructure regulation could be strengthened by working towards common principles to govern the operation of access regimes and minimise costs for infrastructure users operating across jurisdictions. These elements will include common objects clauses and pricing principles and the adoption of six months binding time limits on decisions by regulators. In addition, the application of competitive neutrality principles to government business enterprises engaged in significant business activities in competition with the private sector will be enhanced.
Further, price monitoring for services provided by means of significant infrastructure facilities will also be introduced in Queensland in line with the COAG agenda. Price monitoring requires businesses to report their prices, costs and profitability on a regular basis and puts businesses on notice that additional price regulation may be applied if they take unfair advantage of their market power. Thus, price monitoring offers a light-handed and cost effective approach to regulation where an infrastructure service provider has significant market power.

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The COAG infrastructure reforms also involve the development of a simpler and consistent national system of regulation for ports and export-related infrastructure and rail freight infrastructure. The Queensland Government is committed to a review of port authority and handling facility operations to ensure the competition and regulatory frameworks operating in significant ports are appropriate. It will also consider the application of the Australian Rail Track Corporation access undertaking to nationally significant railways.
Queensland is also participating in COAG reviews of transport and energy regulation. The transport reviews are examining urban transport congestion and the efficient pricing of road and rail freight infrastructure. On energy, an expert Energy Reform Implementation Group is being established to report back to COAG by the end of 2006 with proposals for achieving a national transmission grid and other structural issues affecting the national electricity sector.
Sectoral reforms
The Government is implementing sectoral reforms across the State’s infrastructure sectors to increase the efficiency and productivity of these sectors.
Increasing the efficiency of the State’s infrastructure sectors enables higher levels of outputs to be provided with the same level of inputs. Increasing the efficiency of existing infrastructure can be achieved through policy or regulatory mechanisms. Using existing infrastructure more efficiently may confer greater economic benefits to society than new infrastructure investment, as it minimises the need to draw upon the Government’s resources.
Discussion of economic reforms of the State’s energy and water follows. Reform of an important resources sector, Queensland’s forestry sector, is also outlined.
ENERGY REFORM
The Government is implementing substantial reform of Queensland’s energy sector. The reforms aim to improve the efficiency of the sector and modernise its industry structure in response to changes in the national and Queensland energy markets.
Energy Market Developments Driving Change
The energy market developments underlying the reforms are the continued growth of Queensland’s energy market, structural change in the National Electricity Market (NEM) and the introduction of full retail competition (FRC) to Queensland’s energy sector.

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•	Queensland is the second largest and fastest growing market in the NEM, which includes NSW, Victoria, South Australia, Tasmania and the ACT. This growth is driven by strong demand from Queensland’s industries because of Queensland’s rapid economic growth, Queensland’s population growth and increased use of air-conditioning. Continued economic and population growth means that electricity demand is expected to continue to grow strongly.

•	The NEM was established in 1998 and has led to substantially increased competition in the energy market. As the NEM has evolved, a number of changes have occurred, in particular the trend towards the vertical integration or re-aggregation of generation and retail assets. This has occurred prominently in other jurisdictions, most notably Victoria.

•	FRC is being introduced into the Queensland energy market from 1 July 2007. From that date, all consumers will be able to choose the retailer from whom they wish to purchase their energy. The introduction of FRC is the culmination of a series of electricity and gas reforms from 1998 in which competition has been progressively extended from the largest industrial customers through medium sized industrial and commercial customers to all customers from 1 July 2007.
These developments have provided customers with greater choice, more flexibility and more efficient energy prices, while Government retains responsibility for ensuring reliable and adequate energy supply to cater for the expected growth in the market. The Government’s response to this growth in demand, which includes tariff reform and investment projects, was outlined in the Special Fiscal and Economic Statement. However, the Government considered that the supply side of the industry needed further review and in October 2005 it established the Energy Government-Owned Corporations Structural Review.
Energy Government-Owned Corporations Structural Review
The Review reported in March 2006 and in April 2006 the Government announced the following key decisions:
•	the State’s transmission and distribution networks are to remain in public ownership

•	generation assets will remain under current arrangements

•	ENERGEX’s retail business, Ergon Energy’s contestable retail activities and the Allgas gas distribution business are to be sold

•	Enertrade is to retain its North Queensland gas assets

•	the power purchase arrangements managed by Enertrade are to be reviewed with a view to Government exit.

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The reasons underlying the Government’s decisions were:
•	the Government will retain ownership of generation, transmission and distribution assets in order to protect the reliability of adequate energy supply to Queensland businesses and consumers

•	FRC, which is likely to result in strong retail competition, will increase the risk associated with owning retail assets to unacceptable levels and expose the Government to the risk of significant losses. Exiting the retail businesses would eliminate this financial risk and allow ENERGEX and Ergon Energy to focus on core electricity distribution roles.
Specific decisions in respect of ENERGEX were:
•	ENERGEX’s retail activities will be brought under the name of Sun Retail and be divested through a trade sale that is structured to support competition in the retail market

•	other ENERGEX activities to be exited are gas retail and contracts, ENERGEX’s LPG business and Allgas distribution

•	there will be no forced redundancies for all employees directly affected who are covered by awards or enterprise bargaining agreements (EBAs), with a large proportion of employees to be offered reversion rights to employment within the ENERGEX distribution business.
Specific decisions in respect of Ergon Energy were:
•	Ergon Energy is to exit its existing contestable retail business

•	Ergon Energy is not to compete in the contestable domestic and small business markets (100 Megawatt hours and below)

•	there will be provisions similar to those in ENERGEX regarding redundancies and rights of reversion for those award or EBA employees directly affected.
An implementation team has been established within Queensland Treasury to manage the sales process. The implementation team is aiming to achieve financial close for the divestment process by the end of the 2006 calendar year.
Queensland Future Growth Fund
The Government has decided to establish the Queensland Future Growth Fund. The Fund will operate by investing the proceeds of the sale of ENERGEX Retail, the contestable elements of Ergon Retail and the Allgas Network. The proceeds of the sale, anticipated at more than $1 billion, will be invested in initiatives including:
•	new technologies to mitigate climate change effects, particularly clean coal technology

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•	new water infrastructure to help Queensland deal with the effects of climate change

•	new infrastructure to promote Queensland’s continued strong economic development.
The Future Growth Fund will operate separately from the State Budget.
As a priority under the Fund, the Government intends to accelerate the building of two new dams and two new weir projects. Subject to Australian Government cooperation, these projects are now likely to be completed by the end of 2011. Together they are expected to deliver up to an extra 235,000 megalitres per year.
The dams comprise a major new dam on the Mary River in the Gympie region and the bringing forward of the construction of a new dam proposed for the upper reaches of the Logan River. As part of the process for the Logan River Dam, the Government will re-examine the existing proposal for the Wyaralong Dam site as compared to a new site which has been identified at Tilley’s Bridge near Rathdowney.
On the Fitzroy River in Central Queensland, the Eden Bann Weir will be raised and a new weir built at Rookwood.
A further priority for the Fund will be to support the development of clean coal technology. The allocation will be used for projects which aim to both support the coal industry’s future and protect the environment through reductions in emissions from power generation.
Further details of the Fund will be released following the sale of the retail assets.
WATER REFORM
The Queensland Government remains committed to developing and maintaining an economically viable and environmentally sustainable water industry. Water reform has been actively underway since the mid to late 1990s. This has been by national agreement under COAG’s Water Resource Policy from 1994, the implementation of National Competition Policy in the late 1990s and now the National Water Initiative.
The rate of progress on water reform in Queensland increased with the introduction of the Water Act 2000. This represents the most fundamental rewrite of water industry legislation in Queensland since the early 1900s and provides a clear separation between water industry regulators and water service providers. The implementation of the Water Act 2000 establishes, among other things, a system which enables effective water resource planning on a catchment-by-catchment basis and facilitates water trading through a framework to progressively create tradeable water allocations on completion of water resource planning in each catchment. Once water resource planning in each catchment has been finalised, water entitlements will be separated from property with the creation of tradeable water allocations.

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The ability to trade water, including more cost reflective water pricing, promotes the most efficient and effective use of water over time, with water progressively being drawn towards its highest value and best use.
Continuing this reform trend, in August 2005 the Queensland Government released the Water Plan for 2005 to 2010. This sets out the seven strategies for improving sustainable water management:
•	securing water for the environment and users through water resource planning

•	planning for future water needs through regional water supply strategies

•	smarter use of existing supplies through greater rural and urban water efficiency

•	pricing water for sustainability, including new price paths for rural water users

•	protecting water quality, including implementation of the Reef Water Quality Protection Plan

•	compliance to protect users and the environment

•	investing in science and technology to better inform water management decisions.
Several notable individual activities within this overall framework for water reform are detailed below.
Queensland Water Commission
The Queensland Water Commission has been established to improve the water planning processes for regions across Queensland. It will initially focus on the South East Queensland region, where water supply issues have been brought sharply into focus for the State and local governments by the current drought, which is the worst on record.
The Water Commission’s task will be to immediately assume control over water restriction regimes to ensure that a regional approach is taken to the use of this scarce resource. It will complete the Water Supply Strategy for the region, which has been underway for several years and will identify the current and future demand for water and the current and potential supply sources available to meet that demand.
Importantly, given the cost of new water sources is expected to be significantly greater than existing dams, it will focus on achieving water supply security for the region on a cost effective basis and ensure the costs and benefits of water supply security are equitably shared within the region.

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Water pricing
The Queensland Government, as a signatory to the National Water Initiative (NWI), has committed to ensuring that the price of water, both rural and urban, reflects the costs of supply and encourages people to invest in efficient water supply and use. Urban water prices generally reflect the full cost of the infrastructure required to deliver water to industry and households. However, for rural water, this policy has required the implementation of price paths to transition prices towards full cost recovery over time and where practicable.
SunWater, the State Government-owned corporation that supplies the vast bulk of irrigation water, is completing negotiations for the second set of rural water price paths, covering the period 2006 to 2011. This will continue to move rural water prices towards a greater degree of cost recovery and will be supported by community service obligation payments from the State, where appropriate, to ease the transition for rural water users.
The NWI also seeks for water resource management costs to be identified and attributed to water users. The Government is currently investigating options for recovering water resource management costs from urban, industrial and rural water users, with independent analysis of this issue to be concluded by late 2006. The Government will continue to work with key stakeholders on implementation of water charges and the application of the NWI water charge principles.
Water infrastructure development
Queensland’s approach to infrastructure development is to undertake a considered needs-based assessment of new infrastructure proposals to ensure that the infrastructure is economically and environmentally sustainable. This is consistent with the Government’s Guidelines for Financial and Economic Evaluation of New Water Infrastructure in Queensland and is a key element of the Regional Water Supply Strategies, including:
•	the South East Queensland Regional Water Supply Strategy. Significant infrastructure proposals are under consideration for South East Queensland to secure regional water supplies, both in response to the current drought and also in the medium to long term to underpin the significant population growth forecast for the region

•	the Central Queensland Regional Water Supply Strategy. Released in draft for comment in late 2005, this strategy outlines a range of future infrastructure options available to meet increased demand associated with continued urban, industrial and rural development in that region.

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FORESTRY REFORM
The State Government is implementing the commercial reform of the State-owned plantation forests in Queensland. These reforms will underpin the long-term sustainability and competitiveness of the plantation timber industry, provide appropriate market signals for both the state’s commercial plantation manager and private plantation growers to invest in the Queensland market and secure the future of the some 6,000-plus jobs that are dependent on the plantation sector in the State.
Forestry Plantations Queensland is being established as the new commercial manager of the State-owned plantation assets. It is established as a corporation sole with two responsible ministers, the Treasurer and the Minister for Primary Industries and Fisheries. It will be given property rights, assets, an appropriate accountability framework and clearly defined objectives required to operate in a commercial manner, including:
•	the requirement for it to agree and adhere to an annual operational plan, which outlines key strategies, activities, targets, performance criteria and operational and policy guidelines

•	the provision of responsible ministers with the power to issue directions

•	the consent for it to enter into the financial arrangements and transactions needed to undertake commercial activities detailed in its operational plan, particularly its investments

•	the provision of certain assets previously controlled by DPI Forestry

•	access to state plantation forests and the rights to deal with natural resource products

•	compliance with the Financial Administration and Audit Act 1977

•	quarterly reports to responsible ministers on the targets and performance criteria and the publication of an annual report.
The commercial governance structure for Forestry Plantations Queensland will include:
•	the ability to appoint a commercial advisory board

•	delegated responsibility of the board’s strategic planning, development and negotiation of the operational plan, performance monitoring and review

•	the responsibility of ministers to provide the board with other duties and responsibilities as required.

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These reforms have been designed for the Queensland environment and provide the State-owned plantation grower with the commercial reforms that were applied to competitors in southern states and New Zealand. Specifically, these reforms will enable Forestry Plantations Queensland to benchmark itself against southern and New Zealand growers, address the low productivities experienced in a number of the State’s plantations, develop commercial governance and risk management structures, establish commercial partnerships, maximise value, add opportunities and better respond to the demands of major clients which are facing challenges in maintaining market shares.

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4. BUDGET PRIORITIES AND INITIATIVES

KEY POINTS
•	The key areas for service enhancements in the 2006-07 Budget include health, disability services, child safety, education, employment and training, police and water infrastructure.

•	The Blueprint for the Bush commits more than $150 million over the next four years for additional initiatives across rural and regional Queensland.

•	Queensland Health’s Budget in 2006-07 is estimated at $6.6 billion, a 24% increase on the 2005-06 Budget of $5.4 billion. The Health Budget is estimated to grow to $7.8 billion in 2009-10, an increase of 45% on the 2005-06 Budget.

•	An additional $128 million in recurrent funding and $6 million in capital funding over four years will improve the delivery of disability services.

•	An investment of $1 billion over five years is provided for Queensland state schools, including $850 million over five years for modernisation and refurbishment.

•	Over the next four years, around $800 million will be invested to implement reforms outlined in the Queensland Skills Plan, including additional trades and Certificate IV and above training places and a major capital works investment program to modernise the State’s network of Technical and Further Education (TAFE) institutes.

•	The Budget provides an additional $172.5 million recurrent and $76.4 million capital funding over the next four years for the further enhancement of the Queensland Police Service’s information and communications systems.

•	The Budget also provides significant funding for the development of new water infrastructure to meet urban, industrial and agricultural demand.

•	The capital program for 2006-07 is $10.136 billion, $1.914 billion more than last year’s estimated actuals and includes $2.856 billion for energy projects, over $2 billion for roads, $856 million for ports and $838 million for rail projects.

INTRODUCTION
This chapter details:
•	the Government’s identified outcomes and priorities which underpin the 2006-07 Budget

•	service delivery initiatives and developments for each of the Government’s key priorities.

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As part of its commitment to ensuring a better quality of life for all Queenslanders, the Government has identified eight outcomes that it is working to achieve for the people of Queensland. These outcomes are outlined in the Charter of Social and Fiscal Responsibility and include economic development, community wellbeing and environmental sustainability. All government services contribute to one or more of these outcomes for the community.
To support the achievement of these outcomes, the Government has a clear policy agenda, currently targeting seven priority areas in which the Government will concentrate efforts to improve performance and respond to changing community needs and expectations.
These priorities are:
•	improving health care and strengthening services to the community

•	growing a diverse economy and creating jobs

•	realising the Smart State through education, skills and innovation

•	managing urban growth and building Queensland’s regions

•	protecting our children and enhancing community safety

•	protecting the environment for a sustainable future

•	delivering responsive government.
The 2006-07 Budget provides for a range of specific initiatives and service developments that will assist in achieving these key policy priorities. The major revenue initiatives to achieve the Government’s priorities in the 2006-07 Budget relate to State taxation, including payroll tax and land tax. A full discussion of the revenue initiatives and issues is provided in Chapter 5.
Spending to achieve these priorities falls into two categories, recurrent and capital. Recurrent expenses are the costs incurred in providing services and running and maintaining assets and are addressed in detail in Chapter 6. Capital expenditure relates almost exclusively to the purchase and construction of assets that are used to support service delivery, such as hospitals, schools, courthouses, police stations, fire and ambulance stations and roads. Capital expenditure is discussed in Budget Paper No. 3 – Capital Statement.
Details of some of the service delivery initiatives in the 2006-07 Budget that support the achievement of the Government’s priorities are described below. While highlights of the Budget are described in terms of their primary impact on the community, many assist the Government in pursuing more than one key priority.

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A number of the initiatives in the 2006-07 Budget are related to four policy documents released by the Government:
•	Health Action Plan (see Box 4.1)

•	Queensland Skills Plan (see Box 4.2)

•	South East Queensland Infrastructure Plan and Program (see Box 4.3)

•	Blueprint for the Bush (see Box 4.4).
Details of the Government’s response to Cyclone Larry are provided in Box 4.5.
As well, details on the State’s investment in information and communication technology are provided in Box 4.6.
More detailed information on service delivery initiatives can be found in individual Ministerial Portfolio Statements.

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IMPROVING HEALTH CARE AND STRENGTHENING SERVICES TO THE COMMUNITY
Improving hospital and health services as well as other services to the community is a continuing priority for the Government. Major service developments and initiatives relating to this priority are detailed below.
To support this priority, the Government released the Health Action Plan in October 2005. An update on the Plan is provided in Box 4.1.
Health initiatives
Health staff remuneration
Additional funding of $1.3 billion over four years ($241.6 million in 2006-07) is provided for the finalisation of Queensland Health’s staff enterprise bargaining agreements. Agreements have been reached with medical staff and negotiations are near completion for nurses and at various stages of negotiation for allied health professionals and other staff. The enterprise bargaining agreements provide for competitive remuneration and will assist to meet the Government’s plan to recruit and retain health staff, including doctors, nurses and allied health professionals.
Mater Hospital redevelopment operating costs
A significant boost to public health services will be provided from an injection of $157.1 million over four years ($24.9 million in 2006-07 increasing to $50.7 million in 2008-09 and ongoing) for the enhanced services being provided through the public component of the redevelopment of the Mater Adult and Mothers Hospitals.
The redevelopment of the Mater Hospital complex was a 2004 election commitment which provided for 50 extra adult inpatient/day beds, eight extra emergency department short stay beds, seven extra intensive care/coronary care beds, 47 extra public obstetric beds, 11 extra neonatal cots and improved parking access. Since the announcement in 2004, the Government has provided a significant funding boost for the redevelopment. As a result of some scope changes and increases in construction costs, the Government’s original contribution of $88 million towards the public component of the redevelopment has increased to $123.6 million.
Forensic services reform
Capital funding of $18 million over three years is provided to implement key infrastructure priorities at Queensland Health Scientific Services and, together with recurrent funding of $9 million over three years and $3 million ongoing, to deal with the backlog of forensic cases. This is in addition to ongoing funding of $2.4 million announced in the Special Fiscal and Economic Statement to address issues with regard to DNA profiling and crime scene samples.

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Services for people with disabilities
The 2006-07 Budget provides $128 million in recurrent funding and $6 million in capital funding over four years, including $26.7 million in new recurrent funding and $1.5 million in new capital funding for 2006-07, to enhance disability services in Queensland. This brings Disability Services Queensland’s operating budget to $634 million in 2006-07, an increase of 22% over the 2005-06 Budget and builds on the $180 million over four years provided in the 2005-06 Budget.
Key elements of this additional funding are:
•	$4 million over four years to expand early intervention strategies for families caring for children with autism under five years of age, who have complex and challenging behaviours
•	$16 million over four years to establish new and/or enhanced respite services for families living with a family member with a disability
•	$6 million over four years for the Post Schools Services – Adult Lifestyle Support Program, which assists young people with high and complex disability support needs who do not have work or further education options when leaving school
•	$17.4 million over five years in recurrent funding and $6 million over four years in capital funding, to reduce the number of young people living in nursing homes
•	$15.7 million over four years to implement the Disability Services Act 2006, introducing fundamental safeguards for people receiving disability services
•	$6 million over four years for the Carers Action Plan Initiative which will ensure better recognition of the role of carers in the community and support the Queensland Government Carer Recognition Policy
•	$40 million over four years to strengthen the capacity of non-government organisations to provide high-quality disability services.
Spinal injury
Additional funding of $15.9 million in recurrent funding ($3.9 million in 2006-07) and $38.5 million in capital funding ($6 million in 2006-07) over four years is provided across a number of agencies to improve the lives of people with an acquired spinal cord injury. This funding will enable people with spinal cord injuries to receive further care and support upon discharge from the Spinal Injuries Unit in Brisbane and to resume their lives upon their return to the community.
Citytrain network
The Budget provides $47.7 million in 2006-07 to make modifications to the Citytrain network to further improve access to trains and train stations for people with a disability.

60	Budget Strategy and Outlook 2006-07

Box 4.1
Health Action Plan
With the release of the Health Action Plan in October 2005, the Government commenced a major transformation and renewal of Queensland’s public health system.
The Health Action Plan announced a record injection of funding totalling $6.4 billion in just over five years to 2010-11, of which $4.4 billion was new money. Through the 2006-07 Budget, State funding for Queensland Health will grow by $9.7 billion over the five years.
Chart 1
Growth in Queensland Health State Funding
As a result of the significant injection of new State funding, Queensland Health’s Budget in 2006-07 is estimated at $6.6 billion, which is a 24% increase on the 2005-06 Budget of $5.4 billion. Queensland Health’s Budget is estimated to grow to $7.8 billion in 2009-10. This represents an increase of 45% on the 2005-06 Budget.
In the first six months, the Government has made significant progress on a number of key aspects of the Health Action Plan.
A critical achievement of the Government has been progress in addressing workforce issues, such as attracting and retaining clinical staff. A fundamental element in attracting and retaining staff is to provide and maintain competitive and attractive remuneration.
•	To address the problem of a chronic shortage of health professionals, the Health Action Plan contained a commitment to recruit an additional 1,200 clinicians over an 18 month period. This involved recruiting 300 extra doctors, 400 extra allied health professionals and 500 extra nurses (actual staff numbers rather than full-time equivalents).

•	Queensland Health is well on its way to meeting the recruitment targets with a total of 272 extra doctors, 413 allied health professionals and 1,082 nurses recruited by the end of April 2006.

•	Agreements have been secured with medical staff, providing for a competitive remuneration package aimed at retaining and attracting medical professionals.

•	Agreements are also being progressed for nurses and other Queensland Health staff.
The total cost of renewing Queensland Health’s enterprise bargaining agreements will top $3.5 billion (over the period 2006-07 to 2009-10) and will cost some $1 billion ongoing in 2009-10. This represents a significant investment in delivering on the Government’s priority of addressing recruitment, retention and training strategies for the health workforce.

Budget Strategy and Outlook 2006-07	61

Another key element to the reform of the health system is to ensure adequate and targeted investment in health services infrastructure.
Queensland Health is budgeting to spend $585.4 million in 2006-07 on a range of capital projects such as hospital refurbishments, community heath centres, improved renal services, staff accommodation and information and communication technologies. More detail is provided in Budget Paper No. 3 — Capital Statement.
Accountability and transparency will be enhanced through the establishment of the new Health Quality and Complaints Commission to commence 1 July 2006. A budget of $7.7 million is provided for the Commission in 2006-07. A new Consumer Health Council will be established to provide patients and their families a greater say in how the health system operates.
The Government’s health reform agenda is long-term and while the Government has made significant progress in the first six months, more work is required. A key element of the longer term reform agenda is the development of a better capacity to plan for future service delivery. The Government is committed to better planning through the development of a State-wide health services plan, to be completed by December 2006.
Major service delivery priorities to be targeted include:
•	Cancer Services – $87.9 million in 2006-07 for new and existing cancer services across the State

•	Chronic Disease – $14.6 million in increased funding in 2006-07 for initiatives for prevention and management of chronic disease

•	Home and Community Care – more than $10 million in additional funding in 2006-07 will be allocated to provide a range of services to the community

•	Healthier Ageing – $78 million over four years across two initiatives, the Transition Care Program (jointly funded by the Australian Government) and the Government’s Direction for Aged Care 2004-2011 policy.
The Queensland Government has committed new funding of $78.3 million in 2006-07
($349.4 million over five years) across a number of service delivery agencies, including Queensland Health, to improve the quality of and access to mental health services throughout the State. This funding will support the National Action Plan on Mental Health 2006-2011 being prepared for consideration by the Council of Australian Governments in July 2006. It will also complement the Queensland Mental Health Strategy being developed by Queensland Health in 2006.
In addition to the significant injection of new funds for health reform announced in the Health Action Plan, the 2006-07 Budget provides an additional $1.5 billion over the four years to 2009-10 to enhance the reform program.
The additional funding comprises the following initiatives:
•	additional funding of $1.3 billion over four years ($241.6 million in 2006-07) for Queensland Health staff enterprise bargaining agreements

•	an investment of $157 million over four years ($24.9 million in 2006-07) to provide additional services arising from the redevelopment of the Mater Adult and Mothers Hospital

•	a further injection of funds to support the Mater Adult and Mothers Hospital redevelopment, increasing the contribution to $123.6 million

•	additional funding of $12 million over four years ($4.2 million in 2006-07) and $18 million in capital funding over three years to boost forensic services.

62	Budget Strategy and Outlook 2006-07

Initiatives to address homelessness and housing
Responding to homelessness
The Responding to Homelessness initiative continues in 2006-07 with $34 million in capital funding and $3.9 million in recurrent funding for the Department of Housing to deliver a range of accommodation initiatives. This includes the continued development of the Lady Bowen Complex to further expand the housing options for homeless people in inner Brisbane as well as further allocations to the Crisis Accommodation and Boarding House Programs.
Other housing initiatives
The Government will allocate:
•	$285.4 million for the Public Housing and Aboriginal and Torres Strait Islander Housing rental programs and the Long Term Community Housing Program to acquire 584 dwellings, complete construction of 333 dwellings, upgrade existing dwellings and purchase land for future construction
•	$46.3 million for the Boarding House Program, to commence construction or purchase up to 278 new units of accommodation, complete construction of 95 dwellings and purchase and develop land for future construction of approximately 100 units of accommodation
•	$35.5 million for the Crisis Accommodation Program, to provide four shelters and 47 units of accommodation, complete four shelters and seven units of accommodation commenced in previous years and purchase and develop land to facilitate future construction of approximately 96 units of accommodation and provide current grants to assist in responding to homelessness.
Services to support Indigenous communities
Indigenous communities initiatives
The Budget provides additional funding of approximately $0.3 million in 2006-07 for communication activities to raise awareness of the alcohol management programs in Queensland’s Indigenous communities.
Indigenous Queenslanders will also benefit from an additional allocation of $20 million to provide a total of $98.2 million for maintenance, upgrades and new construction in the 34 Indigenous communities. This includes the provision of $5.1 million for factory built homes to increase social housing assets on smaller communities.

Budget Strategy and Outlook 2006-07	63

Indigenous justice initiatives
Recurrent funding of $12.9 million over four years ($3.4 million in 2006-07) is allocated for Indigenous initiatives, as part of the Government’s ongoing commitment to reducing Indigenous incarceration consistent with the Queensland Indigenous and Torres Strait Islander Justice Agreement. Funding will enable expanded Family Counselling Services, the Indigenous Drivers Licensing project and a three year pilot of Murri Courts.
Queensland Indigenous Alcohol Diversion Program
The 2006-07 Budget commits $36.4 million over the forward estimate period towards the Queensland Indigenous Alcohol Diversion Program. The program aims to improve Indigenous health, reduce the number of Indigenous people in the criminal justice system and reduce alcohol-related harm to individuals and their communities. The program will divert defendants charged with alcohol-related offences to treatment and case management while on bail. The program, proposed to be trialled in three regional locations would represent best practice in Australia for coordinated interventions for Indigenous offenders.
Other community services
Indexation for non-government organisations
As part of the 2006-07 Budget, new indexation arrangements are being introduced for State grants provided by Queensland Health, Disability Services Queensland and the Departments of Child Safety and Communities to non-government organisations. The new arrangements will more appropriately reflect movements in wage and non-wage costs in Queensland. At 3.4% in 2006-07, this will be higher than the historical approach of indexing grants by changes in the Consumer Price Index.
Licensing and monitoring of child care services
Additional funding of $7.7 million over four years ($1.9 million in 2006-07) is provided for increased licensing and monitoring of child care services. Monitoring functions will be enhanced and a specialist licensing and compliance team will be established to assist staff with complex legislative issues, manage and decide applications for alternative solutions to meeting building standards and streamline licensing processes.
Prevention and early intervention
Additional funding of $35 million over four years ($5 million in 2006-07) is provided for increased prevention and early intervention services. This investment will establish four early years service centres to provide professional services, programs and information for families with young children and access to education, health and children’s services in the local community. Funds will also be allocated towards family support services, such as parenting programs and counselling services, and early childhood services, such as toy libraries or play groups.

64	Budget Strategy and Outlook 2006-07

Strengthening rural communities
As part of the Blueprint for the Bush, $30 million over three years ($8.3 million in 2006-07) will be provided to implement the Blueprint and establish two grant programs - Strengthening Rural Communities Grants and Strengthening Rural Non-Government Organisation (NGO) Grants. The rural communities program will assist communities to attract new businesses and services, fund practical projects to allow better use of existing community facilities, host trainee teachers from urban communities and promote careers in the rural sector. The NGO program will enable NGOs to share buildings and other resources, allow workers and volunteers to participate in training programs and implement specific measures to strengthen rural Indigenous NGOs.
The fight against obesity
Obesity and excessive weight gain is a global epidemic that affects over half of all adults and almost one in four children in Australia. The Queensland Government is committed to a concerted partnership with the community, industry, local governments and the Australian Government to address this serious health issue.
In recognition of its commitment, the Government will provide more than $21 million over the next three years to help fight obesity. As part of the Queensland Obesity Summit held at Parliament House on 3 and 4 May 2006, the Government announced a range of initiatives to address obesity, including:
•	a household self-help package of educational and other information resources, a dedicated website and a marketing campaign to promote healthy eating and exercise

•	partnership with the Australian Medical Association (Queensland) to extend its Kids GP campaign to strengthen obesity education in the classroom

•	a new community partnership grants scheme for community organisations and local government aimed at increasing physical activity participation and encouraging healthy food choices

•	investment in a world class cycle transit centre under King George Square in collaboration with the Brisbane City Council

•	a new School’s Out – Open Playground Program to provide easier community access to school facilities outside of school hours

•	a Better Choice Strategy to provide healthier food and drink to staff and visitors to all Queensland Health facilities

•	a new business awards program to encourage employers to promote healthy eating and lifestyles to workers.

Budget Strategy and Outlook 2006-07	65

GROWING A DIVERSE ECONOMY AND CREATING JOBS
Building on Queensland’s strong economic base benefits all Queenslanders through job creation and an enhanced quality of life. Major service developments and initiatives to stimulate economic development throughout Queensland are detailed below.
Chapter 3 also provides more details on the Queensland Government’s strategies to achieve this priority.
Industry initiatives
Implementation of full retail competition
Additional funding of $3.2 million over two years has been allocated to continue the development and implementation of Full Retail Competition (FRC) in the Queensland electricity and gas markets. FRC will be introduced from 1 July 2007. The Energy Competition Committee will continue to consult with industry and community stakeholders to ensure that the rules, procedures and systems that underpin FRC minimise barriers for new industry participants.
Centre for Advanced Animal Science
Additional funding totalling $11.8 million over three years from 2005-06 ($6 million in 2006-07) is provided for a joint Queensland Government and University of Queensland animal research facility being developed at the University’s Gatton campus. This funding is in addition to $9.5 million previously provided from the Smart State Research Facility Fund. The world class facility will be a model of multi-institutional collaboration and builds critical mass in strategic areas to maintain capacity to respond to disease incursions in large animals and maintain market access for Queensland’s animal industries.
Tourism initiatives
An additional $1 million per year for four years is provided to Queensland’s 14 regional tourist organisations for destination marketing and development, increasing the current grant to these organisations to $4.1 million per year.
The Budget also provides $1.5 million in 2006-07 to fund the Australian Tourism Exchange, to be hosted by Tourism Queensland in 2007. The Exchange is the largest travel trade fair in the Southern Hemisphere and is staged annually by Tourism Australia.
Coral reef management plan and fishery resource assessments
An additional $5 million is provided over two years to ensure the continued management of Queensland marine fisheries in accordance with the principles of ecologically sustainable development, as required under the provisions of the Commonwealth Environmental Protection and Biodiversity Conservation Act 1999. Fisheries research and monitoring, quota management and compliance activities support the program.

66	Budget Strategy and Outlook 2006-07

Hardwood plantation research and development funding
An additional $2 million is provided over two years for hardwood research and development activities including breeding, pest and disease control and new wood products to support investment in hardwood plantations in Queensland.
Indigenous Business Development Program
Funding of $2.5 million per year for the next four years allows for the continuation of the Indigenous Business Development Program that commenced in 2003. This program specifically targets the attraction of support from the Australian Government and the private sector in establishing viable Indigenous business, assisting with building Indigenous business capacity and skills and assisting with the creation of Indigenous employment opportunities throughout Queensland. The program has already delivered a number of substantial Indigenous employment and business outcomes with strong Australian Government and private sector support and partnerships.
Queensland Indigenous Arts Marketing and Export Agency
An additional $2 million over four years is provided for the Queensland Indigenous Arts Marketing and Export Agency Arts Partnership Program, which collaborates with prominent galleries, dealers, festival and event organisers across all art forms (Visual Arts and Crafts, Performing Arts and Literature) to market and export Queensland Indigenous arts internationally and domestically.
Centre for Native Floriculture
Additional funding of $1.7 million over three years has been provided to enable the Centre to capitalise on Queensland’s vast, diverse and unique native flora resources by developing new floriculture products to facilitate growth in the value of Queensland’s native floriculture industries in generating employment opportunities. The Centre will continue to support the phasing out of harvesting timber in State forests in accordance with the South East Queensland Forest Agreement and the development of new industry opportunities in those areas impacted by the Western Hardwoods Agreement.
Drought relief
Additional funding will be provided in 2006-07 on a needs basis, based on actual expenses, to continue the existing State Drought Relief Assistance Scheme and for the Queensland contribution to the joint Commonwealth/State Exceptional Circumstance (Drought) Business Support scheme.
Queensland cruise shipping infrastructure projects
Additional funding of $2.5 million is provided over the three year period from 2006-07 to 2008-09 for the continued development of the Brisbane Cruise Terminal including headworks and dredging. Additional funding of $1.4 million is provided in 2006-07 for continued planning of the proposed Gold Coast Marine Development Project.

Budget Strategy and Outlook 2006-07	67

REALISING THE SMART STATE THROUGH EDUCATION, SKILLS AND INNOVATION
In recent years, the Government has laid the foundation for establishing Queensland as the Smart State. Initiatives have focused on education and training reforms and facilities and improving workforce skills for current and future needs by focusing on lifelong learning. In March 2006, the Queensland Government released the Queensland Skills Plan for the vocational and training system. Details on this plan are provided in Box 4.2.
Other major initiatives to support the Smart State priority are detailed below.
Education initiatives
The 2006-07 Budget will provide up to 224 additional teachers to meet enrolment growth and 150 extra teachers to continue to reduce class size targets in Years 4 to 10 from 30 to 28 students.
Tomorrow’s Schools
An investment of $1 billion over five years will ensure Queensland students have the best possible facilities to meet the needs of the future. This will include:
•	$ 50 million in 2006-07 to fund priority minor capital works projects for state schools, with projects selected on the advice of parents

•	a further $850 million over five years to modernise and refurbish Queensland state schools

•	an additional $100 million to non-state schools, provided in 2005-06, as capital assistance.
Improving outcomes for Indigenous students
In 2006-07 an additional $6.2 million in capital funding and $3.5 million in recurrent funding will be invested in projects to improve education, training and career opportunities for Aboriginal and Torres Strait Islanders. This funding is part of a new four year commitment by the State Government comprising $19.4 million in recurrent funding and $9.2 million in capital funding to students in Cape York and the Torres Strait through its Bound For Success initiative.
Increased funding for students with disabilities
An additional $37.9 million four year commitment will provide additional teachers, teacher aides and therapists to continue specialist support for students with disabilities.

68	Budget Strategy and Outlook 2006-07

Preparatory Year introduced State-wide
2007 sees the historic introduction of Queensland’s new Preparatory Year of schooling. In 2006-07, the State Government will provide:
•	$ 106 million for the further construction and refurbishment of classrooms to ensure a total of 1,600 Preparatory Year classrooms are available for the full implementation of the Preparatory Year in state schools

•	funding for 100 new teachers, who will join the existing early years teachers to staff the new year of school

•	up to an additional 10,000 teacher aide hours per week to support the full implementation of the Preparatory Year

•	$1.4 million for professional development for state school Preparatory Year teachers

•	$11 million in grants to schools for Preparatory Year curriculum resources such as books, art and craft materials and indoor play equipment.
Building new schools and better facilities
The total education capital works program of $497.1 million is comprised of $427.1 million for building new schools and classrooms to meet student growth and $70 million from the Tomorrow’s Schools program.
Funding of $169.8 million is provided for the construction of new classrooms and facilities to accommodate Queensland’s growing student population. A further $98.5 million is provided for building improvement programs to modernise state school libraries and administration areas, upgrade toilets and special education facilities and increase schools’ power capacity to operate new technologies.
The investment in school maintenance will include $35.4 million for the replacement of roofs in state schools as part of the Accelerated Asbestos Roof Replacement Program and $4.5 million from a new $9 million two year program to install electrical safety switches in approximately 100 state schools.
Equipping students with the essentials
The four year literacy framework, Literacy – the Key to Learning: Literacy Framework for Action 2006-2008 will employ and train regional literacy experts to work with state schools to improve student literacy outcomes and provide professional development for teachers of literacy and teacher aides across Queensland.

Budget Strategy and Outlook 2006-07	69

Box 4.2
Queensland Skills Plan
Following State-wide consultation regarding proposed reforms to the Queensland vocational education and training system, the Government launched the Queensland Skills Plan in March 2006. This plan establishes a policy framework that will better match the supply of skilled labour to industry needs and the demands of the economy and outlines a range of actions that the Queensland Government will implement to transform and modernise the State’s vocational education and training system.
The Queensland Skills Plan provides for initiatives including:
•	an additional 17,000 trades training places and an additional 14,000 Certificate IV and above training places to be available each year by 2010

•	10 new sites for Skilling Solutions Queensland to be established in 2006-07 to provide a face-to-face career and training information service

•	three additional centres of excellence to be created to promote skills development in the important industries of energy, manufacturing and engineering, and building and construction

•	a major capital works investment program to be implemented to modernise the State’s network of Technical and Further Education (TAFE) institutes.
Over the next four years, around $800 million in recurrent expenditure will be invested to implement reforms outlined within the Queensland Skills Plan (including an estimated $542 million in new recurrent funding). Around $46 million is budgeted in 2006-07 to implement capital initiatives of the Queensland Skills Plan, including modernisation of the State’s network of TAFE institutes (part of a total capital commitment exceeding $300 million over six years).

Queensland Academies
The 2006-07 Budget provides capital funding of $12.5 million for first stage works on two new Queensland Academies for the State’s best and brightest. The maths, science and technology academy at Toowong will have links with the University of Queensland, while the creative industries academy will have links with the Queensland University of Technology at Kelvin Grove.
Vocational education and training and employment initiatives
Skilling Queenslanders for Work
The Government will maintain its focus on labour market initiatives, in recognition of the high levels of support required by clients who are still struggling to gain employment in the current economy. During 2006-07, the Government will transition from the highly successful Breaking the Unemployment Cycle program to a new labour market response Skilling Queenslanders for Work, as part of the Queensland Skills Plan. This initiative combines some features of the existing program, as well as providing new measures that will allow assistance to be better matched to an individual’s needs.

70	Budget Strategy and Outlook 2006-07

Other vocational education, training and employment initiatives
In 2006-07 the Government will allocate:
•	$ 27.1 million for the Community Jobs Plan program to support 6,020 long term unemployed, mature age and other disadvantaged jobseekers with targeted job placements, job search assistance and training

•	funding to continue the implementation of the Cyclone Larry Employment Assistance Package to provide support to workers in the affected area (a total commitment of up to $18.6 million over 2005-06 and 2006-07)

•	$22.8 million to fund up to 1,100 traineeships through the First Start program. The First Start program provides subsidies to public sector agencies to employ disadvantaged jobseekers as trainees

•	$9.8 million to provide employment preparation assistance for young people aged 15 to 17 years who have left school before completing Year 12, or who are at risk of leaving without engaging in further education, training or employment (part of the Education and Training Reforms Pathways Program — Get Set for Work program)

•	$7.1 million for employer incentives to increase school-based apprenticeship and traineeship opportunities (part of the Education and Training Reforms Pathways Program — Youth Training Incentive).
Major capital initiatives for 2006-07 include:
•	$19.1 million capital funding to commence site works and construction of the new Coomera Campus of the Gold Coast Institute of TAFE (part of a total capital investment of $31.7 million). The new campus will deliver programs with a focus on creative industries including film and television, graphic design, interior design, architecture, building technology and information technology

•	$19.3 million capital funding to establish major Trade and Technician Skills Institute campuses at Acacia Ridge and Eagle Farm in Brisbane (part of a total capital investment of $120.5 million)

•	$11.8 million capital funding to acquire land and commence detailed planning for the establishment of major trade training centres at Barrier Reef (Townsville) and Central Queensland (Mackay) Institutes of TAFE (part of a total capital investment of $58.2 million)

•	$15.9 million capital funding for Information and Communication Technology capital initiatives (with a further $2.8 million to be invested in infrastructure equipment).

Budget Strategy and Outlook 2006-07	71

Other initiatives
Institute of Molecular Bioscience
Funding of $50 million over five years from 2009-10 to 2013-14 will be provided for this world class institute. This will enable the Institute for Molecular Bioscience to attract and retain internationally recognised scientists, capitalise on its achievements to date and plan for the longer term. This new funding is in addition to the $92.5 million provided by the Queensland Government since 2000.
Boggo Road Precinct redevelopment
Capital funding of $335.5 million is provided for the Boggo Road Precinct Redevelopment for infrastructure works, planning, construction and fit-out of facilities planned for completion in 2009-10. The redevelopment includes the Boggo Road Ecosciences Precinct, the Coopers Plains Health and Food Sciences Precinct and other ancillary offsite facilities. These centres will bring together the research activities of a number of State agencies. The State is currently discussing the possibility of collocating with the Australian Commonwealth Scientific and Research Organisation.
Queensland Education and Training International initiative
Additional funding of $2 million per year for five years has been provided for the second stage of the Queensland Education and Training International initiative. Stage Two seeks to build on the success of Stage One, to develop a sustainable international education industry in Queensland. To meet the demands of an increasingly competitive market, broader focused strategies will be developed.

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MANAGING URBAN GROWTH AND BUILDING QUEENSLAND’S REGIONS
Queensland’s strong population growth presents challenges for transport systems and other infrastructure, services and the environment. Major service developments and initiatives to support this priority are detailed below.
To plan for urban growth in the South East Queensland region, the Government released the South East Queensland Infrastructure Plan and Program (SEQIPP) in April 2005, which outlines key infrastructure priorities. An update on the SEQIPP is provided in Box 4.3. In June 2006, the Queensland Government announced its Blueprint for the Bush, focusing on building the sustainability, liveability and prosperity of rural Queensland. Details on the Blueprint are provided in Box 4.4.
Water Infrastructure initiatives
Water infrastructure
The development of new water infrastructure to meet urban, industrial and rural demand on an environmentally sustainable and economically responsible basis is a key priority for the Government, particularly in South East Queensland. The acquisition of land for future water infrastructure projects will continue, with $69 million set aside in 2006-07 for strategic land purchases, including an additional $50 million to accelerate land acquisitions for two new dams located on the Logan and Mary rivers.
Water efficiency
Funding of $32 million has been provided to address the major issue of water wastage and loss, to assist South East Queensland councils to repair water main breaks and leaks over 2005-06, 2006-07 and 2007-08.
The Budget also provides $20 million to South East Queensland councils and SEQWater to help cut water use through a new water efficiency program to be implemented during 2006-07. Residents will receive special water audits and water saving devices will be installed where needed, alongside a water efficiency audit program for commercial and industrial water users.
Investigations for Connors River Dam
New funding of $1.5 million is provided in the Budget for environmental baseline studies, geotechnical investigations and preliminary engineering design for the proposed Connors River Dam, which will supply water to coal mines and mining communities in the Northern Bowen Basin.
Western Corridor recycled water scheme
To facilitate implementation of a recycled water pipeline in South East Queensland’s Western Corridor additional funding of $100 million has been provided in 2006-07.

Budget Strategy and Outlook 2006-07	73

Box 4.3
South East Queensland Infrastructure Plan and Program
To support the South East Queensland Regional Plan and guide the preferred pattern of development, the Office of Urban Management has prepared the new South East Queensland Infrastructure plan and Program 2006-2026. This is the first in a series of annual updates to this long-term investment program.
The 2006 Plan covers investment in transport and freight, water, energy, information and communication technology and social and other community infrastructure (including health, education, vocational education and training and sport and recreation).
Progress on projects and investigations over the previous 12 months is provided below.
•	Planning for the $216 million Eastern Busway (Buranda to Boggo Road) is well advanced, with construction to commence in mid-2006.

•	Construction of the inner city section of the Inner Northern Busway has commenced and scheduled for completion by 2008.

•	Pre-construction work on the $543 million Tugun Bypass has commenced with all works to be finalised by late 2008.

•	Assessment of tenders for the Gateway Upgrade Project including duplication of the Gateway Bridge and upgrades to 20km of existing motorway is underway and expected to be finalised by September 2006.

•	Construction is underway on the upgrade of the Prince Charles Hospital with completion of Stage 1 scheduled for December 2006.

•	Planning of health services for Health Hubs at Robina, Northlakes, Browns Plains and the Sunshine Coast is underway, with sites acquired at both Northlakes and Browns Plains.

•	New State Colleges at Stretton and Meridian Plains have opened to students from the Preparatory Year to Year Six.

•	In partnership with local governments in the region, a program to reduce water pressure, manage leakages and install water saving devices is being implemented.

•	Design and land acquisition for the Western Corridor Recycled Water Scheme is underway.

•	Significant investments in new electricity distribution infrastructure have been made by Ergon Energy and ENERGEX.
The 2006 Plan also outlines the impacts of key initiatives such as the Regional Drought Strategy, the Health Action Plan and the Queensland Skills Plan.
In total, the 2006 Plan envisions approximately $66 billion of infrastructure over the coming 20 years, including almost $28 billion in road and public transport projects, $90 million to investigate another possible $14 billion worth of road and public transport projects, $5 billion in social and community infrastructure, $5 billion in expected water infrastructure projects (excluding the two new South East Queensland dams and connecting infrastructure), $4 billion spending on energy networks (over the next five years) and $10 billion in expected outlays on energy networks (beyond the first five years).

74	Budget Strategy and Outlook 2006-07

Transport initiatives
Integrated Ticketing System
The 2006-07 Budget provides $20 million towards the new Integrated Ticketing System. The new Integrated Ticketing System includes the use of smart card technology as part of a wider program by TransLink to introduce a new fare collection system. The system will make it easier and quicker for customers to pay fares and travel across South East Queensland.
Regional Airport Development Scheme
The Regional Airport Development Scheme 2006-07 investment of $3.2 million includes the commencement of the enhanced program under the Blueprint for the Bush initiative. This initiative will provide an additional $5 million over three years.
South East Queensland Infrastructure Plan and Program
In the 2006-07 Budget, the Government continues to progress the implementation of the SEQIPP. Some major projects included in SEQIPP are:
•	$118 million towards the construction of the Inner Northern Busway. This project has a total estimated cost of $333 million and will link the Queen Street Bus Station to the already completed stages of the Inner Northern Busway near Roma Street

•	$10.3 million towards the construction of cycle links to enhance the cycle network in South East Queensland. This is made up of $4.3 million towards the construction of State owned cycle links and $6 million in grants to be provided to local authorities

•	$33.5 million towards construction of a two-lane Eastern Busway corridor connection from Buranda to Boggo Road to the Green Bridge

•	$5 million for ongoing land acquisitions as part of a $2.6 billion commitment to construct the Caboolture to Maroochydore Corridor Study rail link between the North Coast line (at Beerwah) and the high growth area of the Sunshine Coast.
Road network
Significant increases in funding have been approved by the Government for investment in the road network, including:
•	$1.4 billion over five years for road projects under SEQIPP. Additional roads funding to meet the $27.7 billion commitment to major transport infrastructure identified in SEQIPP over the 20 years from 2005-06 totals some $8.7 billion
•	$359 million over four years under the Rural and Regional Roads Funding special initiative for acceleration of regionally significant projects outside the south east corner

Budget Strategy and Outlook 2006-07	75

•	$ 170 million over five years for the $350 million Regional Bridge Renewal Program to replace more than 100 timber bridges and older concrete and steel structures across the State

•	$ 88 million over three years for the Accelerated Road Rehabilitation Program to rehabilitate and widen 71 kilometres of the Dawson Highway between Gladstone and Banana and replace five timber bridges in Central Queensland and 31 timber bridges in Southern Queensland.
Road projects for 2006-07
Key roadworks that are being progressed in 2006-07 include:
•	continuation of the construction of the $543 million ($423 million of which is State funded, $120 million of which is Australian Government funded) four lane bypass on the Pacific Motorway between Tugun and Tweed Heads, scheduled to be completed by the end of 2008

•	$ 71 million in 2006-07 for works on duplicating the Sunshine Motorway between Sippy Downs and Pacific Paradise, including the second Maroochy River bridge and major interchanges at Mooloolaba and Maroochydore Roads and Pacific Paradise, at a total estimated cost of $223 million

•	$ 11.8 million towards construction of the South West Arterial (Springfield to Ripley to Yamanto extension) at a total estimated cost of $270 million

•	commencement of major works for a second Gateway Bridge river crossing and increased capacity on the Gateway Motorway between Mt Gravatt-Capalaba Road and Nudgee Road. This will be Queensland’s largest single road project with a total estimated cost of $1.6 billion

•	$ 4.1 million in 2006-07 towards construction of the Bundaberg Ring Road to provide an alternative route from the Isis Highway to the industrial areas and the port to the east of Bundaberg City, at a total estimated cost of $42 million

•	widening and upgrading of Roma-Taroom Road to support oil and gas development and improve regional community access, at a total estimated cost of $30 million

•	the completion of detailed planning for the duplication of the Forgan Bridge in Mackay to allow construction to start in the second quarter of 2007 (at a total estimated cost of $50 million) and to allow a start on the replacement of the Hospital Bridge in Mackay in late 2006 (at a total estimated cost of $24 million)

76	Budget Strategy and Outlook 2006-07

•	duplication of North Ward Road in Townsville between William Street and Ingham Road and between Walker Street and Heatleys Parade, at a total estimated cost of $33.8 million

•	widening of Mulgrave Road in Cairns from four to six lanes, at a total estimated cost of $16 million.
Road safety
The Budget allocates $42 million in 2006-07, with $183 million to be allocated over four years from 2006-07, for road safety capital programs as part of the State’s Safer Roads Sooner initiative. This initiative aims to reduce road trauma and its social consequences by targeting road safety improvements.

Box 4.4
Blueprint for the Bush
In February 2005, Premier Peter Beattie made a commitment at a Community Cabinet meeting in Charleville, to work in partnership with AgForce Queensland to develop a Blueprint for the Bush.
Based on an extensive consultation process with rural and regional Queenslanders, the Government released the Blueprint for the Bush through its partnership with AgForce and the Local Government Association of Queensland on 1 June 2006. The Blueprint is a 10 year plan that advances strategic directions and initiatives that focus on building the sustainability, liveability and prosperity of rural Queensland.
The Blueprint is accompanied by the Rural Economic Development and Infrastructure Plan which is a five year plan focusing on the economic outlook for the Bush and outlining a range of Government and private sector investment initiatives for rural and regional Queensland.
The Blueprint commits more than $150 million in additional State-wide initiatives across rural and regional Queensland over the next four years.
The key focus areas of the Blueprint for the Bush include:
•	driving economic development and innovation

•	facilitating infrastructure planning and provision

•	implementing a more cohesive regional planning model to help drive future investment and service delivery

•	improving service delivery and developing new service models tailored to rural communities in relation to health, education, transport and community services

•	reducing ‘red tape’ and streamlining support to rural communities

•	improving local input to planning, decision-making and actions

•	strengthening relationships and extending the Blueprint partnership approach.
The Blueprint is a dynamic plan that will continue to develop through the partnership agreement and in consultation with rural Queenslanders. It will identify and respond to emerging issues and help inform future rural policy directions and investments.

Budget Strategy and Outlook 2006-07	77

Other initiatives
Queensland’s 150th celebrations
The Government has provided additional funding of $10 million over four years for a program of events to celebrate Queensland’s sesquicentenary. The program will celebrate and reflect on past achievements, current opportunities and future directions. Main elements of the program will include:
•	funding for local communities to promote community engagement in locally organised and delivered celebration

•	funding for an educational and awareness program

•	funding for a State-wide touring program

•	additional funding for an expanded Queensland Week celebration program.
Queensland Events Regional Development Program
The Government has maintained its annual recurrent $2.4 million commitment to the Queensland Events Regional Development Program. Events in regional centres play a key role in fostering regional tourism and economic development, are valuable for local community involvement and are effective for promoting a particular region.
Rural Infrastructure Access Initiative
$1 million will be provided under the Blueprint for the Bush Rural Infrastructure Access Initiative for feasibility and financing studies of high priority regional infrastructure. This funding complements the $25 million provided over five years through the Regional Collaboration and Capacity Building Program.
Additional funding of $4.5 million will be provided under the Blueprint for the Bush to expand the Government’s current regional planning program by establishing three additional Regional Planning Advisory Committees, for North Western, Central Western and South Western Queensland.

78	Budget Strategy and Outlook 2006-07

PROTECTING OUR CHILDREN AND ENHANCING COMMUNITY SAFETY
The Government has attached a high priority to implementing strategies which protect our children and contribute to safe communities. Major service developments and initiatives to support this priority are detailed below.
Box 4.5 provides details of a range of measures to assist the recovery of communities affected by Cyclone Larry, which caused severe damage to homes and essential infrastructure across Far North Queensland in March 2006.
Child protection initiatives
The 2006-07 Budget provides new recurrent and capital funding of $133.2 million and $4.9 million respectively over four years for child safety initiatives. Of this, $28.1 million in recurrent funding and $4.8 million in capital funding is provided in 2006-07. This brings the Department of Child Safety’s operating budget to $503.1 million in 2006-07, a 28% increase over the 2005-06 Budget and builds on the significant funding for the Child Protection Blueprint projects initiated in the 2004-05 Budget. Key elements of the new funding provided in the 2006-07 Budget are outlined below.
Additional front-line child protection officers
Funding of $32.1 million over four years ($7.6 million in 2006-07) has been provided to support the recruitment of an additional 50 child safety officers to address ongoing demand pressures in Queensland’s child protection system. These funds will also provide incentives to attract and retain staff particularly in regional, rural and remote areas of Queensland.
Out-of-home care placements
Recurrent funding of $50.2 million over four years ($10 million in 2006-07) has been provided for non-government partners to deliver further alternative care placements for children in care with complex and extreme needs as well as general foster care placements. Capital funding of $4 million has also been provided in 2006-07 for the establishment of two therapeutic residential facilities in South East Queensland.
A further $24 million over four years ($6 million in 2006-07) has been provided to address the increased number of children entering into general foster care as well as for the growth in kinship foster carers and planned respite for Queensland’s foster carers.

Budget Strategy and Outlook 2006-07	79

Service delivery hubs in remote Indigenous communities
An additional $11.6 million over four years ($2.6 million in 2006-07) has been provided to enhance localised child protection responses in a number of remote Indigenous communities in the Gulf and Cape/Torres regions and Palm Island. This will provide a permanent presence of child safety support staff in local communities to enhance social and cultural networks and assist with community capacity building. A further $0.9 million over two years ($0.8 million in 2006-07) in capital funding has been provided to support the establishment of the service delivery hubs.
Youth justice services and interventions
Additional funding of $12.7 million over four years ($3.1 million in 2006-07) is provided to expand youth justice services, including increased capacity of the youth justice conferencing program, additional services for people on community-based youth justice orders, the establishment of a Far North Queensland campus of Boonah Outlook, additional treatment services for juvenile sex offenders and the establishment of a State-wide youth justice quality assurance team to introduce a new assessment tool.
Additional funding for Employment Screening Services and Community Visitor programs
The Government’s ongoing commitment to safeguarding children and young people, particularly those most vulnerable, sees additional funding of $22.1 million over the next four years for Employment Screening Services. This funding will be used to promote safe service environments for children and young people by screening people who work or volunteer with children, as well as through the criminal history screening of foster carers, kinship carers, adult members of these households and relevant persons associated with licensed care services.
The Government has also committed additional funding of $9.6 million over the next four years to ensure that the Community Visitor program is maintained at its current level of monitoring and reporting on children in out-of-home care.
Policing Initiatives
Support for police
For 2006-07, the Police Service’s operating budget increases by 10.3% over the 2005-06 published Budget. The Budget provides for additional recurrent funding of $233.6 million and additional capital funding of $173.8 million over the next four years.
Additional police officers
The Queensland Police Service’s funded sworn strength will be increased to 9,728 by September 2007 through the creation of an additional 350 new police positions. This strong growth in police numbers will more than meet the Government’s commitment to maintain police numbers at or above the national average police to population ratio.

80	Budget Strategy and Outlook 2006-07

Capital works
An additional $97.3 million in capital and $15.6 million in recurrent funding is provided over four years for new and upgraded police stations, watchhouses, police beats and police housing across the State.
Enhancement of Queensland Police Service information and communication technology
Over the next four years, the Budget provides an additional $172.5 million recurrent and $76.4 million in capital funding for the continued enhancement of the Queensland Police Service’s information and communications technology (ICT).
The State-wide implementation of QPRIME, an integrated policing solution, will be supported through recurrent funding of $68.6 million and capital funding of $25.8 million over the next four years. QPRIME will provide the tools to effectively manage the ever increasing volume of information used by operational police, ranging from location data, to traffic management and crime management data.
Implementation of the Public Safety Network will provide a common ICT network for the Departments of Police, Emergency Services, Corrective Services and Justice and Attorney-General. The Government will invest $103.9 million in recurrent funding and $50.6 million in capital funding over the next four years in the Public Safety Network.
Emergency services initiatives
Aeromedical and air rescue helicopter services
An additional $13.2 million is provided over four years from 2006-07 to increase grants to Community Helicopter Providers for upgrading the aeromedical and air rescue helicopters to twin engine helicopters and for introducing a stronger safety auditing system.
Increased capital funding of $7.5 million will be provided in 2007-08 for the replacement of the Emergency Management Queensland Helicopter Rescue Bell 412 helicopter fleet which will involve a total capital cost of $48.3 million.
Queensland Ambulance Service
The Budget provides an additional $35.3 million over three years to the Queensland Ambulance Service (QAS) for the recruitment of 144 additional ambulance officers for service delivery purposes. An additional $12.4 million funding over four years is provided to QAS for the recruitment of 35 additional communication officers to improve ambulance call response times at communication centres.

Budget Strategy and Outlook 2006-07	81

Improving information and communication network support
An additional $1.1 million capital funding is provided in 2006-07 to upgrade emergency services current electronic information and communication connections to operational locations.

Box 4.5
Cyclone Larry Response
On 20 March 2006, Tropical Cyclone Larry crossed the Queensland coast near Innisfail as a Category Five storm – the highest on the intensity scale – with winds of up to 290 kilometres per hour. In addition to the severe damage caused to homes and essential infrastructure across Far North Queensland communities, the impact of the cyclone on local residents, primary producers and businesses has been immense.
Following the immediate disaster management response, the Government appointed General Peter Cosgrove to lead a taskforce to oversee the rebuilding of communities. The State and Australian Governments have initiated a range of measures to assist the recovery of affected communities, including:
•	an enhanced loan/grant assistance scheme providing concessional loan assistance packages of up to $500,000 to primary producers and small businesses, with 25% of the package being in the form of a grant (capped at $50,000)

•	emergency assistance of up to $150 per person (to a maximum of $700 per family)

•	essential household contents grants of up to $1,500 per individual and $4,500 per couple/family

•	grants for structural repairs to dwellings of up to $17,000 for individuals and $20,000 per family (less amounts paid for essential household content grants)

•	up to $5 million for Operation Farm Clear to assist primary producers through the high priority clearing of debris necessary to maintain human safety and animal welfare

•	freight subsidies of up to $5,000 for primary producers and assistance for the cost of generator hire

•	support for workers and farmers under the $18.6 million Cyclone Larry Employment Assistance Package, including $14 million for the employment of up to 1,000 local displaced residents under the Community Jobs Plan.
The Australian Government will contribute to the cost of some of the above measures that fall within the scope the Natural Disaster Relief Arrangements.

Criminal justice initiatives
Integrated Justice Information System
The Budget contains capital funding of $20.9 million over two years ($11.3 million in 2006-07) for further components of the Integrated Justice Information System to allow consistent and quality data transfers between criminal justice agencies. Additional recurrent funding of $18.2 million over four years is provided to support this initiative.

82	Budget Strategy and Outlook 2006-07

Videoconferencing
Capital funding of $4.2 million ($3.7 million in 2006-07) is allocated to expand the use of videoconferencing in the criminal justice sector. This will enable video links between correctional centres and courthouses and is supported by recurrent funding of $6.1 million over four years.
Courthouses
The Budget provides funding for the construction of new courthouse facilities State-wide. Additional capital funding of $73.3 million over three years is provided for construction of a new Ipswich courthouse, as part of a combined facility including a watchhouse and police station. Construction of a new Mareeba courthouse is facilitated through capital funding of $5.3 million over two years. Additional capital funding of $3 million over two years is allocated for the completion of the new Pine Rivers courthouse.
Correctional centres
The Budget provides $139.3 million in capital funding over three years from 2006-07 for the expansion and redevelopment of the Townsville Correctional Centre. Recurrent funding of $44.8 million over three years from 2007-08 supports the expanded operations. The Budget also includes increased capital funding of $68.4 million over two years to complete the expansion of Sir David Longland and Arthur Gorrie Correctional Centres and the construction of the new women’s facility in Townsville. An additional $21.8 million over four years will also be provided to operate the remaining 202 unused prison cells in Maryborough, Woodford and Brisbane Women’s Correctional Centres, due to anticipated prisoner population growth in South East Queensland.
Probation and parole services
The Budget provides additional recurrent funding of $35 million over four years to overhaul the community corrections system by establishing a new probation and parole service. By building a service with a strong surveillance and compliance capacity, combined with a focus on rehabilitation, a viable diversionary alternative for low risk, non-violent offenders is provided. A further $3.9 million in capital funding is allocated for this initiative. The initiative is in addition to funding of $10 million over four years already allocated to facilitate the management of an expected increased number of offenders on parole orders issued by the courts. Together, these initiatives will ensure that offenders serve their entire sentence, either in jail or in community supervision.

Budget Strategy and Outlook 2006-07	83

PROTECTING THE ENVIRONMENT FOR A SUSTAINABLE FUTURE
The sustainable use of natural resources and the maintenance of biodiversity are key priorities of the Government. The Government will continue to promote sustainable development through responsible use of the State’s natural resources.
Major service developments and initiatives to support this priority are detailed below.
Blueprint for the Bush initiatives
Reclaim the Bush, a Pest Offensive
Additional funding of $11 million over three years ($3 million in 2006-07) is provided for the improved management of high risk weeds and pest animals across Queensland. This initiative will include an increased emphasis on improved delivery of preventative programs throughout rural areas of Queensland.
Environmental Partnership Scheme
Additional funding of $5.5 million over three years ($1.5 million in 2006-07) is provided to combine and enhance a package of strategies designed to recognise and reward effective land management practices. The scheme will provide a coordinated, whole-of-Government approach to assist landholders.
State Rural Leasehold Land Strategy
Additional funding of $4 million in 2006-07, as part of a package of $19 million over four years, is provided for development of tools and information products to support land condition assessment and monitoring, the acquisition of skills in condition assessment and negotiation and support for the increased compliance requirements under the proposed State Rural Leasehold Land Strategy.
High-Priority Artesian Bore Capping initiative
Additional funding of $0.5 million over three years ($0.2 million in 2006-07) is provided to subsidise the capping of nine high risk bores as part of the Great Artesian Basin Sustainability Initiative. This scheme limits the landholder contributions for initial access works to $20,000 per bore.
OnePlan initiative
Additional funding of $3 million over four years ($0.6 million in 2006-07) is provided to implement the OnePlan initiative that will provide rural landholders with a coordinated and consistent approach to the preparation of a wide range of mainly regulatory property planning documents.

84	Budget Strategy and Outlook 2006-07

Rural Water Use Efficiency Stage 3
Additional funding of $4 million over three years ($1.3 million in 2006-07) is provided to extend Rural Water Use Efficiency Stage Three (RWUE3) across Queensland. This funding is in addition to the $2.5 million over two years provided for RWUE3 in 2005-06 and the $15 million over 10 years as announced in 2005-06 as part of the South East Queensland Infrastructure Plan and Program for rural water use efficiency initiatives in South East Queensland. This additional funding will enable partner industries in rural Queensland to provide complete programs addressing water use efficiencies, on-farm water management and natural resource impacts.
Other environmental initiatives
East Trinity property management and acid sulphate soil remediation
Additional funding of $1.2 million of recurrent funding and $1.3 million of capital funding is provided over three years for the continued remediation, management and monitoring of the degraded East Trinity site. This is in addition to $4.5 million in recurrent funding and $0.7 million in capital funding provided in 2005-06 over four years for the East Trinity Property Management strategy. A planned program of continued acid sulphate soil remediation and maintenance, including the upgrade of the existing bund wall, floodgates and roads, will build on the success of earlier works and deliver remediation of the site allowing alternate land uses in the future.
Haulage assistance rebates
Additional funding of $1.8 million over three years ($0.8 million in 2006-07) is provided to continue hardwood timber haulage assistance rebates in South East Queensland and extend rebates to the Western Hardwoods Region.
Koala Conservation Plan implementation package
Additional funding of $2.1 million over four years ($0.5 million in 2006-07) is provided to support a package of initiatives to assist in halting the decline of the koala population in Queensland, especially South East Queensland. Key components of the package include the survey and mapping of koala habitat, planning and assessment activities to ensure development is compatible with conserving koalas and koala habitat and community engagement activities to raise awareness of issues and responsibilities for koala conservation.
Cape York Peninsula land acquisition program
Additional funding of $3 million is provided in 2006-07 to continue the implementation of the Cape York Peninsula Land Acquisition Program, through the acquisition of land containing representative samples of Cape York ecosystems for inclusion within the Protected Area Estate. This funding is in addition to $7.5 million provided in 2004-05.

Budget Strategy and Outlook 2006-07	85

Delivery of natural resource management in Cape York region
Additional funding of $2.1 million over two years ($1 million in 2006-07) is provided for the continued delivery of regional natural resource management in Cape York under the Natural Heritage Trust program.
South East Queensland Conservation initiative
Additional funding of $20 million is provided in 2006-07 to acquire properties within South East Queensland to increase green space. The land will be added to the protected estate.
Funding day-to-day management of the Great Barrier Reef Marine Park
In recognising the importance of the Great Barrier Reef the Government is working with the Great Barrier Reef Marine Park Authority in determining the priorities and directions for the Great Barrier Reef Marine Park. Additional funding of $12.2 million over four years is allocated to ensure that the Great Barrier Reef Marine Park and its island National Parks are managed in accordance with community expectations, which provides certainty to the world class tourism industry and supports the fishing industry through improved compliance and management.
DELIVERING RESPONSIVE GOVERNMENT
The Financial Administration and Audit Act 1977 and the associated Financial Management Standard 1997 put in place a comprehensive framework of governance and accountability for the Government and its agencies. The Government also places priority on delivering responsive Government through a range of actions and strategies including engaging communities in government decisions and processes through the continuation of regional community forums and regional Cabinet meetings.
Fuel Subsidy Scheme – change in definition of fuel
The Budget provides for a planned change in the definition of fuel under the Fuel Subsidy Act 1997. Presently, fuel must be of a type ordinarily sold by a retailer to qualify for subsidy. This definition will be expanded to cater for certain emerging forms of motor spirit and diesel fuels. The change will apply from the date of Royal Assent to the amending legislation.

86	Budget Strategy and Outlook 2006-07

Box 4.6
The State’s investment in information and communication technology
The Queensland Government recognises that opportunities exist to achieve better business and information and communication technology (ICT) value from a consolidated and coordinated approach to ICT service provision to the community. These opportunities also exist through the implementation of an overarching e-Government approach to connect Government internally to communities and to other jurisdictions.
The Office of Government ICT assists agencies to achieve this by:
•	developing and implementing a whole-of-Government ICT strategic planning methodology

•	using this information to assist in more strategic decision-making and to identify opportunities that cross agency boundaries

•	designing the Government Enterprise Architecture, incorporating the design elements and standards for business, information, applications and technologies, and the standardisation of the infrastructure to enable cross-agency interactions to occur

•	increasing the ICT skills, capabilities and professional development of both individuals and agencies.
Some of the key Government initiatives in ICT in 2006-07 include:
•	Enhancement of Queensland Police Service ICT, including the State-wide implementation of QPRIME, an integrated policing solution to effectively manage the ever increasing volume of information used by operational police and the implementation of the Public Safety Network to provide a common ICT network across a number of agencies

•	Integrated Client Management System, a key project under the Shared Information Solutions ICT initiative, will support information management and decision making in the child protection and youth justice systems. The first component of this system, the Directory of Carers, was delivered in 2005. Remaining functions will be completed by 2007

•	Integrated Justice Information System, with $20.9 million over two years and $18.2 million over four years in capital and recurrent funding respectively, to enhance consistent and quality data transfers between criminal justice agencies

•	Health ICT, an investment of $87.2 million supports improved access to information and systems for clinicians in hospital and community care settings and the continued development, integration and replacement of technical infrastructure underpinning enterprise systems and networks

•	Smart Classrooms, with $79 million in recurrent and $5 million in capital funding invested in school technology projects in 2006-07, which will enable the establishment of a central state schools computer help desk, parents to log on to their local school computer network and grants for targeted technology programs and projects

•	Smart Service Queensland, with $16.3 million recurrent funding and $1.8 million in capital to expand services available to the public. This funding will enable agencies to transition their high priority services to Smart Service Queensland, providing the public with easier access to Queensland Government services and information

•	Shared Service Initiative, which is now in the third year of a five year implementation phase and moves from the piloting of new finance and human resource business solutions to a comprehensive roll-out across most agencies in the next two years.

Budget Strategy and Outlook 2006-07	87

5. REVENUE

KEY POINTS
•	Total General Government sector revenue is estimated to be $29.070 billion in 2006-07. The decrease of $516 million (or 1.7%) on 2005-06 estimated actual revenue primarily reflects the return of investment returns to the assumed long-term average earnings rate of 7.5%.

•	Payroll tax relief will be provided to small and medium sized businesses from 1 July 2006, with the payroll tax threshold to be increased from $850,000 to $1 million.

•	The tax-free threshold for resident individual land tax payers will be increased from $450,000 to $500,000 from 1 July 2006.

•	A new first home transfer duty concession will be available for certain acquisitions of vacant land from 1 January 2007.

•	Hire duty and marketable securities duty will be abolished on 1 January 2007.

•	As previously announced, transfer duty rates will increase from 1 July 2006 for transfers of dutiable property over $500,000. This will be partially offset by an increase in the concession for home purchases.

•	Queensland will retain its competitive tax status, with per capita tax estimated at $1,927 in 2006-07 compared to an average of $2,272 for the other states.
INTRODUCTION
This chapter provides an overview of General Government sector revenue for the estimated actual outcome for 2005-06, forecasts for the 2006-07 Budget year and projections for 2007-08 to 2009-10.
Table 5.1
General Government revenue1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Act.	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million	$ million	$ million

Revenue
Taxation revenue	6,843	7,356	7,871	8,331	8,736	9,198
Current grants and subsidies	12,682	12,809	13,143	13,460	13,785	14,243
Capital grants	528	591	683	951	870	676
Sales of goods and services	2,401	2,500	2,693	2,773	2,836	2,910
Interest income	1,421	3,200	1,802	1,891	1,991	2,096
Other	2,729	3,129	2,879	2,865	3,025	3,333

Total Revenue	26,604	29,586	29,070	30,271	31,242	32,456
Note:
1.	Numbers may not add due to rounding.

88	Budget Strategy and Outlook 2006-07

The forward estimates are based on the economic projections outlined in Chapter 2 and are formulated on a no policy change basis.
General Government revenue in 2005-06 is estimated to be $29.586 billion or 11.2% more than the 2005-06 Budget estimate.
Significant variations include higher:
•	interest income, reflecting the strong performance of investment markets which has significantly improved the returns from the State’s financial assets held to meet future employee entitlements. Excluding the higher revenue from interest income reduces estimated actual revenue to 4.5% higher than budgeted

•	taxation revenue, primarily due to higher revenue from duty on property transfer transactions resulting from stronger than expected market activity, as well as higher payroll tax from high employment and wage growth

•	payments from the Australian Government

•	tax equivalent payments and royalty revenue.
General Government revenue in 2006-07 is estimated to be $29.070 billion, a decrease of $516 million or 1.7% on the 2005-06 estimated actual revenue of $29.586 billion. This is largely due to:
•	reduced interest income, reflecting the return of investment returns to the assumed long-term average earnings rate of 7.5%

•	reduced revenue from tax equivalent payments.
These revenue reductions are partly offset by forecast increases in GST revenue grants and tax revenue.
REVENUE BY OPERATING STATEMENT CATEGORY
Major sources of General Government revenue in 2006-07 are current grants and subsidies (45.2% of revenue) and taxation revenue (27.1%). Chart 5.1 illustrates the composition of General Government revenue.

Budget Strategy and Outlook 2006-07	89

Chart 5.1
Revenue by operating statement category 2006-07

Note:
1.	The major components of ‘other revenue’ are dividends (2.2%), royalties and land rents (5.2%) and tax equivalent payments from public corporations (1.3%).
Chart 5.2 compares the composition of General Government revenue, based on 2005-06 estimated actuals and 2006-07 estimates.
The overall result primarily reflects anticipated decreases in interest income and other revenue being partly offset by increases in current grants and subsidies and taxation revenue.
Chart 5.2
Revenue by operating statement category for 2005-06 and 2006-07

90	Budget Strategy and Outlook 2006-07

TAXATION REVENUE
One of the Queensland Government’s key social and fiscal objectives is to maintain a competitive tax environment while raising sufficient revenue to meet the infrastructure and Government service delivery needs of the people of Queensland.
Total revenue from taxation is expected to increase by 7.0% in 2006-07. This reflects the continued robustness of the property market on duty revenue as well as employment and wage growth on payroll tax revenue.
Table 5.2
Taxation revenue1

	2004-05	2005-06	2006-07
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Payroll tax	1,674	1,916	2,054
Duties
Transfer[2]	1,744	1,906	2,116
Vehicle registration	267	272	279
Insurance[3]	316	331	346
Mortgage	256	290	310
Other duties[4]	60	68	26
Total Duties	2,642	2,867	3,078

Gambling taxes and levies[5]
Gaming machine tax and levies[6]	520	563	582
Lotteries taxes	181	181	186
Wagering taxes	33	33	35
Casino taxes and levies	59	60	63
Keno tax	13	13	14
Total Gambling taxes and levies	806	851	881

Other taxes
Land tax	419	424	500
Debits tax	189	1	0
Motor vehicle registration	767	813	846
Fire levy	225	235	247
Community Ambulance Cover	112	116	121
Guarantee fees	64	75	83
Other taxes	55	58	61

Total Taxation	6,952	7,356	7,871

Notes:

1.	Numbers may not add due to rounding.

2.	Includes marketable securities duty.

3.	Includes accident insurance premiums.

4.	Includes duty on leases, rental arrangements, credit business and life insurance premiums.

5.	Includes community benefit levies.

6.	Includes the Major Facilities Levy and Health Services Levy.

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Budget tax initiatives
Payroll tax relief
Queensland has experienced strong growth in its labour market for a number of years and this is expected to continue into the future. A consequence of this performance has been an increase in the number of employers liable for payroll tax. In recent years, the impact has been moderated by the application of a high threshold and a tapered deduction system and by incremental reductions in the payroll tax rate from 5.0% in 1999-2000 to the current 4.75%.
Even so, in the absence of further payroll tax relief, many employers would be entering the payroll tax system for the first time. This Budget delivers payroll tax relief from 1 July 2006 which provides for an increase in:
•	the exemption threshold from $850,000 to $1 million of employers’ annual Australian payrolls

•	the maximum payroll at which taxpayers receive a deduction, from $3.4 million to $4 million.
Compared to the current payroll tax threshold, the revised threshold will:
•	reduce by approximately 600 the number of employers in the payroll tax base in 2006-07. As a result, approximately 90% of Queensland employers will not be liable for payroll tax

•	provide significant tax reductions for current payroll tax payers with payrolls below $4 million, as shown in Table 5.3 below

•	save taxpayers $34.3 million in 2006-07.
Table 5.3
Payroll tax payable

Payroll	Current	New
$	$	$
850,000	—	—
900,000	3,167	—
1,000,000	9,500	—
1,250,000	25,333	15,833
1,500,000	41,167	31,667
2,000,000	72,833	63,333
2,500,000	104,500	95,000
3,000,000	136,167	126,667
3,500,000	166,250	158,333
4,000,000	190,000	190,000

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Table 5.4 shows that a combination of a high threshold and a low flat rate will make Queensland payroll tax amongst the most competitive in Australia.
Table 5.4
Payroll tax schedules for 2006-07

	QLD
	Current	New	NSW	VIC	WA	SA	TAS
Threshold $000s	850	1,000	600	550	750	504	1,010

Rate %	4.75%	4.75%	6%	5.15%	5.50%	5.50%	6.10%
Land tax
Queensland has experienced strong growth in land values since 2001. Although moderated by the application of three year averaging of land valuations for assessments, a consequence has been a potential increase in the numbers of landowners liable for land tax and growth in land tax liabilities for landowners already in the system. The Government responded last year by overhauling the land tax system, increasing the tax free thresholds and reducing tax rates.
This Budget delivers further land tax relief by increasing the tax free threshold for resident individuals from the current $450,000 to $500,000. This means resident individuals will not be subject to land tax until the unimproved value of their landholdings, excluding their principal place of residence, amounts to $500,000. Compared to the current schedule, the increased threshold will reduce by over 5,000 the number of resident individuals in the land tax system in 2006-07 and provide a benefit for a further 15,000 individuals. No taxpayer will be worse off. The new land tax schedule for resident individuals is presented in Table 5.5 and the savings are presented in Table 5.6.
Table 5.5
Land tax schedules for 2006-07 – resident individuals1

Unimproved Land Value	Current	Unimproved Land Value	New
$450,000 - $749,999	$400 + rate 0.70%	$500,000 - $749,999	$500 + rate of 0.70%
$750,000 - $1,249,999	$2,500 + rate 1.45%	$750,000 - $1,249,999	$2,250 + rate 1.45%
$1,250,000 - $1,999,999	$9,750 + rate 1.50%	$1,250,000 - $1,999,999	$9,500 + rate of 1.50%
$2,000,000 - $2,999,999	$21,000 + rate 1.65%	$2,000,000 - $2,999,999	$20,750 + rate 1.675%
$3,000,000 and above	Rate 1.25% on full value	$3,000,000 and above	Rate 1.25% on full value

Note:

1.	Rates are marginal rates unless otherwise specified.

Budget Strategy and Outlook 2006-07	93

Table 5.6
Land tax payable

Taxable Value	Current	New	Savings
$	$	$	$
450,000	400	0	400
500,000	750	500	250
600,000	1,450	1,200	250
800,000	3,225	2,975	250
1,000,000	6,125	5,875	250
1,500,000	13,500	13,250	250
2,000,000	21,000	20,750	250
2,500,000	29,250	29,125	125
3,000,000	37,500	37,500	0
The changes to the land tax threshold for individual resident taxpayers will take effect for the 2006-07 financial year. The cost to the Budget is estimated to be $6.7 million in 2006-07.
Table 5.7 shows that a combination of high tax-free thresholds and low rates will make the Queensland land tax system one of the most competitive amongst the states.
Table 5.7
Land tax schedules for 2006-07 – resident individuals

	QLD	NSW	VIC	WA	SA	TAS
Tax-free threshold ($’000)	500	352	200	150	110	25
Maximum tax rate[1] (%)	1.25	1.7	3.0	2.5	3.7	2.5

Note:

1.	The maximum tax rate is the rate applying to the highest value landholding band.
Transfer duty
From 1 January 2007 a new first home owner transfer duty concession will be available for the purchase of vacant land. Providing the other eligibility criteria are satisfied, first home owners who purchase a vacant block of land to build their first home:
•	will not be liable for duty where the value of the land is up to $100,000

•	will be better off where the value of the land is up to $250,000.
This measure is estimated to cost $1.1 million in 2006-07 and $2.2 million in a full year and will apply to transactions entered into on or after 1 January 2007.

94	Budget Strategy and Outlook 2006-07

As previously announced, from 1 July 2006, rates of duty payable on property transfers will increase for transfers with dutiable values above $500,000. The rate for transfers valued between $500,000 and $700,000 will increase from 3.75% to 4%, with the rate above $700,000 increasing from 3.75% to 4.5%.
At the same time, the threshold for the home concession will increase from $300,000 to $320,000, ensuring that buyers of homes valued below $700,000 will not pay more duty.
Land rich duty and transfer duty relating to land holding entities
The duty provisions relating to acquisitions of majority interests in land rich corporations and certain land holding trusts will be strengthened. The land component threshold of a land rich corporation’s total assets will be reduced from the current 80% to 60%. In addition, the acquisition trigger will be adjusted from an interest of ‘more than 50 percent’ to ‘50 percent or more’ for both land rich corporations and certain land holding trusts.
These changes are consistent with the position adopted by most other jurisdictions in relation to these tests. These changes will apply to acquisitions made or agreed to be made on or after the date that the legislation giving effect to these changes receives Royal Assent.
Although primarily a measure for the purposes of revenue protection, the measure will raise additional revenue of approximately $10 million a year.
Abolition of state taxes
The Intergovernmental Agreement on the Reform of Commonwealth-State Financial Relations (IGA), agreed to by the Australian Government and all state and territory governments in 1999, required the abolition and review of a number of state taxes.
In accordance with the requirements of the IGA, transfer duty on quoted marketable securities and debits tax were abolished in 2001 and 2005 respectively.
Last year, Queensland participated in a multijurisdictional review into the need to retain a number of state duties, as required by the IGA. A timetable for the abolition of the majority of these duties was announced in the 2005-06 Budget and agreed to by the Australian Government in the Ministerial Council Meeting of March 2006.
Table 5.8 presents the full schedule of tax abolitions under the IGA.

Budget Strategy and Outlook 2006-07	95

Table 5.8
Abolition of state taxes under the IGA

			Full year
			cost[1]
Tax	Description	Abolition	$ million
Marketable securities duty (quoted)	Payable on the transfer of marketable securities listed on the Australian Stock Exchange or another recognised stock exchange.	✓ July 2001	35

Credit card duty[2]	Payable on credit card transactions.	✓ August 2004	20

Debits tax	Payable on debits to accounts with cheque drawing facility.	✓ July 2005	190

Lease duty	Payable on the lease of land or premises in Queensland. Residential leases exempted.	✓ January 2006	27

Credit business duty	Payable on the amount of credit provided under a loan, a discount transaction or a credit arrangement.	✓ January 2006	19

Hire duty	Payable on the hiring charges of the hire of goods.	1 January 2007	19

Marketable securities duty (unquoted)	Payable on the transfer of marketable securities not listed on the Australian Stock Exchange or another recognised stock exchange.	1 January 2007	14

Mortgage duty	Payable on entering into a mortgage over property in Queensland.	50% 1 Jan 2008 100% 1 Jan 2009	380

Duty on transfer of core business assets	Payable on the transfer of non-realty business assets.	50% 1 Jan 2010 100% 1 Jan 2011	200

Notes:

1.	Estimated revenue foregone in financial year following full abolition.

2.	Credit card duty was abolished prior to its review under the IGA.
The timing of the duty abolitions balances a range of community priorities, including the maintenance of the State’s tax competitiveness while funding the delivery of essential community services and the provision of critical new infrastructure.
The Government has completed the first tranche of duty abolitions announced in last year’s Budget, with the removal of credit business and lease duties from 1 January 2006.
A further four taxes are scheduled to be abolished. Hire duty and transfer duty on unquoted marketable securities will be abolished from 1 January 2007, with mortgage duty and duty on the transfer of core business assets to be abolished by 2011.
The savings to Queenslanders from the abolition of these nine taxes will rise from $290 million in 2005-06 to over $1 billion per year by 2011-12. The cost to revenue from the abolition of these taxes will be $4.5 billion over this seven year period.

96	Budget Strategy and Outlook 2006-07

Estimates of state revenue
Chart 5.3 indicates the composition of estimated state tax revenue for the 2006-07 year.
Chart 5.3
Taxation by tax category

Note:

1.	‘Other taxes’ includes the fire levy, community ambulance cover, guarantee fees and other minor taxes.

2.	‘Other duties’ includes vehicle registration duty, insurance duty, mortgage duty and other minor duties.
The largest sources of taxation revenue are payroll tax and transfer duty, which together represent over half of the State’s total taxation revenue in 2006-07.
Payroll tax (26.1% of total tax revenue in 2006-07) has a solid base with relatively stable growth driven by the underlying strength in the State economy. In contrast, revenue growth from transfer duty (representing 26.9% of tax revenue) can vary significantly from year to year with its base being subject to the volatile movements of the property market.
Other duties, including vehicle registration duty, insurance duty, mortgage duty and other smaller duties, represent 12.2% of total tax revenue. This proportion is likely to decline as duties are abolished in accordance with the Government’s schedule of tax abolitions.
Land tax represents 6.4% of total revenue in 2006-07. While also subject to the volatility of price movements in the property market, this impact is moderated by a relatively stable base and the effect of three year averaging of land values for assessments.
Gambling taxes and levies represent 11.2% of tax revenues in 2006-07. Motor vehicle registration, which is classified as a tax for budget purposes, represents 10.7% of total tax revenue.

Budget Strategy and Outlook 2006-07	97

Payroll tax
Payroll tax is chargeable at a rate of 4.75% when the total yearly Australian taxable wages of an employer, or those of a group of related employers, exceed the exemption threshold of $850,000.
Payroll tax collections are estimated to increase by 7.2% in 2006-07, reflecting growth in employment and wages in key industries.
The payroll tax rate has been reduced in recent years from 5% to its current level of 4.75%, making Queensland’s payroll tax rate overall the lowest of any state. Further, an employer paying annual taxable wages of less than $1 million from 2006-07 will not be liable for payroll tax – amongst the highest thresholds in Australia.
Duties
Duties are levied on a range of financial and property transactions. Overall, revenue from duties is forecast to increase by 7.4% in 2006-07. This is largely driven by increased revenues from transfer and mortgage duty arising from the continued strength in housing and non-residential property transactions and the revenue initiatives announced in the Special Fiscal and Economic Statement. This growth will be partially offset by the abolition of hire duty and transfer duty on unquoted marketable securities in 2007.
The major duties include transfer, mortgage, vehicle registration and insurance duties.
•	Transfer duty is charged at various rates on the transfer of real and business property. The Queensland Government offers extensive concessions to the transfer of land where the property is purchased as a first or subsequent home.

Revenue from transfer duty is expected to grow in 2006-07 by 11% as a result of the continued strength of the Queensland property market coupled with the revenue measure announced in the Special Fiscal and Economic Statement. Recent years have seen a shift in the composition of the base from residential investments to commercial property purchases.

•	Mortgage duty is levied at a rate of 0.4% of the total amount secured by the mortgage.

Revenue from mortgage duty is estimated to grow by 6.9% in 2006-07, driven by continued strength in the property market. Mortgage duty is to be halved from 1 January 2008 and fully abolished from 1 January 2009.

•	Vehicle registration duty is charged at the rate of 2% of the dutiable value of a motor vehicle on the transfer or initial registration of the motor vehicle.

Revenue from vehicle registration duties is expected to grow slightly in 2006-07 in line with projections for activity within the sector. Motor vehicle duty has shown sluggish growth in recent times due mainly to a subdued motor vehicle market and weak price growth.

98	Budget Strategy and Outlook 2006-07

•	Insurance duty is charged on contracts of general, life insurance and accident insurance. The base rate for most general insurance products is 7.5%, with certain general insurance products, life insurance and accident insurance charged at the rate of 5%.

Revenue from insurance duty is expected to grow by 4.5% in 2006-07, reflecting growth in the number of insurance policies moderated by the relative stability of premiums.
Gambling taxes and levies
A range of gambling activities is subject to state taxes and levies. Total gambling tax and levy collections are estimated to increase by 3.5% in 2006-07. Gaming machine taxes and levies are estimated to increase by 3.4%, lotteries taxes by 3%, wagering taxes by 6% and other gambling taxes by 5%. Growth in gaming machine taxes and levies is expected to be impacted by the complete ban on smoking in venues from 1 July 2006.
Land tax
Land tax is levied on the unimproved value of the landowner’s aggregated holdings of freehold land owned in Queensland as at midnight on 30 June each year. The principal place of residence is deducted from this value.
Resident individuals are generally liable for land tax if the total unimproved value of the freehold land owned by that person as at 30 June is equal to or greater than $450,000, which is to be increased to $500,000 from 1 July 2006. Companies, trustees and absentees are generally liable for land tax if the total unimproved value of the freehold land owned as at 30 June is equal to or greater than $300,000.
Land tax is estimated to grow by 17.9% in 2006-07.
The application of three year averaging for assessments, whereby the land value is determined by averaging the unimproved property values for the current and preceding two years rather than simply using the current year valuation, moderates and delays the impact of valuation increases. It is estimated that the revenue foregone as a result of three year averaging will be approximately $171.5 million in 2005-06. Queensland is the only state to apply three year averaging to land tax.
Motor vehicle registration fees
Motor vehicle registration is influenced primarily by the growth of the vehicle fleet and fee adjustments related to the consumer price index (CPI).
Fire levy
Fire levy revenue, which is used to fund the Queensland Fire and Rescue Authority, is expected to increase in line with the growth of the number of contributors and CPI.

Budget Strategy and Outlook 2006-07	99

Community Ambulance Cover
The Community Ambulance Cover Scheme was introduced in 2003-04 to replace the Ambulance Subscription Scheme and to provide a sustainable funding base for the Queensland Ambulance Service. It is collected through a payment on non-exempt electricity accounts.
To minimise the impact of the levy, a range of exemptions are provided, including for pensioners, certain farm sheds and water pumps, religious bodies and other institutions and government. Additional exemptions were provided in November 2003 for certain common and multiple accounts for commercial and residential buildings, security lighting and public parks, hot water systems and electricity accounts relating to a medical condition.
An extension to the exemption for farm sheds and water pumps has been made to include certain amenity horticulture activities. In particular, the exemption will apply to farm sheds and water pumps used solely in the commercial production of any horticultural products, whether food or non-food, but will not apply to retail activities and other associated services.
Growth in 2006-07 reflects CPI adjustment and growth in the number of non-exempt electricity accounts.
Guarantee fees
Guarantee fees are revenues collected by Queensland Treasury Corporation (QTC) on behalf of the State and comprise performance dividends, competitive neutrality fees and credit margin fees. These fees promote competitive neutrality between public sector agencies and those in the private sector and ensure that the benefits accruing from the financial backing and superior borrowing performance of the State (through QTC) are shared between the borrower and the State.
Other taxes
Revenue from other taxes includes the Statutory Insurance Scheme Levy, the Nominal Defendant Levy and other sundry taxes.
Tax expenditures
Taxation expenditures are reductions in tax revenue that result from the use of the taxation system as a policy tool to deliver Government policy objectives. Taxation expenditures are provided through a range of concessions, including tax exemptions, reduced tax rates, tax rebates, tax deductions and provisions which defer payment of a tax liability to a future period. Appendix A provides details of tax expenditure arrangements set in place by the Queensland Government.

100	Budget Strategy and Outlook 2006-07

QUEENSLAND’S COMPETITIVE TAX STATUS
Taxation can impact on business decisions regarding investment and employment. Maintaining the competitiveness of Queensland’s tax system provides a competitive advantage to business and moderates the tax burden for its citizens and is therefore fundamental to the Government’s commitment to job creation and economic development.
Recent tax changes have sought to improve the efficiency and equity of the State’s tax system, strengthen the funding base of essential services and reduce or eliminate taxes to the benefit of taxpayers.
In pursuit of these objectives over recent years, the Government has:

•	rationalised the payroll tax system by reducing the rate from 5% to 4.75%, offset by a broadening of the tax base

•	raised land tax thresholds, reduced tax rates and simplified the land tax system. It has also provided exemptions to moveable dwelling parks and expanded the principal place of residence exemption

•	introduced the Community Ambulance Cover to secure the funding base for the Queensland Ambulance Service, while minimising the impact through a range of exemptions

•	extended the transfer duty concession for purchases of first homes from $80,000 (with the concession phasing out at $160,000) to $250,000 (with the concession phasing out at $500,000)

•	extended the mortgage duty exemption threshold for first home buyers from $100,000 to $250,000

•	extended the transfer duty home concession from $250,000 to $300,000 (and to $320,000 from 1 July 2006)

•	reduced the base insurance duty rate from 8.5% to 7.5%

•	increased some transfer duty rates to assist the funding of the Health Action Plan

•	abolished transfer duty on quoted marketable securities, credit card duty, debits tax, lease duty and credit business duty.

Budget Strategy and Outlook 2006-07	101

Consistent with this commitment to ongoing tax reform, the Government has announced in this Budget:
•	payroll tax relief

•	land tax relief

•	a new first home buyer transfer duty concession for certain purchases of vacant land

•	changes to land rich duty and transfer duty relating to certain land holding trusts as a revenue protection measure

•	the continued progressive abolition of a number of duties.
Since 2004, the Government has introduced initiatives that will deliver total net tax reductions of $3 billion over the next four years.
The Charter of Social and Fiscal Responsibility commits the Government to maintaining competitive tax levels in relation to other states. Table 5.9 demonstrates that this commitment is being met, with various measures of tax competitiveness all indicating the Queensland state tax system remains amongst the most competitive in Australia.
Table 5.9
Queensland’s tax competitiveness

	QLD	NSW	VIC	WA	SA	TAS[4]	ACT	NT4	Avg[5]
Taxation per capita[1] ($)
	1,927	2,451	2,147	2,464	1,953	1,484	2,388	1,562	2,272

Taxation effort[2] (%)	85.8	102.3	102.4	103.4	116.4	99.1	100.3	102.4	na

Taxation % of GSP[3] (%)	4.4	5.0	4.7	4.3	4.9	4.3	3.9	2.9	4.7

Notes:

1.	2006-07 data. Sources: QLD, VIC, WA, NT State Budgets, NSW, SA, TAS, ACT Mid Year Reviews/Budget Updates

2.	2004-05 data. Source: Commonwealth Grants Commission: 2006 Update.
Revenue raising effort ratios, assessed by the Commonwealth Grants Commission, isolate policy impacts from revenue capacity impacts and are an indicator of the extent to which the governments burden their revenue bases. Queensland’s tax revenue raising effort is well below the Australian policy standard (equal to 100%).

3.	2004-05 data. Sources: ABS 5506.0 and ABS 5220.0.

4.	Low taxation per capita reflects the lower revenue raising capacity of those jurisdictions.

5.	Weighted average of states and territories, excluding Queensland.

102	Budget Strategy and Outlook 2006-07

GRANTS AND SUBSIDIES
Current grants and subsidies comprise revenues from the Australian Government, grants from the community and industry and other miscellaneous grants. The moderate growth of 3.2% in 2006-07 largely reflects the expected growth in Australian Government grants.
Table 5.10
Grants and subsidies1

	2004-05	2005-06	2006-07
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Current grants and subsidies
Australian Government grants	11,739	12,278	12,570
Other grants and contributions	515	532	573
Total current grants and subsidies	12,255	12,809	13,143

Capital grants and subsidies
Australian Government grants	489	568	683
Other grants and contributions	2	23	0
Total capital grants and subsidies	491	591	683

Total grants and subsidies	12,745	13,401	13,826

Note:

1.	Numbers may not add due to rounding.
Australian Government payments
Australian Government payments to Queensland comprise:
•	general purpose payments, including GST revenue grants and National Competition Policy payments. General purpose payments are ‘untied’ and are used for both recurrent and capital purposes
•	specific purpose payments (SPPs), including grants for health, education and transport, which are used to meet Australian Government and shared policy objectives.
Australian Government payments to Queensland in 2006-07 are expected to total $13.3 billion, an increase of $407 million or 3.2% over payments in 2005-06.
Differences between SPPs in this chapter and Australian Government Budget estimates can arise and generally reflect the outcome of agency-to-agency discussions or the absence of state level information. Chapter 8 provides more detailed background on Commonwealth-state financial arrangements.

Budget Strategy and Outlook 2006-07	103

Table 5.11
Australian Government payments1

	2004-05	2005-06	2006-07
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

General Purpose Payments
GST Revenue Grants and other payments	7,354	7,639	7,972
National Competition Policy Payments	143	179	0
Total General Purpose Payments	7,498	7,818	7,972

Specific Purpose Payments[2]
Health	1,911	2,015	2,126
Education and the Arts	1,439	1,540	1,641
Local Government, Planning, Sport & Recreation	298	315	312
Employment and Training	201	218	220
Housing	186	188	191
Treasury	90	98	103
Disability Services Queensland	109	117	119
Main Roads	260	264	400
Other	236	275	169
Total Specific Purpose Payments	4,730	5,028	5,280

Total Australian Government Payments	12,228	12,846	13,253

Notes:

1.	Numbers may not add due to rounding.

2.	Specific Purpose Payments are shown below by relevant Queensland Government department.
General purpose payments
GST revenue grants
GST revenue grants to Queensland in 2006-07 are expected to be $7.969 billion which represents an increase of $356 million on 2005-06.
GST revenue projections are based on consumption estimates, which incorporate assumed growth in the outyears. The distribution of these revenues is based on the recommendations of the Commonwealth Grants Commission in accordance with the application of horizontal fiscal equalisation principles. The moderate increase in GST revenue grants primarily reflects underlying growth of the tax base.
The Australian Government provides compensation to the states for the deferred GST revenue resulting from its decision to allow businesses who are below the GST registration threshold and voluntarily registered for GST to report and pay GST annually instead of quarterly.

104	Budget Strategy and Outlook 2006-07

Queensland also accrued a residual adjustment amount of $38.8 million in 2004-05. Residual adjustment amounts are provided to offset any unintended consequences of the transitional arrangements applied when states no longer require budget balancing assistance.
National Competition Policy payments
The distribution of National Competition Policy (NCP) payments is population based, with payments dependent on the states making satisfactory progress with the implementation of the specified reforms. NCP payments to Queensland will cease in 2005-06.
Specific purpose payments
SPPs for Queensland in 2006-07 are estimated at $5.3 billion, an increase of 5% from 2005-06. Table 5.11 provides the distribution of SPPs by Queensland Government department.
Queensland Health
Queensland receives funding for public hospitals and other health services from the Australian Government under the Australian Health Care Agreement (AHCA). The AHCA provides the majority of Queensland Health’s revenue from the Australian Government and is adjusted annually for population growth, increases in cost and utilisation. The 2003-2008 AHCA commenced on 1 July 2003. Under the current agreement, Queensland will receive $1.7 billion in 2006-07 in Health Care Grants.
Queensland Health will also receive additional tied funding in 2006-07 for a range of programs including Home and Community Care, Highly Specialised Drugs, Essential Vaccines, National Public Health and nursing home benefits.
Department of Education and the Arts
SPPs for education purposes comprise recurrent and capital grants for distribution to state and non-state schools and other organisations. A 6.5% increase in Australian Government grants in 2006-07 reflects cost indexation, enrolment growth, commencement of new programs and funding for capital projects.
Department of Local Government, Planning, Sport and Recreation
Australian Government SPPs to the Department of Local Government, Planning, Sport and Recreation relate to Financial Assistance Grants provided to local government in Queensland.

Budget Strategy and Outlook 2006-07	105

Department of Employment and Training
The 2005-2008 Commonwealth-State Agreement for Skilling Australia’s Workforce provides the Department of Employment and Training with funding for a range of specific vocational education and training programs. In 2006-07, the Department expects to receive around $208 million in funding under the Agreement, an increase of 4% over 2005-06 ($200 million). Additional funding is provided by the Australian Government for a range of other programs.
Further discussion of the Agreement is provided in Chapter 8.
Department of Housing
In 2006-07, the Department of Housing will receive $191 million in SPPs under the current Commonwealth-State Housing Agreement covering the period 2003-2008. The Budget estimate for 2006-07 represents a 2% increase against estimated payments in 2005-06 reflecting growth funding built into the 2003-2008 Agreement.
This funding will be used for the continued development of a core social housing sector to assist people unable to access alternative suitable housing options through the delivery of affordable, appropriate, flexible and diverse housing assistance responses that provide people with choice and are tailored to their needs, local conditions and opportunities.
Queensland Treasury
Treasury receives payments from the Australian Government for joint Commonwealth-state natural disaster relief measures, concessions for Pensioner Concession Card Holders and compensation for foregone revenue on the establishment of the Australian Securities Commission.
Disability Services Queensland
The Commonwealth-State Disability Agreement for the period 2002-2007 was signed by the Queensland Government in June 2003. Australian Government funding for Disability Services Queensland is estimated to increase by 2% in 2006-07.
Department of Main Roads
Funding is received from the Australian Government for infrastructure and maintenance works on the National Network and for Black Spot Road Safety projects. The 2006-07 allocation reflects road works programmed under the Australian Government’s AusLink program.
Other
Other SPPs are expected to decline in 2006-07, with a number of agencies expected to receive reduced payments from the Australian Government.

106	Budget Strategy and Outlook 2006-07

Other grants and contributions
Grants and contributions are funds received from other state and local government agencies, other bodies and individuals where there is no direct benefit to the provider. Contributions exclude Australian Government grants and user charges. The main sources of contributions are:
•	those received from private enterprise and community groups to fund research projects and community services, including the contributions of parents and citizens associations to state schools

•	contributed assets and goods and services received for a nominal amount.
Table 5.12
Other grants and contributions

	2004-05	2005-06	2006-07
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Other grants and contributions	518	555	573
Revenues will vary from year to year based on the number and size of research projects, assets transferred between the Government and the private sector and contributed assets and services.
SALES OF GOODS AND SERVICES
Sales of goods and services revenue comprises cost recoveries from the provision of goods or services. Revenue from this source is expected to increase by 7.7% in 2006-07.
Table 5.13
Sales of goods and services1

	2004-05	2005-06	2006-07
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Fee for service activities	983	1,000	1,086
TransLink	184	196	218
Rent revenue	274	295	319
Sale of land inventory	38	56	97
Hospital fees	191	215	207
Transport and traffic fees	183	194	179
Other sales of goods and services	528	543	588
Total sales of goods and services	2,381	2,500	2,693

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2006-07	107

Fee for service activities
Major items of fee for service activities across the General Government sector include:
•	recoverable works carried out by both the Department of Main Roads and the commercialised arm of the department
•	fees charged by Technical and Further Education (TAFE) colleges
•	fees charged by CITEC for information and telecommunications services to the private sector.
The Government provides concessions in the form of discounts, rebates and subsidies to improve access to and the affordability of a range of services for individuals or families based on eligibility criteria relating to factors such as age, income and special needs or disadvantage. Appendix B provides details of the concession arrangements set in place by the Queensland Government.
TransLink
Revenues arise from the arrangements associated with TransLink integrated ticketing and public transport arrangements, which commenced in July 2004. Instead of subsidising public transport operators for the gap between operating costs and revenues, the TransLink entity collects revenues from the operation of public transport services in South East Queensland to fund public transport services in the region. These revenues are estimated at $218 million in 2006-07.
Rent revenue
Rent revenue is earned on the rent or lease of Government buildings, housing, plant and equipment, motor vehicles and car parks. Major items under this category include public housing rentals and rents charged for Government buildings.
Sale of land inventory
Sale of land inventory comprises land sales undertaken by agencies, where the buying and selling of land is a core business activity of the agency, such as the Property Services Group under the Coordinator-General. As such, it is distinct from property disposals undertaken by most Government agencies.
Hospital fees
Hospital fees are collected by public hospitals for a range of hospital services. Fees include those received from private patients and other third party payers, as well as payments received from the Australian Government Department of Veterans’ Affairs for the treatment of veterans.

108	Budget Strategy and Outlook 2006-07

Transport and traffic fees
This category comprises state transport fees, the Traffic Improvement Fee, drivers’ licence fees and various marine licence and registration fees.
Other sales of goods and services
Revenue from other sales of goods and services is estimated to increase by 8.3% in 2006-07.
INTEREST INCOME
Interest income primarily comprises interest earned on the Treasurer’s Cash Balances and investments held to finance future employee entitlements, for example superannuation and long service leave.
Table 5.14
Interest income

	2004-05	2005-06	2006-07
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Interest income	2,972	3,200	1,802
Queensland Treasury Corporation manages the State’s short term investments, such as the Treasurer’s Cash Balances, while Queensland Investment Corporation manages the State’s long-term investments, primarily employee entitlement provisions (including assets held to meet employer superannuation liabilities). The State’s investment portfolio includes a diversified holding of equities, property and fixed interest.
With respect to investments held to meet employer superannuation liabilities, the State has, during the course of 2005-06, effected a significant reduction in its equity holdings and further diversified its portfolio.
While the previous asset allocation was appropriate in the context of managing very long term liabilities, the introduction of the Accumulation Scheme option for State employees and the actuarial surplus in the superannuation fund resulting from the strong performance of equity markets has presented an opportunity to alter the asset allocation.
The strong performance of domestic and international equity markets positively impacted interest income in 2005-06, with an estimated return of 16%. This estimate is based on actual year-to-date investment returns at the time of the finalisation of the Budget.
Interest income in 2006-07 is based on investment returns achieving the assumed long term average earnings rate of 7.5%. Chart 5.4 shows investment return rates achieved over time.

Budget Strategy and Outlook 2006-07	109

Chart 5.4
Investment returns (% per annum)1,2

Note:

1.	Line represents actuarial assumed long term average.

2.	2005-06 is an estimate.
Source: 1989-90 to 2004-05: Queensland Investment Corporation
OTHER REVENUE
Other revenue comprises dividends, tax equivalent payments, royalties, fines and forfeitures and other sundry revenues. Other revenue is expected to decrease in 2006-07, largely due to an expected reduction in tax equivalent payments.
Table 5.15
Other revenue1

	2004-05	2005-06	2006-07
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Dividends	683	625	635
Tax equivalents	390	627	374
Royalties and land rents	1,028	1,479	1,517
Fines and forfeitures	188	177	200
Revenue nec	269	222	153
Total Other Revenue	2,558	3,129	2,879

Note:

1.	Numbers may not add due to rounding.

110	Budget Strategy and Outlook 2006-07

Dividends
Dividends are received from the State’s equity in Public Non-financial Corporations and Public Financial Corporations. These include, for example, the Queensland electricity supply industry, Queensland Investment Corporation, port authorities, QR and Golden Casket.
Table 5.16
Dividends1

	2004-05	2005-06	2006-07
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Energy sector	395	431	411
Transport sector (rail and ports)	248	164	186
Other[2]	40	30	37
Total Dividends	683	625	635

Notes:

1.	Numbers may not add due to rounding.

2.	Includes dividends from Forestry Plantations Queensland, Golden Casket Corporation, Queensland Investment Corporation and SunWater.
Dividends are expected to increase by 1.6% in 2006-07.
Dividend revenue from public enterprises is a function of both net operating profits and dividend payout ratios.
The dividend pay-out ratio recommended by the Boards of Government-owned corporations does not impact on the capacity and requirement of these entities to carry out necessary maintenance and repairs and asset replacement (via provision for depreciation). Dividends are paid after providing for such costs. The dividend payout ratio for 2005-06 and the assumption on which the 2006-07 Budget and forward estimates are based is 80% of net operating profit after tax (except SunWater). Shareholding Ministers also consider the circumstances of individual Government-owned corporations and the advice of their boards before arriving at a final determination.
In total, dividends account for 2.2% of total General Government revenue in 2006-07.
Tax equivalent payments
Tax equivalent payments comprise payments by Government-owned corporations in lieu of state and Australian Government taxes and levies from which they are exempt. These payments arise from an agreement reached between the Australian Government and state governments in 1994 to establish a process for achieving tax uniformity and competitive neutrality between public sector and private sector trading activities.

Budget Strategy and Outlook 2006-07	111

Tax equivalent payments are expected to decline by 40% in 2006-07. This is primarily due to higher tax equivalent payments in 2005-06 from WorkCover Queensland as a result of a significant increase in its taxable income arising from a reduction in its provision for outstanding claims.
Table 5.17
Tax equivalent payments1

	2004-05	2005-06	2006-07
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Energy sector	227	234	216
Transport sector (rail and ports)	100	92	106
Other[2]	62	301	52
Total Tax Equivalent Payments	390	627	374

Notes:

1.	Numbers may not add due to rounding.

2.	Increase in 2005-06 due to higher WorkCover payments.
Royalties and land rents
The State earns royalties from the extraction of coal, base and precious metals, bauxite, petroleum, mineral sands and other minerals and land rents from pastoral holdings, mining and other leases. Royalties return some of the proceeds for the extraction of non-renewable resources to the community.
Estimates of mining royalties are based predominantly on forecasts of production compiled by the Department of Natural Resources, Mines and Water, using information provided by mining companies. Price estimates are broadly consistent with those published by the Australian Bureau of Agricultural and Resource Economics.
Royalty revenue is expected to remain at high levels in 2006-07 due to continued growth in coal exports to meet strong overseas demand. Outyear projections incorporate a moderation in royalty revenues.
Fines and forfeitures
The major fines included in this category are traffic and court fines. There is an expected increase of 13% in collections of fines and forfeitures in 2006-07.
Revenue nec
Revenue nec includes other revenues not elsewhere classified. The decrease in 2006-07 reflects a number of one-off receipts across agencies in 2005-06.

112	Budget Strategy and Outlook 2006-07

6. EXPENSES
KEY POINTS
•	Total General Government sector expenses are expected to increase by $2.092 billion (or 7.8%) over the estimated actual for 2005-06, to $28.825 billion in 2006-07.
•	Growth in expenses includes a range of service developments and initiatives with a particular focus on the areas of health, education, water management and infrastructure enhancements.
•	The major areas of expenditure are education and health, which together constitute approximately 48% of General Government sector expenses.
INTRODUCTION
This chapter provides an overview of General Government sector expenses for the estimated actual outcome for 2005-06, forecasts for the 2006-07 Budget year and projections for 2007-08 to 2009-10. The forward estimates are based on the economic projections outlined in Chapter 2 and are formulated on a no policy change basis.
The Ministerial Portfolio Statements provide details of expenditure for individual departments.
Table 6.1
General Government sector expenses1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Act.	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million	$ million	$ million

Expenses
Gross operating expenses
Employee expenses	11,719	12,051	13,324	14,047	14,718	15,616
Other operating expenses	5,161	5,641	5,844	5,855	5,930	6,079
Depreciation	1,617	1,632	1,754	1,876	1,951	2,017
Superannuation interest	604	502	563	593	623	651
Other interest	232	186	222	366	543	744
Current transfers	5,494	5,754	6,094	6,404	6,555	6,602
Capital transfers	844	966	1,024	882	698	645
Total Expenses	25,670	26,733	28,825	30,024	31,019	32,354

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2006-07	113

General Government expenses in 2005-06 are estimated to be $26.733 billion, an increase of $1.063 billion over the 2005-06 Budget forecast of $25.670 billion. This increase is primarily due to:
•	additional funding for the Health Action Plan
•	provision for costs arising from damage sustained in Far North Queensland as a result of Cyclone Larry in March 2006
•	funding for new initiatives approved by the Government during the year including increased capital grant funding to non-government schools as part of the Tomorrow’s Schools program, acceleration of the Asbestos Roof Replacement Program in State Schools, various initiatives aimed at improving Queensland’s water supply including better water management, water recycling projects and contributions to upgrade the Wivenhoe Dam spillway
•	additional expenditure to match increases in specific purpose grants and other own source revenues.
The General Government operating statement provides for aggregate expenses of $28.825 billion in 2006-07, representing an increase of $2.092 billion (or 7.8%) over the 2005-06 estimated actual. Factors influencing the growth in expenses include the implementation of service enhancements and initiatives outlined in Chapter 4 and other cost increases such as wage increases as part of enterprise bargaining agreements.
EXPENSES BY OPERATING STATEMENT CATEGORY
This section provides a breakdown of General Government expenses in 2006-07 by category and discusses the significant variances between 2005-06 estimated actual and 2006-07 Budget by expense category.
Chart 6.1 indicates that the single largest expense category in the General Government sector is employee expenses, reflecting the direct service provision nature of Government activities, followed by current transfers that include community service obligation payments to Government-owned corporations (GOCs) and the fuel subsidy scheme.

114	Budget Strategy and Outlook 2006-07

Chart 6.1
Expenses by operating statement category, 2006-07

Note:

1.	Includes superannuation interest expense.
Chart 6.2 compares the 2005-06 estimated actual expenses for each operating statement category with the 2006-07 Budget.
Chart 6.2
Expenses by operating statement category1
2005-06 and 2006-07

Note:

1.	Includes superannuation interest expense.

Budget Strategy and Outlook 2006-07	115

DETAILS OF EXPENSES
Employee expenses
Employee expenses include salaries and wages, annual leave, long service leave and superannuation expense. Superannuation expense represents the current service cost or the increase in the present value of the State’s defined benefit obligation resulting from employee service in the current period.
Employee expenses are forecast to increase by $1.273 billion or 10.6% to $13.324 billion in 2006-07. The increase reflects a combination of wage increases related to established enterprise bargaining agreements, provision for future agreements and significant additional staffing resulting from the implementation of the Health Action Plan and other services growth and enhancements.
The additional staffing provided in the 2006-07 Budget is predominantly in key service delivery areas, including recruiting 300 extra doctors, 400 extra allied health professionals and 500 nurses over an 18 month period, 224 additional teachers to meet enrolment growth, 150 extra teachers to reduce class sizes and 350 additional sworn police officers by September 2007.
Other operating expenses
Other operating expenses comprise the non-labour costs of providing goods and services, repairs and maintenance, consultancies, contractors, electricity, communications and marketing.
Other operating expenses are expected to increase by 3.6% to $5.844 billion in 2006-07, reflecting projected increases in these input costs and also growth in service provision.
Depreciation
Depreciation expense is an estimate of the progressive consumption of the State’s assets through normal usage, wear and tear and obsolescence. Growth in this expense category primarily reflects asset revaluations and additions to the asset base.
Queensland’s depreciation expense as a percentage of fixed assets is generally higher than that of other states, reflecting a more conservative provision for asset replacement. Although this results in lower operating surpluses, over time it will lead to a younger asset base. It is also more sustainable by making available larger amounts of funding from recurrent sources to finance capital expenditure.

116	Budget Strategy and Outlook 2006-07

Current and capital transfers
Current transfers include grants and subsidies to the community (such as to schools, hospitals, benevolent institutions and local governments) and personal benefit payments. Current transfers to non-government recipients represent grants to non-government organisations and householders. Funding includes support to non-government health care providers, organisations servicing the community in partnership with government in the family support, disability, youth and childcare sectors. Community service obligations (CSOs) are provided where GOCs are required to provide non-commercial services or services at non-commercial prices for the benefit of the community.
Capital transfers represent grants by the Government for capital purposes to local governments, non-profit institutions and other non-government entities, such as households and businesses.
Increases in CSO payments to GOCs and grants to local governments are factors contributing to an estimated increase of $398 million or 6% in 2006-07 (see Table 6.2).
The increase in State fuel subsidy payments in 2006-07 reflects expected increased fuel consumption. It also incorporates the impact of the recently announced extension of the fuel subsidy scheme to on-road use of diesel fuel by equipment type vehicles such as concrete pumping trucks, mobile cranes and elevated work platforms (but excludes conditionally registered vehicles, or those of a kind eligible for conditional registration in Queensland such as backhoes, harvesters, graders, golf buggies and road pavers/finishers).
In addition, the increase in fuel subsidy payments takes account of a planned change in the definition of fuel under the Fuel Subsidy Act 1997. Presently, fuel must be of a type ordinarily sold by a retailer to qualify for subsidy. This definition will be expanded to cater for certain emerging forms of motor spirit and diesel fuels. The change will apply from the date of Royal Assent to the amending legislation.
Higher CSO payments reflect funding to QR for additional track and rollingstock throughout Queensland as part of the South East Queensland Infrastructure Plan and Program (SEQIPP). The increase in capital grants to local governments in 2006-07 primarily reflects grants to support SEQIPP. Commitments from year to year in capital transfers are also influenced by the timing of capital projects and the progressive completion of approved projects.

Budget Strategy and Outlook 2006-07	117

Table 6.2 indicates the composition of transfer payments by recipient.
Table 6.2
Current and capital transfers1

	2005-06	2006-07
	Est. Act.	Budget
	$ million	$ million

Current
Fuel Subsidy Scheme	524	553
Grants to local government	438	409
Grants to non-government schools	1,239	1,264
Grants to non-profit organisations	814	983
Grants to other non-government recipients	1,460	1,427
Payments to GOCs	1,279	1,458
Total current transfers	5,754	6,094

Capital
First Home Owner Grant Scheme	172	198
Grants to local government	311	493
Grants to non-profit organisations	109	115
Grants to other non-government recipients	374	218
Total capital transfers	966	1,024

Total current and capital transfers	6,720	7,118

Note:

1.	Numbers may not add due to rounding.
Interest
The superannuation interest expense represents the imputed interest on the Government’s accruing defined benefit superannuation liability. In determining the State’s defined benefit superannuation liabilities, AASB 119 requires the discounting of future benefit obligations using yield rates on government bonds net of investment tax, estimated at 4.9%.
The other interest expense includes interest paid on borrowings to acquire capital assets and infrastructure such as roads and government buildings. The growth in this expense over the forward estimates reflects growth in borrowings for capital asset acquisitions, including new infrastructure investment as part of SEQIPP. However, interest expense will only rise to 2% of total operating expenses by the end of the forward estimates period.

118	Budget Strategy and Outlook 2006-07

OPERATING EXPENSES BY PURPOSE
Chart 6.3 indicates the proportion of expenditure by major purpose classification for the 2006-07 Budget. Education and health account for the largest shares of expenses (around 24% each).
Chart 6.3
General Government expenses by purpose, 2006-07
Chart 6.4
General Government expenses by purpose 2005-06 and 2006-07

Budget Strategy and Outlook 2006-07	119

The Government’s Charter of Social and Fiscal Responsibility sets out the Government’s priorities for delivering high quality services and improving the quality of life for Queenslanders. The Government has consistently had a clear focus on improving key service areas such as education, health, public order and safety and community services. The Queensland Government’s focus on these areas since 1998-99 can be seen in the following chart.
Chart 6.5
General Government expenses by purpose
Growth from 1998-99 to 2006-07

Source: Queensland Treasury’s data supplied to ABS.
Education
The education function includes primary and secondary education, tertiary education (including technical and further education) and the transportation of school students. The 2006-07 Budget for this functional area is $6.947 billion, representing an increase of 70% ($2.864 billion) between 1998-99 and 2006-07.
The consistently strong annual growth in education and training expenditure has ensured that, in addition to services having kept pace with cost increases, services have also been enhanced and expanded. The implementation of education and training reforms and initiatives over this period has included a large increase in the number of school based apprenticeships and traineeships, enhanced services in special education, significant investments in literacy and numeracy initiatives and computers in schools.

120	Budget Strategy and Outlook 2006-07

The Government continues to further its education and training strategy in the 2006-07 Budget with the introduction statewide of the Preparatory Year of schooling, investment in school maintenance with the Accelerated Asbestos Roof Replacement Program and continued support for vocational education and training reforms with the launch of the Queensland Skills Plan, providing funding for additional trades and other training places and improvements to Queensland’s apprenticeship system.
Health
The health function includes expenses relating to hospital and health services, acute care institutions, mental health institutions, nursing homes for the aged and community health services including patient transport. By 2006-07, expenses for providing health services are estimated to have increased by 96% ($3.354 billion) since 1998-99 reflecting a range of service developments including growth in service capacity (including elective surgery initiatives), implementation of new medical technology, expansion of Home and Community Care services and the operational costs of new facilities.
In 2005, the Government committed to reforming the Queensland public health system through the Health Action Plan. The Health Action Plan announced a record injection of funding totalling $6.4 billion in just over five years to 2010-11, of which $4.4 billion was new money. Through the 2006-07 Budget, State funding for Queensland Health will grow by $9.7 billion over the five years.
Public order and safety
The public order and safety function includes police and fire protection services, law courts and legal services and prisons and corrective services. Expenditure on the public order and safety function are estimated to total $2.728 billion in 2006-07, an increase of 73% since 1998-99.
The strong growth in the public order and safety function is the result of the Government’s commitment to maintain police numbers above the national average police to population ratio. By September 2007, the Queensland Police Service’s sworn strength will be increased to 9,728 through the creation of an additional 350 new police positions.
Social welfare, housing and other community services
Services provided under the category of social welfare, housing and other community services include family and disability services, child protection, housing and community amenities including Aboriginal and Torres Strait Islander communities, environmental services, arts and cultural outlays. The 2006-07 Budget provides for total expenditure of over $3.439 billion, representing an estimated increase of $1.836 billion or 115% between 1998-99 and 2006-07.

Budget Strategy and Outlook 2006-07	121

Growth in expenses in this category reflects a range of initiatives over this period spanning a number of functional areas. Particular areas experiencing major service enhancements have been disability services, child protection and family support services.
Transport and communications
The transport and communications function includes the State’s road network and transport systems including bus, rail and port systems. Expenditure on the transport and communications function is estimated to total $3.070 billion in 2006-07, an increase of 48% since 1998-99. Growth under the function relates to major road and transport projects undertaken as a result of the implementation of the SEQIPP.
Details of 2006-07 initiatives and service developments are provided in Chapter 4.
DEPARTMENTAL EXPENSES
Data presented in Tables 6.3 and 6.4 provide a summary drawn from financial statements contained in the Ministerial Portfolio Statements reports. Further information on the composition of expenses, outputs delivered and factors influencing the movement in expenses can be obtained from individual Ministerial Portfolio Statements.

122	Budget Strategy and Outlook 2006-07

Table 6.3
Departmental Controlled Expense1,2

	2005-06	2006-07
	Est. Actual	Estimate
	$’000	$’000

Aboriginal and Torres Strait Islander Policy	61,916	61,002
Child Safety	407,094	503,064
Communities	407,945	472,093
Coordinator-General	66,886	44,915
Corrective Services	422,137	416,199
Disability Services Queensland	526,312	633,971
Education and the Arts	4,464,401	4,724,744
Electoral Commission of Queensland	9,174	23,983
Emergency Services	690,798	744,113
Employment and Training	938,724	978,700
Energy	19,599	19,642
Environmental Protection Agency	287,189	294,488
Forestry Plantations Queensland Office	5,776	36,217
Health	5,832,492	6,649,890
Housing	569,528	649,691
Industrial Relations	94,570	99,184
Justice and Attorney-General	257,804	267,197
Legislative Assembly	62,128	63,123
Local Government, Planning, Sport and Recreation	519,431	573,503
Main Roads	1,305,427	1,318,996
Natural Resources, Mines and Water	603,189	650,501
Office of the Governor	4,006	4,232
Office of the Ombudsman	5,157	5,461
Office of the Public Service Commissioner	7,338	6,956
Police	1,189,776	1,300,143
Premier and Cabinet	106,426	88,508
Primary Industries and Fisheries	336,021	307,977
Public Works	340,937	344,433
Queensland Audit Office	26,636	27,640
State Development, Trade and Innovation	453,425	238,550
The Public Trustee of Queensland	50,352	57,152
Tourism, Fair Trading and Wine Industry Development	57,447	56,855
Transport	1,817,524	2,083,981
Treasury	187,464	190,789
Total Expenses	22,135,029	23,937,893

Note:

1.	Total expenses by department does not equate to total General Government expenses in GFS terms reported elsewhere in the Budget Papers as GFS General Government expenses include a wider range of entities such as State Government statutory authorities. Transactions between entities within the General Government sector (for example, payroll tax payments) are also excluded in the preparation of whole-of-Government GFS financial statements.

2.	Explanations of variations in departmental controlled expenses can be found in individual agency Ministerial Portfolio Statement documents.

Budget Strategy and Outlook 2006-07	123

Table 6.4
Departmental Administered Expense1,2

	2005-06	2006-07
	Est. Actual	Estimate
	$’000	$’000

Communities	156,270	152,384
Coordinator-General	218	—
Education and the Arts	1,687,067	1,710,862
Employment and Training	1,443	—
Energy	398,077	387,700
Health	446	3,227
Justice and Attorney-General	150,007	151,033
Local Government, Planning, Sport and Recreation	327,219	332,318
Natural Resources, Mines and Water	12,865	8,503
Police	376	391
Premier and Cabinet	91,421	90,616
Primary Industries and Fisheries	13,182	8,356
Public Works	21,495	19,352
State Development, Trade and Innovation	1,915	1,915
The Public Trustee of Queensland	2,049	2,036
Tourism, Fair Trading and Wine Industry Development	44,929	47,109
Transport	230	375
Treasury[3]	1,424,438	2,399,204
Total Expenses	4,333,647	5,315,381

Note:

1.	Total expenses by department does not equate to total General Government expenses in GFS terms reported elsewhere in the Budget Papers as GFS General Government expenses include a wider range of entities such as State Government statutory authorities. Transactions between entities within the General Government sector (for example, payroll tax payments) are also excluded in the preparation of whole-of-Government GFS financial statements.

2.	Explanations of variations in departmental administered expenses can be found in individual agency Ministerial Portfolio Statement documents.

3.	In its capacity as manager of the State’s finances, Treasury borrows on behalf of the Government. The increase in the 2006-07 estimate represents interest on additional funds borrowed during 2006-07 to support the expansion of the State’s capital program.

124	Budget Strategy and Outlook 2006-07

Table 6.5
Reconciliation of Departmental to GFS Expenses 1

	2005-06	2006-07
	Est. Actual	Estimate
	$ million	$ million

Departmental expenditure per MPS — Controlled (Table 6.3)	22,135	23,938
— Administered (Table 6.4)	4,334	5,315

Non-GFS departmental expenses[2]	(19)	(577)

Other General Government entities (e.g. CBUs, SSPs, Statutory Bodies)	2,856	2,877

	29,306	31,553

Superannuation Interest expense	502	563

Eliminations and Other whole-of-Government adjustments
Elimination of payments to CBUs and SSPs	(2,480)	(2,534)
Payroll Tax elimination	(384)	(391)
Other eliminations and adjustments	(212)	(366)

Total General Government GFS Expenses	26,733	28,825

Note:

1.	Numbers may not add due to rounding.

2.	Certain expenses such as asset valuation changes are excluded from GFS reporting. In addition, this item removes the effect of cash payments for whole-of-Government schemes such as the State’s share of defined superannuation beneficiary payments reported in Treasury Administered’s expenses. Costs associated with these schemes are accrued annually.

Budget Strategy and Outlook 2006-07	125

7. BALANCE SHEET AND CASH FLOWS

KEY POINTS
•	The Queensland Government’s strong financial position is expected to strengthen further in 2006-07. State net worth is projected to rise by $2.644 billion through the year to $99.032 billion.

•	Net worth is also forecast to increase each year over the forward estimates period, meeting the Government’s commitment in its Charter of Social and Fiscal Responsibility to maintain and seek to increase total State net worth.

•	The General Government sector is well placed to meet all its present and future liabilities. Financial assets are projected to exceed liabilities by $18.489 billion in the General Government sector at 30 June 2007, consistent with the Government’s Charter principles.

•	The General Government sector is estimated to record a cash deficit of $796 million in 2006-07, after allowing for $3.656 billion in net asset purchases.
INTRODUCTION
The 2006-07 balance sheet shows the projected assets, liabilities and net worth of the General Government sector as at 30 June 2007. It is important for the Government to maintain a strong balance sheet to provide it with the stability, flexibility and capacity to deal with any emerging financial and economic pressures.
The assets and liabilities in the balance sheet are defined according to the Australian Bureau of Statistics Government Finance Statistics (GFS) standard.
Detailed balance sheet and cashflow information for the General Government sector and the rest of the public sector is contained in Chapter 9.
BALANCE SHEET
Table 7.1 provides a summary of the key balance sheet measures for the General Government sector.

126	Budget Strategy and Outlook 2006-07

Table 7.1
General Government sector: Summary of budgeted balance sheet1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Act.	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million	$ million	$ million

Financial assets	44,209	47,899	49,489	52,120	54,929	58,227

Non-financial assets	67,632	76,450	80,543	84,573	88,570	92,779

Total Assets[2]	111,842	124,349	130,032	136,693	143,499	151,006

Borrowings and advances	4,155	2,486	4,419	7,184	9,960	13,375

Superannuation liability	16,192	17,959	19,005	20,065	21,103	22,087

Other provisions and liabilities	6,151	7,515	7,576	7,724	7,921	8,184

Total Liabilities	26,497	27,961	31,000	34,972	38,983	43,645

Net Worth	85,344	96,388	99,032	101,720	104,516	107,361

Net Financial Assets	17,712	19,938	18,489	17,147	15,946	14,582

Net Debt	(17,654)	(22,130)	(21,054)	(19,779)	(18,422)	(16,745)

Notes:

1.	Numbers may not add due to rounding.

2.	For GFS purposes, the State’s assets are classed as either financial or non-financial assets.
Financial assets
The General Government sector holds the full equity of the State’s public enterprises, principally its shareholding in Government-owned corporations, in much the same manner as the parent or holding company in a group of companies. The estimated net investment in public enterprises ($17.117 billion at 30 June 2007) is included in the General Government sector’s financial assets1.
In the year to 30 June 2007, financial assets are projected to increase by $1.590 billion, attributable principally to increased investment in assets set aside to meet future employee liabilities and higher investment in the State’s public enterprises. This is partially offset by the decline in cash balances to fund the State’s capital program.

[1]	Some credit rating agencies and analysts set aside the equity investment in public enterprises in assessing net financial assets. Their view is that as these investments are held for policy purposes and are not readily realisable they cannot, in practice, be used to offset liabilities.

Budget Strategy and Outlook 2006-07	127

Financial assets of $47.899 billion are forecast for 2005-06, or $3.690 billion higher than originally budgeted, reflecting the impact of stronger earnings on investments during the year. At the time of the 2005-06 Budget, investment earnings were based on the long term rate of return of 7.5%. Strong performance in the equities investments in 2005-06 has resulted in an upward revision of investment returns to 16%. Investment earnings in 2006-07 and the outyears are based on long term rate of return assumptions.
Chart 7.1 shows projected General Government sector financial assets by category at 30 June 2007. Investments held to meet future liabilities for superannuation and long service leave comprise the major part of the State’s financial assets.
Chart 7.1
General Government financial assets by category as at 30 June 2007
Non-financial assets
General Government non-financial assets are projected to total $80.543 billion at 30 June 2007. The majority of these non-financial assets are roads, schools, hospitals and other infrastructure used to provide services to Queenslanders. Other non-financial assets held by the State include intangibles (mainly computer software and licences), inventories and land.
Changes in non-financial assets occur for a number of reasons including:
•	construction and purchase of assets, either to replace existing assets or provide additional capacity for the State to deliver services

•	revaluations of infrastructure assets required under accounting standards

•	depreciation and disposals of assets.

128	Budget Strategy and Outlook 2006-07

Non-financial assets in the year ending 30 June 2007 are expected to grow by $4.093 billion. Of this increase, $1.992 billion represents the net acquisition of non-financial assets as part of the Government’s capital program.
The Government has traditionally funded new infrastructure at levels well beyond that of the other states. General Government purchases of non-financial assets per capita have far exceeded the average of the other states and territories for well over a decade (see Chart 3.3 of Chapter 3).
Liabilities
The largest accruing liability in the General Government sector is employee entitlements (principally superannuation and long service leave) which are projected to total $23.671 billion at 30 June 2007. Other liabilities include borrowings and advances received.
Liabilities are budgeted to increase by $3.039 billion in 2006-07, largely on account of growth in the General Government superannuation liability and increased borrowing to support the State’s capital program.
State public sector superannuation liabilities include defined benefit liabilities for current employees and the balance of former scheme members (retirement, resignation etc) who choose to retain their funds within QSuper.
The proportion of the State’s total superannuation liability relating to former scheme members is expected to increase over the forward estimates period as these investment balances grow and new public sector employees join the accumulation fund, as opposed to defined benefit fund.
Over the Budget and forward estimates period, total additional General Government borrowings of $10.523 billion are planned. Of this amount, some $1.9 billion (including $318 million in 2006-07) is to fund equity injections to Queensland’s Government-owned corporations to support expansion of the State’s energy, rail and ports infrastructure, with the remainder required to fund infrastructure projects in the General Government sector.
Other non-equity liabilities include payables, unearned revenue and other liabilities excluding borrowings and provisions.

Budget Strategy and Outlook 2006-07	129

The composition of the General Government sector’s liabilities is illustrated in Chart 7.2.
Chart 7.2
General Government liabilities by category as at 30 June 2007
Net financial assets
The net financial assets (net financial worth) measure is an indicator of financial strength. Net financial assets are defined as financial assets less all existing and accruing liabilities. Financial assets include cash and deposits, advances, financial investments, loans, receivables and equity in public enterprises.
The net financial assets measure is broader than the alternative measure, net debt, which measures only cash, advances and investments on the assets side and borrowings and advances on the liabilities side. Because of its comprehensive nature, the net financial assets measure is more appropriate in an accrual accounting framework.
The net financial assets of the General Government sector for 2006-07 are forecast at $18.489 billion, indicating that the State is well able to meet all its current and recognised future obligations, without recourse to material adjustments in fiscal policy settings.
This position is consistent with the principle in the Government’s Charter of Social and Fiscal Responsibility that the State’s financial assets cover all accruing and expected future liabilities of the General Government sector.

130	Budget Strategy and Outlook 2006-07

Based on current projections, the General Government sector will continue to meet the commitment in the Government’s Charter to ensure that financial assets cover all accruing and expected future liabilities in all years through to 30 June 2010. The level of net financial assets reduces in future years reflecting the State’s increased borrowings to fund the purchase of infrastructure assets (which are not included in the calculation of net financial assets).
Queensland has consistently pursued sound long term fiscal policies such as the full funding of employee superannuation entitlements. The strong balance sheet and high levels of liquidity in the General Government sector clearly demonstrate the success of these policies.
Queensland’s level of liquidity is well in excess of other states as illustrated in Chart 7.3.
Chart 7.3
Ratio of financial assets to liabilities
(excluding investments in public enterprises) as at 30 June 2007
General Government sector

Source: State Budget Papers for QLD, VIC and WA. Mid Year Reviews/Budget Updates for NSW, SA and TAS.

Budget Strategy and Outlook 2006-07	131

Net worth
The Charter of Social and Fiscal Responsibility specifically requires the Government to maintain and seek to increase total State net worth.
The net worth, or equity, of the State is the amount by which the State’s assets exceed its liabilities (which is equivalent to General Government net worth). This is the value of the investment held on behalf of the people of Queensland by public sector instrumentalities.
Changes in the State’s net worth occur for a number of reasons including:
•	operating surpluses (deficits) that increase (decrease) the Government’s equity

•	revaluation of assets and liabilities as required by accounting standards. Some financial liabilities are revalued on a regular basis. For example, the Government’s accruing liabilities for employee superannuation and long service leave are determined by actuarial assessments

•	movements in the net worth of the State’s investments in the Public Non-financial Corporations and Public Financial Corporations sectors

•	gains or losses on disposal of assets. Government agencies routinely buy and sell assets. Where the selling price of an asset is greater (less) than its value in an agency’s accounts, the resultant profit (loss) affects net worth.
Net worth of the General Government sector in 2005-06 of $96.388 billion is forecast. This exceeds growth forecasts in the 2005-06 Budget by $11.044 billion primarily as a result of the flow through of significantly higher net worth in the 2004-05 outcome ($11.428 billion).
Net worth is forecast to grow by $2.644 billion to $99.032 billion in 2006-07. This is due to the General Government’s operating surplus and increases in assets as a result of revaluations of major assets as part of the State’s asset revaluation cycle. During the year the Departments of Main Roads, Natural Resources, Mines and Water and Education and the Arts will carry out major revaluations.
Chart 7.4 shows the State’s strong net worth compared with the other states. Queensland’s per capita net worth is 46% greater than the average per capita net worth of the other states.

Budget Strategy and Outlook 2006-07	133

Chart 7.4
Interstate comparison of per capita net worth as at 30 June 2007

Note:

1.	Western Australia values land under roads as part of its overall asset base. This has been adjusted to allow comparison with other jurisdictions which do not value land under roads.
Source: State Budget Papers for QLD, VIC and WA. Mid Year Reviews/Budget Updates for NSW, SA and TAS. Population data from Australian Government Budget Paper No.3, 2006-07.
Net debt
Net debt is the difference between gross debt and financial assets (less equity in public enterprises and non-equity assets). The extent of accumulated net debt is currently the most common measure used to judge the overall strength of a jurisdiction’s fiscal position. High levels of net debt impose a call on future revenue flows to service that debt and meeting these payments can limit Government flexibility to adjust outlays. Excessive net debt can call into question the ability of Government to service that debt.
As shown in Table 7.2, the Queensland General Government sector has negative net debt, that is, a surplus of financial assets over financial liabilities, in comparison to other states, thus indicating the strength of Queensland’s financial position relative to the other states.
Queensland’s negative net debt of $5,155 per capita (net financial assets), compares to the average net debt of $111 per capita (net financial liabilities) in the other states.

134	Budget Strategy and Outlook 2006-07

Table 7.2
Net debt per capita as at 30 June 2007

	QLD	NSW	VIC	WA	SA	TAS

Net debt per capita ($)	(5,155)	740	549	(493)	205	(448)

Source: State Budget Papers for QLD, VIC and WA. Mid Year Reviews/Budget Updates for NSW, SA and TAS. Population data from Australian Government Budget Paper No.3, 2006-07.
In April 2006, the Australian Government eliminated its General Government sector net debt with negative net debt forecast at 30 June 2007. This compares with Queensland, which has had negative net debt in the General Government sector for many years.
CASH FLOWS
The cash flow statement provides information on the Government’s estimated cash flows from its operating, financing and investing activities.
The cash flow statement records estimated cash payments and cash receipts and hence differs from accrued revenue and expenditure recorded in the operating statement. In particular, the operating statement often records revenues and expenses that do not have an associated cash flow (for example, depreciation expense). The timing of recognition of accrued revenue or expense in the operating statement may differ from the actual cash disbursement or receipt (for example, tax equivalents). A detailed reconciliation between the cash flows from operations and the operating statement is provided later in this chapter.
The cash flow statement also records cash flows associated with investing and financing activities that are otherwise reflected in the balance sheet. For example, purchases of capital equipment are recorded in the cash flow statement and impact on the balance sheet through an increase in physical assets.
The cash flow statement provides the cash surplus (deficit) measure which is comprised of the net cash flow from operating activities plus the net cash flow from investment in non-financial assets (or physical capital). This measure is also used to derive the Loan Council Allocation nomination, provided in Chapter 9.
A cash surplus of $3.381 billion is forecast in 2005-06 for the General Government sector, a revision of $3.283 billion from the 2005-06 Budget. The upward revision is primarily the result of improved net flows from operating activities and lower expenditure on the capital program.
The cash result is forecast to move into deficit in 2006-07 and the outyears. The cash deficit for 2006-07 is $796 million.

Budget Strategy and Outlook 2006-07	135

Apart from the cash impact of smaller recurrent operating surpluses relative to 2005-06, the major factor contributing to lower cash results is the planned capital expansion. Total General Government capital purchases of $3.958 billion are budgeted for 2006-07.
Over the period 2006-07 to 2009-10, net additions (i.e. after deducting depreciation and asset sales) to the General Government capital stock of close to $7.4 billion are planned. This substantial investment in additional capital will impact on the GFS cash result.
Table 7.3 provides summary cash flow information for the General Government sector for 2005-06, 2006-07 and the outyears. Detailed cash flow tables are included in Chapter 9.
Table 7.3
General Government sector: Summary of budgeted cash flows1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Actual	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million	$ million	$ million

Cash receipts from operating activities	27,148	30,318	29,890	30,787	31,669	32,851

Cash payments for operating activities	(23,731)	(24,378)	(27,030)	(27,947)	(28,832)	(30,152)

Net cash flow from operating activities	3,417	5,940	2,860	2,840	2,837	2,699

Net cash flows from investing activities	(4,846)	(6,882)	(5,246)	(5,496)	(5,590)	(5,931)

Net cash flows from financing activities	813	(860)	1,785	2,671	2,747	3,320

Net increase/(decrease) in cash held	(617)	(1,801)	(602)	15	(6)	88

Derivation of GFS cash surplus (deficit)

Net cash flow from operating activities	3,417	5,940	2,860	2,840	2,837	2,699

Less net cash flow from investments in non-financial assets	3,319	2,559	3,656	3,626	3,647	3,869

Equals GFS cash surplus (deficit)	98	3,381	(796)	(786)	(809)	(1,169)

Note:

1.	Numbers may not add due to rounding.

136	Budget Strategy and Outlook 2006-07

Cash flows from operating activities
Table 7.4 provides a disaggregation of operating cash flows.
Table 7.4
General Government sector: Cash flows from operating activities1

	2005-06	2005-06	2006-07
	Budget	Est. Act.	Budget
	$ million	$ million	$ million

Receipts from operating activities

Taxes received	6,842	7,348	7,870
Grants and subsidies received	13,216	13,761	13,768
Sales of goods and services	2,669	2,892	2,993
Other receipts	4,420	6,317	5,259

Total receipts from operating activities	27,148	30,318	29,890

Payments for operating activities

Payments for goods and services	(16,631)	(16,783)	(19,161)
Grants and subsidies	(6,201)	(6,705)	(7,036)
Interest	(233)	(187)	(223)
Other payments	(666)	(703)	(609)

Total payments for operating activities	(23,731)	(24,378)	(27,030)

Net cash inflows from operating activities	3,417	5,940	2,860

Note:

1.	Numbers may not add due to rounding.
Cash inflows from operating activities include receipts from taxes, grants from the Australian Government, fees and charges levied on the provision of goods and services, interest receipts from investments and dividend and tax receipts from Public Non-financial and Financial Corporations.
Taxes received by the General Government sector are forecast at $7.870 billion in 2006-07, an increase of 7% or $522 million on the 2005-06 estimated actual of $7.348 billion. This reflects the impacts of taxation initiatives announced prior to and in this Budget, the continued strength of property market activity on duty revenue and employment and wage growth on payroll tax revenue.
Grants and subsidies receipts of $13.768 billion in 2006-07 remain at similar levels to 2005-06.

Budget Strategy and Outlook 2006-07	137

Other receipts include investment earnings, dividends and tax equivalents received from Government-owned corporations (GOCs) and royalties. Other receipts are expected to decrease in 2006-07 by $1.058 billion to $5.259 billion. This largely reflects a return to the long term average earnings rate of 7.5% on investments. Strong performance in the equities investments resulted in an upward revision to investment return to 16% in 2005-06. Investment earnings in 2006-07 and the outyears are based on long term rate of return assumptions. Partially offsetting this decline is an increase in dividends and tax equivalent receipts from GOCs.
Cash outflows represent payment for goods and services, wages and salaries, finance costs and grants and subsidies paid to households, businesses and other Government agencies. In 2006-07 the largest cash disbursement is employee expenses at $13.030 billion or 48.2% of total cash payments from operating activities.
In 2006-07, payments for goods and services, including wages and salaries, are expected to increase 14.2% to $19.161 billion. This increase reflects payments pertaining to employer superannuation (accumulation scheme) contributions and State share of superannuation beneficiary payments, increased employee entitlements in line with enterprise bargaining agreements and growth related to new and enhanced services.
Cash payments for grants and subsidies are expected to increase by $331 million or 4.9% in 2006-07 to $7.036 billion. This item includes recurrent grants paid by the Australian Government through the State to non-state schools, grants paid to industry and grants to non-profit institutions. This item also includes community service obligation payments to the energy sector and QR and capital grants which are largely paid to local government authorities to fund capital works.
Other payments mainly comprise personal benefit payments and other transfer payments. This item is estimated to decline by 13.4% in 2006-07 to $609 million. This is primarily attributable to a decline in personal benefit payments in 2006-07 across a range of departments and the expensing of research and development costs by Queensland Health in 2005-06.

138	Budget Strategy and Outlook 2006-07

Cash flows from investments
Cash flows from investments include both financial and non-financial assets. Table 7.5 provides a disaggregation of investment cash flows into the different types.
Table 7.5
General Government sector: Cash Flows from investing activities

	2005-06	2005-06	2006-07
	Budget	Est. Act.	Budget
	$ million	$ million	$ million

Net payments for investments in non-financial assets	(3,319)	(2,559)	(3,656)

Net cash flows from investing activities in financial assets for policy purposes	(271)	(694)	(318)

Net cash flows from investing activities in financial assets for liquidity purposes	(1,256)	(3,629)	(1,272)

Net increase/(decrease) in cash held from investing activities	(4,846)	(6,882)	(5,246)
The largest cash disbursement for the Government, outside of recurrent operations, is for investments in non-financial assets. This represents the Government’s capital works program which provides for infrastructure such as schools, hospitals and roads.
Cash outflows from investing in non-financial assets are expected to increase to $3.656 billion in 2006-07 from $2.559 billion in 2005-06, an increase of 42.9%.
The cash expenditure on investment in non-financial assets differs from the estimates of capital works expenditure in Budget Paper No. 3 – Capital Statement. The estimates contained in that paper are on a gross basis and incorporate both departmental agencies and Government-owned corporations. In addition, Budget Paper No. 3 only includes capital expenditure, including capital grants, within Queensland and does not offset proceeds from asset sales.
Apart from investing in new capital expenditure, governments also manage financial assets in order to finance overall expenditures. In addition, Queensland manages financial assets set aside to provide for future employee benefits (for example, superannuation and long service leave). The Government manages its financial assets through a combination of borrowing or investing funds and reducing or increasing equity in government or private sector entities. Investments in financial assets include activities relating to both policy and liquidity.

Budget Strategy and Outlook 2006-07	139

Investments for policy purposes include net equity injections into Government and other business enterprises and the net cash flow from disposal or return of equity in Government business enterprises.
Cash outflows from investments for policy purposes for 2005-06 of $694 million reflect equity transactions by the General Government sector with Public Non-financial and Financial Corporations. In 2005-06, this includes the injection of $300 million to Central Queensland Port Authority for the RG Tanna Coal Terminal, $250 million to Enertrade to meet commitments associated with State Power Purchase Agreements, $86 million to QR for the Citytrain MetTrip initiative and $53 million to SunWater for the Burdekin Moranbah Pipeline project.
Cash outflows from investments for policy purposes for 2006-07 of $318 million also reflect equity transactions with public enterprises, in particular additional equity injections of $298 million into QR for the Citytrain MetTrip and South East Queensland Infrastructure Plan and Program initiatives and $20 million into Queensland Motorways.
Cash flows from investments for liquidity purposes represent net investment in financial assets such as to cover superannuation and other employee entitlements.
The 2005-06 estimated cash outflows from investments in financial assets for liquidity purposes of $3.629 billion is substantially higher than forecast in the 2005-06 Budget and primarily reflects the increase in interest earnings on investments from 7.5% to 16%.
The reinvestment of interest earnings, investment of contributions set aside for the Government’s defined benefit superannuation scheme and employee entitlements and investing of the Treasurer’s cash balances in short term deposits with Queensland Treasury Corporation have resulted in higher cash outflows for 2005-06. These outflows are partially offset by payments for employee entitlements during the year.
Cash outflows from investments in financial assets for liquidity purposes are estimated to be $1.272 billion in 2006-07. The decline from 2005-06 reflects reinvestment of interest earnings based on the long term rate of return of 7.5% and a higher State share of superannuation beneficiary payments. In 2005-06, the State’s share of superannuation beneficiary payments were reduced in line with the funding recommendation outlined in the most recent actuarial investigation.

140	Budget Strategy and Outlook 2006-07

Cash flows from financing activities
Cash flows generated from financing activities are outlined in Table 7.6 below.
Table 7.6
General Government sector: Cash flows from financing activities

	2005-06	2005-06	2006-07
	Budget	Est. Act.	Budget
	$ million	$ million	$ million

Net cash flows from advances	(14)	(18)	(15)

Net cash flows from borrowing (net)	827	(842)	1,800

Net increase/(decrease) in cash held from financing activities	813	(860)	1,785
Cash flows from financing activities include cash flows from net borrowing (increase in borrowing less redemption), net advances (gross investment in new loans less redemption of loans issued) and other financing (net movement in government securities on issue).
In 2005-06 net cash outflows from financing activities are estimated at $860 million. This represents the extinguishment of debt by the General Government as a result of strong cash surpluses in 2004-05 and 2005-06.
During 2005-06, $493 million of Queensland Health’s debt was extinguished as part of the Health Action Plan. The completion of the Burnett Water Dam and its subsequent sale to SunWater also resulted in the retirement of $188 million of associated debt by the Department of State Development, Trade and Innovation.
Cash inflows from financing activities for 2006-07 are estimated at $1.785 billion, reflecting borrowings to partially fund the General Government’s capital program of $3.958 billion.

Budget Strategy and Outlook 2006-07	141

RECONCILIATION OF OPERATING CASH FLOWS TO THE OPERATING STATEMENT
Table 7.7 provides a reconciliation of the cash flows from operating activities to the operating result for the General Government sector for the Budget year.
Table 7.7
General Government sector: Reconciliation of cash flows
from operating activities to accrual operating activities

	2005-06	2005-06	2006-07
	Budget	Est. Act.	Budget
	$ million	$ million	$ million

GFS accrual revenue	26,604	29,586	29,070
Plus/(less) movement in tax equivalent and dividend receivables	(228)	(449)	99
Plus GST receipts	845	904	907
Plus/(less) movement in other receivables	(73)	277	(186)
Equals GFS cash receipts	27,148	30,318	29,890

GFS accrual expense	25,670	26,733	28,825
(Less) non-cash items
Depreciation and amortisation expense	(1,617)	(1,632)	(1,754)
Accrued superannuation expense	(1,534)	(1,468)	(1,586)
Accrued employee entitlements	(574)	(311)	(328)
Other accrued costs	(230)	(404)	(241)
Plus Superannuation benefits paid — defined benefit	420	55	430
Plus/(less) movement in employee entitlement provisions	426	193	203
Plus/(less) GST paid	866	941	936
Plus/(less) movement in other provisions and payables	304	271	545
Equals GFS cash expenditure	23,731	24,378	27,030
The main difference between the accrual operating statement and the cash flow relates to the timing of cash payments and receipts and their recognition in accrual terms and the inclusion of non-cash expenses and revenues. The largest difference is on the expenses (expenditure) side, with large non-cash expenses associated with depreciation and superannuation. Differences due to the timing of receipt or payment of amounts are recorded as either a receivable or payable in the balance sheet.

142	Budget Strategy and Outlook 2006-07

8. INTERGOVERNMENTAL FINANCIAL RELATIONS

KEY POINTS
•	Following the introduction of the GST in 2000 and the abolition of a number of state taxes, the states have become increasingly reliant on Australian Government funding. Approximately 46% of Queensland’s revenue will be sourced from Australian Government funding in 2006-07.

•	The Commonwealth Grants Commission’s 2006 Update Report recommended a $174.1 million reduction in Queensland’s underlying share of GST. This reduction is largely due to relatively strong growth in Queensland’s capacity to raise stamp duty on property conveyances. The Commonwealth Grants Commission’s latest relativity assessments imply a reduction in Queensland’s share of GST over the next few years.

•	The Australian Government will cease National Competition Policy (NCP) payments to the states from 30 June 2006. This will mean a reduction in funding for Queensland of $178.7 million in 2006-07.

•	Revenue reductions for Queensland associated with the abolition of business taxes covered by the Intergovernmental Agreement of 1999 will be $340 million in 2006-07, increasing to $828 million in 2009-10.

•	Queensland’s reduced GST funding share combined with the cessation of NCP payments and the revenue lost through abolishing business taxes will limit the Government’s ability to fund further tax reductions.

•	Queensland has not benefited as much from the introduction of the GST as is often claimed. On a per capita basis, Queensland taxpayers are expected to be $309 better off in 2006-07 as a result of lower taxes and other reforms associated with the introduction of the GST. This is less than the average benefit of $329 per capita across all states and less than the $330 per capita benefit taxpayers in New South Wales are expected to receive.

•	The Queensland Government provides strong support to the Local Government sector. In 2006-07, the Queensland Government will provide $730.9 million in grants to Queensland local government authorities, comprising 63.1% of grant funding for local government in Queensland.

Budget Strategy and Outlook 2006-07	143

COMMONWEALTH-STATE FINANCIAL RELATIONS
Commonwealth-state1 financial relations are characterised by a mismatch between the revenue-raising capacity and the expenditure responsibilities of the Australian and state governments. This mismatch is known as vertical fiscal imbalance. The Australian Government collects the major share of taxation revenues and, increasingly, states must rely on grants from the Australian Government to meet expenditure requirements.
Chart 8.1 shows all states’ funding sources for 1999-2000 and 2006-07 and highlights the states’ increased reliance on Australian Government funding since the introduction of the Australian Government’s national tax reforms in 2000. In 1999-2000 the states received 35% of their revenues from the Australian Government. This is estimated to increase to 47% in 2006-07. In contrast, the proportion of the states’ revenues from state taxes has reduced from 40% in 1999-2000 to an estimated 32% in 2006-07.
Chart 8.1
Revenue sources, all states, 1999-2000 and 2006-071

Notes:

1.	2006-07 data are estimates.

2.	Includes user charges, interest earnings, contributions from trading enterprises and mining revenue.

Source: ABS Government Finance Statistics Cat No. 5512.0 and state and Australian Government Budget Papers.

[1]	In this chapter, the term ‘state’ refers to Australian states and territories.

144	Budget Strategy and Outlook 2006-07

Queensland’s reliance on Australian Government funding, as shown in Chart 8.2, follows the national trend, with the share of total funding sourced from the Australian Government rising from 35% in 1999-2000 to an estimated 46% in 2006-07. Meanwhile state taxation revenue has decreased from 29% of total revenue in 1999-2000 to an estimated 27% in 2006-07.
Chart 8.2
Revenue sources, Queensland, 1999-2000 and 2006-071

Notes:

1.	2006-07 data are estimates.

2.	Includes user charges, interest earnings, contributions from trading enterprises and mining revenue.

Source: ABS Government Finance Statistics Cat No. 5512.0 and Queensland Budget estimates.
Queensland’s reliance on Australian Government funding is expected to further increase in the future, as planned stamp duty reforms are implemented.
INSTITUTIONAL AND GOVERNANCE ARRANGEMENTS
The framework for Commonwealth-state financial arrangements includes:
•	the Ministerial Council for the Reform of Commonwealth-State Financial Relations

•	the Australian Loan Council

•	the Commonwealth Grants Commission.

Budget Strategy and Outlook 2006-07	145

Ministerial Council
The Ministerial Council for the Reform of Commonwealth-State Financial Relations (Ministerial Council) comprises the Australian Government and state government treasurers and was established in June 1999 to oversee the operation of the Intergovernmental Agreement on the Reform of Commonwealth-State Financial Relations (IGA).
The Ministerial Council generally meets towards the end of the first quarter of every calendar year and considers matters such as:
•	GST policy and administration issues

•	recommendations of the Commonwealth Grants Commission and Heads of Treasuries and the Australian Treasurer’s advice regarding estimated payments to states

•	taxation issues relevant to Commonwealth-state financial relations

•	Specific Purpose Payments to the states

•	competition and economic reform matters.
Australian Loan Council
The Australian Loan Council comprises the Australian Government Treasurer and state treasurers. It meets immediately following the annual Ministerial Council meeting. Nominations for Loan Council Allocations (LCAs) for 2006-07 put forward by the Australian and state governments reflect current best estimates of non-financial public sector deficits or surpluses. For 2006-07, the Loan Council endorsed total LCAs of $27.4 billion (a projected public sector surplus). This amount reflects a surplus of $36.0 billion for the Australian Government and a net deficit of $8.6 billion collectively for the states.
Queensland’s LCA deficit for 2006-07 is estimated at $4.219 billion. This figure incorporates a funding requirement for the State’s $10.136 billion capital program in 2006-07. Borrowings in the General Government sector will be consistent with the Government’s commitments in the Charter of Social and Fiscal Responsibility. In recognition of Queensland’s capital requirements, the Charter allows borrowing for capital purposes where the costs of borrowing can be serviced within the context of an overall operating surplus.

146	Budget Strategy and Outlook 2006-07

Commonwealth Grants Commission
The role of the Commonwealth Grants Commission (CGC) is to advise the Australian Government on the distribution of GST revenue among the states. Under its terms of reference the CGC is required to determine its recommendations on the basis of horizontal fiscal equalisation (HFE), as detailed in Box 8.1. Each year the CGC updates the financial, economic and demographic data that underpin its recommendations.

Box 8.1
Horizontal Fiscal Equalisation
The Australian Government distributes GST revenue to states based on the principle of horizontal fiscal equalisation (HFE), using per capita relativities recommended by the Commonwealth Grants Commission (CGC). Queensland supports the principle of HFE and the role of the independent CGC in determining each state’s share of GST revenue.
The principle of HFE is that state governments should receive funding from the Australian Government such that, if each made the same effort to raise revenue from its own sources and operated at the same level of efficiency of service delivery, each would have the capacity to provide services to the same standard.
HFE provides the capacity for all communities to have access to a similar level of state government services regardless of where they are located. A distribution based on HFE principles recognises the different financial capacities of the states, particularly that some states have inherently greater capacity to raise revenue and that some states have inherently greater costs to meet in providing services to an Australian standard.
If the distribution of the GST to the states were on any basis other than HFE, some taxpayers would be forced to accept either a lower standard of state services or a higher level of state taxation than other taxpayers in similar circumstances.
More information on HFE can be accessed through the Queensland Government Treasury website: www.treasury.qld.gov.au/gst-factsheets or the Commonwealth Grants Commission website: www.cgc.gov.au.
2010 Review of State Revenue Sharing Relativities — Progress Report
The CGC undertakes a substantive review of its methodology every five years, with the next review due to be completed in 2010. The terms of reference for the 2010 review direct the CGC to simplify its processes and introduce a more streamlined approach to HFE, based on a simplified methodology and better quality data. The 2010 review is more far reaching than previous reviews and includes proposals for a substantial change in the way the CGC structures its assessments.
Under the terms of reference for the review, the CGC is required to make progress reports to Ministerial Council in 2006 and 2007. The CGC presented its first progress report at the 2006 Ministerial Council meeting and has subsequently made the report publicly available.

Budget Strategy and Outlook 2006-07	147

During 2006 the CGC will seek views from the states on the nature and scope of HFE, progress its work on devising more aggregated assessment categories and continue the examination of the quality and reliability of major data sets. The CGC’s 2007 report to the Ministerial Council will outline the findings and proposals from its work program in 2006.
AUSTRALIAN GOVERNMENT FUNDING TO STATES
Australian Government payments to the states in 2006-07 are expected to total $66.975 billion, an increase of $2.829 billion or 4.4% compared with 2005-06.
Table 8.1 compares estimated Australian Government payments to the states in 2006-07 with those for 2005-06.
Table 8.1
Estimated Australian Government payments to the states, 2005-06 and 2006-071

			Change	Change	Change
	2005-06	2006-07	Nominal	Real[2]	Real[2] Per
	$ million	$ million	Terms %	Terms %	Capita %

General Purpose Payments
GST Revenue	36,813	39,130	6.3	3.2	1.9
Budget Balancing Assistance	44	—	n.a.	n.a.	n.a.
Compensation for GST deferral	127	17	(86.5)	(86.9)	(87.0)
Residual Adjustment Amounts	51	—	n.a.	n.a.	n.a.
National Competition Policy Payments	820	—	n.a.	n.a.	n.a.
Total General Purpose Payments	37,855	39,147	3.4	0.4	(0.8)

Specific Purpose Payments
SPPs ‘to’ the States	19,399	20,464	5.5	2.4	1.2
SPPs ‘through’ the States	6,891	7,363	6.8	3.7	2.5
Total Specific Purpose Payments	26,290	27,827	5.8	2.8	1.5

Total Payments	64,146	66,975	4.4	1.4	0.1

Notes:

1.	Numbers may not add due to rounding.

2.	Deflated by the 2006-07 year average national inflation forecast of 3.0% and Australian population growth of 1.25%.

Source: Australian Government Budget Paper No.3, 2006-07.
General Purpose Payments
General purpose payments comprise GST revenue, Budget Balancing Assistance, compensation for the deferral of GST revenue, residual adjustment amounts and (until 2005-06) National Competition Policy payments. General purpose payments from the Australian Government are expected to increase from $37.855 billion in 2005-06 to $39.147 billion in 2006-07, an increase of 3.4% in nominal terms. In real per capita terms, general purpose payments are expected to decrease by 0.8%. The distribution of GST revenue is discussed in Box 8.2.

148	Budget Strategy and Outlook 2006-07

National Competition Policy payments
National Competition Policy payments to the states, which reflected the economic benefits of the National Competition agenda, will cease on 30 June 2006. This will mean a reduction in funding for Queensland of $178.7 million in 2006-07.
National Reform Agenda
Australia has benefited from various structural reforms implemented by the Australian and state governments over the past decade.
Current efforts are focussed on sustaining Australia’s strong economic performance through productivity growth and increasingly competitive, well-functioning markets. In February this year, the Council of Australian Governments (COAG) supported a new National Reform Agenda and the creation of a COAG Reform Council (CRC) to replace the National Competition Council.
The National Reform Agenda (NRA) will be developed around three streams:
•	human capital – aimed at improving workforce participation and productivity by focussing on health, education and training and work incentives

•	competition – focussed on further reforms in energy, transport, infrastructure regulation and planning

•	reducing the regulatory burden.
The NRA will be supported by Intergovernmental Action Plans (IAPs) to be developed by Senior Officials in 2006. The IAPs to be agreed by COAG will set out agreed outcomes and commitments, progress measures, actions and milestones. The CRC will report annually to COAG on the progress in implementing the NRA.
The Australian Government has indicated it will provide funding to the states on a case-by-case basis once specific implementation plans have been developed. Payments to the states and, where appropriate, to local government, will be linked to agreed actions or progress measures and achieving demonstrable economic benefits.
Detailed funding arrangements that ensure a fair sharing of the costs and benefits of reform will need to be developed as part of the further work being done to progress implementation of the NRA.

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Box 8.2
Distribution of the GST in Australia
The Intergovernmental Agreement on the Reform of Commonwealth-State Financial Relations, signed by all states and territories (states) in 1999, specified that GST revenue will be distributed among the states on an untied basis in accordance with the principle of horizontal fiscal equalisation (HFE). Prior to the introduction of the GST, HFE underpinned the distribution of federal financial assistance grants to the states.
HFE is intended to ensure that each state government has the same financial capacity to provide the same standard of services to their populations. The Commonwealth Grants Commission (CGC) provides independent and objective advice to the Australian Government on how GST revenue should be distributed to the states, in accordance with the principles of HFE.
The distribution of GST revenue that occurs under HFE works to counteract the differences between states that arise for reasons that are beyond their control. The CGC takes into account the entire range of state revenues and the costs involved in delivering state services.
For example, smaller states suffer diseconomies of scale because of their population size. States like Queensland and Western Australia suffer disadvantages associated with population dispersion which affect their ability to provide services in regional and remote areas. Wage differentials between states affect the cost of providing services. Some states have a greater abundance of natural resources than others, while some states have stable, developed economies compared with others that have growing economies. These are some of the key issues that are taken into consideration by the CGC to ensure all states get a fair share of GST revenue.
In aggregate, the CGC currently considers Queensland requires more than a population share of GST revenue, while New South Wales and Victoria require less than a population share of GST revenue. However, the latest CGC assessment implies that Queensland’s share of GST revenue is expected to decline over the next few years.
The collection of GST is not related to the distribution of the GST revenue
There has been consistent criticism by New South Wales that it does not receive a fair share of GST. New South Wales has argued that it should receive most if not all of the GST revenue it claims is paid by New South Wales taxpayers. The GST is a nationally based tax and to suggest that it should be distributed back to the states on the basis of where it is derived is analogous to saying that the Australian Government income tax should be allocated across the states on the basis of where it was generated. No-one expects this to happen as it would be inequitable and unfair if wealthy states retained all the national taxes that they contribute. In any case, it is impossible to say how much of the GST is attributable to one state or another. The tax data required to make such an assessment simply does not exist, as GST revenue can be generated in one state but reported in another.
Even if it were able to be measured, distributing tax revenue based on where it is generated would mean that Australians would not enjoy fair access to services because each state government would not have the capacity to provide services to their populations to the same standard.

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The distribution of GST revenue does not act as a disincentive for good performance
Some states have asserted that the current allocation method compensates for poor policy performance or provides a disincentive for states to pursue efficiency improvements because the gains they make are lost through the GST revenue distribution process. However, as noted above, the distribution of GST revenue is based on the inherent differences between states rather than economic performance.
The CGC developed a case study which demonstrates that any state improving its service delivery is not disadvantaged by the distribution of GST revenue and in fact may receive more GST revenue:
Suppose Victoria was able to improve the efficiency of its hospitals to such an extent that it reduced its actual expenses by 10 per cent. Its cost of providing Inpatient Services in 2004-05 was $4.558 billion, so its improved efficiency would have generated budget savings of $456 million...
...A reduction in Inpatient Services average expenses of $456 million in 2004-05 would produce a (very small) redistribution of $1.9 million to the benefit of States assessed to have cost advantages in Inpatient Services in 2004-05. They were: Victoria (its share of GST revenue would increase by $0.9 million); Western Australia ($0.2 million); and the ACT ($0.2 million).
Source: CGC, 2006, Relative Fiscal Capacities of the States 2006.
In other words, Victoria would benefit from its efficiency savings of $456 million and improve its GST revenue share by $0.9 million.
States which experience higher than average economic growth should expect, other things being equal, to see their share of GST revenue fall. This is an intended consequence of the current GST distribution process (see below) and is a key aspect of maintaining equity between the states.
The process for distribution of the GST is dynamic and independent
The CGC uses the latest available data in its assessments, which reflect the relative economic circumstances of the states. For example, in the 2006 Update Report, the CGC found that Queensland had a relatively greater capacity to raise revenue from stamp duty on conveyances and mining revenue. This greater revenue raising capacity, amongst other things, is reducing Queensland’s share of GST funding.
This declining share of GST revenue may impact the State’s capacity to provide additional services, or enhance existing services. However, Queensland recognises that it is fair for a state that has an increased capacity to raise revenue from its own sources to have that capacity recognised when GST revenue is distributed to the states.
The CGC is currently conducting a review, due in 2010, of the processes used to determine the distribution of the GST revenue. In this review the CGC, working with states, is seeking to make the process simpler and more transparent and ensure that the data used in the assessments is more accurate, consistent and comparable across states. A progress report on the 2010 review process was provided to the Ministerial Council for Commonwealth-State Financial Relations in March 2006 and is available on the CGC’s web site: www.cgc.gov.au.

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Specific Purpose Payments
Specific Purpose Payments (SPPs) are provided by the Australian Government to states for particular purposes under conditions negotiated between Governments. Separate agreements are negotiated for each SPP, with the agreements covering both funding and policy issues.
SPP funding to states is provided either ‘to’ or ‘through’ the state. An SPP ‘to’ a state assists in funding areas of state responsibility – for example, health and disability services. Payments ‘through’ the state are passed to other service providers such as non-government schools and local governments.
Total SPPs in 2006-07 are expected to be $27.827 billion. This represents an increase of $1.537 billion, or 5.8% in nominal terms, over 2005-06. Payments to the states increased by 5.5%, which represents an increase of 1.2% in real per capita terms. SPPs through the states are growing at a slightly faster rate and are expected to increase by 6.8% in nominal terms, a real per capita increase of 2.5%.
QUEENSLAND’S SHARE OF COMMONWEALTH FUNDING
Table 8.2 shows the expected shares of total Australian Government payments to each state for 2006-07 compared with each state’s population share. Queensland’s expected share of total Australian Government funding of 19.8% is marginally greater than its population share of 19.7%.
Table 8.2
Relative shares of payments to the states, 2006-071

	Share of	Share of	Relative
	payments	population	share[2]
	%	%	%
New South Wales	29.7	33.2	89.7
Victoria	22.2	24.7	90.1
Queensland	19.8	19.7	100.6
Western Australia	11.0	10.0	110.1
South Australia	8.5	7.5	113.5
Tasmania	3.3	2.4	141.1
Australian Capital Territory	1.8	1.6	112.2
Northern Territory	3.6	1.0	354.6

Notes:

1.	Numbers may not add due to rounding.

2.	A state’s relative share is measured as its funding share expressed as a percentage of its population share.

Source:	Australian Government Budget Paper No. 3, 2006-07.
Table 8.3 details Queensland’s share of estimated Australian Government payments in 2006-07 and the difference from its population share.

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Queensland expects to receive $250.2 million more than a per capita share of GST revenue, including compensation for GST revenue deferral, in 2006-07. This is partly offset by the $169.7 million less than a per capita share of SPP funding Queensland is expected to receive. In terms of total Australian Government funding, Queensland expects to receive $80.6 million more than a per capita share in 2006-07.
Table 8.3
Queensland’s share of estimated Australian Government payments 2006-071

		Difference from
	Queensland’s	Population
	Share	Share
	%	$ million
General Purpose Payments
GST Revenues	20.4	250.2
Compensation for GST deferral	20.3	0.1
Total General Purpose Payments	20.4	250.3

Specific Purpose Payments
SPPs ‘to’ the State	19.0	(138.9)
SPPs ‘through’ the State	19.3	(30.7)
Total Specific Purpose Payments	19.1	(169.7)
Total Australian Government Payments	19.8	80.6

Note:

1.	Numbers may not add due to rounding.

Source: Australian Government Budget Paper No. 3, 2006-07.
2006 Relativities update
The Australian Government accepted the Commonwealth Grants Commission’s (CGC) 2006 Update Report on State Revenue Sharing Relativities (2006 Update Report) as the basis for the distribution of the GST revenue to the states in 2006-07. The March 2006 meeting of the Ministerial Council endorsed the CGC’s recommendations for payments relating to 2006-07.
In the 2006 Update Report, the CGC recommended an underlying decrease in Queensland’s share of GST revenue of $174.1 million in 2006-07 (Table 8.4). The recommended decrease in Queensland’s share of grants is largely due to relatively strong growth in Queensland’s capacity to raise stamp duty on property conveyances.
The 2006 Update Report outcome demonstrates the responsiveness of the CGC’s methodology to changes in the relative circumstances of states. The CGC’s latest relativity assessments imply a reduction in Queensland’s GST share over the next few years.

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Table 8.4
Components of underlying change in states’ share of GST revenue
2005-06 to 2006-071,2

	NSW	VIC	QLD	WA	SA	TAS	ACT	NT
	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million
Revenue	-9.2	199.2	-144.7	-32.9	-33.3	7.0	-8.2	22.1
Expenditure	101.4	17.5	-38.8	-49.0	-22.2	-15.0	9.5	-3.4
SPPs	-19.7	4.4	9.4	-7.2	0.2	4.0	0.7	8.2
Total	72.7	221.4	-174.1	-89.3	-55.4	-4.0	1.9	26.8

Note:

1.	Numbers may not add due to interactions between Expenditure and SPP assessments.

2.	Following the release of the CGC 2006 Update Report, minor changes were made to use the corrected data on the value of property transfers provided by South Australia. These are not included in this table.

Source: Commonwealth Grants Commission 2006 Update Report on State Revenue Sharing Relativities.
Review of state taxes
All Australian states signed the Intergovernmental Agreement on the Reform of Commonwealth-State Financial Relations (IGA) in June 1999. The stated objectives of the IGA are:
•	the achievement of a new national tax system, including the elimination of a number of existing inefficient taxes which are impeding economic activity

•	the provision to state and territory governments of revenue from a more robust tax base that can be expected to grow over time

•	an improvement in the financial position of all state and territory governments, once the transitional changes have been completed, relative to that which would have existed had the current arrangements continued.
The IGA also contains a number of reform requirements of both the states and the Australian Government. For the states, these requirements include:
•	abolishing bed taxes, from 1 July 2000

•	abolishing financial institutions duty, from 1 July 2001

•	abolishing stamp duty on quoted marketable securities, from 1 July 2001

•	abolishing debits tax by 1 July 2005, subject to review by Ministerial Council

•	reviewing the need for retention of stamp duty on non-residential conveyances, leases, mortgages, debentures, bonds and other loan securities, credit arrangements, instalment purchase arrangements and rental arrangements, cheques, bills of exchange and promissory notes and unquoted marketable securities, by 2005.

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Queensland has met all of the IGA requirements. Queensland abolished stamp duty on quoted marketable securities on 1 July 2001 and had never imposed bed taxes or financial institutions duty. Debits tax was abolished on 1 July 2005.
In 2005, Queensland participated in a comprehensive review of the need to retain the stamp duties identified in the IGA. At the conclusion of this review, Queensland decided some of the additional revenue provided by the GST could be used to abolish these stamp duties. Queensland also found the strong demand for infrastructure and a higher standard of services in the State was at least as important as abolishing these stamp duties. Therefore, Queensland committed to a program for abolishing a majority of duties listed in the IGA over a timeframe which will allow the State to also provide additional infrastructure and enhanced services to Queenslanders.
Impact of IGA reforms
Revenue reductions for Queensland associated with the abolition of business taxes covered by the Intergovernmental Agreement of 1999 will be $340 million in 2006-07, increasing to $828 million in 2009-10. Details of Queensland’s schedule for the abolition of these state taxes can be found in Chapter 5.
It has been claimed that Queensland receives the greatest benefit from GST revenue on the basis that it receives the largest amount of GST revenue in excess of the Guaranteed Minimum Amount (GMA). The GMA is a measure of the amount of revenue which the states would have received if the GST had not been introduced. Comparing GST revenue in excess of the GMA is an oversimplified way of looking at the impact of IGA reforms, as it does not account for the differences in tax regimes prior to the abolition of state taxes.
The revenue foregone due to abolishing these taxes, along with the cost of providing First Home Owner Grant (FHOG) Scheme payments, is included in the calculation of the GMA. While Queensland receives a relatively higher amount of GST revenue in excess of the GMA, states such as New South Wales have larger amounts of tax reductions included in their GMA.
Table 8.5 shows the Australian Government’s estimated impact of IGA reforms on a per capita basis for each state in 2006-07. This table shows that Queensland taxpayers have benefited less than the average from the IGA reforms. This is because Queensland did not impose financial institutions duty or bed taxes, which other states were required to abolish, prior to the IGA reforms.
When the complete picture is considered, it becomes apparent Queenslanders have received the second lowest amount of benefit, on a per capita basis, from the national tax reforms. In contrast, as shown in Table 8.5 below, residents in states such as New South Wales have gained significantly more benefit, largely as a result of the tax abolitions required under the IGA.

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Table 8.5
Impact of IGA reforms in each State, per capita, 2006-071, 2

		First Home	GST in
	Taxes	Owner Grant	Excess of
	Abolished[2]	Scheme	GMA	Total
	$	$	$	$
New South Wales	264.4	42.5	23.3	330.2
Victoria	195.9	58.2	58.4	312.5
Queensland	101.6	44.9	162.8	309.3
Western Australia	161.5	62.9	131.0	355.5
South Australia	126.4	43.5	124.4	294.3
Tasmania	104.3	38.0	209.3	351.6
Australian Capital Territory	206.3	49.2	184.1	439.7
Northern Territory	213.7	49.8	588.5	852.0
Average	189.6	49.0	90.4	329.1

Notes:

1.	Numbers may not add due to rounding.

2.	Includes the abolition of certain stamp duties listed in the Australian Government Budget.

Source: Australian Government Budget Paper No. 3, 2006-07 and unpublished data provided by states.
Queensland’s available GST revenue
The amount of GST revenue reported in the Budget is not the full amount available to be spent in Queensland as can be seen in Chart 8.3. This is because the Queensland Government has to meet a number of costs associated with its commitments under the IGA.
It is anticipated that total GST collections per capita will continue to grow at an annual average rate of 4% from 2006-07 to 2009-10. However, the State’s declining relativity means that Queensland’s GST revenue per capita is estimated to grow at an annual average rate of only 1 3/4% over the same period.
Queensland faces the following costs associated with its commitments under the IGA: First Home Owners Grant Scheme; GST administration costs payable to the Australian Tax Office; and the cost of taxes abolished as part of the IGA. When these costs are taken into consideration, Queensland’s net GST revenue per capita declines marginally over the period. This means that Queensland’s net GST revenue per capita over the period falls in real terms.

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Chart 8.3
Queensland GST revenue per capita, 2006-07 to 2009-10

Note:

1.	Net GST revenue per capita represents net available revenue after meeting First Home Owner Grant Scheme costs, GST administration costs and the cost of taxes abolished under the IGA.

Source: Australian Government Budget Paper No. 3, 2006-07 and Queensland Treasury.
The impact of the costs associated with Queensland’s commitments under the IGA coupled with the declining share of GST revenue implied by the Commonwealth Grants Commission’s latest relativity assessment indicate limited capacity to further reduce State taxes while continuing to meet the service needs of a growing population.
Queensland’s allocation of its GST revenue
The IGA provides for GST revenue to be freely available for use by the states for any purpose. Since 2002-03, when Queensland first received additional funding as a result of the GST, increases in GST revenue have been allocated to delivering additional services, including the implementation of a preparatory year of school.
Chart 8.4 below provides a notional allocation of 2006-07 GST revenues to government services.

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Chart 8.4
Allocation of GST revenue, 2006-07

Source: Queensland Treasury
CURRENT SPECIFIC PURPOSE PAYMENT NEGOTIATIONS
The Australian Government has taken a clear position in recent SPP negotiations with the states to use individual SPP negotiations to actively pursue its own policy objectives. This and other factors have led to several SPP negotiations becoming protracted during 2005-06. Some SPP negotiations were not finalised until after existing SPP agreements expired, which placed additional pressure on state budgetary positions.
Queensland works cooperatively with other states through an SPP Working Group which gives the states a forum to progress SPP issues. All states have expressed concerns with the current SPP arrangements, including:
•	requirements for the states to provide a public commitment to future state funding in a number of SPP portfolio areas, which tends to constrain states’ future budgetary flexibility

•	input and accountability controls for SPPs which can inhibit reform and efficiency improvements in service delivery at the state level. Queensland supports the use of outcome-based objectives to facilitate innovation and provide opportunities to introduce efficiencies. There are opportunities for the Australian Government to work co-operatively with the states to explore options for improving efficiency and encouraging innovation

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•	the implementation of federally focused policies through SPP agreements. The Australian Government can require states to deliver on national SPP terms and conditions by withholding a percentage of total funding if states do not comply with Australian Government requirements. The funding risk resulting from non-compliance with the terms and conditions has potential budget impacts for Queensland. For example, the Australian Government is making the adoption of its industrial relations practices, under the National Building Code of Practice and Commonwealth Implementation Guidelines, a condition of receiving federal capital grants.
In 2005-06, the SPP Working Group has focussed on examining budget flexibility issues in individual SPP agreements that are approaching renewal. It is currently reviewing the Commonwealth-State and Territory Disability Agreement which expires on 30 June 2007.
The Australian Government is expected to retain a preference for input controls, rather than an outcome/output framework for SPP management. The SPP Working Group will continue to focus on examining budget flexibility issues, reviewing developments in SPP negotiations and undertaking research projects that may be agreed to from time to time.
Commonwealth-State Agreement for Skilling Australia’s Workforce
Late in 2005, all state training Ministers agreed to sign the Australian Government’s new 2005-2008 Commonwealth-State Agreement for Skilling Australia’s Workforce (the Agreement), replacing the Australian National Training Authority Agreement 2001-2005 which expired on 30 June 2005.
Under the Agreement, the Australian Government will provide $4.970 billion to the states over the four calendar years 2005 to 2008. This includes additional funding of $215 million. States are required to match this amount.
States have agreed to a number of activities and targets under the Agreement, including national targets of 10,000 additional places for new apprenticeship commencements in skills shortages areas for trades and 10,000 additional training places in other (non-trade apprenticeship) skill shortage areas.
The new Agreement requires states to implement workplace reforms in Technical and Further Education (TAFE) institutions, including offering staff Australian Workplace Agreements or other individual agreements where the lack of corporate status of the TAFE institution means that it is not covered by the Australian Government’s Workplace Relations Act 1996. The latter is the case in Queensland.

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Home and Community Care
The Home and Community Care (HACC) SPP provides for basic community care services to frail aged and younger people with disabilities and their carers. HACC was due for renewal on 1 July 2005. However, as there is no sunset clause, funding is ongoing until such time as a new agreement is finalised.
The Australian Government has proposed that the HACC Agreement continue and that the current matching arrangements and program responsibilities be maintained (i.e. states maintain day-to-day responsibility for management of the program). The HACC SPP is currently increased by around 8% per annum by the Australian Government.
The new HACC Agreement is expected to be finalised towards the end of 2006.
AusLink
The Australian Government released its AusLink White Paper on 7 June 2004, detailing proposed reform of land transport planning and funding. AusLink became operational from 1 July 2004. The Australian Government introduced new legislation to provide for the administration of the program, including transitional arrangements, for example for national highway projects already approved under the Australian Land Transport Development Act 1988.
The AusLink arrangements provide for shared state/federal funding of the declared AusLink Network. The Queensland Government will be responsible for funding some projects on the declared AusLink Network (e.g. the Flinders Highway) and may be required to contribute to projects relating to the former National Highway System, which was fully funded by the Australian Government prior to the implementation of AusLink.
The AusLink Agreement between Queensland and the Australian Government was finalised in December 2005. Following the Australian Government’s 2006-07 Budget, funding of $2.166 billion is to be provided to the Queensland Government for roads over the five year period from 2004-05 to 2008-09.

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STATE-LOCAL GOVERNMENT RELATIONS
Local government has a responsibility to deliver a variety of facilities and services to their individual communities. Queensland’s major cities and coastal towns continue to experience significant population growth. These demographic changes pose challenges in terms of environmental impacts, the balance between urban and productive land, water resources, air quality and maintenance of public infrastructure.
In regional, rural and remote Queensland, many inland towns and communities are facing different challenges associated with declining populations and economic well-being. Despite divergent issues, all communities across the State have high expectations in relation to amenity and well-being and look to Government for services and associated support.
The Queensland Government has an interest in assisting local governments across the state to achieve and improve delivery standards and enhance equitable access to services and facilities, particularly in smaller communities. To facilitate this, the Queensland Government provides considerable financial assistance to local government by way of grant and program funding. The Australian Government also provides funding to local government through financial assistance grants and SPPs.
Fiscal capacity
There is a large disparity in local governments’ ability to raise revenue due to large differences in the tax base (rating ability) and differential ability to levy user charges among urban, regional, rural and remote councils. Variables that influence an individual council’s rating ability include unimproved capital values of rateable land (residential, commercial and rural), the number of rateable properties within a jurisdiction and each community’s economic well-being.
Councils in Aboriginal communities have less opportunity to raise revenue than local governments elsewhere. This is largely due to differences in land tenure. Aboriginal councils are the trustees of Deed of Grant in Trust land held on behalf of the entire community. The absence of private property means Aboriginal councils do not raise rates, a key source of revenue for other local governments.
Queensland provides more funding to local government than any other state. This reflects the significant proportion of regional and rural and remote councils within Queensland. Table 8.6 provides the most recent data on total and per capita grants from states to local government.

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Table 8.6
Grants from states to local governments, 2003-04

	State grants	State grants
	$ million	$ per capita
New South Wales	230	34.30
Victoria	322	65.20
Queensland	341	88.50
Western Australia	165	83.90
South Australia	47	31.00
Tasmania	12	25.30
Northern Territory	42	209.90
Total	1,159	58.90

Source:	Australian Bureau of Statistics unpublished data, Australian Government Department of Transport and Regional Services unpublished data.
Queensland provided a total of $341 million in grants to local governments in 2003-04, which was almost 30% of the total grants paid by Australian state governments to local governments. In per capita terms, Queensland’s payment of $88.50 per person was 50% higher than the Australian average of $58.90 per person.
Grant assistance to local government
In 2004-05, a total of $843.9 million in grants was provided to Queensland’s local governments, with 58.5% of this amount provided by the Queensland Government and the balance provided by the Australian Government.
Current estimates indicate that the proportion of funding provided by the Queensland Government will increase to 59.1% in 2005-06 with a further increase in 2006-07 to 63.1%. Table 8.7 details Queensland Government and Australian Government grants to local governments in Queensland.
In 2006-07 it is expected that the Queensland Government will provide a total of $730.9 million in grant funding to Queensland local governments. Of this, $534.8 million will be grants for capital purposes.

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Table 8.7
Grants to Local Government in Queensland1,2

	2004-05	2005-06	2006-07
	Actual	Est. Act.	Budget
	$ million	$ million	$ million
Queensland Government Grants
Communities	51.7	58.3	59.3
- includes Pensioner Rates Rebate	42.3	48.9	51.1
Education and the Arts	18.0	18.1	18.1
Emergency Services	2.2	8.7	9.5
Employment and Training[3]	21.4	23.2	10.5
Environmental Protection Agency	2.2	0.8	0.8
Health	11.5	12.1	10.8
Housing	36.0	44.2	110.6
Local Government, Planning, Sport and Recreation	268.0	288.3	402.2
Main Roads	71.9	106.4	86.8
Public Works	2.4	0.2	6.0
State Development, Trade and Innovation	0.9	0.9	3.1
Transport	3.5	7.6	8.9
Other	4.3	4.4	4.3
Total Queensland Grants	493.9	573.0	730.9

Australian Government Grants
Australian Government “through”	295.7	310.8	323.7
Australian Government “direct”	54.2	85.6	103.5
Total Australian Government Grants	350.0	396.4	427.2

Total Grants to Local Government Authorities and Aboriginal and Islander Councils[4]	843.9	969.4	1,158.1

Notes:

1.	For current and capital purposes to local government authorities and Aboriginal and Islander councils.

2.	Numbers may not add due to rounding.

3.	This estimate may be revised upward depending on demand for services during the financial year.

4.	Totals may differ to those provided in Chapter 6 due to differences in the scope of payments.

Source:	Queensland Treasury, Australian Government Final Budget Outcome 2004-05, Australian Government Budget Paper No. 3, 2006-07.
The overall increase in Queensland Government grants to local government in 2006-07 reflects the expansion of some existing programs and the introduction of new initiatives in some Queensland Government agencies, including:
•	Indigenous Planned Maintenance Program (Department of Housing)

•	Local Government Infrastructure Grants & Subsidy Programs: first year of funding for the $700 million, five year program (Department of Local Government, Planning, Sport and Recreation)

•	Indigenous Environmental Health Infrastructure Program (Department of Local Government, Planning, Sport and Recreation)

•	Mackay Convention Precinct (Department of Public Works).

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Grant purposes
The composition of Queensland’s grants to local government can vary from year to year. The major areas of funding in 2005-06 were:
•	general public services including contribution to the costs of providing local government services where councils are unable to levy land rates

•	employment and training programs to support and mentor trainees and apprentices and enhance community employment

•	the provision of rate subsidies to eligible pensioners

•	capital works subsidies provided towards the costs of local public infrastructure

•	road subsidies for local roads, networks and drainage.
Grants for capital purposes comprised 71.6% of grants provided to local government by the Queensland Government in 2005-06. This proportion is expected to rise to 73.2% in 2006-07.
Chart 8.5 highlights the broad range of purposes for which local government grants were provided by the Queensland Government in 2005-06.
Chart 8.5
State Grants to Local Government in Queensland by Purpose 2005-06

Source: Queensland Treasury

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9. GOVERNMENT FINANCE STATISTICS
INTRODUCTION
Government Finance Statistics (GFS) data is used extensively in the presentation of financial statement information in the Budget Papers.
This chapter contains detailed financial statements for the Queensland Public Sector based on Australian Bureau of Statistics (ABS) GFS standards. These tables provide financial information prepared under the Uniform Presentation Framework of reporting as required under the Australian Loan Council arrangements. In line with these requirements, budgeted financial information for the Public Financial Corporations sector is not included.
In addition, the chapter provides:
•	reconciliation of the General Government sector GFS net operating balance to the accounting surplus

•	a GFS time series for the General Government sector

•	data on General Government expenses and purchases of non-financial assets by function

•	details of taxation revenue collected by the General Government sector

•	the State’s revised Loan Council Budget allocation

•	background information on GFS, including the conceptual basis, sector definitions and a list of reporting entities.
GENERAL GOVERNMENT SECTOR
For a detailed analysis of the General Government sector, readers should refer to Chapter 5 – Revenue, Chapter 6 – Expenses and Chapter 7 – Balance Sheet and Cash Flows.
PUBLIC NON-FINANCIAL CORPORATIONS SECTOR
The Public Non-financial Corporations (PNFC) sector comprises entities operating in a range of industries. These entities are mainly engaged in the production and sale of goods and services to the market.
In Queensland a significant part of the PNFC sector is comprised of the State’s Government-owned corporations (GOCs) operating in a number of key industries including energy, rail, ports and water delivery services. GOCs operate as commercially focussed entities and their activities are targeted at meeting needs identified within the market sectors they service.

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PNFC operating statement
The majority of revenue generated by GOCs is driven by the sale of goods and services to customer markets. GOC revenues are heavily linked to the performance of the Queensland economy and the ability of these entities to compete in increasingly competitive markets. Major components of GOC revenues include rail freight charges, electricity sales, port charges and agricultural and industrial water delivery.
Across the PNFC sector, it is anticipated that sales of goods and services will generate revenues of $8.064 billion in 2006-07, an increase of 11.6% when compared to the 2005-06 estimated actual. Growth in sales revenue is expected to continue, increasing by 19% from 2006-07 to 2009-10.
Another source of revenue for GOCs is community service obligation payments (CSOs). These are included in current grants and subsidies revenue. CSOs are provided by the State where GOCs are required to provide non-commercial services or services at non-commercial prices for the benefit of the community. The main CSOs are the uniform electricity tariff and QR passenger rail services.
GOCs distribute dividends to the State as shareholder. Dividends from the GOC sector are a function of net profits and the dividend payout ratio. The dividend payout ratio does not affect a GOC’s capacity to carry out necessary maintenance and repairs. Dividends are paid after providing for these costs.
In general, the dividend payout ratio for the 2006-07 Budget is based on 80% of net profit after tax. In some cases, forecast net profit after tax will be adjusted to exclude any unrealised (i.e. non-cash) forecast gains from upward revaluation of non-current assets. Shareholding Ministers consider circumstances of individual GOCs and advice from their boards before arriving at a final determination.
The sector reflects positive performance with the forecast GFS net operating balance of $78 million in 2006-07 after dividends of $629 million.
PNFC balance sheet and cash flow statement
The ability of GOCs to efficiently and effectively service their customers is reliant upon the investment in and maintenance of underlying infrastructure.
In 2006-07, the PNFC sector is expected to invest approximately $5.603 billion in capital projects. Significant levels of investment are expected to continue across the forward estimates period.
GOCs undertake infrastructure investment on a commercial basis and in response to the needs of the market sectors they service. Key areas of attention for GOCs continue to be electricity generation and network reliability and building capacity in Queensland ports and rail infrastructure.

166	Budget Strategy and Outlook 2006-07

There are a number of ways in which GOCs fund these investments including utilising cash flow from their business, borrowing and equity injections from Shareholding Ministers.
Financing of capital projects will differ according to the individual circumstances of the relevant GOC and the specific nature of the project. The Queensland Government is committed to GOCs being at all times able to fund viable projects whilst at the same time retaining a sound financial position, by ensuring that all GOCs remain sufficiently well capitalised to ensure an investment grade credit rating as determined by independent credit ratings agencies.
Over the period 2006-07 to 2009-10, the sector is budgeting to receive a total of $1.918 billion in equity support from the State.
UNIFORM PRESENTATION FRAMEWORK FINANCIAL INFORMATION
The tables on the following pages present operating statements, balance sheets and cash flow statements prepared on an accrual GFS basis for the General Government, Public Non-financial Corporations and Non-financial Public sectors.

Budget Strategy and Outlook 2006-07	167

Table 9.1
General Government Sector Operating Statement 1

			2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
			Budget	Est. Actual	Budget	Projection	Projection	Projection
			$ million	$ million	$ million	$ million	$ million	$ million

	GFS Revenue
	Taxation revenue		6,843	7,356	7,871	8,331	8,736	9,198
	Current grants and subsidies		12,682	12,809	13,143	13,460	13,785	14,243
	Capital grants		528	591	683	951	870	676
	Sales of goods and services		2,401	2,500	2,693	2,773	2,836	2,910
	Interest income		1,421	3,200	1,802	1,891	1,991	2,096
	Other		2,729	3,129	2,879	2,865	3,025	3,333
	Total Revenue		26,604	29,586	29,070	30,271	31,242	32,456

Less	GFS Expenses
	Gross operating expenses
	Employee expenses		11,719	12,051	13,324	14,047	14,718	15,616
	Other operating expenses		5,161	5,641	5,844	5,855	5,930	6,079
	Depreciation		1,617	1,632	1,754	1,876	1,951	2,017
	Superannuation interest expense		604	502	563	593	623	651
	Other interest expense		232	186	222	366	543	744
	Current transfers		5,494	5,754	6,094	6,404	6,555	6,602
	Capital transfers		844	966	1,024	882	698	645
	Total Expenses		25,670	26,733	28,825	30,024	31,019	32,354

Equals	GFS net operating balance		934	2,853	245	247	224	102

Less	Net acquisition of non-financial assets
	Purchases of non-financial assets		3,616	2,914	3,958	4,016	3,961	4,152
	Sales of non-financial assets		(297)	(355)	(302)	(391)	(314)	(283)
	Less	Depreciation	1,617	1,632	1,754	1,876	1,951	2,017
	Plus	Change in inventories	27	18	75	28	(3)	12
	Plus	Other movements in non-financial assets	14	40	15	15	15	15
	Equals	Total net acquisition of non-financial assets	1,742	984	1,992	1,792	1,708	1,879

Equals	GFS Net lending / (borrowing) (Fiscal Balance)		(808)	1,869	(1,747)	(1,546)	(1,484)	(1,777)

Note:

1.	Numbers may not add due to rounding.

168	Budget Strategy and Outlook 2006-07

Table 9.2
Public Non-financial Corporations Sector Operating Statement 1

			2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
			Budget	Est. Actual	Budget	Projection	Projection	Projection
			$ million	$ million	$ million	$ million	$ million	$ million

	GFS Revenue
	Current grants and subsidies		1,349	1,260	1,443	1,551	1,586	1,621
	Capital grants		17	22	18	18	18	18
	Sales of goods and services		7,175	7,225	8,064	8,577	9,192	9,611
	Interest income		77	85	80	75	75	78
	Other		464	538	591	532	513	493
	Total Revenue		9,082	9,130	10,195	10,753	11,383	11,821

Less	GFS Expenses
	Gross operating expenses
	Employee expenses		1,802	1,846	2,002	2,098	2,167	2,266
	Other operating expenses		3,734	3,913	4,472	4,538	4,667	4,509
	Depreciation		1,413	1,363	1,532	1,707	1,855	1,989
	Other interest expense		874	795	951	1,129	1,249	1,300
	Other property expenses		964	973	967	1,025	1,177	1,428
	Current transfers		84	108	181	219	151	131
	Capital transfers		—	30	12	—	—	—
	Total Expenses		8,871	9,028	10,118	10,716	11,266	11,623

Equals	GFS net operating balance		210	102	78	37	117	197

Less	Net acquisition of non-financial assets
	Purchases of non-financial assets		3,952	4,561	5,603	4,515	4,132	3,929
	Sales of non-financial assets		(26)	(60)	(49)	(83)	(54)	(56)
	Less	Depreciation	1,413	1,363	1,532	1,707	1,855	1,989
	Plus	Change in inventories	65	94	—	(13)	(16)	(13)
	Plus	Other movements in non-financial assets	30	(30)	(12)	—	—	—
	Equals	Total net acquisition of non-financial assets	2,609	3,202	4,010	2,712	2,208	1,872

Equals	GFS Net lending / (borrowing) (Fiscal Balance)		(2,399)	(3,101)	(3,932)	(2,675)	(2,091)	(1,674)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2006-07	169

Table 9.3
Non-financial Public Sector Operating Statement 1

			2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
			Budget	Est. Actual	Budget	Projection	Projection	Projection
			$ million	$ million	$ million	$ million	$ million	$ million

	GFS Revenue
	Taxation revenue		6,508	7,021	7,518	7,965	8,360	8,819
	Current grants and subsidies		12,605	12,732	13,002	13,287	13,646	14,111
	Capital grants		528	591	683	951	870	676
	Sales of goods and services		9,424	9,571	10,601	11,191	11,868	12,362
	Interest income		1,499	3,285	1,881	1,966	2,066	2,174
	Other		2,224	2,689	2,497	2,367	2,356	2,393
	Total Revenue		32,788	35,890	36,183	37,728	39,166	40,536

Less	GFS Expenses
	Gross operating expenses
	Employee expenses		13,521	13,897	15,326	16,146	16,886	17,883
	Other operating expenses		8,391	9,061	9,804	9,864	10,057	10,045
	Depreciation		3,030	2,995	3,286	3,583	3,806	4,006
	Superannuation interest expense		604	502	563	593	623	651
	Other interest expense		1,106	981	1,173	1,495	1,792	2,044
	Current transfers		4,165	4,525	4,689	4,896	4,979	4,978
	Capital transfers		826	974	1,021	867	683	630
	Total Expenses		31,643	32,934	35,861	37,444	38,826	40,235

Equals	GFS net operating balance		1,145	2,956	322	283	341	300

Less	Net acquisition of non-financial assets
	Purchases of non-financial assets		7,568	7,409	9,561	8,532	8,094	8,082
	Sales of non-financial assets		(323)	(349)	(351)	(474)	(368)	(339)
	Less	Depreciation	3,030	2,995	3,286	3,583	3,806	4,006
	Plus	Change in inventories	92	111	75	15	(19)	(1)
	Plus	Other movements in non-financial assets	44	10	3	15	15	15
	Equals	Total net acquisition of non-financial assets	4,352	4,187	6,003	4,504	3,916	3,751

Equals	GFS Net lending / (borrowing) (Fiscal Balance)		(3,207)	(1,231)	(5,680)	(4,221)	(3,575)	(3,451)

Note:

1.	Numbers may not add due to rounding.

170	Budget Strategy and Outlook 2006-07

Table 9.4
General Government Sector Balance Sheet 1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Assets
Financial Assets
Cash and deposits	1,344	783	181	197	191	279
Advances paid	197	202	204	206	208	209
Investments, loans and placements	20,268	23,632	25,088	26,559	27,984	29,631
Other non-equity assets	5,467	6,894	6,898	7,160	7,552	8,043
Equity	16,933	16,388	17,117	17,997	18,995	20,064
Total Financial Assets	44,209	47,899	49,489	52,120	54,929	58,227

Non-Financial Assets	67,632	76,450	80,543	84,573	88,570	92,779

Total Assets	111,842	124,349	130,032	136,693	143,499	151,006

Liabilities
Advances received	471	469	455	441	426	413
Borrowing	3,684	2,017	3,964	6,743	9,534	12,962
Superannuation liability	16,192	17,959	19,005	20,065	21,103	22,087
Other employee entitlements and provisions	3,722	4,512	4,666	4,917	5,203	5,496
Other non-equity liabilities	2,429	3,003	2,910	2,807	2,718	2,688
Total Liabilities	26,497	27,961	31,000	34,972	38,983	43,645

Net Worth	85,344	96,388	99,032	101,720	104,516	107,361
Net Financial Worth	17,712	19,938	18,489	17,147	15,946	14,582
Net Debt	(17,654)	(22,130)	(21,054)	(19,779)	(18,422)	(16,745)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2006-07	171

Table 9.5
Public Non-financial Corporations Sector Balance Sheet 1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Assets
Financial Assets
Cash and deposits	847	1,079	837	721	809	870
Investments, loans and placements	1,032	918	904	911	923	944
Other non-equity assets	1,942	2,213	2,364	2,477	2,641	2,739
Equity	47	39	47	54	60	66
Total Financial Assets	3,869	4,250	4,151	4,163	4,433	4,619

Non-Financial Assets	33,337	34,219	38,563	41,638	44,207	46,507

Total Assets	37,206	38,469	42,714	45,802	48,639	51,126

Liabilities
Deposits held	65	73	74	72	71	71
Borrowing	14,269	15,001	17,822	19,682	21,083	21,970
Superannuation liability	—	11	12	12	12	12
Other employee entitlements and provisions	5,096	6,322	6,598	6,838	7,241	7,748
Other non-equity liabilities	1,752	1,717	2,134	2,244	2,281	2,304
Total Liabilities	21,182	23,124	26,640	28,848	30,688	32,105

Net Worth	16,024	15,345	16,073	16,954	17,951	19,021
Net Financial Worth	(17,313)	(18,874)	(22,489)	(24,685)	(26,256)	(27,486)
Net Debt	12,455	13,076	16,156	18,121	19,422	20,226

Note:

1.	Numbers may not add due to rounding.

172	Budget Strategy and Outlook 2006-07

Table 9.6
Non-financial Public Sector Balance Sheet 1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Assets
Financial Assets
Cash and deposits	2,191	1,862	1,018	918	1,000	1,150
Advances paid	181	190	188	190	192	193
Investments, loans and placements	21,278	24,531	25,970	27,443	28,872	30,535
Other non-equity assets	2,671	3,028	2,808	2,807	2,851	2,840
Equity	990	1,115	1,124	1,131	1,136	1,141
Total Financial Assets	27,311	30,726	31,108	32,488	34,051	35,858

Non-Financial Assets	100,936	110,635	119,072	126,178	132,742	139,252

Total Assets	128,246	141,361	150,180	158,666	166,793	175,110

Liabilities
Deposits held	65	73	75	72	72	71
Advances received	471	469	455	440	425	412
Borrowing	17,914	16,987	21,748	26,380	30,566	34,875
Superannuation liability	16,192	17,970	19,017	20,077	21,114	22,099
Other employee entitlements and provisions	4,463	5,112	5,302	5,553	5,863	6,196
Other non-equity liabilities	3,797	4,362	4,551	4,424	4,236	4,095
Total Liabilities	42,902	44,973	51,148	56,946	62,277	67,749

Net Worth	85,344	96,388	99,032	101,720	104,516	107,361
Net Financial Worth	(15,591)	(14,247)	(20,040)	(24,458)	(28,227)	(31,890)
Net Debt	(5,199)	(9,054)	(4,898)	(1,657)	1,000	3,481

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2006-07	173

Table 9.7
General Government Sector Cash Flow Statement 1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Receipts from operating activities
Taxes received	6,842	7,348	7,870	8,330	8,735	9,197
Grants and subsidies received	13,216	13,761	13,768	14,291	14,572	14,890
Sales of goods and services	2,669	2,892	2,993	3,070	3,132	3,203
Other receipts	4,420	6,317	5,259	5,095	5,230	5,562
Total	27,148	30,318	29,890	30,787	31,669	32,851

Payments for operating activities
Payments for goods and services	(16,631)	(16,783)	(19,161)	(19,832)	(20,593)	(21,722)
Grants and subsidies	(6,201)	(6,705)	(7,036)	(7,167)	(7,131)	(7,120)
Interest	(233)	(187)	(223)	(368)	(544)	(746)
Other payments	(666)	(703)	(609)	(580)	(565)	(564)
Total	(23,731)	(24,378)	(27,030)	(27,947)	(28,832)	(30,152)

Net cash inflows from operating activities	3,417	5,940	2,860	2,840	2,837	2,699

Payments for investments in non-financial assets
Purchases of non-financial assets	(3,616)	(2,914)	(3,958)	(4,016)	(3,961)	(4,152)
Sales of non-financial assets	297	355	302	391	314	283
Total	(3,319)	(2,559)	(3,656)	(3,626)	(3,647)	(3,869)

Payments for investments in financial assets for policy purposes	(271)	(694)	(318)	(512)	(559)	(529)

Payments for investments in financial assets for liquidity purposes	(1,256)	(3,629)	(1,272)	(1,358)	(1,384)	(1,533)

Receipts from financing activities
Advances received (net)	(14)	(18)	(15)	(15)	(15)	(14)
Borrowing (net)	827	(842)	1,800	2,686	2,762	3,334
Total	813	(860)	1,785	2,671	2,747	3,320

Net increase/(decrease) in cash held	(617)	(1,801)	(602)	15	(6)	88

Net cash from operating activities and investments in non-financial assets	98	3,381	(796)	(786)	(809)	(1,169)
GFS Surplus/(deficit)	98	3,381	(796)	(786)	(809)	(1,169)

Note:

1.	Numbers may not add due to rounding.

174	Budget Strategy and Outlook 2006-07

Table 9.8
Public Non-financial Corporations Sector Cash Flow Statement1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Receipts from operating activities
Grants and subsidies received	1,377	1,440	1,577	1,650	1,694	1,734
Sales of goods and services	8,115	8,031	9,143	9,366	9,988	10,491
Other receipts	917	975	1,116	1,020	1,005	988
Total	10,409	10,446	11,837	12,036	12,687	13,214

Payments for operating activities
Payments for goods and services	(5,613)	(5,997)	(6,568)	(6,683)	(6,918)	(6,951)
Grants and subsidies	(83)	(107)	(180)	(218)	(151)	(131)
Interest	(929)	(734)	(879)	(1,027)	(1,121)	(1,157)
Other payments	(1,039)	(1,134)	(1,144)	(1,197)	(1,269)	(1,282)
Total	(7,664)	(7,973)	(8,771)	(9,124)	(9,459)	(9,520)

Net cash inflows from operating activities	2,746	2,474	3,065	2,912	3,228	3,693

Payments for investments in non-financial assets
Purchases of non-financial assets	(3,952)	(4,561)	(5,603)	(4,515)	(4,132)	(3,929)
Sales of non-financial assets	26	60	49	83	54	56
Total	(3,927)	(4,502)	(5,554)	(4,432)	(4,079)	(3,873)

Payments for investments in financial assets for policy purposes	—	(6)	—	—	—	—

Payments for investments in financial assets for liquidity purposes	(20)	363	(43)	(44)	(44)	(44)

Receipts from financing activities
Borrowing (net)	1,684	1,879	2,786	1,790	1,302	770
Deposits received (net)	—	(3)	—	(3)	(1)	(1)
Distributions paid	(716)	(758)	(816)	(851)	(877)	(1,013)
Other financing (net)	271	699	318	512	559	529
Total	1,239	1,817	2,289	1,448	983	285

Net increase/(decrease) in cash held	38	147	(243)	(116)	88	61

Net cash from operating activities and investments in non-financial assets	(1,181)	(2,028)	(2,489)	(1,520)	(851)	(180)
Distributions paid	(716)	(758)	(816)	(851)	(877)	(1,013)
GFS Surplus/(deficit)	(1,897)	(2,786)	(3,305)	(2,371)	(1,729)	(1,193)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2006-07	175

Table 9.9
Non-financial Public Sector Cash Flow Statement1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Receipts from operating activities
Taxes received	6,508	7,013	7,517	7,964	8,359	8,818
Grants and subsidies received	13,150	13,842	13,743	14,199	14,524	14,854
Sales of goods and services	10,632	10,769	11,980	12,278	12,961	13,535
Other receipts	4,617	6,532	5,560	5,262	5,356	5,518
Total	34,908	38,156	38,801	39,703	41,200	42,725

Payments for operating activities
Payments for goods and services	(22,090)	(22,629)	(25,573)	(26,362)	(27,362)	(28,508)
Grants and subsidies	(4,841)	(5,452)	(5,615)	(5,643)	(5,539)	(5,481)
Interest	(1,095)	(921)	(1,102)	(1,395)	(1,665)	(1,902)
Other payments	(1,436)	(1,497)	(1,400)	(1,403)	(1,445)	(1,455)
Total	(29,462)	(30,500)	(33,691)	(34,802)	(36,012)	(37,346)

Net cash inflows from operating activities	5,445	7,656	5,110	4,900	5,188	5,379

Payments for investments in non-financial assets
Purchases of non-financial assets	(7,568)	(7,409)	(9,561)	(8,532)	(8,094)	(8,082)
Sales of non-financial assets	323	349	351	474	368	339
Total	(7,245)	(7,060)	(9,211)	(8,058)	(7,726)	(7,742)

Payments for investments in financial assets for policy purposes	—	—	—	—	—	—

Payments for investments in financial assets for liquidity purposes	(1,276)	(3,266)	(1,315)	(1,402)	(1,428)	(1,577)

Receipts from financing activities
Advances received (net)	(14)	(19)	(15)	(15)	(15)	(14)
Borrowing (net)	2,511	1,038	4,586	4,476	4,064	4,104
Deposits received (net)	—	(3)	—	(3)	(1)	(1)
Total	2,497	1,016	4,572	4,459	4,049	4,090

Net increase/(decrease) in cash held	(579)	(1,654)	(844)	(100)	83	149

Net cash from operating activities and investments in non-financial assets	(1,800)	596	(4,101)	(3,157)	(2,538)	(2,363)
GFS Surplus/(deficit)	(1,800)	596	(4,101)	(3,157)	(2,538)	(2,363)

Note:

1.	Numbers may not add due to rounding.

176	Budget Strategy and Outlook 2006-07

RECONCILIATION OF GFS NET OPERATING BALANCE TO ACCOUNTING SURPLUS
The primary difference between GFS net operating balance and the accounting surplus calculated under Australian Accounting Standards (AAS) is that valuation adjustments are excluded from the GFS net operating balance.
Data presented in Table 9.10 provides a reconciliation of the General Government sector GFS net operating balance to the accounting surplus.
Table 9.10
Reconciliation of GFS net operating balance to Accounting surplus1

	2005-06	2005-06	2006-07
	Budget	Est. Act.	Budget
	$ million	$ million	$ million

GFS net operating balance General Government sector	934	2,853	245

Remeasurement/valuation adjustments
Bad debts and amortisation	(50)	(48)	(43)
Market value adjustments QTC loans[2]	—	48	—
Market value adjustments investments	6	25	9
Revaluation of superannuation provision[3]	—	(679)	(89)
Revaluation of other provisions	1	(70)	(36)
Decommissioned Main Roads assets and land under roads written off	(173)	(106)	(145)
Loss on sale of Burnett Water Pty Ltd to SunWater	—	(199)	—
Other gains/(losses) on assets sold/written off	9	(24)	—

AAS net surplus General Government sector	727	1,801	(60)

Notes:

1.	Numbers may not add due to rounding.

2.	The adjustment from book value to market value on QTC loans for 2005-06 has been based on market values as at 31 March 2006, being the best available estimate. No market value estimate has been made for the Budget as the calculation is dependent on future interest rates.

3.	The superannuation provision is calculated based on a number of actuarial assumptions such as long term bond rates and expected returns on assets, price and salary inflation and demographic assumptions. Variations from these assumptions will result in revaluations of the superannuation provision.

Budget Strategy and Outlook 2006-07	177

GENERAL GOVERNMENT TIME SERIES
Data presented in Table 9.11 provides a time series from 1999-2000 for the General Government sector on the key GFS indicators used by the Government to measure financial performance.
Table 9.11
General Government Sector1

		1999-00	2000-01	2001-02	2002-03	2003-04	2004-05
		Actual	Actual	Actual	Actual	Actual	Actual
		$ million	$ million	$ million	$ million	$ million	$ million

OPERATING STATEMENT
	GFS Revenue
	Taxation revenue	5,051	4,255	4,815	5,598	6,676	6,952
	Current grants and subsidies	6,203	8,539	9,520	10,175	10,992	12,255
	Capital grants	448	483	696	510	553	491
	Sales of goods and services	1,695	1,747	1,837	1,964	2,105	2,381
	Interest income	1,773	852	(464)	(128)	2,723	2,972
	Other	2,222	2,382	2,453	2,138	2,165	2,558
	Total Revenue	17,392	18,258	18,857	20,256	25,214	27,609

Less	GFS Expenses
	Gross operating expenses	11,060	12,844	13,733	14,562	15,709	17,018
	Superannuation interest expense	710	467	626	630	750	752
	Other interest expense	283	339	223	220	211	207
	Current transfers	3,511	4,413	4,713	4,271	4,500	4,915
	Capital transfers	766	1,052	456	558	704	791
	Total Expenses	16,330	19,116	19,751	20,241	21,874	23,683

Equals	GFS net operating balance	1,062	(858)	(894)	15	3,340	3,926

OTHER KEY AGGREGATES

Purchases of non-financial assets		2,992	2,520	2,416	2,232	2,415	2,843

Net acquisition of non-financial assets		1,166	813	708	155	503	1,053

GFS Net lending / (borrowing) (Fiscal Balance)		(104)	(1,671)	(1,602)	(140)	2,838	2,873

Net Worth		57,293	57,623	58,093	64,894	77,723	96,433

Net Debt		(10,122)	(10,082)	(11,032)	(11,260)	(14,851)	(19,446)

Cash Surplus/Deficit		(1,281)	534	188	645	3,490	4,640

Note:

1.	Numbers may not add due to rounding.

Source: Budget Papers and Outcomes Reports for Queensland 1999-2000 to 2004-05.

178	Budget Strategy and Outlook 2006-07

OTHER GENERAL GOVERNMENT GFS DATA
Data presented in the following tables are presented in accordance with GFS and Uniform Presentation Framework guidelines which present data on a consolidated basis.
Expenses by function
Data presented in Table 9.12 provides details of General Government sector expenses by function.
Table 9.12
General Government Sector Expenses by Function1

	2005-06	2005-06	2006-07	2007-08	2008-09	2009-10
	Budget	Est. Act.	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

General public services	1,550	1,500	1,593	1,632	1,647	1,691
Public order and safety	2,455	2,527	2,728	2,874	3,007	3,170
Education	6,346	6,564	6,947	7,277	7,593	7,843
Health	5,593	6,059	6,851	7,319	7,693	8,274
Social security and welfare	1,333	1,356	1,591	1,664	1,727	1,772
Housing and community amenities	1,016	1,009	1,166	1,026	1,051	1,053
Recreation and culture	678	638	683	698	731	733
Fuel and energy	998	938	958	1,014	1,048	1,079
Agriculture, forestry, fishing and hunting	772	841	824	716	602	597
Mining, manufacturing and construction	115	115	124	116	120	120
Transport and communications	2,577	2,770	3,070	3,223	3,267	3,340
Other economic affairs	802	778	765	785	743	732
Other purposes	1,435	1,636	1,526	1,679	1,789	1,951

Total Expenses	25,670	26,733	28,825	30,024	31,019	32,354

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2006-07	179

Purchases of non-financial assets by function
Data presented in Table 9.13 provides details of General Government sector purchases of non-financial assets by function.
Table 9.13
General Government Sector Purchases of Non-financial Assets by Function1

	2005-06	2005-06	2006-07
	Budget	Est. Act.	Budget
	$ million	$ million	$ million

General public services	324	409	313
Public order and safety	331	178	507
Education	437	377	373
Health	520	315	515
Social security and welfare	78	66	79
Housing and community amenities	320	291	332
Recreation and culture	198	135	124
Agriculture, forestry, fishing and hunting	63	37	103
Mining, manufacturing and construction	1	6	4
Transport and communications	1,262	1,043	1,564
Other economic affairs	33	58	43
Other purposes	49	0	1

Total Purchases	3,616	2,914	3,958

Note:

1.	Numbers may not add due to rounding.

180	Budget Strategy and Outlook 2006-07

Taxes
Data presented in Table 9.14 provides details of taxation revenue collected by the General Government sector.
Table 9.14
General Government Sector Taxes 1

	2005-06	2006-07
	Est. Actual	Budget
	$ million	$ million

Taxes on employers’ payroll and labour force	1,916	2,054

Taxes on property
Land taxes	424	500
Stamp duties on financial and capital transactions	2,227	2,426
Financial Institutions’ Transactions Taxes	1	—
Other	347	356

Taxes on the provision of goods and services
Taxes on gambling	851	881
Taxes on insurance	389	408

Taxes on use of goods and performance of activities
Motor vehicle taxes	1,085	1,125
Other	116	121

Total Taxation Revenue	7,356	7,871

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2006-07	181

Loan Council Allocation
The Australian Loan Council requires all jurisdictions to prepare Loan Council Allocations (LCA) to provide an indication of each government’s probable call on financial markets over the forthcoming financial year.
Table 9.15 presents the State’s revised LCA Budget allocation and the Loan Council endorsed LCA for 2006-07.
Table 9.15
Loan Council Allocation 1

		2006-07	2006-07
		Nomination	Budget
		$ million	$ million

	General Government sector cash deficit/(surplus) [2]	833	796
	PNFC sector cash deficit/(surplus) [2]	2,047	3,305

	Non Financial Public Sector cash deficit/(surplus) [2]	2,882	4,101

Less	Net cash flows from investments in financial assets for policy purposes	—	—
Plus	Memorandum items [3]	118	118
	Loan Council Allocation	3,000	4,219

Note:

1.	Numbers may not add due to rounding.

2.	Figures in brackets represent surpluses.

3.	Memorandum items include operating leases and local government borrowings.
The State’s Budget LCA allocation is a deficit of $4.219 billion. This compares to the LCA nomination in March 2006 of $3 billion.
A tolerance limit of two per cent of Non-financial Public sector receipts applies between the LCA nomination and the Budget allocation. For 2006-07, the LCA Budget allocation exceeds the LCA nomination by more than the two per cent tolerance limit.
The increased deficit is largely due to higher net borrowing requirements as a result of increased spending on capital infrastructure in the PNFC sector.

182	Budget Strategy and Outlook 2006-07

BACKGROUND AND INTERPRETATION OF GOVERNMENT FINANCE STATISTICS
Accrual GFS framework
The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards (the International Monetary Fund Manual on Government Finance Statistics and the United Nations System of National Accounts). This allows comprehensive assessments to be made of the economic impact of government.
Nature of the GFS framework
The accrual GFS framework is based on an integrated recording of stocks and flows. Stocks refer to a unit’s holdings of assets, liabilities and net worth at a point in time, whilst flows represent the movement in the stock of assets and liabilities between two points in time. Flows comprise two separate types, transactions and other economic flows. Transactions come about as a result of mutually agreed interactions between units or within a single unit. Other economic flows would include revaluations and destruction or discovery of assets that do not result from a transaction. In GFS operating statements, other economic flows, being outside of the control of government, are excluded and do not affect the net operating result.
The GFS statements reported in the Budget are the operating statement, balance sheet and cash flow statement.
Operating statement
This statement is designed to capture the details of transaction flows of GFS revenue and GFS expense items as well as net acquisitions of non-financial assets for an accounting period. Unlike operating statements prepared on Australian Accounting Standard principles, a GFS operating statement reports two major fiscal measures – the GFS net operating balance and GFS net lending/borrowing.
Net operating balance is represented by GFS revenues less GFS expenses and excludes any other economic flows such as revaluations, gains or losses on asset disposals and allowances for doubtful debts.
Net lending is the net operating balance less net acquisition of non-financial assets. It is also referred to as the fiscal balance. It measures, in accrual terms, the gap between Government savings plus net capital transfers and investment in non-financial assets. A surplus indicates that the State Government is placing financial resources at the disposal of other sectors of the economy, whilst a deficit reflects the State utilising the financial resources of other sectors.

Budget Strategy and Outlook 2006-07	183

Balance sheet
The balance sheet shows stocks of financial and non-financial assets and liabilities. Key indicators in the balance sheet are net debt and net worth.
Net debt is represented by the sum of selected financial liabilities (such as deposits held, advances received and borrowings) minus the sum of selected financial assets (cash and deposits, loans and placements). It provides an indication of the strength of a government’s financial position.
Net worth, also known as net assets, is defined as total assets less total liabilities. It provides a more comprehensive picture of a government’s position as all assets and liabilities are taken into account.
Net financial worth, on the other hand, is calculated as financial assets minus total liabilities. It measures a government’s net holdings of financial assets.
Cash flow statement
Cash means cash on hand (notes and coins held and deposits held at call with a bank or financial institution) and cash equivalents (highly liquid investments readily convertible to cash and overdrafts considered integral to the cash management functions). The cash flow statement demonstrates how cash is generated and applied in a single accounting period.
The GFS surplus/deficit is the cash counterpart of the fiscal balance as disclosed in the GFS operating statement. A surplus reflects the availability of cash to increase the State’s financial assets or decrease its liabilities, whilst a deficit reflects the requirement for cash either by running down the State’s financial assets or by drawing on the cash reserves of other sectors of the economy. It comprises net cash received/paid from operating activities, from sales and purchases of non-financial assets and from financing activities.
SECTOR CLASSIFICATION
GFS data is presented by institutional sector, distinguishing between the General Government sector and the Public Non-financial Corporations (PNFC) sector.
Budget reporting focuses on the General Government sector, which provides regulatory services and goods and services of a non-market nature that are provided at less than cost or at no cost. These services are largely financed by general revenue (Australian Government grants and state taxation). This sector comprises government departments, their commercialised business units/shared service providers and certain statutory bodies.

184	Budget Strategy and Outlook 2006-07

The PNFC sector comprises bodies that provide mainly market goods and services that are of a non-regulatory and non-financial nature. PNFCs are financed through sales to consumers of their goods and services and may be supplemented by explicit government subsidy to satisfy community service obligations. In general, PNFCs are legally distinguishable from the governments that own them. Examples of PNFCs include QR and the energy entities.
Together, the General Government sector and the PNFC sector comprise the Non-financial Public sector.
Further discussion of the GFS framework of reporting, including definitions of GFS terms, can be obtained from the webpage of the Australian Bureau of Statistics at www.abs.gov.au.
REPORTING ENTITIES
The reporting entities included in the General Government and PNFC sectors are provided below.
General Government
Departments

Aboriginal and Torres Strait Islander Policy
Child Safety
Communities
Corrective Services
Disability Services Queensland
Education and the Arts
Electoral Commission of Queensland
Emergency Services
Employment and Training
Energy
Environmental Protection Agency
Forestry Plantations Queensland Office
Health
Housing
Industrial Relations
Justice and Attorney-General
Legislative Assembly
Local Government, Planning, Sport and Recreation
Main Roads
Natural Resources, Mines and Water
Office of the Governor
Office of the Ombudsman
Office of the Public Service Commissioner
Police
Premier and Cabinet
Primary Industries and Fisheries
Public Works
Queensland Audit Office
State Development, Trade and Innovation
The Coordinator-General
The Public Trustee of Queensland
Tourism, Fair Trading and Wine Industry Development
Transport
Treasury

Budget Strategy and Outlook 2006-07	185

Statutory Authorities

Anti-Discrimination Commission Queensland
Australian Agricultural College Corporation
Board of the Queensland Museum
Commission for Children and Young People and Child Guardian
Crime and Misconduct Commission
Legal Aid Queensland
Library Board of Queensland
Motor Accident Insurance Commission
Nominal Defendant
Prostitution Licensing Authority
Queensland Art Gallery Board of Trustees
Queensland Building Services Authority
Queensland Events Corporation Pty Ltd
Queensland Institute of Medical Research
Queensland Performing Arts Trust
Queensland Studies Authority
Queensland Treasury Holdings Pty Ltd
QRAA
Residential Tenancies Authority
Service Delivery and Performance Commission
SGH Ltd
South Bank Corporation
The Office of the Information Commissioner
Tourism Queensland
Workers Compensation Regulatory Authority (Q-Comp)

Commercialised Business Units

CITEC
GoPrint
Main Roads — RoadTek
Project Services
Property Services Group
Q-Build
Q-Fleet
Sales and Distribution Services

Shared Service Providers

Corporate Administration Agency
Corporate and Professional Services
CorpTech
Queensland Health Shared Service Provider
Shared Service Agency

186	Budget Strategy and Outlook 2006-07

Public Non-financial Corporations

Betty Rees Group Pty Ltd (CRT)
Bundaberg Port Authority
Burnett Water Pty Ltd
Cairns Port Authority
Central Queensland Port Authority
CS Energy Ltd
DBCT Holdings Pty Ltd
ENERGEX Ltd
Ergon Energy Corporation Ltd
Eungella Water Pipeline Pty Ltd
Forestry Plantations Queensland
Gladstone Area Water Board
Gold Coast Events Co Pty Ltd
Golden Casket Lottery Corporation Ltd
Heritage Train Company Pty Ltd
Mackay Port Authority
Major Sports Facilities Authority
Mount Isa Water Board
National Logistics Alliance Pty Ltd
North West Queensland Water Pipeline Pty Ltd
On Track Insurance Pty Ltd
Port of Brisbane Corporation
Ports Corporation of Queensland
Powerlink Queensland
Queensland Motorways Ltd
Queensland Power Trading Corporation (Enertrade)
QR
Interail Australia Pty Ltd
Stanwell Corporation Ltd
SunWater
Tarong Energy Corporation Ltd
The Trustees of Parklands Gold Coast
Townsville Port Authority

Budget Strategy and Outlook 2006-07	187

APPENDIX A — TAX EXPENDITURE STATEMENT
OVERVIEW
Governments employ a range of policy tools to achieve social and economic objectives. These include the use of direct budgetary outlays, regulatory mechanisms and taxation. As required by the Charter of Social and Fiscal Responsibility, this Tax Expenditure Statement (TES) details revenue foregone as a result of Government decisions relating to the provision of tax concessions. The TES is designed to improve transparency in the use of tax expenditures and increase public understanding of the fiscal process.
Tax expenditures are reductions in tax revenue that result from the use of the taxation system as a policy tool to deliver Government policy objectives. Tax expenditures are provided through a range of concessions, including:
•	tax exemptions

•	the application of reduced tax rates to certain groups or sectors of the community

•	tax rebates

•	tax deductions

•	provisions which defer payment of a tax liability to a future period.
Labelling an exemption or concession as a tax expenditure does not necessarily imply any judgement as to its appropriateness. It merely makes the amount of the exemption or concession explicit and thereby facilitates its scrutiny as part of the annual Budget process.
Methodology
Revenue foregone approach
The method used almost exclusively by governments to quantify the value of their tax expenditures is the revenue foregone approach. This method estimates the revenue foregone through use of the concession by applying the benchmark rate of taxation to the volume of activities or assets affected by the concession. One of the deficiencies of the revenue foregone approach is that the effect on taxpayer behaviour resulting from the removal of the particular tax expenditure is not factored into the estimate. Consequently, the aggregation of costings for individual tax expenditure items presented in the TES will not necessarily provide an accurate estimate of the total level of assistance provided through tax expenditures.

188	Budget Strategy and Outlook 2006-07

Measuring tax expenditures requires the identification of:
•	a benchmark tax base

•	concessionally taxed components of the benchmark tax base such as a specific activity or class of taxpayer

•	a benchmark tax rate to apply to the concessionally taxed components of the tax base.
Defining the tax benchmark
The most important step in the preparation of a TES is the establishment of a benchmark for each tax included in the statement. The benchmark provides a basis against which each tax concession can be evaluated. The aim of the benchmark is to determine which concessions are tax expenditures as opposed to structural elements of the tax. The key features of a tax benchmark are:
•	the tax rate structure

•	any specific accounting conventions applicable to the tax

•	the deductibility of compulsory payments

•	any provisions to facilitate administration

•	provisions relating to any fiscal obligations.
By definition, tax expenditures are those tax concessions not included as part of the tax benchmark.
Identification of benchmark revenue bases and rates requires a degree of judgement and is not definitive. Furthermore, data limitations mean that the tax expenditures are approximations and are not exhaustive. This statement does not include estimates of revenue foregone from exemptions or concessions provided to Government agencies. Very small exemptions or concessions are also excluded.
THE TAX EXPENDITURE STATEMENT
This year’s statement includes 2004-05 and 2005-06 estimates of tax expenditures for payroll tax, land tax, duties, the community ambulance cover and gambling taxes. A summary of the major tax expenditures valued on the basis of revenue foregone is presented in Table A.1. Not all expenditures can be quantified at this time. Accordingly, the total value of tax expenditures should be considered as indicative only.

Budget Strategy and Outlook 2006-07	189

Table A.1
Tax expenditure summary1

	2004-05[2]	2005-06
	$ million	$ million

Payroll Tax
Exemption threshold[3]	676	755
Deduction scheme[4]	106	118
Section 14 exemptions
Local Government[3]	74	83
Education[3]	81	91
Hospitals[3]	145	166

Total Payroll Tax	1,082	1,213

Land Tax
Liability thresholds[5]	191	282
Graduated land tax scale	130	124
Primary production deduction	48	51
Section 13 exemptions not included elsewhere[6]	40	41
General land tax rebate[7]	11	—
Additional land tax rebate[7]	3	—
Land developers’ concession	8	19

Total Land Tax	431	517

Duties
Transfer duty on residential property
Home concession	442	421
First home concession	161	186
Insurance duty on general insurance
Non-life insurance[3]	97	102
Workcover[3]	21	22
Health insurance[3]	124	135

Total Duties	845	866

Community Ambulance Cover
Concession to pensioners and seniors[8]	39	41

Taxes on Gambling
Gaming machine taxes	113	119
Casino taxes	7	10

Total Gambling Tax	120	129

Notes:

1.	Numbers may not add due to rounding.

2.	2004-05 estimates may have been revised since last year’s Budget.

3.	Methodology changes employed in this Budget account for significant variations from estimates of previous Budgets.

4.	Deduction of $850,000, which reduces by $1 for every $3 above $850,000, is applicable to employers with an annual payroll between $850,000 and $3.4 million.

5.	Land tax is payable only on the value of taxable land above a threshold which depends on the ownership structure.

6.	Applicable, but not limited, to religious bodies, public benevolent institutions and other exempt charitable institutions.

7.	The revision of land tax schedules in 2005-06 effectively incorporated the general and additional land tax rebates into the schedules.

8.	Estimates are based on the revenue foregone through the use of the levy exemption by pensioners and senior citizens. The estimated cost of providing the service to pensioners and senior citizens exempted from the levy is significantly higher, estimated at $150 million in 2004-05 and $174 million in 2005-06.

190	Budget Strategy and Outlook 2006-07

DISCUSSION OF INDIVIDUAL TAXES
Payroll tax
The benchmark tax base for payroll tax is assumed to be all wages, salaries and supplements (including employer superannuation contributions) paid in Queensland, as defined in the Pay-roll Tax Act 1971. The benchmark tax rate for payroll tax is assumed to be the statutory rate applying in each financial year.
Payroll tax exemption threshold
Employers who employ in Queensland with an annual Australian payroll of $850,000 or less are exempt from payroll tax. On the basis of average weekly earnings, this threshold corresponds to approximately 20 full-time equivalent employees. This concession is designed to assist small and medium sized businesses. (The threshold is to be increased to $1 million from 1 July 2006.)
Deduction scheme
Employers who employ in Queensland with Australian payrolls between $850,000 and $3.4 million benefit from a deduction of $850,000, which reduces by $1 for every $3 by which the annual payroll exceeds $850,000. There is no deduction for employers or groups with an annual payroll in excess of $3.4 million. (The increase in the payroll tax exemption threshold to $1 million from 1 July 2006 will result in a deduction for employers or groups with payrolls up to $4 million.)
Section 14 exemptions
A number of organisations are provided with exemptions from payroll tax under Section 14 of the Pay-roll Tax Act 1971. The activities for which estimates have been calculated are wages paid by public hospitals, non-tertiary private educational institutions and local governments (excluding commercial activities).
Land tax
The benchmark tax base is assumed to be all freehold land within Queensland, excluding residential land used as a principal place of residence and land owned by individuals with a value for that year below the threshold. The benchmark tax rate for land tax is assumed to be the top rate of land tax applicable in Queensland in each financial year.

Budget Strategy and Outlook 2006-07	191

Liability thresholds
Land tax is payable on the value of taxable land above a threshold which depends on the land’s ownership. In 2004-05, the thresholds were $170,000 for companies, absentees and trusts and $220,000 for resident individuals. In 2005-06 the thresholds were $300,000 for companies, absentees and trusts and $450,000 for resident individuals (to be increased to $500,000 for the 2006-07 year).
Residential land owned by resident individuals as their principal place of residence is excluded from the estimate. The exemption from paying below a minimum amount ($350 in 2004-05 and $400 in 2005-06) is not included as a tax expenditure as it is regarded as the application of an administration threshold.
Graduated land tax scale
A graduated (concessional) scale of land tax rates is applicable to land with a taxable value of less than $1.5 million for 2004-05 and $3 million for resident individuals and $2 million for companies, absentees and trustees for 2005-06.
Primary production deduction
The taxable value of land owned by a resident individual, trustee or some absentees and companies does not include all or part of their land that is used for the business of agriculture, pasturage or dairy farming.
Section 13 exemptions (not elsewhere included)
A number of land tax exemptions are granted under Section 13 of the Land Tax Act 1915 to eligible organisations. These include, but are not limited to, public benevolent institutions, religious institutions and other exempt charitable institutions, retirement villages, trade unions and showgrounds.
General land tax rebate
A general rebate on land tax of 15% was provided to resident individual land tax payers in 2004-05. The substantial revision of land tax rate schedules in 2005-06 effectively incorporated the general land tax rebate into the schedules.
Additional land tax rebate
Trustees, companies and absentees received a phasing in rebate of a maximum of 36%, reducing by 0.5 percentage point for every $1,000 of taxable value over $170,000 in 2004-05. The substantial revision of land tax rate schedules in 2005-06 effectively incorporated the additional land tax rebate into the schedules.

192	Budget Strategy and Outlook 2006-07

Land developers’ concession
From 1 July 1998, land developers have been charged land tax on 60% of the unimproved value of (undeveloped) land subdivided in the previous financial year and which remains unsold at 30 June of that year. This concession is outlined in Section 3CA of the Land Tax Act 1915.
Transfer duty concession on residential property
The benchmark tax base is assumed to be all sales of residential property within Queensland. The benchmark tax scale is assumed to be the scale that actually applied in each financial year.
Home concession
A concessional rate of duty applies to purchases of a principal place of residence. Until 31 July 2004, a concessional rate of 1% applied on dutiable values up to $250,000 compared to the normal schedule of rates between 1.5% and 3.25%. For properties valued over $250,000, the scheduled rates of transfer duty applied on the excess.
From 1 August 2004, the concessional rate of 1% has applied to the purchase of a principal place of residence valued up to $300,000 (to be increased to $320,000 from 1 July 2006).
First home concession
Where a purchaser has not previously owned a residence in Queensland or elsewhere, the purchaser of a home receives a more generous concession on duty. This concession comprises a rebate in addition to the home concession on properties (this concession may not be applicable if the purchase price is less than the full market value of the property). The size of the rebate depends on the value of the property. Duty relief is provided to purchases of a first principal place of residence valued up to $500,000. (From 1 January 2007, a new first home concession will be provided for the purchase of certain vacant land up to the value of $250,000).
Insurance duty
The benchmark tax base is assumed to be all premiums for general insurance policies (except for life insurance). The benchmark tax scale is assumed to be the scale that actually applied in each financial year.
The rate of duty applicable to most types of general insurance has been 8.5% until August 2004 and 7.5% thereafter. Concessional rates apply to some other general insurance types (5% for motor vehicle insurance other than compulsory third party (CTP), workers’ compensation and professional indemnity insurance and 10c on a premium for CTP insurance). Data limitations mean that these insurance types are categorised into non-life insurance cover and WorkCover. An exemption from duty is also provided for private health insurance.

Budget Strategy and Outlook 2006-07	193

Duty on mortgages — home concessions and first home concessions
The benchmark tax base is assumed to be all mortgages and loans taken out in Queensland. The benchmark tax scale is assumed to be the scale that actually applied in each financial year.
A concession from duty is allowed where a home mortgage secures an advance attributable to the purchase or construction of the borrower’s home.
The data required to estimate the revenue foregone is not available.
Community Ambulance Cover
Concession to pensioners and seniors
Pensioners and senior card holders are exempt from paying the Community Ambulance Cover charge levied quarterly on electricity accounts.
Gambling taxes
Gaming machine tax concessions for licensed clubs
The benchmark tax base is assumed to be all gaming machines operated by licensed clubs and hotels in Queensland. The benchmark tax scale is assumed to be the rate of taxation that applies to gaming machines in hotels in each financial year (which is 35.91% of the monthly metered win).
A concessional graduated tax rate scale applies to gaming machines operated by licensed clubs. The tax rate is calculated on the gaming machine monthly metered win and the full tax rate (as applies to hotel gaming machines) is only applied to gaming machine revenue where the monthly metered win exceeds $1.4 million for any licensed club.
Casino tax concessions
The benchmark tax base is assumed to be all casinos operating in Queensland. The benchmark tax scale is assumed to be the flat rate of 20% of casino gross revenue that applies for standard transactions in the Brisbane and Gold Coast casinos.
A concessional tax rate of 10% applies for normal gross revenue for the Cairns and Townsville casinos. In addition, concessional rates apply for revenue from high rollers in all casinos. High roller revenue is taxed at 10% for the Brisbane and Gold Coast casinos and 8% for the Cairns and Townsville casinos.

194	Budget Strategy and Outlook 2006-07

APPENDIX B — CONCESSIONS STATEMENT
INTRODUCTION
The Government provides concessions in the form of discounts, rebates and subsidies to improve access to and the affordability of a range of services for individuals or families based on eligibility criteria relating to factors such as age, income and special needs or disadvantage.
This statement serves to highlight the cost and nature of concessions covering both concessions which are reflected as outlays in the Budget (for example, direct subsidy payments) and revenue foregone through fees and charges which are set at a rate lower than that applying to the wider community.
Varying methods have been used to estimate the cost of concessions depending on the nature of the concession, including:
•	direct Budget outlay cost (for example, direct subsidy or rebate payments)

•	revenue foregone (for example, concessional fees and charges)

•	cost of goods and services provided.
Table B.1 sets out the cost of concessions by agency. The total value of concessions is estimated at $767.1 million in 2006-07.

Budget Strategy and Outlook 2006-07	195

\

Table B.1
Concessions by agency1

	2005-06	2006-07
	Est. Act.	Estimate
Agency	$ million	$ million

Department of Communities
Electricity Rebate Scheme	59.4	62.5
Electricity Life Support Scheme	0.5	0.5
Pensioner Rate Subsidy Scheme	48.9	51.1
Rail Concession Scheme	32.2	33.2

Department of Education and the Arts
Arts Concessional Entry Fees	0.4	0.4
Living Away from Home Allowances Scheme	5.6	5.5
School Transport Assistance for Students with Disabilities	27.0	27.0
Non-State School Transport Assistance Scheme	3.9	4.0

Department of Emergency Services
Urban Fire Levy Concession	5.3	5.5

Department of Employment and Training
TAFE Concessions	11.7	12.1

Environmental Protection Agency
Environmental Licence Fee Waiver	0.2	0.3
Concessions Entry and Tour Fees	0.1	0.1

Queensland Health
Spectacles Supply Scheme	4.9	5.9
Medical Aids Subsidy Scheme[2]	16.7	16.3
Patient Travel Subsidy Scheme	5.0	5.1
Oral Health Scheme	90.5	94.1

Department of Housing
Aboriginal and Torres Strait Islander Housing Rental Rebate	9.2	9.6
Public Rental Housing Rebate	186.9	190.0

Department of Justice and Attorney-General
Public Trustee of Queensland — Rebates of Fees	11.6	12.3

Department of the Premier and Cabinet
South Bank Corporation — Venue Hire Discounts	0.2	0.2

Department of Transport
Transport Concessions incl. Taxi Subsidies[3]	54.5	58.5
Motor Vehicle Registration Concession	50.3	51.5
Recreational Ship Registration Concession	0.8	0.8
School Transport Assistance Scheme	119.8	120.6

Total	745.5	767.1

Notes:

1.	Numbers may not add due to rounding.

2.	The Estimated Actual for 2005-06 is higher than the Budget for 2006-07 due to an internal reallocation of funding to the program in 2005-06 on a one-off basis to meet additional demand in that financial year.

3.	The 2005-06 Estimated Actual expenditure reflects an increase in concessions provided under the Taxi Subsidy Scheme, which has resulted from a sustained increase in usage by eligible scheme participants.

196	Budget Strategy and Outlook 2006-07

Department of Communities
The Department of Communities has responsibility for the Queensland Government Electricity Rebate Scheme and reimburses the electricity retail corporations for electricity rebates provided. The scheme provides a rebate on the cost of domestic electricity supply to eligible holders of a Pensioner Concession Card, Queensland Seniors Card or a Repatriation Health Card for All Conditions (Gold Card) who receive a War Widow or Special Rate Totally and Permanently Incapacitated pension.
The Electricity Life Support Concession Scheme is aimed at assisting seriously ill people who use home-based life support systems such as oxygen concentrators and kidney dialysis machines.
The Pensioner Rate Subsidy Scheme alleviates the impact of local government rates and charges on pensioners, thereby assisting them to continue to live in their own homes.
The Queensland Rail Concessions Scheme assists pensioners, veterans and seniors to reduce the cost of public transport and to maintain an active and healthy lifestyle.
Department of Education and the Arts
Concessional ticket entry fees apply to a variety of concession card holders, students, children and families for special exhibitions at the Queensland Art Gallery and the Queensland Museum.
The Department of Education and the Arts provides a living away from home allowance to students in Years 1 to 12 in state and non-state schools whose homes are geographically isolated from local schools. The allowances offset the costs associated with boarding away from home to attend school on a daily basis and include tuition and travel costs.
The department also offers assistance to students with disabilities to access school programs to meet their educational needs. Assistance is in the form of the provision of taxis or specialised contracted minibuses, payment of fares on regular buses or trains, or an allowance for parents who drive their children to school.
The Non-State School Transport Assistance Scheme assists families of students attending non-state schools outside Brisbane whose bus fare is over a weekly threshold amount. The program also assists families of students with disabilities who attend a non-state school.
Department of Emergency Services
Pensioners are eligible for a 20% discount on the Urban Fire Levy payable on prescribed properties of which they are the owner or part owner.

Budget Strategy and Outlook 2006-07	197

Department of Employment and Training
Concessions on TAFE tuition fees for Government-funded training are offered to a range of concession card holders, students of Aboriginal and Torres Strait Islander descent and students who can demonstrate extreme financial hardship.
Environmental Protection Agency
A fee waiver may be granted on environmental licences on the grounds of financial hardship or if there is a small or insignificant environmental risk. The department also offers concessional entry fees for specified protected areas including St Helena Island, David Fleay Wildlife Park and Mon Repos Conservation Park.
Queensland Health
The Spectacles Supply Scheme assists eligible Queensland residents by providing a comprehensive range of free basic prescription spectacles. Queensland Health administers the Scheme through its network of public hospitals and community health services.
The Medical Aids Subsidy Scheme provides eligible Queensland residents with permanent and stabilised conditions or disabilities with access to subsidy funding assistance for the provision of a range of aids and equipment. Aids and equipment are provided primarily to assist people to live at home thus avoiding premature or inappropriate residential care or hospitalisation.
Queensland Health’s Patient Travel Subsidy Scheme provides financial assistance to patients who need to access specialist medical services which are not available within their local area. The Scheme provides a subsidy towards the cost of travel and accommodation for patients and, in some cases, an escort.
The Oral Health Scheme provides free dental care to eligible clients and their dependents who possess a current Health Care Card, Pensioner Concession Card, Queensland Seniors Card or Commonwealth Seniors Card. In rural and remote areas where no private dental practitioner exists, access to dental care for the general public is provided at a concessional rate.

198	Budget Strategy and Outlook 2006-07

Department of Housing
The Aboriginal and Torres Strait Islander Housing Rental Rebate targets low income Indigenous families and individuals and represents the difference between the rents that would be payable in the private market and the rent that is charged based on the household’s income.
The Public Rental Housing Rebate targets low income families and individuals and represents the difference between the rent that would be payable in the private market and the rent that is charged based on the household’s income.
Department of Justice and Attorney-General
The Public Trustee offers fee rebates (full or partial) for clients who, because of financial circumstances, cannot pay the full amount of fees that have been levied.
Department of the Premier and Cabinet
Community groups and charities are given discounted charges for the hire of venues within the South Bank parklands, such as the Suncorp Piazza.
Department of Transport
Transport concessions are provided by the Government in a variety of forms and across a range of activities to ensure access and mobility for Queenslanders who are transport disadvantaged. Eligible categories to receive a concession include Pensioner Concession Card holders, Seniors Card holders, children and secondary and tertiary students. Members of the Taxi Subsidy Scheme also receive concessions on taxi travel.
Motor vehicle and boat registration concessions are provided to people with a Pensioner Concession Card, Queensland Seniors Card or a Totally or Permanently Incapacitated Ex-serviceperson Pension as a means of improving pensioners and seniors access to travel.
The School Transport Assistance Scheme is a program for students whose access to school is disadvantaged by distance or are from defined low income groups. Assistance is provided towards the cost of travel on bus, rail and/or ferry with allowances for private vehicle transport.

Budget Strategy and Outlook 2006-07	199

APPENDIX C –
STATEMENT OF RISKS AND SENSITIVITY ANALYSIS
INTRODUCTION
The Queensland State Budget, like those of other states, is based in part on assumptions made about future elements of uncertainty both internal and external to the State which can impact directly on economic and fiscal forecasts. Operating results achieved in recent years reflect the fact that the actual fiscal result achieved depends on the direction of such variables.
Consistent with the Charter of Social and Fiscal Responsibility, this section analyses the sensitivity of the estimates to changes in the economic and other assumptions used in developing the Budget and forward estimates. This analysis is provided, as required under the Charter, to enhance the level of transparency and accountability of the Government.
Notwithstanding the risks associated with the Budget, Queensland is well placed to manage adverse impacts. Queensland’s strong balance sheet and low tax status means it has greater capacity than any other jurisdiction in Australia to withstand the risks normally associated with any state or territory budget.
The forward estimates in the Budget are framed on a no policy change basis. That is, the expenditure and revenue policies in place at the time of the Budget (including those announced in the Budget) are applied consistently throughout the forward estimates period.
The following discussion provides details of some of the key assumptions and risks associated with revenue and expenditure forecasts and, where a direct link can be established, the indicative impact on forecasts resulting from a movement in those variables.
SENSITIVITY OF EXPENDITURE ESTIMATES AND EXPENDITURE RISKS
Public sector wage costs
Salaries and wages form a large proportion of General Government operating expenses. Increases in salaries and wages are negotiated through enterprise bargaining agreements.

200	Budget Strategy and Outlook 2006-07

Most of the major enterprise bargaining agreements across the General Government sector, including the agreement for the core public sector, have now been finalised or are currently under negotiation. The 2006-07 Budget and forward estimates for these agencies incorporates a provision for wage increases consistent with an outcome of approximately 4% per annum or, where an agreement has been reached, the expected cost of implementing that agreed outcome. A central provision is held for agreements expiring post 2006-07.
Interest rates
The General Government sector has a very moderate level of debt with a total debt servicing cost forecast at $222 million in 2006-07.
The current average duration of General Government debt is approximately 5.97 years. Accordingly, a one percentage point variation in interest rates would lead to a very modest change in debt servicing costs in 2006-07.
Actuarial estimates of superannuation and long service leave
Liabilities for superannuation and long service leave are estimated by the State Actuary with reference to, among other things, assumed rates of investment returns, salary growth and inflation. These liabilities are therefore subject to changes in these parameters. Similarly, the long service leave liabilities are subject to the risk that the actual rates of employee retention will vary from those assumed in the liability calculation.
While these impacts have been estimated and allowances made in the Budget and forward estimates to accommodate them, the actual outcome may differ from the estimates calculated for the Budget.
Demographic and demand based risks
Unforeseen changes in the size, location and composition of Queensland’s population can impact on the demand for goods and services and therefore on the cost of maintaining existing policies. This is particularly evident in the health, education, community services and criminal justice sectors.
State Government expenditure is often more closely associated with socio-demographic factors, such as the number of school age children or the number of elderly residents, than with economic activity. However, such changes are unlikely to impact significantly in the short term.
For this reason, the composition, size and location of the State’s population are more significant in projecting the State’s expenditure needs across the forward estimates period than for the current or budget year.

Budget Strategy and Outlook 2006-07	201

Unforeseen events
It is almost inevitable that some events will occur during the financial year which will require additional expenditure but could not be foreseen or quantified at the time of the Budget.
Contingency funding for such events is provided in the Budget through the Treasurer’s Advance. The Treasurer’s Advance is an amount of appropriation within Treasury’s Administered Budget as a whole-of-Government provision for potentially emergent costs.
In 2006-07, the Treasurer’s Advance allocation is $100 million.
SENSITIVITY OF REVENUE ESTIMATES AND REVENUE RISKS
The rate of growth in tax revenues is dependent on a range of factors that are linked to the rate of growth in economic activity in the State. Some taxes are closely related to activity in specific sectors of the economy, whilst others are broadly related to the general rate of economic growth, employment, inflation and wages. A change in the level of economic activity, resulting from economic growth differing from forecast levels, would impact upon a broad range of taxation receipts.
Other revenue items are influenced by external variables such as the exchange rate or the performance of financial markets.
Performance of financial markets — investment returns
Investment earnings are based on the assumption of long-term average market returns for an acceptable level of risk. These investments principally cover the superannuation investment funds. The Government’s financial investments are held in a portfolio comprising property, domestic and offshore equities and fixed interest.
The assumed long-term rate of return used in Budget estimates is 7.5%. Actual returns will depend on the performance of sectors which comprise the portfolio.
Given Queensland’s large holding of financial assets, actual revenues are highly sensitive to small variations from the assumed long run rate of return.
In 2006-07, a one percentage point variation in investment earnings on assets held to meet future employee entitlements would lead to a change in net investment revenue of approximately $180 million.
Exchange rate and coal prices and volumes — royalties estimates
Estimates of mining royalties are sensitive to movements in the A$/US$ exchange rate and commodity prices and volumes.

202	Budget Strategy and Outlook 2006-07

Contracts for the supply of commodities are generally written in US$. Accordingly, a change in the exchange rate impacts on the A$ price of commodities and therefore expected royalties collections.
A one cent variation in the A$/US$ would lead to a change in royalties revenue of approximately $20 million in 2006-07.
Also impacting on royalty estimates are volume effects. A large component of Queensland’s royalty collections is derived from coal. A 1% variation in export coking and thermal coal volumes would lead to a change in royalty revenue of approximately $12 million.
The 2006-07 Budget assumptions for export coal prices are derived by taking into account various price forecasts made by coal companies. A US$1 variation in the price of export coal would lead to a change in royalty revenue of approximately $16 million.
Property prices and volumes — transfer duty estimates
Over recent years, strong growth in State taxation receipts has been a result of high levels of activity in the residential property market through its impact on transfer duty receipts. The increase in stamp duty receipts flowing from residential property market activity has two elements – the price of properties changing hands and the volume of properties changing hands.
For 2006-07, an easing in the property market is forecast. The assumption underpinning the expected reduction in stamp duties is for property prices to remain at current levels, but for a reduction in transaction volumes.
A one percentage point variation in the average value of property transactions would change transfer duty collections by approximately $22 million in 2006-07.
A one percentage point variation in the volume of transactions would change transfer duty revenues by approximately $20 million in 2006-07.
Wages and employment growth — payroll tax collections
Wages and employment growth have a direct impact on payroll tax collections. The Budget assumptions are for an increase in the Wage Price Index of 4 1/4% and employment growth of 2 1/2% in 2006-07.
A one percentage point variation in wages growth would change payroll tax collections by approximately $21 million. Similarly, a one percentage point variation in employment growth would change payroll tax collections by $21 million.

Budget Strategy and Outlook 2006-07	203

Parameters influencing Australian Government GST payments to Queensland
Estimates of Australian Government GST revenue grants to states and territories are dependent on total GST revenue collected, which tends to be closely correlated with the general level of economic activity. The Australian Government has provided estimates of total GST collections in its Budget Papers. In 2006-07, Queensland’s Budget will bear the risks of fluctuations in GST revenues and the other components of the package, such as the First Home Owner Grant Scheme, administrative costs associated with the GST and gambling tax foregone.
The Australian Government’s estimate of GST revenue in 2006-07 is based on its forecast of national GDP growth of 3 1/4% and household consumption growth of 3%. As with all other tax estimates, there is a risk of lower collections than estimated by the Australian Government if economic growth and consumption is weaker than expected.
Relative to other states, Queensland has been assessed as having an increasing capacity to raise revenue from stamp duty on conveyances and mining revenue in recent years. As a result, Queensland’s share of GST funding (relativity) has declined. If Queensland continues to raise relatively more revenue because of strong resource and housing sectors, there is a prospect that its relativity and therefore share of GST funding could decline further and be lower than its population share.
There is insufficient information provided in the Australian Government Budget Papers to prepare indicative forecasts of the sensitivity of GST estimates to key variables.
Australian Government grants (Specific Purpose Payments)
Specific Purpose Payments (SPPs) are payments made by the Australian Government to promote its policy objectives. The majority of SPPs are remitted directly to state governments, with a proportion of these passed through to other bodies, while some SPPs are remitted directly to local government authorities.
Indexation arrangements and distributions between the states vary for each SPP. The Australian Government reviews the payments each year and has guaranteed that it will not reduce the overall, aggregate level of SPPs to states. However, in recent years growth in payments ‘through’ the states has exceeded that for payments directly ‘to’ states (refer Table 8.1 in Chapter 8).

204	Budget Strategy and Outlook 2006-07

CONTINGENT LIABILITIES
Contingent liabilities represent items that are not included in the Budget as significant uncertainty exists as to whether the Government would sacrifice future economic benefits in respect of these items. Nevertheless, such contingencies need to be recognised and managed wherever possible in terms of their potential impact on the Government’s financial position in the future.
The State’s quantifiable and non-quantifiable contingent liabilities are detailed in the 2004-05 Report on State Finances – Consolidated Financial Statements (Note 33).
A summary of the State’s quantifiable contingent liabilities as at 30 June 2005 is provided below.
Table C.1
Contingent liabilities

2005
$ million

Nature of contingent liability

Guarantees and indemnities	5,849
QTC – stock loans	597
Other	23

Total	6,469

Budget Strategy and Outlook 2006-07	205

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By authority: R. J. Hunt, Government Printer, Queensland-2006

STATE BUDGET
2006-07
CAPITAL STATEMENT
Budget Paper No. 3

TABLE OF CONTENTS

1.	Overview

	Introduction	1
	Employment Generation	5
	Funding the State Capital Program	5

2.	State Capital Program — Planning and Priorities

	Introduction	9
	General Government Sector Capital Planning and Priorities	9
	Capital Grants to Local Government Authorities	11
	2006-07 Highlights	12
	Public Non-Financial Corporations Sector Capital Planning and Priorities	17
	Smart State Building Fund Appendix 2.1	21

3.	Private Sector Contribution to the Delivery of Public Infrastructure

	Queensland’s Public Private Partnership Policy and Value for Money Framework	22
	Potential Public Private Partnership Projects	22
	Existing Public Private Partnership Projects	23
	Other Projects Involving the Private Sector	24

4.	Key Concepts, Scope and Coverage

	Key Concepts, Scope and Coverage	28

5.	Capital Outlays by Entity

	Aboriginal and Torres Strait Islander Policy	30

Child Safety	32
Communities	34
Corrective Services	37
Disability Services Queensland	39
Education and the Arts	42
Electoral Commission of Queensland	54
Emergency Services	55
Employment and Training	61
Energy	64
Environmental Protection Agency	75
Health	78
Housing	86
Industrial Relations	92
Justice and Attorney-General	93
Legislative Assembly of Queensland	97
Local Government, Planning, Sport and Recreation	98
Main Roads	101
Natural Resources, Mines and Water	115
Office of the Governor	120
Office of the Ombudsman	121
Office of the Public Service Commissioner	122
Police	123
Premier and Cabinet	127
Primary Industries and Fisheries	130
Public Works	133
Queensland Audit Office	137
State Development, Trade and Innovation	138
The Coordinator-General	139
Tourism, Fair Trading and Wine Industry Development	142
Transport	144
Treasury	159

Appendix A – Entities included in Capital Outlays	162

1. OVERVIEW

KEY POINTS
•	Capital outlays in 2006-07 are estimated to be $10.136 billion, an increase of 23% or $1.914 billion on estimated actual 2005-06 capital outlays.

•	Capital outlays will support some 73,700 full-time jobs in Queensland.

•	Implementation of the Queensland Government’s South East Queensland Infrastructure Plan and Program has commenced, with investment of over $2 billion in 2006-07 for water, transport (including rail), energy, education and training, and health.

•	Capital outlays in 2006-07 reflect the Queensland Government’s ongoing commitment to regional and rural Queensland, with almost 60% of capital expenditure occurring outside the Brisbane Statistical Division. Investment includes $359 million over four years under the Rural and Regional Roads Funding initiative, commencement of construction of the $543 million four-lane Tugun bypass and the $42 million Bundaberg Ring Road.

•	In 2006-07 there will be capital outlays of $4.044 billion for transport and main roads, $2.856 billion for energy, $641.2 million for education and training and $594 million for health.

•	The Government will invest $606.4 million in water infrastructure, including $325 million in new funding over five years for water and sewerage infrastructure, effluent re-use and demand management and water loss reduction in local governments, $129.4 million for the completion of the Burdekin-Moranbah pipeline, and $100 million to continue the Western Corridor Recycled Water Scheme.

•	The capital outlays of Government-owned corporations constitute approximately 43% of total outlays in 2006-07, including a record $1.71 billion in expenditure by ENERGEX and Ergon Energy. Major investment in rail and ports infrastructure is also planned to meet demand for Queensland’s exports.
INTRODUCTION
This Capital Statement presents an overview of proposed capital outlays by the Queensland Government in 2006-07, as well as a summary of the State Government’s approach to infrastructure provision. Capital outlays in 2006-07 are estimated to be $10.136 billion, net of a capital contingency reserve of $800 million.

Capital Statement 2006-07	1

This represents an increase of 23% on estimated actual outlays in 2005-06, and provides for the continuation of the South East Queensland Infrastructure Plan and Program (SEQIPP), the $1.4 billion Smart State Building Fund, as well as a number of new capital investments.
The increased capital outlays in 2006-07 demonstrates the Government’s commitment to broaden Queensland’s infrastructure base to meet the social and economic needs of the State.
The capital outlays of Queensland’s Government-owned corporations (GOCs) will constitute 43% of total outlays in 2006-07, reflecting major investments in electricity, rail and ports infrastructure.
Expenditure in 2006-07 is highest in the Brisbane Statistical Division – the most populated and one of the fastest growing areas of the State – planned at $4.376 billion. However, consistent with the Government’s commitment to building Queensland’s regions, almost 60% of capital expenditure is expected to occur outside the Brisbane Statistical Division.
Capital outlays by purpose in 2006-07 are shown in Chart 1.1. Capital outlays by State Government entity are listed in Table 1.1. Table 1.2 outlines major sources of funding for the State capital program, while Table 1.3 details estimated capital outlays by entity in each of the State’s statistical divisions.
Chart 1.1
Capital Outlays by Purpose, 2006-07

2	Capital Statement 2006-07

Table 1.1
Capital Outlays by Entity1,2

	2005-06	2006-07
	Est. Act.	Budget
Entity	$’000	$’000
Aboriginal and Torres Strait Islander Policy	4,618	6,485
Child Safety	25,670	39,723
Communities	31,866	30,119
Corrective Services	46,253	236,908
Disability Services Queensland	6,834	50,019
Education and the Arts Portfolio
Education	479,281	537,063
Arts	138,607	70,574
Emergency Services	96,645	110,118
Employment and Training	79,673	104,098
Energy GOCs	2,651,327	2,856,009
Environmental Protection Agency	23,634	55,265
Health	370,710	594,006
Housing	434,455	481,172
Justice and Attorney-General	34,390	79,657
Legislative Assembly of Queensland	3,078	2,598
Local Government, Planning, Sport and Recreation Portfolio
Local Government, Planning, Sport and Recreation	313,988	374,650
Major Sports Facility	63,384	103,611
Main Roads Portfolio
Main Roads	1,192,603	1,528,035
Roadtek/Queensland Motorways Limited	178,084	451,320
Natural Resources, Mines and Water Portfolio
Natural Resources, Mines and Water	86,275	152,002
Water Boards	26,452	25,071
Sunwater[3]	172,450	151,203
Police	138,890	197,790
Premier and Cabinet	15,468	11,230
Primary Industries and Fisheries Portfolio
Primary Industries and Fisheries	15,953	24,588
Forestry Plantation Queensland	—	12,224
Public Works Portfolio
Public Works	68,126	157,538
CITEC	6,010	4,000
QFleet	173,812	151,628
Other Commercialised Business Units	5,239	10,696
State Development and Innovation	61,168	24,126

Capital Statement 2006-07	3

Table 1.1
Capital Outlays by Entity1,2 (Continued)

	2005-06	2006-07
	Est. Act.	Budget
Entity	$’000	$’000
The Coordinator General Portfolio
Coordinator General	28,233	119,633
Property Services Group	35,252	115,129
Tourism, Fair Trading and Wine Industry Development	2,304	1,682
Transport Portfolio
Queensland Transport	163,899	301,373
Port Authorities	653,272	855,900
Queensland Rail	713,251	837,750
Treasury Portfolio
Treasury[4]	19,533	14,757
CorpTech	49,717	39,113
Golden Casket Lottery Corporation	9,009	15,758
Other [5]	2,527	1,206
Anticipated Capital Contingency Reserve[6]	(400,000)	(800,000)
Total Capital Outlays[7,8]	8,221,940	10,135,827

Notes:

1.	Includes associated statutory bodies.

2.	Capital works projects are shown on a GST exclusive basis – that is, net of any recoverable GST input tax credits. The exception to this is where an agency, because of its GST status, is unable to recover some GST input tax credits, for example the Department of Housing.

3.	Sunwater includes subsidiaries Eungella Water Pipeline and Burnett Water.

3.	Treasury includes the Motor Accident Insurance Commission and the Shared Service Agency.

4.	Includes the Departments of Energy and Industrial Relations, Electoral Commission of Queensland, Office of the Governor, Office of the Public Service Commissioner, Office of the Ombudsman, Queensland Audit Office, and QRAA.

5.	Contingency recognises that individual agencies may budget to fully expend their capital works allocations, however on a whole-of-Government basis, there is likely to be under spending, resulting in a carryover of capital allocations. The amount for 2006-07 has been revised upwards to reflect large increases in the capital program and in anticipation of industry capacity constraints in some areas.

6.	Capital works outside of Queensland are not included in the capital program.

8.	Numbers may not add due to rounding.

4	Capital Statement 2006-07

EMPLOYMENT GENERATION
The 2006-07 capital program will have a significant effect on employment, supporting some 73,700 full time jobs, either directly or indirectly. Estimated employment generation from budgeted capital expenditure in 2006-07 exceeds the forecast in the 2005-06 Capital Statement. This increased employment will be spread across a number of areas including education, energy, correctional facilities, ports and transport infrastructure. Employment generating capital does not include expenditure on land purchases, and plant and equipment.
FUNDING THE STATE CAPITAL PROGRAM
Table 1.2 outlines the major sources of funding for the State capital program.
The Government’s Charter of Social and Fiscal Responsibility also recognises the legitimate role of borrowings in funding capital investment.
After allowing for the reinvestment of earnings on the State’s superannuation investments, free cash flow in excess of $3.6 billion is expected to be available for investment in capital in 2006-07.
In 2006-07, a net borrowing requirement of $4.586 billion is estimated in support of the capital program, of which $2.786 billion is the expected borrowing requirement of the State’s Government-owned corporations. Net borrowings of $1.8 billion are budgeted in 2006-07 for the General Government sector. In total, borrowings are projected to fund 49% of new infrastructure in 2006-07. Borrowing for capital purposes is entirely consistent with the Government’s fiscal principles and is necessary to support expansion of the State’s capital base.

Capital Statement 2006-07	5

Table 1.2
Sources of Funding for Capital1

	2005-06	2006-07
	Est. Act.	Budget
	$ million	$ million
Total Capital Expenditure	8,222	10,136
Less Capital Grants (Funded from Operating Revenue)	762	826
Net State Capital Funding Task	7,460	9,310
Funding Sources
Cash Flows from Operating Activities	7,656	5,110
Less Reinvestments[2]	3,116	1,465
Equals Net Cash Flow for Capital Acquisitions	4,540	3,645

Asset Sales	349	351
Borrowings	1,038	4,586
Cash Balances and Other Financing Sources	1,533	728

Total Funding Sources	7,460	9,310

Note:

1.	Numbers may not add due to rounding.

2.	Primarily reflects reinvestment of General Government investment earnings relating to accruing entitlements.
The remaining chapters of this Budget Paper provide further details of State Government capital outlays. Chapter 2 outlines the Government’s approach to the planning and delivery of infrastructure. Chapter 3 provides an update on the role of the private sector in providing public infrastructure in Queensland. Chapter 4 lists capital outlays on a project basis by entity.

6	Capital Statement 2006-07

Table 1.3
Total Capital Outlays by Entity within Statistical Division for 2006-072,4

	05	10	15	20	25	30	35	40	45	50	55	Totals
	Brisbane	Moreton	W/Bay	D/Downs	S/West	Fitzroy	C/West	Mackay	Northern	F/North	N/West
Entity[1]	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Aboriginal and Torres Strait Islander Policy	289	132	41	35	4	30	2	24	433	5,099	396	6,485
Child Safety	22,653	6,559	2,044	1,749	204	1,479	91	1,180	1,626	1,874	264	39,723
Communities	19,299	1,622	753	1,282	27	1,265	12	1,063	1,476	3,236	85	30,119
Corrective Services	111,910	1,842	859	284	55	1,072	49	106	119,029	1,507	194	236,908
Disability Services Queensland	33,130	4,934	4,687	2,551	84	1,433	38	483	1,684	888	108	50,019
Education and the Arts Portfolio
Education	251,168	105,729	25,611	24,187	2,000	17,196	2,459	16,841	22,606	65,667	3,601	537,063
Arts	68,418	275	16	210	2	12	1	9	814	815	2	70,574
Emergency Services	54,543	16,466	4,691	7,833	322	3,591	960	2,582	9,855	5,927	3,350	110,118
Employment and Training	47,023	26,024	5,645	5,695	214	2,382	96	7,111	7,663	1,967	277	104,098
Energy	832,438	269,282	416,834	476,085	68,592	169,209	64,374	201,958	134,031	134,876	88,329	2,856,009
Environmental Protection Agency	5,621	23,139	3,291	555	913	2,136	173	305	885	18,159	88	55,265
Health	245,279	122,545	40,019	29,726	5,056	33,607	1,576	19,994	16,805	77,384	2,015	594,006
Housing	206,511	60,740	26,036	16,924	2,130	28,133	1,505	19,301	29,870	78,961	11,061	481,172
Justice and Attorney-General	67,617	2,968	1,425	1,091	92	669	41	2,534	751	2,348	119	79,657
Legislative Assembly of Queensland	2,598											2,598
Local Government, Planning, Sport and Recreation	158,250	138,301	16,564	22,293	6,453	25,740	5,554	31,176	24,531	44,756	4,642	478,261
Main Roads	930,534	452,631	61,678	50,765	29,476	85,080	16,916	51,172	80,831	127,763	92,508	1,979,355
Natural Resources, Mines and Water	22,121	24,799	56,770	2,496	547	12,897	109	72,105	114,651	2,925	18,857	328,276
Police	99,232	36,929	11,790	8,115	923	7,178	1,612	6,330	9,445	12,547	3,690	197,790
Premier and Cabinet	10,430					40		520	120	120		11,230
Primary Industries and Fisheries	20,739	6,360	1,889	1,616	189	1,366	84	1,091	1,503	1,732	244	36,812
Public Works	202501	33966	11312	9213	2047	12642	467	12333	14911	19958	4512	323,862
State Development, Trade And Innovation	18331	157	3709	42	169	35	2	600	228	846	6	24,126
The Coordinator-General	120871	68091	100	8100		11150		13500	7850	5100		234,762
Tourism, Fair Trading and Wine Industry Development	1682											1,682
Transport Portfolio
Transport	243611	37304	2263	1168	583	2949	715	2467	4200	4873	1241	301,373
Qld Rail	314850	93911	143242	5249	617	33728	277	102949	118280	5625	19021	837,750
Port Authorities	193991		490			396342		108342	10607	146115	13	855,900
Treasury	69628											69,628
Other[3]	1206											1206
Anticipated Capital Contingency Reserve												(800,000)

Funds Allocated	4,376,474	1,534,707	841,759	677,262	120,700	851,362	97,113	676,076	734,684	771,066	254,624	10,135,827

Notes

1.	Includes associated statutory bodies. Capital works outside of Queensland are not included in the 2006-07 capital program.

2.	Capital works are shown on a GST exclusive basis, except where an agency is unable to recover some GST input tax credits, for example the Department of Housing (Australian Accounting Research Foundation ).

3.	Includes the Departments of Energy and Industrial Relations, Electoral Commission of Queensland, Office of the Governor, Office of the Public Service Commissioner, Office of the Ombudsman, Queensland Audit Office, and QRAA.

4.	Numbers may not add due to rounding. Where an entity does not have capital expenditure in a particular statistical division, no dollar figures are shown in the table.

Capital Statement 2006-07	7

8	Capital Statement 2006-07

2. STATE CAPITAL PROGRAM — PLANNING AND PRIORITIES
INTRODUCTION
The Queensland Government is committed to creating the infrastructure necessary to support the economic and social development of the State. It does so:
•	by providing infrastructure in support of core service delivery priorities – General Government sector investment

•	through investments made by Government-owned corporations – Public Non-Financial Corporations sector investment

•	where appropriate, by fostering private sector investment.
This chapter outlines key capital planning and expenditure priorities for the General Government sector and Public Non-Financial Corporations sector, with reference to the Queensland Government’s priorities in the SEQIPP.
Further details on the current status of projects with private sector involvement are provided in Chapter 3 of this Budget Paper.
GENERAL GOVERNMENT SECTOR CAPITAL PLANNING AND PRIORITIES
General Government sector capital investment decisions are driven by the policy priorities of Government and factors such as demographic changes and planning requirements which affect service delivery needs.
The Charter of Social and Fiscal Responsibility outlines the Government’s key policy priorities, as follows:
•	Growing a diverse economy and creating jobs

•	Realising the Smart State through education, skills and innovation

•	Managing urban growth and building Queensland’s regions

•	Improving health care and strengthening services to the community

•	Protecting our children and enhancing community safety

•	Protecting the environment for a sustainable future

•	Delivering responsive government.

Capital Statement 2006-07	9

The Government has several mechanisms available to deliver the capital needed to support these priorities. These include funding and constructing its own infrastructure and providing capital grants to local government, the private sector and profit and not-for-profit organisations to build capital and provide services on behalf of the Government. The Government also examines private sector involvement in public sector infrastructure delivery either through joint ventures or stand-alone projects.
Determining which of these mechanisms represents the best value-for-money outcome for taxpayers forms part of the planning phase of infrastructure investment and is closely scrutinised by the Government. The Queensland Government’s overall approach to infrastructure planning is represented in the State Infrastructure Plan, supplemented by regional initiatives such as SEQIPP.
South East Queensland Infrastructure Plan and Program
The 2006-2026 SEQIPP reaffirms the Queensland Government’s commitment to delivering the necessary infrastructure to support the fastest-growing metropolitan region in Australia.
The SEQIPP gives direction and momentum to Queensland Government infrastructure and services investment over the next 20 years. The 2006 edition envisages investment of approximately $66 billion of infrastructure including $1.1 billion for additional projects and two new infrastructure categories: vocational employment and training and regional sport and recreation.
The 2006-2026 SEQIPP takes into account the increases in project costs that are resulting from a booming civil construction market in the public and private, particularly mining, sectors.
The SEQIPP is aimed at ensuring greater coordination of the infrastructure and services provided by State agencies and Government-owned corporations. The SEQIPP is now supported by a dedicated Program Management Office within The Coordinator-General which includes a mix of specialist private sector and public sector staff. This group has a key role in planning and delivering the large scale infrastructure program being undertaken by the Queensland Government.
Highlights of the $66 billion 2006-2026 SEQIPP include:
•	$28 billion over the next 20 years in road and public transport projects, and $90 million to investigate possible road and public transport projects worth another $14 billion

•	$5 billion in social and community infrastructure

10	Capital Statement 2006-07

•	$5 billion in water infrastructure projects

•	$4 billion on energy networks over the next five years with another $10 billion in expected outlays on energy networks (beyond the first five years).
CAPITAL GRANTS TO LOCAL GOVERNMENT AUTHORITIES
As highlighted in Budget Paper 2 – Budget Strategy and Outlook, the Queensland Government provides capital grants to local government authorities, ranging from capital works subsidies towards the costs of local public infrastructure to road subsidies for local roads, networks and drainage.
In 2005-06, approximately 71% ($368.9 million) of total Queensland Government grants made to local government authorities were for capital purposes. Capital grants to local governments are expected to account for $470.8 million, or 73% of total Queensland Government grants in 2006-07. The capital grant funding can be utilised for a range of purposes including roads and drainage, water and environment, and housing.
Chart 2.1
Queensland Government Capital Grants to Local Government Authorities,
by Purpose, 2006-07

Capital Statement 2006-07	11

2006-07 HIGHLIGHTS
The Queensland Government is committed to broadening Queensland’s infrastructure base. Highlights of capital spending in 2006-07 in the General Government sector are outlined in this section.
A list of Smart State Building Fund allocations by portfolio is outlined in Appendix 2.1 to this chapter, providing updated details on the $1.4 billion Smart State Building Fund, which was announced in late 2003 and detailed in the 2004-05 Budget.
Education and Training
This budget delivers a $1 billion injection over five years into the state and non-state education sector. Tomorrow’s Schools – Providing for a Smarter Future will ensure that Queensland students have the best possible facilities to meet the needs of the future and is in addition to the annual capital expenditure on school infrastructure.
The 2006-07 Budget provides a substantial investment in educational facilities with a schools capital works program of $427.1 million (including $68.6 million in capitalised expenses). This includes $169.8 million for new schools, classrooms and land acquisition in growth areas throughout the State and a further $104.7 million for building renewal programs to ensure state school premises are comfortable, safe and suitable to deliver modern curriculum initiatives.
In 2006-07, the Government has allocated $106 million to continue delivering facilities for the new preparatory year of schooling as part of the lead-up to the full introduction of the preparatory year in 2007. An investment of $12.5 million is provided for stage one of construction of two new Queensland Academies (one focused on maths, science and technology and one on the creative arts). An amount of $9 million is also provided to complete works in the current round of the Cooler Schools program.
In March 2006, the Queensland Government launched the Queensland Skills Plan, which contains a range of actions to transform and modernise the State’s vocational education and training system. Around $46 million is budgeted in 2006-07 by the Department of Employment and Training to commence the implementation of capital initiatives contained within the Queensland Skills Plan. The plan represents a total capital commitment exceeding $300 million over six years.
During 2006-07, the Department of Employment and Training is budgeting total capital expenditure of $104.1 million for employment and training initiatives. This commitment includes $19.1 million to commence site works and construction of the new Gold Coast Institute of TAFE campus at Coomera. A further $19.3 million is allocated to establish major Trade and Technician Skills Institute campuses at Acacia

12	Capital Statement 2006-07

Ridge and Eagle Farm in Brisbane. Around $11.8 million is budgeted to acquire land and commence detailed planning for the establishment of major trade training centres at Barrier Reef (Townsville), and Central Queensland (Mackay) Institutes of TAFE.
Health
The Queensland Government has continued its significant investment in Queensland Health infrastructure with a portfolio capital program of $594 million in 2006-07, including $3.1 million for the Queensland Institute of Medical Research. The focus of the capital program for 2006-07 includes hospital redevelopments, the development of community and mental health infrastructure, health technology replacement, completion of the residential aged care upgrade, further investment in staff accommodation and development of new information technology infrastructure. The capital program includes SEQIPP projects such as the Prince Charles Hospital upgrade.
The 2006-07 capital works program also includes $12.6 million for critical infrastructure upgrades and the purchase of additional equipment for the Queensland Health Scientific Services to enable enhanced capacity in dealing with DNA profiling and crime scene samples.
Water
The development of new water infrastructure to meet urban, industrial and rural demand on an environmentally sustainable and economically responsible basis is a key priority for the Government. Drought conditions across much of Queensland, not least the record drought in the South East, is highlighting the need for efficiency in the use of this most valuable resource, along with diversification of water sources to address climate variability and any other supply risks.
The Government has announced the development of two new dams in South East Queensland, at Traveston on the Mary River and either Tilleys Bridge on the Logan River or Wyaralong on Teviot Brook (also part of the Logan catchment) subject to the finalisation of technical investigations into individual sites. In SEQIPP the State has allocated $490 million to the cost of these dams, which includes $66 million for initial land acquisition in 2006-07, with between $200 million and $300 million to be contributed from the Queensland Future Growth Fund. These dams, together with the weir commenced at Cedar Grove, will underpin the medium to long term water supply security for growth in the region.
In addition to these dam projects, the State is also working with local governments in South East Queensland to progress drought contingency projects. Investigations under the SEQ Regional Water Supply Strategy are currently underway and depending on the length and severity of the drought, could involve bringing forward significant alternative water supply sources to support the current diminishing supplies. Sources could include groundwater developments, desalination and recycling.

Capital Statement 2006-07	13

Water recycling and re-use makes sound environmental and economic sense in a water scarce environment. The Government has allocated $100 million for an initial order of pipes for the first stage of the Western Corridor Recycled Water Scheme, providing recycled water to power stations and industry, in turn freeing up valuable potable water from the Wivenhoe system. Further environmentally prudent measures include additional funding of $32 million to help SEQ councils fix water main breaks and leaks, and implement water pressure reduction measures, saving between 60 million and 90 million litres per day across the region. The State Government will also be working with local governments in South East Queensland to achieve further efficiency improvements in domestic, commercial and industrial water usage in the region. The budget of $20 million will provide assistance for rebates to retrofit domestic premises with more water efficient devices as well as assisting individual industries to better understand their water usage and find more water efficient solutions.
The Government, in partnership with Central Queensland communities, has also prepared a draft Regional Water Supply for that region. This highlights a number of potential future water infrastructure projects for development, pending environmental sustainability and economic viability. The State Government has announced it is commencing project development to raise the Eden Bann Weir and develop the Rookwood Weir, with funding to be also provided from the Future Fund.
Investment in this water infrastructure will be financed from a number of sources including contributions from the State Government, revenue from water charges, developer contributions and borrowings. The underlying principle is that water infrastructure be developed where economically viable and the cost can be met by those who benefit from its development.
To maintain and improve the supply of water to Queensland, SunWater will spend more than $129.4 million in 2006-07 on the Burdekin to Moranbah Pipeline project and a further $19.6 million on refurbishing and enhancing existing schemes and other minor works. SunWater is also continuing investigations into a range of other commercial water projects throughout Queensland. SunWater’s subsidiary, Eungella Water Pipeline Pty Ltd, is spending more than $2 million in 2006-07 to complete the construction of the Eastern Spur extension to the existing Eungella Pipeline.
Expenditure on the pipeline projects is in response to increasing water demands of the coal industry in the Bowen Basin. The new Burdekin to Moranbah Pipeline involves construction of a 215 kilometre water pipeline from Gorge Weir near Burdekin Falls Dam to Moranbah to provide and enhance water supplies to coal mines in the Bowen Basin. The Eastern Spur extension involves construction of a 46 kilometre water pipeline from Moranbah to Coppabella. Both pipeline projects will ensure continuation of coal extraction and processing in the region for valuable export markets.

14	Capital Statement 2006-07

Highlights of the 2006-07 capital program include:
•	Burdekin to Moranbah Pipeline — SunWater will spend around $270 million over two years to construct a 215 kilometre water pipeline from Gorge Weir near Burdekin Falls Dam to Moranbah to provide and enhance water supplies to coal mines and towns in the Bowen Basin.

•	Eastern Spur Extension to Eungella Pipeline — SunWater will spend $19.6 million over two years to construct a 46 kilometre extension to the Eungella Water Pipeline from Moranbah to Coppabella, supplying water for coal mines in the region.
Transport Infrastructure
Capital funding of $2 billion is provided through the transport portfolio which includes Queensland Transport, Queensland Rail and port authorities.
The Government will continue to build the infrastructure outlined last year in the SEQIPP.
The Government will spend $333 million over four years to continue its investment in the Inner Northern Busway (INB). In 2006-07, expenditure on the INB will be $79.8 million and $38.2 million on Sections 1 and 2 respectively.
The Budget provides for expenditure of $36.8 million in 2006-07 towards planning and construction for the Eastern and Northern Busways, including $33.5 million for the Boggo Road section of the Eastern Busway.
Expenditure by Queensland Rail on passenger services is forecast to be $163 million in 2006-07, including $80 million alone for additional Citytrain rollingstock. Queensland Rail expenditure on Network Access will be $344.7 million in 2006-07, including $57.6 million for a third loop at Dalrymple Bay Coal Terminal.
Funding is also provided for major investments in ports infrastructure to meet expected demand for Queensland’s exports. The 2006-07 capital program sets out $855.9 million in ports capital expenditure, including $193.8 million at Port of Brisbane and $396.2 million at Port of Gladstone.
In 2006-07, capital funding of $1.979 billion is provided through the Main Roads portfolio.
Program highlights include commencement of major works for a second Gateway Bridge river crossing and increased capacity on the Gateway Motorway between Mt Gravatt-Capalaba Road and Nudgee Road with $347 million to be spent in 2006-07. This will be Queensland’s largest single road project with a total estimated cost of $1.6 billion.

Capital Statement 2006-07	15

The Government will also continue construction of the $543 million ($423 million – State; $120 million – Australian Government) four-lane bypass on the Pacific Motorway between Tugun and Tweed Heads, with $190 million to be spent in 2006-07. Completion is scheduled by the end of 2008.
The Government will allocate $230 million over five years from 2006-07, for road safety capital programs as part of the State’s Safer Roads Sooner initiative, aiming to reduce road trauma and its social consequences by targeting road safety improvements.
Housing
The Department of Housing is responsible for constructing, maintaining and upgrading one of the State’s largest assets – the housing portfolio, valued at approximately $9.3 billion. In 2006-07 the department will spend $700 million which includes a $472.7 million capital works program to expand the supply and enhance the standard of social housing dwellings. Through departmentally-owned and funded dwellings the department provides long-term, crisis and transitional social housing more than 77,000 households.
A number of factors are influencing a gradual realignment of the portfolio. These include a general contraction in household size, an ageing population, and a loss of affordable private housing, especially for low-income households.
Through redevelopment and acquisition opportunities, the department is focusing on realigning the housing portfolio in targeted Brisbane suburbs to maximise the mix and the value of the significant residential assets.
The department will continue its commitment to the Government’s Responding to Homelessness initiative through further development of the Lady Bowen Complex, to expand the housing options for homelessness people in inner-Brisbane, together with funding allocations to the Crisis Accommodation and Boarding House Programs.
The department will also expand the supply of accommodation for low-income Queenslanders though the provision of capital grants to not-for-profit organisations in inner-Brisbane through the Brisbane Housing Company, and in regional centres such as the Gold Coast and Sunshine Coast.

16	Capital Statement 2006-07

PUBLIC NON-FINANCIAL CORPORATIONS SECTOR CAPITAL PLANNING AND PRIORITIES
The Public Non-Financial Corporations sector is vital to the future development of Queensland. Importantly, a major part of the Queensland Government’s capital program is undertaken through Government-owned corporations (GOCs).
While the capital program undertaken across the GOC sector contributes significantly towards meeting the Government’s priorities for Queensland, the process in which this capital program is developed and funded is different from the General Government sector.
GOCs operate as commercial business entities, generally within competitive markets, and as such progress their capital programs on the basis of needs identified within the market sectors they service. Each GOC develops its capital program through its own board. Major projects are directly authorised by a GOC’s shareholding Ministers.
There are a number of ways in which the GOC capital expenditure program can be funded. These options include using cash flow from their business, borrowings, and, in certain situations, requesting a dividend reinvestment or equity injection from shareholding Ministers. The method of financing will differ according to the individual circumstances of the relevant GOC, and the specific nature of the project in question. The Queensland Government is committed to ensuring that GOCs are at all times able to fund viable projects while at the same time retaining a sound financial position.
GOCs operate across a very broad section of Queensland industry and the actions and undertakings of GOCs have significant impact on Queensland.
Energy
The rapid growth in electricity demand that Queensland has experienced over recent years is expected to continue over the coming years. Over the next three years, electricity demand is forecast to grow on average at 4.4%, 4.1% and 3.1% per annum respectively for total energy delivered under a medium growth scenario.
While this growth in electricity demand is particularly evident in the south-east corner, the resources boom is also driving demand to unprecedented levels in the rest of the State. Growth in average demand in the south east over the next 10 years is likely to be exceed 3.1% per annum while the rest of Queensland is expected to experience growth in excess of 1.5% over the same period.
While Queensland’s population growth continues to drive the increase in peak demand, lifestyle changes such as the increasing use of air conditioners, computers and swimming pool filters are also causing an increase in energy use per householder.

Capital Statement 2006-07	17

The growth in demand, particularly during peak periods, drives the need for capital expenditures. These growth forecasts will see the need for increased expenditure in generation assets as well as the augmentation of the State’s transmission and distribution networks over the coming years. The GOC network businesses, Powerlink, ENERGEX and Ergon Energy, will spend approximately $2.1 billion in 2006-07 to strengthen the networks around Queensland.
The energy sector is facing some unique challenges. The increasing growth in energy demand has required additional investment in electricity infrastructure in an environment characterised by resource constraints, both human and physical. However, capital investment undertaken in recent years ensures that current generation capacity in Queensland remains adequate and with new plant currently under construction, Queensland will have sufficient generation capacity to meet the increased demand through to 2009-10. Recent and planned investment in the networks will also ensure reliability and quality of supply.
Highlights of the 2006-07 electricity capital program include:
•	Electricity Distribution Network — In February 2004, the Government initiated the independent, Electricity Distribution and Service Delivery (EDSD) review for the 21st century, into the performance of Queensland’s electricity distribution networks. Among the key considerations of the EDSD Review were network security issues and the capital expenditure required to implement the associated recommendations. Since the release of the findings of the EDSD review, Ergon Energy and ENERGEX have prepared capital programs designed to meet their ongoing commitments to deliver on all the recommendations of the EDSD Review.

In the 2006-07 year, the combined capital network expenditure of Ergon Energy and ENERGEX total a record $1.7 billion. The increased expenditure continues to focus on improving the quality and reliability of Queensland’s electricity distribution network assets to meet the increasing demands associated with the State’s strong economic and population growth. The Queensland Competition Authority has also recognised these capital requirements in its current regulatory determination, providing the revenue support the distributors need to implement these plans.
•	Kogan Creek Power Project — The new Kogan Creek Power Station currently under construction is due to be commissioned in October 2007.

18	Capital Statement 2006-07

CS Energy is forecasting capital expenditure of $359.8 million (including capitalised interest) to continue to develop the power station and coal mine in 2006-07. Construction of the power station commenced in July 2004 and is on schedule for completion to meet forecast energy demand in the summer of 2007-08. When commissioned, the Kogan Creek power station will be one of the most efficient, low-cost, coal-fired power stations in the National Electricity Market and will contribute to maintaining the supply of reliable, low-cost electricity to Queensland.
Rail and Ports
Continued competitive reform of the transport industry over the last 10 years has led to the emergence of a nationally integrated transport market. This has had the effect of combining all transport modes (road, rail and ports) with the aim of moving goods in a coordinated and timely manner. An efficient, integrated transport process maximises the efficiency of the flow of goods, increases returns to the State of Queensland and makes our importers and exporters more competitive in the global market.
Exports are a key driver for the Queensland economy and coal is the single most important mineral commodity exported. Coal exports to our largest trade partners Japan, South Korea and India have been increasing, fueled by growth in demand for steel and electricity overseas, particularly in Asia.
Over the next five years, demand for Queensland’s coal is forecast to remain strong with markets in China, South-East Asia (including India), Japan and Brazil growing strongly. GOCs will play a significant role in facilitating the necessary expansion of the coal supply chain, including water, transport and energy, to enable the Queensland coal industry to respond to this demand.
Queensland Rail, Ports Corporation of Queensland and Central Queensland Ports Authority have all initiated coal-related infrastructure projects with development either well underway or planned to commence in 2006-07.
GOCs are dynamic commercial entities and operate across broad sections of Queensland industry. In addition to bulk commodity and containerised trade facilitated by rail and seaports, GOCs are also responsible for the operation and future development of many of Queensland’s larger airports. Growth in domestic tourism and the introduction into the Australian market of low cost carriers has generated sustained passenger growth through Queensland’s airports and an increase in capital investment.

Capital Statement 2006-07	19

Highlights of the 2006-07 rail and ports capital program include:
•	Coal Network Upgrades — $85 million will be spent by Queensland Rail to maintain and upgrade track infrastructure on the coal network.
•	Coal Rollingstock — $274 million will be spent by Queensland Rail for additional coal rollingstock to support increased coal haulage requirements in Central Queensland.
•	Mt Isa Network Upgrade — $18 million will be spent by Queensland Rail to maintain the Mt Isa rail system, which transports bulk minerals, livestock, and general freight.
•	Expansion of the RG Tanna Coal Terminal — $360 million will be spent by Central Queensland Ports Authority as part of its project to expand the RG Tanna Coal Terminal. Once completed, this expansion will increase the terminal’s coal throughput to 68 million tonnes per annum.
•	Port of Hay Point Departure Path — $32 million will be spent by Ports Corporation of Queensland as part of its capital dredging project to deepen the channel at the Port of Hay Point to allow larger ships to be loaded to their maximum capacity.
•	Expansion of the Abbot Point Coal Terminal — $63 million will be spent by Ports Corporation of Queensland as part of its project to expand the Abbot Point Coal Terminal. Once completed, this expansion will increase the terminal’s coal capacity to 25 million tonnes per annum.
•	Cairns Airport Domestic Terminal — $39.4 million will be spent by Cairns Port Authority as part of it redevelopment of the domestic terminal located at the Cairns Airport.
•	Cairns Airport International Terminal — $11.1 million will be spent by Cairns Port Authority to further expand the baggage reclaim hall and to provide new baggage carousels within the International Terminal.
•	Port of Brisbane Corporation — $28.8 million will be spent by Port of Brisbane Corporation to construct a tenth berth and wharf at Fisherman Islands to facilitate increased containerised trade and $15.4 million will be spent on a general cargo berth.

20	Capital Statement 2006-07

APPENDIX 2.1
SMART STATE BUILDING FUND ALLOCATIONS BY PORTFOLIO
Smart State Building Fund1,3

	2004-05	2005-06	2006-07	Post
	Actual	Est. Act	Budget	2006-07
Department	$’000	$’000	$’000	$’000

Aboriginal and Torres Strait Islander Policy[2]	271	1,179	250	—
Disability Services Queensland	592	2,834	10,357	—
Department of Education and the Arts	42,582	147,700	160,718	—
Emergency Services	2,210	7,790	—	—
Employment and Training	947	—	19,140	4,913
Environmental Protection Agency	3,448	3,472	7,520	—
Health	9,710	46,033	124,019	20,238
Housing[2]	7,712	11,100	12,700	—
Justice and Attorney-General	315	2,625	8,060	—
Main Roads[4]	41,315	65,743	53,873	25,319
Natural Resources, Mines and Water	1,992	6,263	2,304	261
Police	6,300	10,700	13,000	—
Primary Industries and Fisheries	—	100	3,300	1,600
Public Works[5]	2,050	2,246	1,934	6,270
State Development and Innovation	20,000
Transport	10,435	26,747	20,564	6,000
Sub-Total Departments	149,879	334,532	437,739	64,601
Queensland Rail[6]	9,506	82,265	166,585	141,644
Total	159,385	416,797	604,324	206,245
Notes

1.	Numbers may not add due to rounding.

2.	Responsibility for Aitkenvale project transferred to the Department of Housing.

3.	Some forecast expenditure has been treated as an expense, due to the adoption of Australian Equivalents to International Financial Reporting Standards. As a result the SSBF does not add to the original $1.4 billion program.

4.	Some road projects announced in the SSBF package had been significantly extended in scope, resulting in longer implementation periods than originally announced.

5.	$0.8 million of the funding for Anzac Square was subsequently reallocated as recurrent funding.

6.	Project timetables revised for construction of Mains Road bridge to coincide with operational closures on the rail corridor, some delays to start of corridor works Salisbury to Altandi, and contractor behind schedule with civil construction works on Ormeau to Coomera.

Capital Statement 2006-07	21

3. PRIVATE SECTOR CONTRIBUTION TO THE DELIVERY OF PUBLIC INFRASTRUCTURE
QUEENSLAND’S PUBLIC PRIVATE PARTNERSHIP POLICY AND VALUE FOR MONEY FRAMEWORK
The Queensland Government believes private sector participation in the provision of public infrastructure can assist the timely delivery of efficient and effective infrastructure to the Queensland community. However, the Queensland Government recognises Public Private Partnerships (PPPs) are complex arrangements, and need to be thoroughly evaluated to ensure the Queensland Government is receiving a value for money outcome.
Queensland’s PPP evaluation approach is through the Value for Money Framework, which measures traditional delivery against PPP delivery to determine the optimal delivery method. This evaluation process is designed with the aim of ensuring the Government optimises value for money, on a whole-of-project-life basis, in the provision of public infrastructure and related non-core services.
POTENTIAL PPP PROJECTS
Currently, the Queensland Government is considering several infrastructure projects to be explored as potential PPPs. Out of the planned $66 billion over 20 years for the South East Queensland Infrastructure Plan and Program (SEQIPP), a number of major projects are to be investigated under the Value for Money Framework.
Airport Link
Airport Link is a proposed tunnel to connect the northern arterials of Gympie Road, Sandgate Road and Airport Drive (via the East-West Arterial) to the Inner City Bypass and the North-South Bypass Tunnel at Bowen Hills.
A joint State Government and Brisbane City Council project team is expected to finalise a feasibility study and business case for Airport Link by mid-2006.
As part of the business case, the joint project team is also examining opportunities for synergies with the proposed Northern Busway, which is designed to enhance public transport services from the City to Brisbane’s northern suburbs.
Toowoomba Bypass
The Queensland Government is currently undertaking a PPP business case for the Toowoomba Bypass project, with the assistance of the Commonwealth Government. The proposed bypass will provide a safer and faster range crossing, removing the majority of heavy vehicles from city streets and the existing range road. The business case is expected to be completed in 2007.

22	Capital Statement 2006-07

Springfield to Darra Road and Rail Corridor
A preliminary assessment examining the duplication of the Centenary Highway from the Ipswich Motorway to Springfield and the construction of the rail line from Darra to Springfield has been completed. Subject to Government consideration of the results of the preliminary assessment, a business case is expected to commence shortly.
Gold Coast Public Transport Project
A quality public transport system from Helensvale or Parkwood to Broadbeach and through to Coolangatta was identified in SEQIPP. Depending on the mode of transport chosen, it may be possible to achieve better value for money through a PPP arrangement by optimising the allocation of construction, operation, maintenance and financing risks.
Eastern Busway: Buranda to Capalaba
SEQIPP identified the need for an Eastern Busway from Buranda to Capalaba. Consultation is continuing with the local community in relation to construction of the busway. The Department of Transport intends to announce a preferred alignment for the busway in August 2006.
Sunshine Coast & Western Corridor Schools
The Queensland Government has identified the need for a number of new schools to meet growing population needs. Schools will be planned using population projections and new school sites will be prioritised based on reviews of demographic trends. Under SEQIPP, the Government has estimated the need for 23 new schools in the Sunshine Coast region and 13 new schools in the Western Corridor area. Business cases on these packages of schools will commence in 2006.
Gold Coast Hospital
A master planning exercise for the Gold Coast Hospital project is currently underway, which will incorporate results of consultation with key stakeholders. The business case for the project will be completed after health service requirements have been confirmed.
EXISTING PPP PROJECTS
Southbank Education and Training Precinct Project
The Queensland Government’s first PPP under the Value for Money Framework is the Southbank Education and Training Precinct, involving construction of new facilities and refurbishment of a number of existing buildings at the Southbank Institute of TAFE at South Bank Parklands.

Capital Statement 2006-07	23

Construction work is well underway and is expected to be completed in late 2008. At the end of the construction period, the private sector consortium (Axiom Education Queensland) is required to maintain the facilities for a further 30 years under a performance-based contract with the Government. Core service delivery, such as teaching and curriculum, will remain the responsibility of the State.
The net present value of the overall project is estimated at $550 million. Included in this amount are construction costs of approximately $230 million.
North-South Bypass Tunnel
Brisbane City Council has announced RiverCity Motorway as the preferred bidder to build, own and operate the North-South Bypass Tunnel. Financial close is expected later this year. The tunnel will connect Woolloongabba, Kangaroo Point and Bowen Hills, allowing motorists to bypass the central business district.
OTHER PROJECTS INVOLVING THE PRIVATE SECTOR
In addition to those infrastructure projects being assessed within the PPP Framework, several other major infrastructure projects with private sector involvement are being progressed through partnering with the private sector as well as via more traditional delivery methods.
Gateway Upgrade Project
The Queensland Government is currently assessing tenders for the delivery of the Gateway Upgrade Project. The Government’s business case estimated capital cost for the project to be $1.6 billion.
This project is to be delivered by Queensland Motorways Limited under a design, construct and maintain contract with the private sector. The contract includes a duplicate bridge, refurbishment of the existing bridge and upgrading of 20km of the approach roads.
The contract is expected to be awarded in late 2006, with construction commencing by year end. Sections of the upgrade will be opened progressively to traffic, with the new bridge scheduled to be open by late 2010 and refurbishment of the existing bridge to be completed in 2011.
Townsville Ocean Terminal
Contractual arrangements between the State and a consortium comprising TABCORP Holdings and Consolidated Properties Group for delivery of the Townsville Ocean Terminal project have been finalised. This project will provide Townsville with:
•	a dedicated cruise terminal and wharf to dock cruise ships and naval vessels, located on the Western Breakwater, adjacent to the Port of Townsville;

24	Capital Statement 2006-07

•	an integrated residential and tourism development for the land surrounding the casino; and

•	a landscaped residential development, providing public access to the Breakwater and future green areas.
It is anticipated construction of the terminal will commence in mid-2007 and be completed by mid-2009.
This project is a key component in the implementation of the Government’s cruise shipping plan, and acknowledges the potential economic benefits to the State and the Townsville region associated with increased visits from both cruise vessels, and Australian and foreign military vessels on rest and recreation visits.
Brisbane Cruise Terminal
The Brisbane Cruise Terminal is currently being developed by Multiplex Limited as part of a $350 million integrated residential and retail development, known as ‘Portside Wharf’, located at Hamilton.
The Brisbane Cruise Terminal will be capable of operating as a base port or transit stop for cruise ships and navy vessels.
The Brisbane Cruise Terminal is key to the promotion of cruise shipping in Queensland and is expected to generate up to $100 million per annum for the State and create an estimated 750 jobs in construction and an additional 450 jobs in the operation of the terminal and in the broader Queensland tourism industry.
Construction of the Brisbane Cruise Terminal commenced in 2004 and is anticipated to be completed by July/August 2006.
Gold Coast Marine Development Project
In September 2005, the Government announced the first stage in the anticipated Gold Coast Cruise Ship Terminal as part of a broader marine development proposal for The Spit.
The Queensland Government’s vision for The Spit is for an integrated development that is compatible with the existing natural and built environment, consolidates and complements the existing marine infrastructure, and creates new and exciting recreational and tourism experiences while enhancing the public recreational experience on The Spit.
Elements of the Gold Coast Marine Development Project include:
•	a cruise ship terminal on the northern end of The Spit;
•	construction of a marina facility for super yachts, recreational and commercial vessels at either the Marine Stadium or to the west of Sea World;

Capital Statement 2006-07	25

•	the development of State land south of Sea World;

•	a preservation program for Doug Jennings Park and the western arm of the Marine Stadium;

•	the provision of recreational facilities for public use; and

•	a protection and enhancement program for the 93ha Federation Walk and Nature Reserve areas east of Sea World Drive.
An Environmental Impact Study (EIS) is currently underway to examine the impact of the project. At the same time, a competitive bidding process is underway to identify a preferred proponent to deliver the project.
Subject to the outcome of the EIS and the competitive bidding process, construction of the cruise ship terminal is expected to commence in 2008 and be completed by 2010.
State Tennis Centre — Tennyson Riverside Development
Following a competitive bidding process, the Queensland Government selected Mirvac Queensland as the preferred developer for the delivery of an international-standard State Tennis Centre and residential development at Tennyson.
Situated in one of Brisbane’s most scenic locations, the development will include a state-of-the-art tennis and residential complex which integrates with the surrounding area.
Queensland’s State Tennis Centre is scheduled for completion at the end of 2008.
Aurukun Project
The Aurukun Bauxite Resource is situated in a parcel of land in western Cape York, south of Weipa. As part of an international competitive bidding process for the granting of development rights over the Aurukun Bauxite Resource, the Queensland Government has shortlisted the Aluminum Corporation of China Limited to lodge a Final Proposal. This proposal is to include a mine and wash plant at Aurukun and an alumina refinery on the east coast of Queensland, worth approximately $2.92 billion. In undertaking this competitive process, the Government is seeking to optimise the economic, social and financial outcomes for the State and the local region from the development of the bauxite resource and investment in downstream processing.
North Bank
The proposed North Bank development spanning the two kilometre stretch of Brisbane CBD waterfront from the Goodwill Bridge to the William Jolly Bridge will include a mixture of public use, commercial, retail and residential spaces. The aim of the North Bank project is to complement the existing Southbank development and further enhance Brisbane’s reputation as the ‘River City’.

26	Capital Statement 2006-07

A Preferred Strategic Plan has been developed for the area, with the project to be delivered in stages. A competitive process for the development of Stage One of the North Bank project (extending from Victoria Bridge east to Alice Street) is currently underway to select a preferred proponent.
Wacol Westgate
The Government is investigating options for developing the Westgate site west of Brisbane, bounded by the Ipswich Motorway, Centenary Highway, Wolston Creek, Brisbane River and Woogaroo Creek. The site contains about six kilometres of undeveloped riverfront and prime land for high quality residential and community use at the entrance to Brisbane’s Western Corridor.
A Strategic Plan is being prepared for the area, which will incorporate community and other stakeholder consultation to ensure the best long term use for the area, with sufficient transport infrastructure to meet the needs of a growing population in the area.
Open Access Broadband Network for Brisbane
A business case has been completed for the provision of an ultra high speed (100 mega bits per second), open access broadband network for the Brisbane City Local Government Area. The Queensland Government’s role in this telecommunications initiative would be facilitative, involving access to State and local government assets (such as electricity poles, pits, pipes, road and rail easements) to be used to carry infrastructure and services. Results of the business case are being considered by Government.

Capital Statement 2006-07	27

4. KEY CONCEPTS, SCOPE AND COVERAGE
KEY CONCEPTS, SCOPE AND COVERAGE
Capital Contingency
Consistent with the approach adopted in previous years, a capital contingency reserve has been included. This reserve recognises that while departments budget to fully use their capital works allocation, circumstances such as project lead-in times, project management constraints, unexpected weather conditions, and capacity constraints such as the supply of labour and materials may prevent full usage. On a whole-of-Government basis, there is likely to be underspending, resulting in a carryover of capital allocations.
Coverage
Under accrual output budgeting, capital is the stock of assets including property, plant and equipment, intangible assets and inventories that an agency owns and/or controls and uses in the delivery of services, as well as capital grants made to other entities. For the purpose of this Budget Paper, capital outlays refer to the gross acquisition of these assets. The following definitions are applicable throughout this document:
•	total capital outlays — property, plant and equipment outlays, other capital expenditure and capital grants

•	property, plant and equipment outlays — property, plant and equipment outlays as per the financial statements excluding asset sales, depreciation and revaluations

•	other capital expenditure — intangibles, inventories, and self-generating and regenerating assets

•	capital grants — capital grants to other entities (excluding grants to other Government departments, statutory bodies and individuals under the First Home Owners Grant scheme).
Capital outlays include information for all bodies defined as reporting entities for the purpose of whole-of-Government financial reporting requirements, excluding Public Financial Corporations. Projects without a recorded total estimated cost are ongoing. The entities included in scope for the Capital Statement are listed in Appendix A.

28	Capital Statement 2006-07

Capital Works and the GST
Abstract 31, issued by the Australian Accounting Research Foundation, deals with accounting for the Goods and Services Tax (GST). This Abstract states that in relation to acquisitions of assets, any recoverable GST (in the form of GST input tax credits) would not be included in the cost of acquiring an asset. On this basis, capital works projects are shown on a GST exclusive basis, that is, net of any recoverable GST input tax credits. The exception to this is where an agency is unable to recover some GST input tax credits because of their GST status — for example the Department of Housing.

Capital Statement 2006-07	29

5. CAPITAL OUTLAYS BY ENTITY
ABORIGINAL AND TORRES STRAIT ISLANDER POLICY
The department’s capital expenditure program for 2006-07 is $6.5 million and principally comprises the upgrading of a number of departmental facilities, along with capital grants associated with upgrading infrastructure within Queensland’s Indigenous communities.
Program Highlights
•	$0.25 million will be spent to upgrade departmental houses at the Lockhart River Aboriginal community.

•	$0.4 million will be spent to upgrade the Jimaylya Centre at Mount Isa to assist programs identified in the Regional Blueprint for Indigenous Homelessness.

•	$1.2 million is provided to refurbish Retail Stores throughout the State.

•	$1.06 million is provided for the provision of fuel facilities at Retail Stores at Kowanyama, Lockhart River and Doomadgee.

•	$0.4 million in capital grants has been allocated to complete the construction of an Aquatic Centre at Yarrabah.

•	$1.1 million in capital grants has been allocated for replacement Islanders Board of Industry and Service Stores on Mabuiag Island and Dauan Island in the Torres Strait.

•	$1.4 million in capital grants has been allocated for Cape York Outstations.

30	Capital Statement 2006-07

Aboriginal and Torres Strait Islander Policy

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2006-07	2006-07
Project		Cost	30-06-06
		$’000	$’000	$’000	$’000

DEPARTMENT OF ABORIGINAL AND TORRES STRAIT ISLANDER POLICY

Property, Plant and Equipment
Refurbishment of the Jimaylya Centre	45	750	350	400
Refurbishment of Retail Stores	50	1,200		1,200
Fuel Facilities at Retail Stores	Various	1,061		1,061
Refurbishment of Departmental Houses*	Various	1,000	750	250
Plant & Equipment Replacement	Various			633	Ongoing

Total Property, Plant and Equipment				3,544

Capital Grants
Yarrabah Aquatic Centre	50	930	489	441
IBIS Stores Replacement	50	2,200	1,100	1,100
Cape York Outstations	50	1,500	100	1,400

Total Capital Grants				2,941

TOTAL DEPARTMENT OF ABORIGINAL AND TORRES STRAIT ISLANDER POLICY				6,485

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2006-07	31

CHILD SAFETY
The 2006-07 budget provides $39.7 million in capital expenditure for the Department of Child Safety. The capital program includes ongoing major investments in the Integrated Client Management Information System (ICMS) and expansion of the network of Child Safety Services Centres. The program also includes the establishment of two additional therapeutic residential facilities and service delivery hubs in remote Indigenous communities.
Program Highlights
•	$18.2 million will be invested to continue the initiative to accommodate and support departmental staff working in Child Safety Service Centres located across the State.

•	Expenditure of $8.9 million is allocated to the ongoing investment in the Information Renewal Initiative (including the ICMS) and a range of other departmental information systems. The ICMS initiative is critical to improve the management of information to support increased effectiveness, responsiveness and accountability in child protection service delivery across Queensland.

•	An additional $4 million is planned in 2006-07 to establish two therapeutic residential facilities in South-East Queensland. These facilities will extend the department’s capacity to respond to children in the care of the State with complex behaviours and mental health issues. This additional funding will augment the $2.4 million investment in facilities being developed in Cairns and Townsville.

•	An additional $0.81 million will be invested to support service delivery hubs in Indigenous communities located in the Gulf of Carpentaria, Cape York and Torres Strait and Palm Island.

32	Capital Statement 2006-07

Child Safety

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2006-07	2006-07
Project		Cost	30-06-06
		$’000	$’000	$’000	$’000

DEPARTMENT OF CHILD SAFETY

Property, Plant and Equipment
Office Accommodation	Various	30,385	12,192	18,193
Therapeutic Residential Care Facilities	Various	6,400		6,400
Minor Works and Other Plant and Equipment	Various			6,241	Ongoing

Total Property, Plant and Equipment				30,834

Other Capital Expenditure
Information Renewal Initiative	05	25,908	16,530	8,327	1,051
Minor Information Systems	Various			562	Ongoing

Total Other Capital Expenditure				8,889

TOTAL DEPARTMENT OF CHILD SAFETY				39,723

Capital Statement 2006-07	33

COMMUNITIES
The department’s capital expenditure program for 2006-07 is $30.1 million. This investment will continue to support Queensland’s vibrant communities as places where people feel empowered, safe and valued, wherever they live, whatever their circumstances.
Program Highlights
•	A further $7.1 million in 2006-07 has been allocated to the regional accommodation program. This funding, which was approved as part of the 2005-06 Budget, will enable the department to deliver new and expanded services from 10 Youth Justice Service Centres, eight Regional Service Centres and more than 20 Local Service Centres. Local Service Centres will comprise smaller satellite Youth Justice Service Centres, providing core business services and service delivery hubs in rural and remote sites. The accommodation program will support the implementation of the relevant recommendations from the Crime and Misconduct Commission Report “Protecting Children: An Inquiry Into Abuse Of Children In Foster Care”.

•	$2.4 million is allocated to Smart Service Queensland initiatives to further develop key whole-of-Government systems across multiple agencies, to standardise and streamline Queensland Government services to further enhance access and service delivery for the community as a whole.

•	$2 million in Child Care capital grants will be provided in 2006-07 to enable services to meet the requirements of Queensland’s child care legislation. Ongoing funding of $1 million will be provided to school aged care services to continue upgrading facilities and a further $1 million to community-based child care services in remote Indigenous communities to upgrade equipment and facilities.
Property, plant and equipment expenditure for 2006-07 of $15.9 million is allocated to complete the following capital projects:
•	$2.6 million to meet OH&S requirements for air conditioning at Brisbane Youth Detention Centre;

•	$0.44 million for a youth support facility in Mareeba;

•	$0.58 million for a neighbourhood centre in Kuranda;

•	$1.2 million for a community centre in Innisfail;

•	$1.3 million for a district community centre in Bohlevale;

34	Capital Statement 2006-07

•	$1.8 million for neighbourhood and community centre upgrades;

•	$0.2 million for an expansion of the Childrens Court;

•	$0.76 million on other minor capital works and

•	$7 million on ICT equipment for Shared Information Solutions.
Communities

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2006-07	2006-07
Project		Cost	30-06-06
		$’000	$’000	$’000	$’000

DEPARTMENT OF COMMUNITIES

Property, Plant and Equipment
Smart Service Queensland	05	9,228	4,800	2,407	2,021
Brisbane Youth Detention Centre Air Conditioning	05	2,670	50	2,620
Kuranda Neighbourhood Centre	50	884	302	582
Wilsonton His Neighbourhood Centre	20	200	185	15
Childrens Court Expansion	05	2,200		200	2,000
Innisfail Community Centre	50	1,450	250	1,200
Bohlevale District Community Centre	45	1,500	240	1,260
Mareeba Transition Centre	50	1,000	560	440
Central Office Fitout	05	409		409
Information Renewal Initiative	05	6,918	4,038	2,004	876
Shared Information Solutions Capital Replacement	05	15,664	851	4,955	9,858
Regional Accommodation Program	Various	18,842	11,781	7,061
Minor Capital Works	Various	450		150	300
Property Plant & Equipment	Various	187		187
Neighbourhood Centre Upgrades	Various	1,200	130	670	400
Community Centres funded projects	Various	233		233
Departmental Facilities Service Rooms	Various	800		200	600
Neighbourhood Centre Security & Safety	Various	300		75	225
Neighbourhood Centre Disability Access	Various	2,500		625	1,875

Total Property, Plant and Equipment				25,293

Capital Statement 2006-07	35

Communities

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2006-07	2006-07
Project		Cost	30-06-06
		$’000	$’000	$’000	$’000

Other Capital Expenditure
Information Renewal Initiative — Software	05	6,337	3,159	2,796	382

Total Other Capital Expenditure				2,796

Capital Grants
Child Care Grants	Various			2,030	Ongoing

Total Capital Grants				2,030

TOTAL DEPARTMENT OF COMMUNITIES				30,119

36	Capital Statement 2006-07

CORRECTIVE SERVICES
The department’s capital expenditure program for 2006-07 is $236.9 million and principally comprises the expansion of prison infrastructure to meet the immediate and short-term accommodation needs of prisoners, and upgrades to existing prison infrastructure. These initiatives link to the Government’s outcome of safe and secure communities.
Program Highlights
•	$58.4 million is provided in 2006-07 to allow construction to continue on a new 150 bed female prison at Townsville, $75.3 million to redevelop and expand the Sir David Longland Correctional Centre, and $23.7 million to expand the Arthur Gorrie Correctional Centre.

•	$59 million is provided in 2006-07 to commence construction of a $142.5 million expansion of the men’s Townsville Correctional Centre, the planning for which commenced in 2005-06.

•	Upgrades to existing prison infrastructure will continue, including $5.5 million to continue work on the five-year $30 million perimeter security systems upgrade, and $1.2 million for completion of the lightning protection project at secure correctional centres.

•	In conjunction with the Department of Justice and Attorney-General, $2.7 million is provided for a videoconferencing installation at the Brisbane Women’s Correctional Centre, as well as planning, design and construction of a videoconferencing suite at the Arthur Gorrie Correctional Centre.

Capital Statement 2006-07	37

Corrective Services

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2006-07	2006-07
Project		Cost	30-06-06
		$’000	$’000	$’000	$’000

DEPARTMENT OF CORRECTIVE SERVICES

Property, Plant and Equipment
Women’s Correctional Centre (CC) at Townsville	45	130,000	5,073	58,427	66,500
Redevelopment of Sir David Longland CC	05	110,000	6,172	75,328	28,500
Expansion of Arthur Gorrie CC	05	55,000	4,217	23,683	27,100
Expansion of Townsville CC	45	142,500	3,200	59,000	80,300
Correctional Centre Lightning Protection	Various	3,600	2,437	1,163
Perimeter Security Systems	Various	30,000	12,510	5,490	12,000
Mobile Duress Alarms at Lotus Glen CC and Arthur Gorrie CC	Various	1,400	881	519
Capricornia CC	30	87,120	86,900	220
Additional Security to the Townsville CC	45	1,749	1,713	36
Scanning and Handling Equipment at Secure CC Laundries	Various	1,200	968	232
Establishment of New Probation and Parole Service	Various	3,920		1,500	2,420
Videoconferencing to External Locations	05	2,667		2,667
Other Acquisitions of Property, Plant and Equipment	Various			8,263	Ongoing

Total Property, Plant and Equipment				236,528

Other Capital Expenditure
Integrated Offender Management System Capital Upgrade	Various	380		380

Total Other Capital Expenditure				380

TOTAL DEPARTMENT OF CORRECTIVE SERVICES				236,908

38	Capital Statement 2006-07

DISABILITY SERVICES QUEENSLAND
Disability Services Queensland is responsible for providing leadership in services and programs for people with a disability. The department provides services across three outputs: Accommodation Support Services, Community Services and Respite Services. Investment in capital infrastructure forms a vital part of delivering these outputs.
As a human services provider and funding agency, capital investment in infrastructure occurs where it is required for government service provision.
Capital infrastructure is used to accommodate and support departmental staff and in targeted community sector infrastructure accommodation (usually in partnership with non-government service providers) for people with an intellectual disability and respite centres. The major portion of non-government service delivery uses existing community sector capital infrastructure.
Program Highlights
The 2006-07 Budget commits $50 million in capital funding to enhance disability services delivered within the government and non-government sectors. These funds are being applied towards a range of strategies including:
•	$5.2 million to finalise the development of the Disability Information System, which will increase the capacity for the department to deliver on its strategic objectives by providing an information system to support, measure and report on service delivery

•	capital equipment and upgrades of $19.8 million for services operated by Disability Services Queensland and community-based organisations to strengthen their ability to provide high quality services and programs for people with a disability

•	additional respite and family support services at a cost of $5.2 million, including planning and locating sites for two additional respite facilities in Toowoomba and the Brisbane North corridor. These new respite centres will provide temporary support, allowing families of carers of people with a disability a rest period

•	continued funding of $12.1 million to support a range of tailored accommodation support options and enhanced community services for people with high and complex support needs, including purpose design housing at Wacol and another site to be located in the Brisbane North corridor

•	the development of appropriate longer term care options and models of accommodation for younger people with a disability residing in aged care

Capital Statement 2006-07	39

facilities at a cost of $1.5 million. These responses, to be developed in a joint five year program, will reduce the number of young people with disabilities living in residential aged care facilities.
The final three innovative houses previously announced for development in Maryborough, Loganlea and Ipswich are to be completed in 2006-07 at a projected cost of $4.9 million. These houses will provide purpose-built accommodation for people with a disability who have high and complex support needs.
Disability Services Queensland

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2006-07	2006-07
Project		Cost	30-06-06
		$’000	$’000	$’000	$’000

DISABILITY SERVICES QUEENSLAND

Property, Plant and Equipment
Respite Services
Hervey Bay	15	2,000	444	1,556
Ipswich	05	450	36	414
Nerang	10	947	919	28
Townsville	45	1,116	372	744
Yandina	10	1,033	511	522
Ashgrove	05	1,000		1,000
Various Statewide Projects	Various	4		4
Innovative Housing
Loganlea	05	1,334	74	1,260
Maryborough	15	2,436	479	1,957
Townsville	45	1,477	1,379	98
Morayfield	05	1,283	1,157	126
Ipswich — New Site	05	1,964	264	1,700
Wacol	05	1,682	1,531	151
Various Statewide Projects	Various	1,091		1,091
Smart State Building Fund
Respite — Townsville & Nerang*	Various	600	339	261
Respite — Yandina*	10	750	80	670
Wacol Area Office*	05	500		500
Ipswich Area Office*	05	998		998
Maryborough Area Office*	15	337		337
Rockhampton Area Office*	30	500		500
South Coast*	10	200		200
Mt Gravatt*	05	500		500
Toowoomba*	20	300	184	116
Other Land & Buildings*	Various	4,393	65	4,328
Systems	Various	2,108	1,108	1,000

40	Capital Statement 2006-07

Disability Services Queensland

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Tailored Accommodation
Cluster Housing	05	14,012		6,012	8,000
Purpose Design Housing	05	3,862		3,862
2 Respites	Various	2,184		2,184
Young People in Nursing Homes	Various	6,000		1,500	4,500
Other Property, Plant and Equipment
Redevelopment of Wacol Site	05	4,400	3,010	1,390
Maroochydore	10	500	10	490
Cairns	50	121		121
Pine Rivers	05	125		125
Mt Gravatt*	05	1,072		1,072
Sunshine Coast	10	374	35	339
Toowoomba	20	646	19	627
Loganlea	05	167	11	156
Townsville	45	151	137	14
Stanwell	30	585	283	302
South Brisbane	05	100		100
Rockhampton	30	100	75	25
Mika House — Ipswich	05	205		205
Endeavour Properties	05	460		460
Various Statewide Projects	Various			4,408	Ongoing

Total Property, Plant and Equipment				43,453

Other Capital Expenditure
Software	05	827	23	804
Disability Information System	05	12,853	7,616	5,237

Total Other Capital Expenditure				6,041

Capital Grants
Endeavour & Respite Services	Various	718	193	525

Total Capital Grants				525

TOTAL DISABILITY SERVICES QUEENSLAND				50,019

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2006-07	41

EDUCATION AND THE ARTS
EDUCATION
The 2006-07 Budget provides a substantial investment in educational facilities with an education capital works program of $497.1 million (including expense component of $78.6 million).
Program Highlights
The new $1 billion Tomorrow’s Schools — Providing for a Smarter Future package will ensure that Queensland students have the best possible facilities to meet the needs of the future. The program will include consultation with school communities to modernise existing infrastructure and provide new facilities.
The five-year package includes:
•	$50 million capital grants in 2006-07 to state school communities through a submission process by Government schools and their Parents and Citizens’ Associations to support minor capital works programs responsive to local needs

•	$850 million over five years to modernise and refurbish Government schools

•	$100 million to Catholic and Independent schools as a one-off payment in 2005-06 in recognition of the need for additional capital assistance.
In addition to this new program, other highlights include:
•	$169.8 million to construct four new schools at Burpengary West, Edmonton West, Redlynch (Middle School), and Springfield Lakes, undertake further staged work at four schools, make land acquisitions and provide additional classrooms in growth areas of the State

•	$98.5 million for a range of building improvement programs to modernise state school libraries and administration areas, upgrade toilets and special education facilities and increase schools’ power capacity

•	$106 million to continue construction work for the introduction of the Preparatory Year in 2007

•	$12.5 million for the first stage of works for the two new Queensland Academies — one for maths, science and technology, and one for the creative arts

•	$9 million to air-condition facilities in Queensland state schools under the Cooler Schools program

•	$7.1 million to acquire new employee housing and refurbish existing housing stock

42	Capital Statement 2006-07

•	$5 million for capital-related technology expenditure.
Education’s planning for capital meets the Government’s priorities and needs under the South East Queensland Infrastructure Plan and Program by considering the following factors:
•	population growth and shifts, and the consequent impacts on enrolments

•	changes to educational standards and educational delivery methods

•	meeting school renewal requirements

•	fulfilling government commitments such as the introduction of the Preparatory Year

•	addressing other high priority needs such as student and staff health and safety.

Capital Statement 2006-07	43

ARTS QUEENSLAND
Total 2006-07 capital expenditure for Arts Queensland, together with the Library Board of Queensland, Queensland Art Gallery, Queensland Museum and Queensland Performing Arts Trust is $70.6 million.
Arts Queensland’s capital expenditure program for 2006-07 is $64.3 million. The Millennium Arts Project at the Queensland Cultural Centre, including the Gallery of Modern Art, the redevelopment of the State Library of Queensland and site infrastructure works, will be completed in September 2006. Projects to enhance access points and provide furniture, fittings and equipment will be completed in November 2006. Construction is scheduled for completion on the second stage of the Cairns Centre of Contemporary Arts in 2006-07, funded as part of the Smart State Building Fund.
Library Board of Queensland
The $2.4 million capital outlays for 2006-07 include continued expansion of the State Library of Queensland’s heritage and general reference collections and plant and equipment replacement.
The Strategic Development Grants scheme is payable to public libraries and encourages the use of innovative strategies to increase community use of library services.
Queensland Art Gallery
The Gallery’s $1.3 million property, plant and equipment expenditure program for 2006-07 principally comprises purchases of works of art for the Gallery of Modern Art and operational plant and equipment for the existing Queensland Art Gallery.
Queensland Museum
The Museum’s capital expenditure program for 2006-07 is $1.8 million with a focus on exhibition development, and completion of the collection management database.
Exhibition development includes two sponsored projects at the Museum’s Townsville campus, and the first year of a four year state-wide program of replacement. The collections database will facilitate the recording, evaluation and display of Queensland’s prized heritage assets, and provide a central reference and research point.
Queensland Performing Arts Trust
The Trust’s capital expenditure program for 2006-07 is $0.75 million to meet property, plant and equipment requirements, such as theatrical and musical production equipment.

44	Capital Statement 2006-07

Education and the Arts1,2,3,4

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

EDUCATION
KEY TO ABBREVIATIONS
GLAB — General Learning Area Block
ICT — Information and Communication Technologies
SEU — Special Education Unit
CER — Cairns Educational Renewal

Property, Plant and Equipment
Aldridge State High School, Upgrade to Special Education Facilities	15	580	254	326
Algester State School, Major classroom upgrade to support multi-media initiatives*	05	598	230	368
Aspley East State School, Major resource centre upgrade to support ICT initiatives*	05	565	205	360
Ayr State High School, Major classroom upgrade to support ICT and arts initiatives*	45	814	214	600
Ayr State High School, Administration Upgrade*	45	792	429	363
Balaclava State School, Administration Upgrade*	50	668	227	441
Barcaldine State School, Covered Multi Purpose Courts	35	534	2	532
Belmont State School, Additional Amenities	05	592	44	548
Benowa State High School, Major classroom upgrade to support language immersion initiatives*	10	715	364	351
Blackbutt State School, Administration Upgrade*	15	520	256	264
Boondall State School, Administration Upgrade*	05	992	701	291
Bowen State School, Toilet Upgrade — Replacement	40	593	258	335
Brisbane State High School, Redevelopment Works	05	17,200	1,770	6,830	8,600
Brookfield State School, Administration Upgrade*	05	802	358	444

Capital Statement 2006-07	45

Education and the Arts1,2,3,4

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Bulimba State School, Additional Accommodation	05	3,231	89	3,142
Burnside State High School, Major classroom upgrade to support middle schooling initiatives*	10	1,066	745	321
Burpengary West State School, New School for 2007*	05	12,058	2,280	9,778
Caboolture Special School, GLAB — 4 Spaces and Amenities	05	2,150		2,150
Chancellor State College, Stage 3A — Manual Arts Fitout	10	430	52	378
Chancellor State College, Stage 3B — Contribution to Sports Hall	10	1,720		1,720
Chancellor State College, Stage 3C — Performing Arts — Planning	10	473	43	430
Coolangatta Special School, Replacement School	10	15,148	14,305	843
Coombabah State School, Major resource centre upgrade to support ICT initiatives*	10	721	269	452
Dalby State School, Administration Upgrade*	20	745	421	324
Daradgee Environmental Education Centre, Additional Amenities	50	659	49	610
Drayton State School, Library Upgrade*	20	521	266	255
Edmonton West State School, New School for 2007*	50	12,719	2,752	9,967
Elanora State High School, 2 Space Relocatable (SEU)	10	361		361
Emu Park State School, Administration Upgrade*	30	745	361	384
Flagstone State Community College, Stage 6—Planning	05	1,057	369	688
Forest Lake State School, Oval Development	05	1,290	64	1,226
Freshwater State School, GLAB —2 Spaces and Music	50	1,548		1,548
Gatton State School, Toilet Upgrade — Replacement	10	910	379	531
Geebung State School, Additional Amenities	05	615	314	301

46	Capital Statement 2006-07

Education and the Arts1,2,3,4

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Glenala State High School, Major classroom upgrade to support food technology initiatives*	05	640	62	578
Golden Beach State School, Major classroom upgrade to support arts and music initiatives*	10	580	204	376
Grand Avenue State School, 4 Spaces by Enclosure Under	05	473	209	264
Gumdale State School, Administration Upgrade*	05	702	78	624
Gumdale State School, GLAB — 2 Storey — 4 Spaces	05	1,620		1,620
Gympie South State School, Administration Upgrade*	15	728	333	395
Harris Fields State School, Major resource centre upgrade to support ICT initiatives*	05	579	206	373
Harristown State High School, Upgrade to Special Education Facilities	20	548	293	255
Humpybong State School, Major classroom upgrade to support practical learning initiatives*	05	629	254	375
Ingham State High School, Major classroom upgrade to support industrial technology initiatives*	45	681	376	305
Innisfail East State School, Stabilisation of River Bank	50	460	75	385
Jamboree Heights State School, Major resource centre upgrade to support ICT initiatives*	05	633	311	322
Jones Hill State School, Additional Amenities	15	494	227	267
Kallangur State School, Major classroom upgrade to support ICT initiatives*	05	720	199	521
Kinchant Dam Outdoor Education Centre, New Amenities & On Site Sewerage Plant	40	694	202	492
Kuranda State High School, CER — Amalgamation with Kuranda State School	50	3,562	1,304	2,258

Capital Statement 2006-07	47

Education and the Arts1,2,3,4

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Laidley State High School, Hall	10	315		315
Mackay District Special School, Administration Upgrade*	40	668	367	301
Mackay North State High School, T2000 Relocatable Building (SEU)	40	361		361
Maleny State School, Major classroom upgrade to support practical learning initiatives*	10	524	266	258
Maroochydore State High School, Cafeteria & Resource Centre	10	391	2	389
Marsden State School, Major resource centre upgrade to support ICT initiatives*	05	826	416	410
Meridan State College, Stage 2 — Planning	10	4,304	4	4,300
Miami State School, Major resource centre upgrade to support ICT initiatives*	10	594	212	382
Mitchelton State School, Additional Amenities	05	417		417
Mooloolaba State School, Major classroom upgrade to support ICT initiatives*	10	508	148	360
Mount Cotton State School, Additional Amenities	05	576		576
Mudgeeraba Special School, GLAB — 4 Spaces & Amenities	10	2,408		2,408
Musgrave Hill State School, Major classroom upgrade to support practical learning initiatives*	10	466	206	260
Narangba Valley State School, Stage 3 — Planning	05	640	34	606
North Lakes State College, Stage 5B —Years 11 —12	05	8,772	2,829	5,943
North Lakes State College, Performing Arts	05	3,027	381	2,646
North Lakes State College, Stage 6 — Planning	05	645	26	619
Northern Peninsula Area State College, Additional Amenities	50	858	587	271

48	Capital Statement 2006-07

Education and the Arts1,2,3,4

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Oonoonba State School, 2 Space Relocatable	45	258		258
Palm Beach State School, Major classroom upgrade to support arts initiatives*	10	502	180	322
Park Ridge State School, Major classroom upgrade to support practical learning initiatives*	05	674	339	335
Pine Rivers Special School, Administration Block	05	732	65	667
Proserpine State High School, Multi Purpose Hall	40	626	2	624
Queensland College Of Wine Tourism, Stages B, C, and D	20	3,443	1,965	1,478
Queensland Academy, Science, Mathematics and Technology	05	12,600	1,265	8,550	2,785
Queensland Academy, Creative Arts	05	23,400		2,700	20,700
Redbank Plains State School, Major classroom upgrade to support science and technology initiatives*	05	660	335	325
Redland District Special School, Administration Upgrade*	05	697	364	333
Redlynch Middle School, New School for 2007	50	14,061	5,069	8,992
Redlynch Middle School, Stage 2 — Planning	50	517	1	516
Rochedale State School, Major classroom upgrade to support practical learning initiatives*	05	286		286
Rochedale State School, Administration Upgrade*	05	697		697
Russell Island State School, Toilet Upgrade — Replacement	05	750	469	281
Shailer Park State High School, Major classroom upgrade to support middle schooling initiatives*	05	1,428	1,016	412
Spinifex State College — Mount Isa — Senior Campus, Major upgrade to support multi-media initiatives*	55	1,419	1,050	369
Springfield Lakes State School, New school for 2007*	05	12,293	2,395	9,898

Capital Statement 2006-07	49

Education and the Arts1,2,3,4

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Stretton State College, Primary — Stage 2	05	1,720	87	1,633
Stretton State College, Secondary — Stage 1	05	15,056	3,657	11,399
Stretton State College, Primary — Stage 3 - Planning	05	612	1	611
Tallebudgera State School, Major classroom upgrade to support practical learning initiatives*	10	601	136	465
Tara Shire State College, CARE Project	20	328	2	326
Tinana State School, 2 Space Relocatable (SEU)	15	361		361
Trinity Bay State High School, Community Hall Augmentation	50	560		560
Tully State High School, Additional Amenities	50	496	46	450
Tully State High School, Administration Upgrade*	50	521	241	280
Tully State High School, Indoor Multi Purpose Centre	50	600		600
Upper Coomera State College, Stage 3 —Year 12	10	4,128	865	3,263
Upper Coomera State College, Stage 4 — Music and Amenities	10	1,548	172	1,376
Victoria Point State School, Additional Amenities	05	430		430
Wellers Hill State School, Additional Amenities	05	1,290	34	1,256
West Pacific Pines State School, New School for 2008 — Planning	10	2,580		2,580
Windsor State School, Upgrade to Special Education Facilities	05	430	3	427
Woree State High School, CER — Community Learning Centre	50	516	250	266
Additional accommodation	Various			17,796	Ongoing
General works	Various			142,903	Ongoing
Land acquisition	Various			35,292	Ongoing
Minor works	Various			21,509	Ongoing
Plant & Equipment	Various			32,246	Ongoing

50	Capital Statement 2006-07

Education and the Arts 1,2,3,4

			Expenditure
		Total	to	Budget	Post
	Statistical	Estimated Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Tomorrow’s Schools	Various	60,000		60,000

Total Property, Plant and Equipment				450,766

Capital Grants
Capital Grants	Various	85,987		85,987

Total Capital Grants				85,987

TOTAL EDUCATION QUEENSLAND				536,753

QUEENSLAND STUDIES AUTHORITY

Property, Plant and Equipment
Other Plant & Equipment	05	105		105

Total Property, Plant and Equipment				105

TOTAL QUEENSLAND STUDIES AUTHORITY				105

CORPORATE AND PROFESSIONAL SERVICE

Property, Plant and Equipment
Property, Plant and Equipment	05	205		205

Total Property, Plant and Equipment				205

TOTAL CORPORATE AND PROFESSIONAL SERVICES				205

TOTAL EDUCATION				537,063

Capital Statement 2006-07	51

Education and the Arts1,2,3,4

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

ARTS QUEENSLAND

Property, Plant and Equipment
Millennium Arts — QCC	05	277,260	229,839	47,421
Millennium Arts — Furniture Fittings And Equipment	05	12,958		12,958
Queensland Cultural Centre Access Works	05	3,000		3,000
Cairns Centre of Contemporary Arts*	50	1,000	200	800
Property, Plant and Equipment	05			100	Ongoing

Total Property, Plant and Equipment				64,279

TOTAL ARTS QUEENSLAND				64,279

LIBRARY BOARD OF QUEENSLAND

Property, Plant and Equipment
Plant and Equipment	05			907	Ongoing
Library Collection Expenditure	05			1,247	Ongoing

Total Property, Plant and Equipment				2,154

Capital Grants
Strategic Development Grants	Various			250	Ongoing

Total Capital Grants				250

TOTAL LIBRARY BOARD OF QUEENSLAND				2,404

QUEENSLAND ART GALLERY

Property, Plant and Equipment

Property, Plant and Equipment	05			1,300	Ongoing

Total Property, Plant and Equipment				1,300

TOTAL QUEENSLAND ART GALLERY				1,300

QUEENSLAND MUSEUM

Property, Plant and Equipment
Collection Database	05	760	500	260
Enchanted Rainforest Exhibition — Museum of Tropical Queensland	45	459	15	444
Shipwreck Exhibition — Museum of Tropical Queensland	45	177	15	162

52	Capital Statement 2006-07

Education and the Arts 1,2,3,4

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Exhibition Program	Various	3,000		750	2,250
Property, Plant and Equipment — Other	Various			125	Ongoing

Total Property, Plant and Equipment				1,741

Other Capital Expenditure
Collection Database — Software	05	240	140	100

Total Other Capital Expenditure				100

TOTAL QUEENSLAND MUSEUM				1,841

QUEENSLAND PERFORMING ARTS TRUST
Property, Plant and Equipment
Property, Plant and Equipment	05			750	Ongoing

Total Property, Plant and Equipment				750

TOTAL QUEENSLAND PERFORMING ARTS TRUST				750

TOTAL ARTS QUEENSLAND				70,574

TOTAL EDUCATION AND THE ARTS				607,637

Notes:

1.	Capital grants are distributed by non-state entities throughout Queensland’s statistical divisions.

2.	Project budgets listed in the table are in some cases indicative and are subject to refinement as projects are further developed.

3.	Projects contained in the table have been included on the basis of projected enrolments. If projected enrolments do not eventuate, then listed projects may be deferred or stopped, or new projects added during the course of the financial year.

4.	The amounts quoted in the above table reflect the estimated portion of project costs that will be capitalised. The amounts quoted in the program highlights (and in the Ministerial Portfolio Statements) are the full financial costs of the projects (i.e. they include some expensed capital items).
* Funded fully or in part under the Smart State Building Fund

Capital Statement 2006-07	53

ELECTORAL COMMISSION OF QUEENSLAND
An amount of $0.04 million is allocated towards the replacement of plant and equipment in 2006-07 to provide for the ongoing operational requirements associated with the efficient and effective provision of electoral services for the State of Queensland.
Electoral Commission of Queensland

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006
Project	Division	$’000	$’000	$’000	$’000-07

ELECTORAL COMMISSION OF QUEENSLAND

Property, Plant and Equipment
Plant and Equipment	05			40	Ongoing

Total Property, Plant and Equipment				40

TOTAL ELECTORAL COMMISSION OF QUEENSLAND				40

54	Capital Statement 2006-07

EMERGENCY SERVICES
The Department of Emergency Services’ capital program invests $110.1 million in capital acquisitions and grants.
The capital investment plan provides for essential infrastructure, equipment and information technology investment to support operations, and to achieve economic and operational effectiveness through contemporary asset management strategies. The capital investment program reflects the Government’s ongoing commitment to the provision of essential emergency services to ensure that Queenslanders live in safe and secure communities.
A major feature of this budget is the continued expansion of the Queensland Combined Emergency Services Academy at Whyte Island in Brisbane.
Emergency Management Queensland
Program Highlights
•	Emergency Management Queensland (EMQ) will acquire three new helicopters to replace the EMQ Helicopter Rescue fleet over the course of four years, with delivery of the first helicopter expected in July 2007.

•	Capital expenditure of $7.3 million in 2006-07 will progress the fleet replacement program.
Queensland Ambulance Service
Capital investments by the Queensland Ambulance Service in 2006-07 provide $40.3 million for ambulance facilities, information technology and communication infrastructure projects.
Program Highlights
•	Five new ambulance stations, 18 replacement/redevelopment stations and one residence will be commenced or completed in 2006-07.

•	$4.7 million will be invested in replacement ambulance vehicles as part of the vehicle replacement program. The reduced allocation compared to previous budgets is a result of $6.1 million funding being accelerated into the 2005-06 financial year because of an impending disruption to the supply of base vehicles while manufacturers retool for the production of new models.

•	$2.7 million will be invested in continued improvement in operational and communications equipment across the state.

•	A further $2 million will be invested in the continued implementation of the Strategic Information Management Initiative, which is aimed at reducing paperwork by paramedics, and improving service availability and response times.

Capital Statement 2006-07	55

Queensland Fire and Rescue Service
Capital investments by the Queensland Fire and Rescue Service in 2006-07 provide $36.9 million for fire facilities, information technology and communication infrastructure projects.
Program Highlights
•	One new fire and rescue station, eight redevelopments/refurbishments and five station replacements/relocations will be commenced or completed in 2006-07, as well as the refurbishment of two district offices and the completion of a replacement regional office.

•	A further $1.8 million is provided for strategic land purchases.

•	$13.5 million will be invested in additional or replacement urban vehicles as part of the fleet replacement program and to meet enhanced service delivery requirements.

•	A further $3.5 million will be invested in rural vehicles and $6.8 million on a program of continued improvement in information and communication technology and operational equipment.
Joint Facilities and Infrastructure
During 2006-07 the Queensland Ambulance Service and Queensland Fire and Rescue Service will also invest $6 million (as part of an allocation of $20 million over three years) to undertake a major expansion of the Queensland Combined Emergency Services Academy as an operational, multi-service and multi-agency training centre of excellence for emergency management and community safety. An additional investment of $1.7 million will be spent to upgrade existing facilities at the academy.
The department will invest $3.7 million to commence or complete joint facilities at Highfields and Palm Island. In addition, the redevelopment of the joint facility at Roma Street, Brisbane, which commenced in 2004-05, will be completed in 2006-07. $9.2 million will be outlaid for the Roma Street project in 2006-07 (total capital expenditure for the project is estimated to be $15 million).
The department will invest a further $2 million in the Emergency Services Computer Aided Dispatch (CAD) system which aims to improve support for ambulance and fire response services.

56	Capital Statement 2006-07

Emergency Services

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF EMERGENCY SERVICES

Property, Plant and Equipment
QUEENSLAND AMBULANCE SERVICE
Building/General Works
Aramac replacement station	35	840	24	816
Atherton replacement station	50	1,545	995	550
Ayr replacement station	45	1,332	111	1,221
Babinda replacement station	50	950	70	880
Balmoral replacement station	05	3,312	100	2,712	500
Birkdale new station	05	815	40	775
Carindale land and new station	05	2,530	116	2,414
Carmila replacement station	40	750	30	720
Coolum land and replacement station	10	3,575	1,242	1,833	500
Emu Park replacement station	30	1,125	730	395
Gemfields/Sapphire replacement station and residence	30	900	36	864
Gympie replacement station	15	1,985	1,907	78
Ipswich replacement station	05	3,413	56	2,357	1,000
Julia Creek replacement station	55	865	43	822
Narangba new station	05	1,656	1,164	492
Nerang land and new station	10	2,045	924	1,121
Project development	Various	450		450
Roma replacement station	20	2,000	42	1,458	500
Samford Valley new station	05	1,254	164	1,090
Spring Hill replacement station	05	50		50
Townsville redevelopment projects	45	4,500	917	3,583
Warwick replacement station	20	2,100	167	1,933
Weipa replacement station	50	2,075	5	370	1,700
Yarrabah replacement station	50	900	64	836
Minor works	Various			1,250	Ongoing
Other Plant and Equipment
Ambulance vehicle purchases	Various			4,655	Ongoing
Operational and communications equipment	Various			2,715	Ongoing

Sub-total QUEENSLAND AMBULANCE SERVICE				36,440

Capital Statement 2006-07	57

Emergency Services

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

QUEENSLAND FIRE AND RESCUE SERVICE
Building/General Works
Burpengary new station	05	3,250		450	2,800
Cherbourg replacement facility	15	450	2	248	200
Cloncurry district office	55	125	5	120
Eatons Hill station redevelopment	05	449	18	431
Forest Hill replacement station	10	492	443	49
Hollywell station redevelopment	10	556	24	532
Kenmore station redevelopment	05	630	3	627
Lowood station redevelopment	10	641	33	608
Maryborough regional office	15	1,616	1,284	332
Miriam Vale station redevelopment	15	110		110
Mount Gravatt station relocation	05	2,998	2,036	962
Oxley station relocation — Durack	05	2,663	223	2,440
Project development	Various			1,434	Ongoing
Roma district office	20	560	42	270	248
South Townsville station refurbishment	45	200	10	190
Southport station refurbishment	10	2,605	20	980	1,605
Woodridge station redevelopment	05	530	4	26	500
Yungaburra replacement station	50	375	40	335
Minor works	Various			500	Ongoing
Land
Rural Operations land purchases	Various			100	Ongoing
Agnes Water	15	700		700
Sunshine Coast hinterland	10	1,000		1,000
Other Plant and Equipment
Operational and communications equipment	Various			6,750	Ongoing
Rural Fire appliances	Various			3,480	Ongoing
Urban Fire appliances	Various
Sub-total QUEENSLAND FIRE AND RESCUE SERVICE				13,500	Ongoing

				36,174

EMERGENCY MANAGEMENT QUEENSLAND
Replacement of EMQ Helicopter Rescue fleet	Various	48,339	12,085	7,251	29,003

58	Capital Statement 2006-07

Emergency Services

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Minor works	05			61	Ongoing
Plant and Equipment	Various			118	Ongoing

Sub-total EMERGENCY MANAGEMENT QUEENSLAND				7,430

OTHER DEPARTMENTAL
Information technology infrastructure	Various			1,420	Ongoing
Minor works	05			200	Ongoing

Sub-total OTHER DEPARTMENTAL				1,620

JOINT EMERGENCY SERVICE FACILITIES
Highfields station — joint facility	20	1,689	275	1,414
Palm Island station — joint facility	45	2,304	8	2,296
Queensland Combined Emergency Services Academy — air emission control	05	2,439	1,239	1,200
Queensland Combined Emergency Services Academy — complex improvements	05			500	Ongoing
Queensland Combined Emergency Services Academy — Strategic Development Project	05	20,000	500	6,000	13,500
Roma Street replacement Fire & Ambulance station*	05	15,085	5,920	9,165
Sub-total JOINT EMERGENCY SERVICE FACILITIES

				20,575

Total Property, Plant and Equipment				102,239

Other Capital Expenditure
QUEENSLAND AMBULANCE SERVICE
Information systems development	Various			1,909	Ongoing
Strategic Information Management Initiative	Various	9,170	7,182	1,988
QUEENSLAND FIRE AND RESCUE SERVICE
Fire Information Management System	Various	3,964	3,524	440
Information Systems and Training Intellectual Property Development	Various			300	Ongoing
OTHER DEPARTMENTAL
Corporate information systems development	Various			768	Ongoing

Capital Statement 2006-07	59

Emergency Services

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Emergency Services CAD	55	6,538	4,546	1,992

Total Other Capital Expenditure				7,397

Capital Grants
Rural Fire Brigades	Various			150	Ongoing
State Emergency Service units	Various			332	Ongoing

Total Capital Grants				482

TOTAL DEPARTMENT OF EMERGENCY SERVICES				110,118

*	Funded fully or in part under the Smart State Building Fund

60	Capital Statement 2006-07

EMPLOYMENT AND TRAINING
The Department’s capital expenditure program for 2006-07 is $104.1 million, of which $70.1 million is for the construction and refurbishment of TAFE training facilities. The Department is commencing the implementation of the Queensland Skills Plan which involves a six year major capital works program exceeding $300 million. This is supported by a five year Information and Communication Technology (ICT) modernisation program to leverage improvements in efficiency, productivity and increased training output.
Program Highlights
•	$15.9 million will be invested directly in ICT capital, while a further $2.8 million will be invested in infrastructure equipment.

•	$19.1 million is allocated to commence site works and construction of the new Coomera campus of the Gold Coast Institute of TAFE, a Smart State Building Fund initiative. The new campus will deliver programs with a focus on creative industries including film and television, graphic design, interior design, architecture, building technology and information technology.

•	$19.3 million is allocated to establish major Trade and Technician Skills Institute campuses at Acacia Ridge and Eagle Farm in Brisbane.

•	$11.8 million will be used to acquire land and commence detailed planning for the establishment of major trade training centres at Barrier Reef (Townsville), and Central Queensland (Mackay) Institutes of TAFE.

•	$2.2 million will be invested to commence the relocation of automotive training services provided by Southern Queensland Institute of TAFE from the current Hume Street to the major TAFE campus at Bridge Street, Toowoomba.

•	$9.9 million will be used to progress the redevelopment of Block B at the Mt Gravatt campus of the Moreton Institute of TAFE.

•	A further $3.6 million will be invested to complete projects at Yeppoon and Biloela for the Central Queensland Institute of TAFE; and at the Hervey Bay and Bundaberg campuses of the Wide Bay Institute of TAFE.

Capital Statement 2006-07	61

Employment and Training

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF EMPLOYMENT AND TRAINING

Property, Plant and Equipment
Major Capital Works — refurbishment
Moreton Institute of TAFE — Mt Gravatt Redevelopment	05	25,000	5,780	9,892	9,328
Wide Bay Institute of TAFE — Bundaberg Redevelopment	15	2,750	659	2,091
Trade and Technician Skills Institute — Acacia Ridge	05	24,008		9,603	14,405
Trade and Technician Skills Institute — Eagle Farm	05	47,987		2,399	45,588
Major Capital Works — construction
Gold Coast Institute of TAFE — Coomera Educational Precinct*	10	31,700	947	19,140	11,613
Sunshine Coast Institute of TAFE — Campus Upgrades	15	14,979		749	14,230
Wide Bay Institute of TAFE — Hervey Bay Campus	15	2,000	1,000	660	340
Southern Queensland Institute of TAFE — Toowoomba Consolidation	20	23,870	22,526	664	680
Barrier Reef Institute of TAFE — Townsville Trades	45	24,125		5,956	18,169
Central Queensland Institute of TAFE — Yeppoon Campus	30	2,300	2,050	195	55
Central Qld Institute of TAFE — Mackay Trades	40	34,074		5,872	28,202
Southern Qld Institute of TAFE — Toowoomba Automotive	20	3,390		2,195	1,195
Trade and Technician Skills Institute — Acacia Ridge Stage II	05	48,530		7,280	41,250
Central Queensland Institute of TAFE — Biloela Campus	30	1,350	610	635	105
Brisbane North Institute of TAFE — Ithaca Animal Science	05	925	200	725
Brisbane North Institute of TAFE — Caboolture Campus	05	4,350	2,263	2,087
Infrastructure Equipment	Various			2,787	Ongoing
Other Plant and Equipment	Various			2,317	Ongoing
Minor Equipment and Facility Upgrades	Various	2,645		1,000	1,645

62	Capital Statement 2006-07

Employment and Training

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Minor Capital Works	Various			3,535	Ongoing
Additional minor works	Various	4,161		2,412	1,749
ICT Modernisation — TAFE	Various	7,000		1,400	5,600
ICT Modernisation — non TAFE	Various	17,555		6,804	10,751
Information and Communication Technology	Various			7,700	Ongoing

Total Property, Plant and Equipment				98,098

Capital Grants
Agricultural College Infrastructure Grants	20			1,000	Ongoing
Skill Centre Program	Various			5,000	Ongoing

Total Capital Grants				6,000

TOTAL DEPARTMENT OF EMPLOYMENT AND TRAINING				104,098

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2006-07	63

ENERGY
The 2006-07 capital acquisitions for the department relate to the purchase of office equipment, including information technology.
CS Energy Limited
A $422.5 million capital expenditure program is planned for 2006-07. This reflects the continued construction of the Kogan Creek power station, and ongoing capital requirements and major overhauls at Callide, Swanbank and Mica Creek power stations.
Program Highlights
•	$359.8 million provided in line with the three year construction program of the Kogan Creek Power Station. The project consists of a 750 MW coal fired baseload power station, along with a dedicated coal source, located near Chinchilla in South East Queensland. This power station is being developed in response to the projected growth in electricity consumption in Queensland as well as forecast growth in the interconnected National Electricity Market.

•	$59.6 million is provided for ongoing capital and overhaul requirements at Callide, Swanbank and Mica Creek power stations, including scoping of the Callide B mid-life refit planned within the next three years.
ENERGEX Limited
The ENERGEX Group has prepared a record capital program of $941.9 million as part of its commitment to providing a safe, secure, highly reliable, cost effective, and environmentally friendly energy delivery to its customers. The capital program will match the high growth in electricity usage being driven by the strong Queensland economy and the increased use of lifestyle improving appliances, such as air conditioners.
Included in the program is:
•	The CityGrid project to reinforce supply to the Brisbane CBD

•	The south west Brisbane project to upgrade the electricity network to the important economic corridor out to Ipswich

•	Continuing the major works on the Sunshine Coast and Gold Coast

•	Infrastructure upgrades to Lockyer Valley.
The regulated electricity network capital expenditure program for 2006-07 is $642 million. This includes $401.2 million on the sub transmission system.

64	Capital Statement 2006-07

Program Highlights
The capital works program for 2006-07 will contribute to an improved level of reliability of supply and includes the following projects:
•	$240.9 million for distribution augmentation, including $114.5 million on customer requested works

•	$26.9 million to improve and extend the gas network.
A total sub transmission program of $401.2 million. This includes:
•	$51 million to continue work on the $139.1 million CityGrid project. CityGrid combines new and upgrade work on ENERGEX’s substations high voltage electricity network that supplies the CBD and surrounding suburbs

•	$25.4 million to continue work on the $91.4 million Brisbane South West project to upgrade the energy infrastructure in Brisbane’s south west corridor to support Queensland’s economic and population growth into the future

•	$14 million to install two new 33 kilovolt underground cables from Burleigh Heads substation to Kirra substation, via Currumbin and Palm Beach substations

•	$7.8 million towards installing a second 30MW transformer and associated works at West Maroochydore substation

•	Sub transmission works for Wide Bay — Burnett, Darling Downs, West Moreton and other areas.
Stanwell Corporation Limited
Stanwell Corporation Limited’s capital expenditure program for 2006-07 is $81.9 million. This relates to improving the efficiency of existing generation assets at Stanwell, Barron Gorge and Kareeya power stations and investment in new generation.
Program Highlights
•	Major overhauls and efficiency upgrades at Stanwell power station.

•	Ongoing capital works at the Kareeya and Barron gorge hydro power stations
Tarong Energy Corporation Limited
Tarong Energy’s capital expenditure program for 2006-07 of $241.7 million relates to securing a long term fuel supply for Tarong power station and Tarong North and maintaining operations at the Tarong power station, Tarong North and Wivenhoe power stations.

Capital Statement 2006-07	65

Program Highlights
•	$28.2 million for overhaul expenditure, including one major and two minor overhauls at Tarong power station and one major at the Tarong North power station.

•	$16.5 million for the replacement of the damaged Unit 2 generator at Tarong power station.
PowerLink Queensland
Powerlink Queensland is the high-voltage electricity transmission entity for Queensland. Powerlink’s core business includes the delivery of a secure, reliable transmission service to electricity market participants via open, non-discriminatory access to the Queensland transmission grid.
Powerlink Queensland’s capital expenditure for 2006-07 is $398.5 million (excluding financing costs during construction).
Program Highlights
•	$55 million for the South East Queensland Augmentation — a 275/330kV double circuit transmission line between Middle Ridge substation (near Toowoomba) and the Greenbank substation (Logan area) and associated works to meet the transmission needs of the rapidly growing Logan and Gold Coast areas.

•	$50.1 million for the North Queensland Transmission Reinforcement (Stage 1) — a 275kV transmission line between the Broadsound and Nebo (inland from Mackay) substations as part of a three-stage solution to reinforce supply to North Queensland.

•	$8.7 million for the Gold Coast Transmission Reinforcement — a 275kV transmission line between the Greenbank substation and Maudsland (inland from Nerang) to augment the transmission network supplying the Gold Coast region.

•	$13 million for the Bohle River to Townsville GT — a 132 kV transmission line to replace a section of the existing aged line to ensure transmission reliability in the (northern) Townsville area.

•	$25.5 million for the Mackay Transmission Reinforcement — a 132kV transmission line from Nebo substation to Pioneer Valley (near Mackay) to meet load growth in the Mackay region.

•	$24.1 million for the Tully to Innisfail — a 132kV/275kV transmission line and related substation works to replace the aged 132kV line between Kareeya and Innisfail.

66	Capital Statement 2006-07

•	$8.1 million for the Molendinar 110kV Substation Replacement - replacement of aged assets at Molendinar substation at the northern end of the Gold Coast.
•	$16.5 million for the Lilyvale to Blackwater - 132kV transmission line to meet the increasing mining load in inland Central Queensland.
•	$2.7 million for the Belmont to Murrarrie Reinforcement - a 275kV line to strengthen the transmission supply to Australian TradeCoast and the Brisbane CBD.
•	$2.8 million for the Goodna 110/33kV Substation Establishment - establishment of a new bulk supply for the South West Brisbane area.
•	$13 million for the Townsville East Substation - establishment of a new 132/66kV substation and a new 132kv transmission line to Townsville South to meet load growth in the Townsville (Port and CBD) area.
•	$16.3 million for the Tarong 275kV Substation - refurbishment and upgrade of the existing Tarong substation to ensure a safe and reliable transmission supply.
•	$18 million for the Strathmore 275kV SVC - installation of a Static VAR Compensator and associated substation works at Strathmore Substation (near Collinsville) to increase transmission capacity to North Queensland.
Ergon Energy Corporation Limited
In becoming a world-class customer-driven energy business, Ergon Energy will deliver outcomes that meet customers’ growing expectations for security, quality, reliability and availability of energy supply in a safe, environmentally sensitive and cost effective way.
During the 2006-07 financial year, Ergon Energy has a budgeted capital expenditure of $768.1 million. Ergon Energy’s capital expenditure program will continue to focus on significant capital expansion, with reinforcement, maintenance and modernisation programs within a long term strategic plan which targets significant service quality and reliability improvements.
The budgeted capital expenditure for 2006-07 includes a significant number of major projects, which are primarily focussed on improving the quality of supply to domestic and commercial customers. The $768.1 million budgeted for networks includes $302.6 million on corporation initiated works, $214.3 million on customer requested works and $25.4 million on isolated systems.
Program Highlights
•	$19.2 million for reinforcement of supply to Agnes Water.

Capital Statement 2006-07	67

•	$ 15 million for supply for Sunwater (Burdekin-Moranbah Pipeline).
•	$14.7 million for reinforcement of 132 kV supply to Maryborough and Hervey Bay.
•	$12.3 million for upgrade of remote control and monitoring systems.
•	$11.2 million for reinforcement of supply to Cairns North.
•	$10.1 million for a power station at Bamaga.
•	$9.5 million for reinforcement of supply to Dalby.
•	$9.3 million for Kearneys Spring Substation to reinforce supply to Toowoomba.

•	$8.8 million for Alfred Street Zone Substation to reinforce supply to Mackay.
•	$7.2 million for supply to South Walker Mine.
•	$6.7 million for redevelopment of Gayndah Substation.
Energy

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF ENERGY

Property, Plant and Equipment
Plant and Equipment	05	78		78

Total Property, Plant and Equipment				78

TOTAL DEPARTMENT OF ENERGY				78

CS ENERGY LIMITED

Property, Plant and Equipment
Callide Power Station	30			26,111	Ongoing
Swanbank Power Station	05			11,527	Ongoing
Mica Creek Power Station	55			21,995	Ongoing
Kogan Creek Power Project	20	1,154,513	709,070	359,829	85,614
Business Development/Other	05			2,994	Ongoing

Total Property, Plant and Equipment				422,456

TOTAL CS ENERGY LIMITED				422,456

68	Capital Statement 2006-07

Energy

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

ENERGEX LTD

Property, Plant and Equipment

Gas
Renewal	Various	12,656		12,656
Customer Requested	05	12,715		12,715
Gas Augmentation	05	1,500		1,500

Sub-total Gas				26,871

Distribution Augmentation
Distribution Augmentation	Various	53,313		53,313
Customer Works - Domestic rural	Various	61,145		61,145
Distribution Sub program	Various	126,405		126,405

Sub-total Distribution Augmentation				240,863

Sub Transmission Program
Reliability Subtransmission	Various	10,646	207	10,411	28
Customer Driven Subtransmission	Various	41,882	23,563	13,967	4,352
Demand Driven Subtransmission	Various	515,888	172,579	263,847	79,462
Refurbishment Subtransmission	Various	29,624	9,919	12,649	7,056
Sub Transmission Other	Various			100,342	Ongoing

Sub-total Sub Transmission Program				401,216

Non System Other
Other	05			134,574	Ongoing
Fleet	05	55,956		55,956
Information Systems	05	82,379		82,379

Sub-total Non System Other				272,909

Total Property, Plant and Equipment				941,859

TOTAL ENERGEX LTD				941,859

STANWELL CORPORATION LIMITED

Property, Plant and Equipment
Corporate
Minor Works	Various			4,903	Ongoing
Business Expansion - Project Development Costs	Various			16,000	Ongoing
Improvement Projects	Various	12,686	2,130	8,242	2,314
Kareeya
Capital Works and Modifications	50	5,596	99	2,827	2,670
Minor Works	50			1,005	Ongoing

Capital Statement 2006-07	69

Energy

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Barron Gorge
Capital Works and Modifications	50	4,407		940	3,467
Minor Works	50			497	Ongoing
Stanwell Power Station
Capital Works and Modifications	30	119,670	2,096	6,282	111,292
Minor Works and Overhauls	30			39,699	Ongoing
Rocky Point
Windy Hill	50			20	Ongoing
Koombooloomba	50			15	Ongoing
Wivenhoe	20			10	Ongoing
Mackay Gas Turbine	40	1,500		1,500

Total Property, Plant and Equipment				81,940

TOTAL STANWELL CORPORATION LIMITED				81,940

TARONG ENERGY CORPORATION LIMITED

Property, Plant and Equipment
Tarong Power Station
Direct Treated Cooling H2O to Condensers	15	2,183	1	1,600	582
Generator Midlife Refit (Stator Rewind)	15	18,949	15,848	3,101
Installation of Variable Speed Drive	15	2,500	297	250	1,953
Improve Stormwater Management System	15	1,015	155	860
Above Ground Ash Emplace on adj TPS Land	15	9,165	2,594	3,000	3,571
Records Management	15	3,042	994	1,473	575
Ellipse Upgrade & enhancements	15	5,048	2,204	750	2,094
Telecommunications Strategy	15	3,357	26	785	2,546
Minor Capital Works - Tarong Power Station	15			4,179	Ongoing
Overhaul - Tarong Power Station	15			24,972	Ongoing
Min Fire Risk Unit/Station Relay Room	15	514	11		503
Control System Refit	15	38,509	500	1,234	36,775
Improving efficiency of Cooling Water makeup for TN	15	1,527	45	705	777
Third Air Heater Primary Air	15	8,434	25		8,409

70	Capital Statement 2006-07

Energy

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Install Improved Flue Gas Spray Systems	15	1,727	2	1,301	424
Ash Dam Rehab Demonstration Trial	15	1,014		500	514
Low Nox Burners	15	22,434	150	1,060	21,224
Optimise Dense Phase Ash Prod & Storage	15	2,530	879	1,136	515
Implement Combust Support Improvements	15	3,394	11	400	2,983
Plant Adaptation for Alt Coal Supplies	15	3,700	3,000	700
Coal Plant Operational Improvements	15	1,162	1	651	510
Facilities Refurbishment	15	1,721	180	651	890
Tarong Field Device Upgrade	15	3,325	35	800	2,490
AVR Replacement	15	1,077	26		1,051
Replace 25 Tonne Mobile Crane	15	1,000		1,000
Replace Unit 2 Generator	15	20,280	1,740	16,500	2,040
Critical 6.6kV Motor Spares	15	916	1	915
Unit 4 Generator Stator Replacement	15	11,200		1,000	10,200
Pulverised Fuel Pipes Isolation Valves	15	1,344	7	324	1,013
Midlife Refit of TPS Lighting	15	5,483	273	1,522	3,688
Generator rotor mid-life inspections	15	3,229	1,136	1,650	443

Sub-total Tarong Power Station				73,019

Wivenhoe Power Station
New Wivenhoe Generator Transformer	20	9,706	3,794	6	5,906
Minor Capital Works - Wivenhoe Power Station	20			638	Ongoing
Control Systems Refit Wivenhoe	20	3,100		5	3,095
Wivenhoe Main Transformer Environment Risk Mitigation	20	1,026	10	200	816

Sub-total Wivenhoe Power Station				849

Tarong North Power Station
Ash pipe extension	15	1,015	515	500
Minor Capital Works - Tarong North	15			909	Ongoing

Capital Statement 2006-07	71

Energy

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Tarong North Overhaul	15			3,223	Ongoing

Sub-total Tarong North Power Station				4,632

Corporate
Technology and Software Updates	05			1,200	Ongoing
Minor Capital Works - TECO Head Office	05			1,790	Ongoing

Sub-total Corporate				2,990

Fuel Strategy
Coal Supply	15	408,790	44,088	147,595	217,107
Coal Transportation	Various	30,145	10,408	12,600	7,137

Sub-total Fuel Strategy				160,195

Total Property, Plant and Equipment				241,685

TOTAL TARONG ENERGY CORPORATION LIMITED				241,685

POWERLINK QUEENSLAND

Property, Plant and Equipment
Q Rail SVC 132kV Secondary System Refurbishment	Various			6,300	Ongoing
Gold Coast Transmission Reinforcement	Various			8,704	Ongoing
Ross - Townsville South 132kV Reinforcement	45			9,000	Ongoing
Algester 110kV Substation Establishment	05	14,100	11,551	2,549
Bohle River to Townsville GT 132kV Line	45			13,000	Ongoing
Belmont-Murarrie Transmission Reinforcement	05	46,900	44,239	2,661
Goodna 110/33kV Substation Establishment	05	17,100	14,345	2,755
Mackay Transmission Reinforcement	40			25,500	Ongoing
Tully - Innisfail 132kV Transmission Line	50			24,100	Ongoing
SEQ Transmission Augmentation	Various			55,000	Ongoing
Molendinar 110kV Substation Replacement	10	19,300	11,178	8,122
Townsville East Substation Establishment	45			13,000	Ongoing

72	Capital Statement 2006-07

Energy

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

West Darra Switchyard Rebuild	05			5,700	Ongoing
North Qld Transmission Reinforcement Stage 1	40			50,100	Ongoing
Lilyvale - Blackwater 132kV Transmission Line	Various			16,500	Ongoing
Tarong 275kV Substation Refurbishment	15			16,300	Ongoing
Strathmore 275kV SVC	40			18,000	Ongoing
Other Projects	Various	121,209		121,209

Total Property, Plant and Equipment				398,500

TOTAL POWERLINK QUEENSLAND				398,500

ENERTRADE

Property, Plant and Equipment
Minor Works 06/07 - PPE	05	831		831

Total Property, Plant and Equipment				831

Other Capital Expenditure
Minor Works 06/07 - Software	05	645		645

Total Other Capital Expenditure				645

TOTAL ENERTRADE				1,476

ERGON ENERGY CORPORATION LIMITED

Property, Plant and Equipment
System Related
Corporation Initiated Works
Augment Substation Northern	45	4,500	1,000	2,300	1,200
Augment Substation Wide Bay	15	13,000	500	7,300	5,200
Redevelop Substation Wide Bay	15	29,500	2,400	13,000	14,100
Reinforce Lines Wide Bay	15	125,000	9,100	40,700	75,200
Reinforce Supply Darling Downs	20	120,000	5,500	32,400	82,100
Reinforce Supply Mackay	40	84,000	6,300	13,900	63,800
Reinforce Supply Fitzroy	30	15,000	2,300	1,900	10,800
Reinforce Supply Northern	45	36,500	7,600	3,200	25,700
Reinforce Supply Far North	50	39,500	700	12,100	26,700

Capital Statement 2006-07	73

Energy

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Other Corp Initiated Works	Various			175,839	Ongoing

Sub-total Corporation Initiated Works				302,639

Customer Initiated Works
Major Customer - Dalrymple Bay/Hay Point	40	12,000	100	1,100	10,800
Major Customer - Kogan (Arrow Energy Powerstation)	20	8,000	400	6,100	1,500
Major Customer - Sth Walker Mine	40	9,000	200	7,200	1,600
Major Customer - Sunwater (Burdekin - Moranbah Pipeline)	45	28,000	700	15,000	12,300
Major Customer - Vermont Coal Mine	40	6,500	100	5,000	1,400
Sundry Customer Requested Initiated Works	Various			179,894	Ongoing

Sub-total Customer Initiated Works				214,294

Isolated Systems
Isolated Systems Central West	35	8,000	300	2,100	5,600
Isolated Systems Far North	50	27,000	1,100	16,200	9,700
Other Isolated Systems	Various			7,066	Ongoing

Sub-total Isolated Systems				25,366

Sub-total System Related				542,299

Other Regulated Asset Additions
Sundry Other Regulated Asset Additions	Various			145,777	Ongoing

Sub-total Other Regulated Asset Additions				145,777

Non-Regulated Asset Additions
Sundry Other Non-Regulated Asset Additions	Various			80,017	Ongoing

Sub-total Non-Regulated Asset Additions				80,017

Total Property, Plant and Equipment				768,093

TOTAL ERGON ENERGY CORPORATION LIMITED				768,093

TOTAL ENERGY				2,856,087

74	Capital Statement 2006-07

ENVIRONMENTAL PROTECTION AGENCY
The environment is one of Queensland’s greatest strategic assets. The crucial challenge for Queensland is to maintain and improve the quality of this strategic asset. By investment in appropriate infrastructure, equipment and assets, the Government is providing a strong foundation for delivering on an environmental agenda that meets the community’s expectations of environmental integrity, economic viability and social equity.
The 2006-07 capital program for the Environmental Protection Agency of $55.3 million provides for the continuing protection of Queensland’s natural and cultural heritage through the acquisition of land and the ongoing construction of infrastructure and improvements in Queensland’s parks and forests.
Program Highlights
•	An additional $3 million is provided to further supplement the existing 2006-07 allocation for Cape York land acquisitions. This is in addition to the existing land acquisition funding of $4.5 million, the final year of a $15 million three-year land acquisition program. Funding of $6.8 million has now been allocated for acquisitions in Cape York and the Daintree, with the remaining funds available for state-wide acquisitions of strategic importance.
•	$12.4 million is provided for infrastructure requirements under the Land Management Package for Expanded QPWS Estate initiative. Significant recent and planned expansions in the protected estate will be supported by ongoing investment in additional infrastructure ranging from minor works such as firebreaks and signage to visitor and management facilities.
•	$20 million is allocated to acquire land under the South East Queensland Recreation and Conservation Initiative.

Capital Statement 2006-07	75

Environmental Protection Agency

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

ENVIRONMENTAL PROTECTION AGENCY

Property, Plant and Equipment
Plant and Equipment	Various			2,040	Ongoing
Capital Works - Administrative Building Works
Moreton Bay Marine Operations Base	05	450		450
Rockhampton Regional Office	30	816	342	474
Office Accommodation Cardwell	50	307		307
Minor Works	05			234	Ongoing

Sub-total Capital Works - Administrative Building Works				1,465

Land Management Package for Expanded QPWS Estate
Ranger Base - Old Laura - Lakefield National Park	50	800		741	59
Staff Housing - Coen	50	450		450
Taroom Management Base	25	480	30	450
Lakefield National Park - Boundary Fencing	50	509	5	304	200
Staff Housing - Heathlands	50	680		680
Remediation of Road - Presho State Forest	25	378	78	300
Staff Housing - Lakefield National Park	50	680		680
Mimosa Recreation Area Redevelopment	30	555	55	250	250
Heavy Plant & Equipment Acquisition	Various	1,322	182	1,140
Bitumen Steep Access Road to Blackdown Tableland	30	395		395
Minor Works - Land Management Package	Various			6,990	Ongoing

Sub-total Land Management Package for Expanded QPWS Estate				12,380

Land Acquisition
Strategic Lands*	Various	2,500	1,750	750
South East Queensland Recreation and Conservation	10	20,000		20,000
Strategic Lands, Cape York / Daintree*	50	14,750	8,000	6,750

Sub-total Land Acquisitions				27,500

76	Capital Statement 2006-07

Environmental Protection Agency

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Capital Works - Parks and Forests
Lake Eacham day use area - Crater Lakes National Park	50	1,052	335	355	362
Office - Dundubara Base - Great Sandy National Park	15	503	50	453
Great Sandy Marine Park	15	1,330	200	1,130
Waste Treatment System - Dundubara Base - Great Sandy National Park	15	728	62	666
Minor Works - Parks and Forests	Various			1,676	Ongoing

Sub-total Capital Works - Parks and Forests				4,280

Great Walks of Queensland Gold Coast Hinterland Great Walk	10	1,919	1,494	425

Sub-total Great Walks of Queensland				425

Better and Sustainable Parks
Sunshine Coast Hinterland Visitor Information Centre*	10	652	351	301
Settlement Visitor Facilities - Springbrook National Park*	10	437	162	275
Minor Works - Better and Sustainable Parks*	Various	3,045	1,901	1,144

Sub-total Better and Sustainable Parks				1,720

Palmerston MaMu Walk*	50	4,000	200	3,800
East Trinity Property Management	50	1,588	288	600	700

Total Property, Plant and Equipment				54,210

Other Capital Expenditure
Intergrated Searches and Licencing	05	2,006	1,352	654
Various System Enhancements	05	401		401

Total Other Capital Expenditure				1,055

TOTAL ENVIRONMENTAL PROTECTION AGENCY				55,265

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2006-07	77

HEALTH
The total capital program for Queensland Health will invest $594 million in new capital acquisitions in 2006-07, which includes the Queensland Institute of Medical Research funding of $3.1 million.
The Queensland Health capital works program is a major input into the delivery of health services and outputs that supports the Government’s priorities of Managing urban growth and building Queensland’s regions and Improving health care and strengthening services to the community. The program focuses on capital infrastructure in the community, hospitals, health technology, pathology and scientific services, renal, mental health, residential care, ambulatory care, staff accommodation, and information and communication technologies. It reflects a greater emphasis on comprehensive health service planning and best practice design features.
Program Highlights
•	Over the next four years, Queensland Health will continue to invest $254.6 million as part of the new initiatives under the SEQIPP including Health Precincts at Browns Plains/Jimboomba, Caboolture, North Lakes, Robina and Sunshine Coast, upgrade of The Prince Charles Hospital and the expansion of health services at Caloundra Hospital.
•	An investment of $179.1 million in 2006-07 on major hospital projects including redevelopments at Ingham, Innisfail, The Prince Charles and Yeppoon Hospitals; and emergency department upgrades at Dalby, Gold Coast, Gympie, Logan, Redcliffe, Redland, Robina and Rockhampton Hospitals.
•	In 2006-07, $69.7 million will be invested in continuing community based projects including SEQIPP initiatives of Health Precincts at Browns Plains/Jimboomba, Caboolture, North Lakes and Sunshine Coast, together with consolidation of community services in Cairns and Gladstone and redevelopments of Miles and Weipa Hospitals.
•	$32.9 million to construct new primary health care centres at Erub (Darnley) Island, Warraber Island, Gin Gin, Hope Vale, Yarrabah and Wondai.
•	$90.6 million will be invested in new and continuing health technology projects, including $70 million for the provision of new health technology and building engineering equipment.
•	$48.4 million in 2006-07 is allocated towards the upgrade of staff accommodation including $37 million for the Regional Staff Accommodation program. Additional projects include accommodation at Babinda, Cape York (Kowanyama, Lockhart River, Pormpuraaw), Emerald, Gladstone, Injune, Rockhampton and Winton.

78	Capital Statement 2006-07

•	Enhancement of Renal Services in Queensland will continue in 2006-07 with $11.4 million invested to continue projects at Cooktown, Redland and Robina.
A total of $87.2 million is provided for continued investment in information and communication technology projects in 2006-07. The total capital investment of $59.2 million is net of $28 million of non-capital expenditure. This investment includes:
•	$21.2 million on clinical information projects focused on solutions supporting improved access to information and systems in hospital and community settings
•	$8.8 million on other information and communication technology projects to enable improved secured system access, data capacity management and statewide service capability
•	$29.2 million on continued development, integration and replacement of technical infrastructure to support enterprise systems and networks.
The Council of the Queensland Institute of Medical Research
The capital development program at QIMR, which includes the upgrading and extension of the small animal facility and the proteomics facility, has been progressed.
Of the $3.15 million QIMR 2006-07 capital program, $0.85 million will be expended on further proteomics equipment, and additional small animal cages.
The new facilities have been welcomed by scientists at QIMR who predict that the improvements to infrastructure will result in their continued ability to compete globally.
Program Highlights
Capital funding will support the following initiatives:
•	state-of-the-art proteomics facility for the analysis of proteins involved in health and disease
•	small animal facility which meets the needs of scientists and the regulations for compliance.

Capital Statement 2006-07	79

Health

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF HEALTH

Property, Plant and Equipment
Community Health Centres (CHC)
Browns Plains Ambulatory and Community Centre *	05	17,012	4,228	4,370	8,414
Caboolture Ambulatory and Community Health Campus	05	20,000		1,578	18,422
Cairns Central CHC*	50	12,674	2,920	1,000	8,754
Gladstone Community, Mental and Oral Health Consolidation*	30	12,750	1,071	8,679	3,000
Mackay Community Based[1] Rehab/Transition Service	40	2,200	10	2,190
Miles Hospital Redevelopment*	20	11,696	849	8,146	2,701
North Lakes Ambulatory and Community Centre *	05	26,160	5,539	6,600	14,021
Nundah CHC	05	15,780	1,680	5,500	8,600
Robina Ambulatory and Community Health Campus	10	26,000		1,326	24,674
Rockhampton Oral Health Upgrade*	30	7,150	551	5,533	1,066
Sunshine Coast Ambulatory and Community Centre*	10	14,742	100	5,400	9,242
Sunshine Coast Land Acquisitions	10	30,717		15,000	15,717
Weipa Hospital Redevelopment*	50	27,738	413	3,500	23,825
Blackall Private Practice Clinic	35	1,000	120	880

Sub-total Community Health Centres (CHC)				69,702

Multi-Purpose Health Service (MPHS)
Collinsville Health Service *	40	10,507	310	7,087	3,110

Sub-total Multi-Purpose Health Service (MPHS)				7,087

Primary Health Care Centres (PHCC)
Erub (Darnley) Island	50	5,400	150	5,000	250
Gin Gin Health Service*	15	8,572	536	7,036	1,000
Hope Vale PHCC *	50	13,369	760	8,500	4,109
Warraber Island	50	3,820	157	3,023	640
Wondai PHCC *	15	2,603	150	2,375	78
Yarrabah PHCC *	50	15,774	541	7,000	8,233

Sub-total Primary Health Care Centres (PHCC)				32,934

80	Capital Statement 2006-07

Health

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Hospitals
Bundaberg Hospital Electrical[1] Upgrade	15	1,650	90	1,560
Caloundra-Expansion of Health Services	10	50,000	50	4,754	45,196
Dalby Hospital Outpatients, Emergency Department and Maternity*	20	9,700	681	7,300	1,719
Emergency Department Upgrades Gold Coast Hospital[1] Emergency Department Upgrade	10	2,300	180	2,120
Gympie Hospital Emergency Department Upgrade*	15	6,404	1,284	5,000	120
Logan Hospital Emergency Department Upgrade*	05	7,460	1,966	5,494
Redcliffe Hospital Emergency Department Upgrade*	05	22,340	3,202	14,048	5,090
Redland Hospital Emergency Department Upgrade*	05	11,550	3,075	7,065	1,410
Robina Hospital Emergency[1] Department and Intensive Care Unit*	10	40,110	3,388	33,803	2,919
Rockhampton Hospital (Stage 1)[1] Emergency Department	30	20,500	200	5,000	15,300
Gold Coast Cardiac Patients[1] Refurbishment	10	3,200		3,200
Gold Coast New Facility for Renal[1]	10	1,070		1,070
Hervey Bay Hospital Clinics Building	15	5,270	5,250	20
Ingham Hospital Redevelopment*	45	22,100	136	1,500	20,464
Innisfail Hospital Redevelopment	50	41,785	21,778	19,557	450
Logan Refurbish Oncology Ward[1]	05	300		300
Mareeba (Tableland) Hospital Refurbishment	50	800	285	515
Maryborough Hospital Hydrotherapy	15	1,392	555	837
The Royal Brisbane and Women’s Hospital Refurbishment Lady Lamington Building Nurses Quarters	05	1,000	895	105
Riverton Relocation *	05	9,900	1,773	8,127

Capital Statement 2006-07	81

Health

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

The Prince Charles Hospital Upgrade	05	108,500	28,621	50,740	29,139
Thursday Island Chronic Disease Centre	50	7,934	278	3,250	4,406
Yeppoon Hospital Redevelopment	30	17,000	416	2,000	14,584
Master Planning Studies	Various			850	Ongoing
Building Capital Works Program Management	Various			850	Ongoing

Sub-total Hospitals				179,065

Health Technology Replacement
Health Technology Equipment	Various			70,000	Ongoing
Project Finalisation	Various			15,196	Ongoing
Program Management	05			1,045	Ongoing
Cardiac New Services Equipment
Chest Pain Assessment Units[1]	Various	140		140
Echocardiography Machine	Various	1,440		1,440
Exercise Equipment for[1] Cardiac Rehab	Various	120		120
Interventional &[1] Electrophysiology Equipment	05	1,050		1,050
The Royal Brisbane and Women’s1 Hospital Lab Equipment for Bone Marrow Transplant Services	05	210		210
Healthy Hearing*	Various	2,825	1,950	875
Sterilising Services Equipment	Various	500		500

Sub-total Health Technology Replacement				90,576

Renal Services
Cooktown Satellite Renal Service	50	3,336	304	2,811	221
Redland Hospital — Renal Dialysis Service	05	3,870		3,570	300
Robina Hospital — Renal Dialysis Service	10	4,685	420	3,000	1,265
Thursday Island Satellite Renal Service	50	3,336	120	1,250	1,966
Sunshine Coast Ambulatory & Community Centre — Renal Dialysis Service	Various	1,160	122	774	264

Sub-total Renal Services				11,405

82	Capital Statement 2006-07

Health

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Mental Health
Cairns Rehabilitation/Dual Diagnosis Unit*	50	5,380	401	4,979
Child Safety Mental Health Facilities	Various	765		765
Rockhampton Child and Youth MHS relocation	30	1,650	1,550	100

Sub-total Mental Health				5,844

Pathology and Scientific Services Queensland Health Scientific[1] Services	05	20,616	363	12,583	7,670

Sub-total Pathology and Scientific Services				12,583

Residential Care
Maryborough Residential Aged Care Facility	15	18,374	18,314	60
Roma Residential Aged Care Facility	25	12,991	11,594	1,397
Warwick Residential Aged Care Facility	20	8,245	7,320	922	3
Wondai Residential Aged Care Facility	15	13,174	5,584	7,519	71
Fire Safety Upgrades- Residential Aged Care	Various	5,176	1,676	3,500
Program Management	Various	2,636	105	2,390	141

Sub-total Residential Care				15,788

Staff Accommodation Program
Ayr Hospital Residence	45	521	491	30
Townsville Staff Accommodation	45	2,515	2,500	15
Cape York Staff Accommodation	50	2,450	8	2,442
Rockhampton Staff Accommodation *	30	6,500	176	1,000	5,324
Housing Stock Upgrade	Various			1,000	Ongoing
Other Staff Accommodation (various locations) *	Various	12,353	5,423	6,905	25
Regional Accommodation Program	Various	91,000	25,000	37,000	29,000

Sub-total Staff Accommodation Program				48,392

Capital Statement 2006-07	83

Health

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Other Acquisitions of Property, Plant and Equipment
Minor Capital Projects and[2] Acquisitions	Various			16,538	Ongoing
Health Contact Centre	Various	8,939	8,080	859
Queensland Bone Bank Redevelopment	05	11,400	9,900	1,500
Mackay Annex	40	1,700		1,700
Charters Towers — Residential Aged Care Upgrade	45	400		400
Emergent Works Program	Various			17,000	Ongoing
The Royal Brisbane and Women’s Hospital Staff Amenities	05	3,000		3,000
Princess Alexandra Hospital Staff Amenities	05	4,000		4,000
Toowoomba Medical Wards	10	2,000		2,000
Roma Nurses Quarters	25	2,500		2,100	400
Townsville Hospital — Additional Ward Beds	45	2,666		2,197	469

Sub-total Other Acquisitions of Property, Plant and Equipment				51,294

Information Technology Equipment
Information Technology[3] Equipment Acquisition	Various			29,175	Ongoing

Sub-total Information Technology Equipment				29,175

Total Property, Plant and Equipment				553,845

Other Capital Expenditure
Inventory Movement	Various			1,521	Ongoing
Information and Communication Technology[4]
Hospital and Community Health Care Enablement*	Various	108,322	10,906	21,189	76,227
Resource Management Enablement	Various	973	584	389
Decision Support Enablement	Various	1,283	552	731
ICT Infrastructure[3,5]
Security	Various	8,439	3,727	2,627	2,085
Processing and Storage	Various	7,452	120	1,390	5,942
Other IT Projects	Various	18,778	12,731	2,918	3,129
IT Contingency and Emergent Needs	Various			750	Ongoing

Sub-total Information and Communication Technology				29,994

84	Capital Statement 2006-07

Health

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Total Other Capital Expenditure				31,515

Capital Grants
Home and Community Care	Various			5,500	Ongoing

Total Capital Grants				5,500

TOTAL DEPARTMENT OF HEALTH				590,860

THE COUNCIL OF THE QUEENSLAND INSTITUTE OF MEDICAL RESEARCH

Property, Plant and Equipment
Animal Cages	05	1,870	1,470	400
Animal House Extension	05	1,950	1,940		10
Level C CBCRC Fitout	05	3,190	3,180		10
Other Scientific Equipment	05			2,246	Ongoing
Proteomics Facility	05	4,000	3,550	450
Records Management System	05	50		50

Total Property, Plant and Equipment				3,146

TOTAL THE COUNCIL OF THE QUEENSLAND INSTITUTE OF MEDICAL RESEARCH				3,146

TOTAL HEALTH				594,006

Notes:

1.	Additional Funding provided through the Special Fiscal and Economic Statement in October 2005.

2.	Amount is net of $23.5 million non-capital component of project expenditure.

3.	Telecommunications & Connectivity projects are now reported under IT Equipment.

4.	Information and Communication Technology projects are net of $28 million in 2006-07 and $123.4 million in the total estimated cost representing changes in Classification of expenditure due to the application of the new Australian Equivalents to International Financial Reporting Standards.

5.	IT Infrastructure projects have been realigned under new Programs of work.

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2006-07	85

HOUSING
The department’s 2006-07 capital expenditure program of $481.2 million underpins the provision of a range of social housing solutions across the department’s outputs.
The department will deliver housing assistance in Queensland through the implementation of one social housing system, developing better integration between a range of housing programs funded or subsidised by the Government to make it easier for clients to navigate through the social housing system, to improve access to affordable housing for low-income Queenslanders and provide options to assist people to remain in private rental accommodation or home ownership.
In 2006-07, year two of the Queensland Government’s Responding to Homelessness initiative provides $34 million in capital funding to deliver a range of accommodation initiatives. These include continued development of the Lady Bowen Complex to further expand the housing options for homeless people in inner-Brisbane together with further allocations to the Crisis Accommodation and Boarding House Programs.
An allocation of $38.5 million over four years, including $6 million in 2006-07, for the Government’s Spinal Cord Injuries Initiative will fund the procurement of up to 70 units of accommodation, across Queensland. This cross-agency initiative will provide housing and support to assist spinal cord injuries patients to leave hospital when they no longer require hospital care.
Program Highlights
The department will expand the supply and improve the amenity of social housing dwellings through capital investment and grant funding including:
•	$285.4 million for the Public Housing and Aboriginal and Torres Strait Islander Housing rental programs and the Long Term Community Housing Program to:
-	acquire 584 dwellings, complete construction of 333 dwellings commenced in 2006-07 or previous years, and purchase and develop land to facilitate future construction of approximately 56 units of social housing accommodation; and

-	enhance the condition of existing social housing dwellings through general upgrades, including the continuation of Urban Renewal projects.
•	$67.3 million in capital grants allocated for upgrades to existing properties and replacement and new constructions on the 34 Aboriginal and Torres Strait Islander communities. This includes $5.1 million for factory built homes to increase social housing assets on smaller communities and an additional $5 million for upgrades and new construction.
•	$46.3 million for the Boarding House Program to commence construction or purchase up to 278 new units of accommodation, complete construction of 95

86	Capital Statement 2006-07

dwellings commenced in previous years, and purchase and develop land for the future construction of approximately 100 units of accommodation.

•	$32.4 million for the Crisis Accommodation Program to provide four shelters and 47 units of accommodation, complete four shelters and seven dwellings commenced in previous years, and purchase and develop land for the future construction of approximately 96 units of accommodation.

•	$9.7 million to commence stages two (further building refurbishment) and three (new boarding house construction of approximately 30 studio rooms) of the refurbishment of the Lady Bowen Complex to provide housing options for homeless people in inner-Brisbane.

•	$5 million in capital grants to the Brisbane Housing Company to provide approximately 29 units of accommodation to low-income households and up to $20 million in capital grants to commence construction of 97 units of accommodation for affordable housing on the Gold Coast and Sunshine Coast.
In addition, the department will assist Queenslanders to access and sustain housing in the private market through the state-wide allocation of $2 million in grants for the Residential Services Industry and Residential Budget Accommodation. The funding will assist residential service owners/operators and residential budget accommodation owners/operators to modify or upgrade their premises to comply with the prescribed building and fire safety requirements and standards under the Residential Services (Accreditation) Act 2002 and the Building and Other Legislation Amendment Act 2002.
The department will continue to create better opportunities and outcomes in renewal communities across Queensland through the allocation of $1.8 million towards improving community facilities and neighbourhood amenities in targeted areas across Queensland under the Community Renewal program.
An estimated 1,271 FTE jobs will be directly sustained in the residential construction sector and a further 1,289 FTE jobs in related supply sectors, based on construction related capital investment of $254 million and capital grants expenditure of $111.1 million.

Capital Statement 2006-07	87

Housing

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF HOUSING

Property, Plant and Equipment
PUBLIC RENTAL HOUSING
New Construction
Brisbane
Detached Houses	05			1,650	Ongoing
Medium Density	05			43,750	Ongoing
Seniors’ Units	05			1,300	Ongoing
Moreton
Medium Density	10			11,800	Ongoing
Seniors’ Units	10			4,900	Ongoing
Wide Bay-Burnett
Detached Houses	15			500	Ongoing
Medium Density	15			700	Ongoing
Seniors’ Units	15			2,000	Ongoing
Darling Downs
Medium Density	20			2,100	Ongoing
Fitzroy
Seniors’ Units	30			3,200	Ongoing
Central West
Medium Density	35			200	Ongoing
Mackay
Medium Density	40			4,500	Ongoing
Seniors’ Units	40			400	Ongoing
Northern
Medium Density	45			300	Ongoing
Singles	45			2,100	Ongoing
Accommodation
Far North
Medium Density	50			3,800	Ongoing
Singles	50			1,500	Ongoing
Accommodation
Various	Various			13,300	Ongoing

Sub-total New Construction				98,000

Capital Works on Existing Dwellings
Brisbane	05			55,903	Ongoing
Moreton	10			6,425	Ongoing
Wide Bay-Burnett	15			1,905	Ongoing
Darling Downs	20			3,234	Ongoing
South West	25			10	Ongoing

88	Capital Statement 2006-07

Housing

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Fitzroy	30			4,403	Ongoing
Central West	35			290	Ongoing
Mackay	40			3,820	Ongoing
Northern	45			7,513	Ongoing
Far North	50			4,760	Ongoing
North West	55			837	Ongoing

Sub-total Capital Works on Existing Dwellings				89,100

Land purchases and improvement	Various			4,976	Ongoing
Spot purchases	Various			37,200	Ongoing

Sub-total PUBLIC RENTAL HOUSING				229,276

ABORIGINAL AND TORRES STRAIT ISLANDER HOUSING
New Construction
Brisbane	05			2,510	Ongoing
Wide Bay-Burnett	15			1,840	Ongoing
Darling Downs	20			70	Ongoing
Fitzroy	30			1,100	Ongoing
Central West	35			50	Ongoing
Mackay	40			600	Ongoing
Northern	45			540	Ongoing
South West	25			600	Ongoing
Various	Various			2,690	Ongoing

Sub-total New Construction				10,000

Capital Works on Existing Dwellings
Brisbane	05			1,797	Ongoing
Moreton	10			80	Ongoing
Wide Bay-Burnett	15			548	Ongoing
Darling Downs	20			975	Ongoing
Fitzroy	30			959	Ongoing
Central West	35			10	Ongoing
Mackay	40			957	Ongoing
Northern	45			1,821	Ongoing
Far North	50			2,321	Ongoing
North West	55			1,532	Ongoing

Sub-total Capital Works on Existing Dwellings				11,000

Land purchases and improvement	Various			1,500	Ongoing
Spot purchases	Various			13,075	Ongoing

Sub-total ABORIGINAL AND TORRES STRAIT ISLANDER HOUSING				35,575

Capital Statement 2006-07	89

Housing

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

COMMUNITY HOUSING
New Construction
Brisbane	05			1,940	Ongoing
Moreton*	10			2,175	Ongoing
Wide Bay-Burnett*	15			4,820	Ongoing
Darling Downs	20			315	Ongoing
South West	25			30	Ongoing
Fitzroy*	30			7,115	Ongoing
Mackay	40			870	Ongoing
Northern	45			2,210	Ongoing
Far North*	50			1,465	Ongoing
Various*	Various			5,760	Ongoing

Sub-total New Construction				26,700

Capital Works on Existing Dwellings
Various	Various			6,000	Ongoing
Northern*	45			1,500	Ongoing
Brisbane	05			11,700	Ongoing

Sub-total Capital Works on Existing Dwellings				19,200

Land Purchase and Improvement	Various			15,800	Ongoing
Spot Purchases	Various			33,730	Ongoing

Sub-total COMMUNITY HOUSING				95,430

HOME PURCHASE ASSISTANCE
Investment	Various			200	Ongoing

Sub-total HOME PURCHASE ASSISTANCE				200

PRIVATE HOUSING
Land purchases and development	05			1,135	Ongoing

Sub-total PRIVATE HOUSING				1,135

PLANT & EQUIPMENT
Intangibles	Various			8,354	Ongoing
Property, plant & equipment	Various			146	Ongoing

Sub-total PLANT & EQUIPMENT				8,500

Total Property, Plant and Equipment				370,116

90	Capital Statement 2006-07

Housing

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Capital Grants

ABORIGINAL AND TORRES STRAIT ISLANDER HOUSING
Wide Bay-Burnett	15			2,118	Ongoing
Fitzroy	30			2,429	Ongoing
Northern	45			4,099	Ongoing
Far North	50			53,517	Ongoing
North West	55			5,093	Ongoing

Sub-total ABORIGINAL AND TORRES STRAIT ISLANDER HOUSING				67,256

COMMUNITY HOUSING
Brisbane	05			2,234	Ongoing
Wide Bay-Burnett	15			670	Ongoing
Darling Downs	20			885	Ongoing
South West	25			391	Ongoing
Fitzroy	30			1,014	Ongoing
Central West	35			462	Ongoing
Mackay	40			1,849	Ongoing
Northern	45			704	Ongoing
Far North	50			1,424	Ongoing
North West	55			2,193	Ongoing
Various	Various			3,150	Ongoing

Sub-total COMMUNITY HOUSING				14,976

COMMUNITY RENEWAL
Brisbane	05			996	Ongoing
Moreton	10			297	Ongoing
Northern	45			380	Ongoing
Far North	50			160	Ongoing

Sub-total COMMUNITY RENEWAL				1,833

PRIVATE HOUSING
Brisbane Housing Company	05			5,000	Ongoing
Residential Service Industry and Budget Accommodation Grant	Various			1,991	Ongoing
Other	Various			20,000	Ongoing

Sub-total PRIVATE HOUSING				26,991

Total Capital Grants				111,056

TOTAL DEPARTMENT OF HOUSING				481,172

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2006-07	91

INDUSTRIAL RELATIONS
Expenditure on capital items will total $0.457 million in 2006-07. Key areas of expenditure are replacement of operational equipment and new accommodation fit outs.
The department will make substantial investment in knowledge management systems such as an electronic document and records management system, a web content management system and redevelopment of the intranet. Under accounting standards and Accounting Policy Guidelines, the majority of this expenditure will be classified as an operating expense for 2006-07.
Industrial Relations

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF INDUSTRIAL RELATIONS

Property, Plant and Equipment
Leashold Improvements	Various			100	Ongoing
Plant and Equipment	Various			157	Ongoing

Total Property, Plant and Equipment				257

Other Capital Expenditure
IT Systems	05	200		200

Total Other Capital Expenditure				200

TOTAL DEPARTMENT OF INDUSTRIAL RELATIONS				457

92	Capital Statement 2006-07

JUSTICE AND ATTORNEY-GENERAL
The 2006-07 capital expenditure program for Justice and Attorney-General (Department of Justice and Attorney-General, Crime and Misconduct Commission, Legal Aid Queensland, and Public Trust Office) is $79.7 million.
The Department of Justice and Attorney-General’s capital expenditure program for 2006-07 is $74.1 million. The department’s capital program focuses on designing, constructing and managing facilities and assets to ensure the services in the justice system are effective, accessible and safe.
Program Highlights
•	$6.3 million is provided to conduct a design competition and preparation of a schematic design for a new court building to meet the future needs of the Supreme and District Courts in Brisbane.

•	$9.1 million is provided for the design and construction of a new Ipswich Courthouse as part of a combined facility including a watchhouse and police station.

•	$8.6 million is provided to construct a new courthouse at Pine Rivers.

•	$0.99 million is provided to expand the use of videoconferencing to significantly improve service delivery within the criminal justice sector.

•	$17.2 million is provided to further develop the Integrated Justice Information System which will deliver improved information sharing and operational efficiencies across the criminal justice system.

•	$1 million is provided to modify the functionality of the Queensland Wide Integrated Courts system (QWIC) so it aligns with revised court reporting protocols. The project represents a renewal of existing system capability in order to meet new business requirements.
The Public Trust Office will invest $2.4 million in capital projects in 2006-07, including $1.1 million on the refurbishment and replacement of Public Trust offices, to ensure efficient services to the Queensland community.
Legal Aid Queensland will invest $2 million in capital projects in 2006-07 aimed at improving service delivery in Queensland.
The Crime and Misconduct Commission will invest $1.2 million in capital projects in 2006-07 relating to computer and motor vehicle replacements and alterations to leased premises.

Capital Statement 2006-07	93

Justice and Attorney-General

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF JUSTICE AND ATTORNEY-GENERAL

Property, Plant and Equipment
Bowen, courthouse upgrade*	40	4,000	2,000	2,000
Brisbane Supreme and District Courts redevelopment	05	6,250		6,250
Buildings, programmed renewal	Various			5,100	Ongoing
Ipswich, land purchase and new courthouse	05	75,000	900	9,100	65,000
Mareeba Courthouse	50	5,308		1,500	3,808
Maryborough Courthouse	15	2,000		500	1,500
Minor capital works — Property, Plant & Equipment	Various			1,630	Ongoing
Pine Rivers, land purchase and new courthouse*	05	11,000	940	8,560	1,500
Sandgate, new courthouse	05	4,700	300	4,400
Videoconferencing to External Locations	05	1,525		985	540
Wide Area Network	Various	4,019	3,508	511
Other acquisitions of property, plant and equipment	Various			4,387	Ongoing

Total Property, Plant and Equipment				44,923

Other Capital Expenditure
Corporate Performance Management System	05	1,062	220	614	228
Crown Law — CLO System	05	1,133		168	965
Crown Law — VISUALFILES System	05	1,590	525	540	525
Integrated Justice Information Strategy	05	34,055	7,282	17,182	9,591
Minor Capital Works — Software	05			400	Ongoing
Prosecutions Case Management Information System	05	4,040		4,040
QWIC Renewal	05	1,000		1,000
Sentencing Database and Decision Support System	05	696	375	321
State Penalties Enforcement Registry Project	05	10,680	9,185	1,495
State Reporting Bureau — state of the art evidence transcription and reporting system	05	4,239	2,819	1,420

94	Capital Statement 2006-07

Justice and Attorney-General

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Other capital	Various			1,988	Ongoing

Total Other Capital Expenditure				29,168

TOTAL DEPARTMENT OF JUSTICE AND ATTORNEY-GENERAL				74,091

PUBLIC TRUST OFFICE

Property, Plant and Equipment
Other Plant, Property and Equipment	05			1,015	Ongoing
Refurbishment and Replacement of PT Offices	05	1,072		1,072

Total Property, Plant and Equipment				2,087

Other Capital Expenditure
Computer Software	05			335	Ongoing

Total Other Capital Expenditure				335

TOTAL PUBLIC TRUST OFFICE				2,422

LEGAL AID QUEENSLAND

Property, Plant and Equipment
Leasehold Improvements	Various			315	Ongoing
Brisbane building — minor works	05			490	Ongoing
Office Equipment	Various			592	Ongoing
Vehicle Replacement	05			505	Ongoing

Total Property, Plant and Equipment				1,902

Other Capital Expenditure
Core Business System Technical Redevelopment	05			50	Ongoing

Total Other Capital Expenditure				50

TOTAL LEGAL AID QUEENSLAND				1,952

Capital Statement 2006-07	95

Justice and Attorney-General

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

CRIME AND MISCONDUCT COMMISSION

Property, Plant and Equipment
Other plant and equipment	05			1,192	Ongoing

Total Property, Plant and Equipment				1,192

TOTAL CRIME AND MISCONDUCT COMMISSION				1,192

TOTAL JUSTICE AND ATTORNEY-GENERAL				79,657

*	Funded fully or in part under the Smart State Building Fund

96	Capital Statement 2006-07

LEGISLATIVE ASSEMBLY OF QUEENSLAND
Capital outlays in property, plant and equipment are critical to the delivery of the Legislative Assembly and Parliamentary Service output. The 2006-07 capital program for the Legislative Assembly is $2.6 million and is principally allocated towards the introduction of the video broadcast of Parliamentary proceedings over the Internet, and the upgrade of computer network infrastructure within the Parliamentary Precinct. Funding is also directed to the ongoing Parliament House Stonework Restoration Program and a range of minor capital works projects designed to improve the functionality and performance of existing building infrastructure.
Legislative Assembly of Queensland

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

LEGISLATIVE ASSEMBLY OF QUEENSLAND

Property, Plant and Equipment
Parliament House Stonework Restoration Program	05	12,384	3,804	100	8,480
Video Broadcast of Parliamentary Proceedings	05	500		500
Network Infrastructure Upgrade	05	375		375
Annexe Level 7 Safety Improvements	05	350		350
Minor Capital Works-Plant and Equipment	05	1,273		1,273

Total Property, Plant and Equipment				2,598

TOTAL LEGISLATIVE ASSEMBLY OF QUEENS LAND				2,598

Capital Statement 2006-07	97

LOCAL GOVERNMENT, PLANNING, SPORT AND RECREATION
The Department of Local Government, Planning, Sport and Recreation capital works subsidy programs will provide $384.1 million in 2006-07 (including a capital grant of $9.4 million to the Major Sports Facilities Authority). This will facilitate the creation of new or enhanced facilities to improve the delivery of services and products to communities and clients, and support the delivery of the Government’s policy priorities. This capital program provides for infrastructure to:
•	help shape Queensland’s growth.

•	increase participation in sport and active recreation.

•	improve community access to services.

•	promote economic and social development.
The majority of capital expenditure incurred by the department relates to capital grants and subsidies provided to local government bodies, sport and recreation organisations and Indigenous organisations to:
•	assist with the creation or upgrading of a range of capital infrastructure such as water supply and sewerage works.

•	assist with the building or upgrading of facilities which enhance the opportunities for communities to participate in sport and active recreation.
Other capital expenditure by the department is associated with improving the quality and accessibility of facilities at a number of the State’s Active Recreation Centres, to support the delivery of the State Tennis Centre and to ensure the ongoing maintenance and provision of an appropriate level of office equipment and information technology hardware for technical and administrative staff in Brisbane and regional offices.
Program Highlights
•	Up to $34 million in 2006-07 is provided for environmental health infrastructure and its operation and maintenance in mainland and island Indigenous communities.

•	$325 million in new funding is provided over five years ($65 million in 2006-07) for water and sewerage infrastructure, effluent re-use and demand management and water loss reduction in local governments throughout the State.

•	Commencing from 1 July 2006, $25 million will be provided over five years ($5 million in 2006-07) for the Regional Collaboration and Capacity Building Program. With these funds, neighbouring councils can work together to explore the feasibility of providing joint facilities or services and some councils may wish to investigate the benefits that could stem from amalgamation.

98	Capital Statement 2006-07

•	$6.7 million in 2006-07 will support early works (demolition and remediation) of the Tennyson Power Station site to facilitate the development of the new State Tennis Centre.
Major Sports Facilities Authority
The capital program for the Major Sports Facilities Authority reflects the investment required to develop and maintain the State’s major sports facilities to a standard appropriate for the conduct of national and international events. The capital program will provide $103.6 million in 2006-07 and will include the development of a hydrotherapy recovery and rehabilitation centre at the Queensland Sport and Athletics Centre as well as construction of the 25,000 seat stadium located at Robina on the Gold Coast. It is anticipated the stadium will be operational by 2008 and be the home ground of the new Gold Coast Titans National Rugby League team.

Capital Statement 2006-07	99

Local Government, Planning, sport and Recreation

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF LOCAL GOVERNMENT, PLANNING, SPORT AND RECREATION

Property, Plant and Equipment
Tennyson Riverside Redevelopment Buildings	05	9,884	3,184	6,700
Active Recreation Centres	Various			4,877	Ongoing
Townsville Sports Reserve	45			395	Ongoing
Townsville Sports House	45	2,971	2,884	87
Plant & Equipment	05			554	Ongoing

Total Property, Plant and Equipment				12,613

Capital Grants
Sport Infrastructure
Major Facilities	Various			20,000	Ongoing
Minor Facilities	Various			7,500	Ongoing
Local Government Development Program	Various			3,500	Ongoing
Local Government Infrastructure
Roads	Various			69,996	Ongoing
Water and Sewerage	Various			178,121	Ongoing
Other Works	Various			82,920	Ongoing

Total Capital Grants				362,037

TOTAL DEPARTMENT OF LOCAL GOVERNMENT, PLANNING, SPORT AND RECREATION				374,650

MAJOR SPORTS FACILITIES AUTHORITY

Property, Plant and Equipment
Capital maintenance and equipment	Various			9,411	Ongoing
Gold Coast Stadium	10	160,000	18,800	72,200	69,000
Suncorp Stadium Infrastructure East Project	05	279,700	267,700	12,000
QSAC Rehabilitation Centre	05	10,000		10,000

Total Property, Plant and Equipment				103,611

TOTAL MAJOR SPORTS FACILITIES AUTHORITY				103,611

TOTAL LOCAL GOVERNMENT, PLANNING, SPORT AND RECREATION				478,261

100	Capital Statement 2006-07

MAIN ROADS
The 2006-07 capital expenditure program for Main Roads (which includes Queensland Motorways Limited and RoadTek) is $1.979 billion, a 58% increase on the 2005-06 Budget. Main Roads strategically manages, plans, develops, operates and maintains the State road network, while recognising and taking into account the wider transport task, community and industry needs and the environment.
Capital investment in the road network results in improvements to the road system, generating significant long-term benefits to the people of Queensland in terms of:
•	safe and secure communities through safer roads

•	a strong and diversified economy through efficient and effective transport

•	a fair, socially cohesive and culturally vibrant community through fair access and amenity

•	a clean, liveable and healthy environment.
In order to assist in achieving these outcomes, the State Government is providing additional allocations for the following major State-funded programs:
•	$1.4 billion over five years for roads projects under the SEQIPP-noting also that extra State-sourced roads funding to meet the $27.7 billion commitment to major transport infrastructure identified in SEQIPP over the 20 years from 2005-06, totals some $8.7 billion.

•	$359 million over four years under the Rural and Regional Roads Funding special initiative for acceleration of regionally-significant projects outside the south-east corner

•	$170 million over five years for the $350 million Regional Bridge Renewal Program to replace more than 100 timber bridges and older concrete and steel structures across the State

•	$88 million over three years for the Accelerated Road Rehabilitation Program to rehabilitate and widen 71 kilometres of the Dawson Highway between Gladstone and Banana, and replace five timber bridges in Central Queensland and 31 in Southern Queensland.
Program Highlights
•	Continue construction of the $543 million ($423 million-State; $120 million -Australian Government) four-lane bypass on the Pacific Motorway between Tugun and Tweed Heads, with scheduled completion by the end of 2008.

Capital Statement 2006-07	101

•	$183 million for the Safer Roads Sooner program over four years from 2006-07, including revenue from speed and red light cameras to fix black spots on State-controlled roads. A further $17.8 million is provided by the Australian Government in national black spot funding over two years for targeted road safety improvements on State and local government roads.

•	$71 million in 2006-07 for works on duplicating the Sunshine Motorway between Sippy Downs and Pacific Paradise, including the second Maroochy River bridge and major interchanges at Mooloolaba and Maroochydore Roads and Pacific Paradise, at a total estimated cost of $223 million.

•	$11.8 million towards construction of the South West Arterial (Springfield to Ripley to Yamanto extension) at a total estimated cost of $270 million.

•	Commencement of major works for a second Gateway Bridge river crossing and increased capacity on the Gateway Motorway between Mt Gravatt-Capalaba Road and Nudgee Road. This will be Queensland’s largest single road project with a total estimated cost of $1.6 billion.

•	$4.1 million in 2006-07 towards construction of the Bundaberg Ring Road to provide an alternative route from the Isis Highway to the industrial areas and the port to the east of Bundaberg City, at a total estimated cost of $42 million.

•	Provision of four lanes on the New England Highway through Highfields, north of Toowoomba, in conjunction with a program of widening, overtaking lanes and intersection improvements north to Crows Nest.

•	Widening and upgrading of Roma-Taroom Road to support oil and gas development and improve regional community access, at a total estimated cost of $30 million.

•	Duplication and rehabilitation of sections of Maryborough-Hervey Bay Road in Hervey Bay City to accommodate growth in traffic and the development occurring on the outskirts of the city and within the urban and commercial environs.

•	Complete detailed planning for the duplication of the Forgan Bridge in Mackay to allow a construction start in the second quarter of 2007 (at a total estimated cost of $50 million), and to allow a start on the replacement of the Hospital Bridge in Mackay in late 2006 (at a total estimated cost of $24 million).

•	Continuation of works to upgrade the federally-funded Ipswich/Logan Motorway interchange at a total estimated cost of $160 million; and $320 million ($2005) under AusLink towards the full upgrade of the Ipswich Motorway, between Wacol and Darra.

102	Capital Statement 2006-07

•	$9.7 million to complete detailed planning, corridor acquisition and make a start on construction in 2007(straight after the wet season) on the upgrading of the federally-funded Bruce Highway between Corduroy Creek and Banyan Creek, south of Tully, to improve flood immunity-with $128 million ($2006) committed by the Australian Government to allow completion by 2009.

•	Completion of the federally-funded Wooroona and Inca Creek bridges and approaches on the Barkly Highway (Mount Isa and Camooweal) at a total estimated cost of $58.3 million.

•	Widening the single-lane bitumen to provide a minimum seal width of eight metres, widening or removing narrow grids and improving visibility through sections of poor alignment on sections of the Burke Developmental Road, over four years from 2005-06, at a total estimated cost of $28 million.

•	Duplication of North Ward Road in Townsville between William Street and Ingham Road, and between Walker Street and Heatleys Parade at a total estimated cost of $33.8 million, together with $2.8 million for the installation of traffic signals at the intersection of Warburton and Landsborough Streets.

•	Widening of Mulgrave Road in Cairns, from four to six lanes, at a total estimated cost of $16 million.

•	$9 million towards the duplication of Moggill Road between Kilkivan Avenue and Pullenvale Road at an estimated cost of $27 million.

•	Route lighting for traffic and pedestrian safety, signal upgrades, intersection improvements and four-laning of various short sections of Ruthven Street in Toowoomba (with extra funding of $17.5 million provided over four years from 2005-06), including $8 million over three years for intersection improvements south of Spring Street.

•	$0.24 million in 2006-07 to continue planning for the replacement of the single lane Ward River Bridge and the adjacent two span, single lane bridge over Woolshed Gully, on the Diamantina Developmental Road west of Charleville at a total estimated cost of $8 million.

•	Widening the existing narrow formation to provide a minimum eight metre wide sealed pavement on sections of the Kennedy Highway south of Mt Garnet at a total estimated cost of $9 million, including $2.1 million in 2006-07 to widen and seal between Middle Creek and Granite Rocks.

•	$9 million for continuing construction of the duplication of the Mt Lindesay Highway from Green/Fedrick Streets to Rosia Road and planning for duplication of the section between Rosia Road to Jimboomba.

Capital Statement 2006-07	103

•	Construction of bikeway sections along the Pacific Motorway from Logan Road to the Logan River in Logan City at a total cost of $6 million.
Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF MAIN ROADS

Property, Plant and Equipment
Corporate Buildings
Barcaldine District Office	35	500	100	400
Metropolitan District Office	05	800	100	400	300
North Coast Hinterland District, Mooloolaba Office	10	500		500
RoadTek Rockhampton Workshop Construction	30	1,200	200	1,000
Minor works	Various			4,367	Ongoing

Sub-total Corporate Buildings				6,667

AusLink National Road Network
Barkly Highway
Inca Creek and Wooroona Creek, Construct bridges and approaches	55	58,309	10,818	47,491
Bruce Highway
Black Mountain Road/Pioneer Road, At-grade intersection improvement	10	5,750	300	5,450
Boundary Road-Uhlmann Road, Widen 4 to 6 lanes	05	108,000	65,909	42,091
Corduroy Creek-Banyan Creek, Realign 2 lanes	50	172,829	3,955	9,739	159,135
Gympie urban section, Duplicate 2 to 4 lanes	15	35,000	4,249	20,751	10,000
Mandurana turnout-The Leap, Realignment of 2 lanes	40	10,825	2,998	7,827
Plain Creek-Saltwater Creek, Grade separation	45	23,051	3,943	18,608	500
Tooloombah Creek-Granite Creek, Widen shoulder(s) and sealing	30	4,070	822	3,248

104	Capital Statement 2006-07

Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Townsville Ring Road (Stages 2 and 3), Upper Ross River Road — Shaw Road, Construct to new sealed 2 lane standard	45	40,000	13,551	23,449	3,000
Uhlmann Road — Caboolture, Widen 4 to 6 lanes	05	132,000	5,068	47,000	79,932
Cunningham Highway / Arterial (Ipswich Motorway)
Dinmore — Gailes (Goodna Bypass), Planning study	05	10,000		5,000	5,000
Marshall Road — Suscatand Street, Miscellaneous works	05	16,543	14,000	1,500	1,043
Logan Motorway interchange, Construct interchange	05	160,000	20,000	45,000	95,000
Wacol — Darra, Widen 4 to 6 lanes	05	320,000	1,000	72,000	247,000
Cunningham Highway
Eight Mile intersection, At-grade intersection improvement	20	4,932	713	4,219
Fisher Park to Maryvale (Fisher Park West section), Widen and overlay	20	6,900	342	6,558
Flinders Highway
Charters Towers — Hughenden, West of Bullock Creek (176.1 - 192.8km), Widen and seal	55	3,590	61	3,129	400
Griffith Arterial
Beatty / Balham Roads intersections (Brisbane Urban Corridor), At-grade intersection improvement	05	10,000	1,000	4,500	4,500
Pacific Highway
Pacific Highway (Pacific Motorway), Gateway Motorway — Logan Motorway, Concept Planning	05	7,300	4,300	3,000
Pacific Highway (Pacific Motorway), Nerang — Stewart Road, Planning: widen 4 to 6 lanes	10	5,296	2,796	2,500
Tugun — Tweed Heads, Construct 4 lane bypass	10	543,000	126,000	190,000	227,000

Capital Statement 2006-07	105

Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Warrego Highway
Toowoomba bypass, Planning and land acquisition	Various	43,250	33,250	6,500	3,500
Other Construction	Various			90,470	Ongoing

Sub-total AusLink National Road Network				660,030

Other State-controlled Roads
Brisbane — Beenleigh Road Fletcher Street — Boundary Street, Duplicate 2 to 4 lanes*	05	52,500	18,800	15,200	18,500
Bundaberg City Road Network
Eight sites, At-grade intersection improvements	15	12,800	687	3,513	8,600
Bundaberg Ring Road
Full length (0 -14.3km), Construct to new sealed 2 lane standard	15	42,000	2,282	4,118	35,600
Burke Developmental Road
Cloncurry — Normanton, Sections: 2.70 km - 183.0km, Widen existing pavement	55	28,000	4,800	10,200	13,000
Cloncurry — Normanton, Sections: 346.0 - 351.0km, Rehabilitate and widen	55	1,980	15	565	1,400
Normanton — Dimbulah, Deadman’s Gully, Upgrade floodway	55	2,400	885	1,215	300
Caloundra — Mooloolaba Road
Construct to new sealed 2 lane standard, Section: 0 - 5.0km*	10	60,000	22,698	13,167	24,135
Caloundra Road
Bruce Highway — Pierce Avenue, Duplicate 2 to 4 lanes	10	80,000	8,054	11,000	60,946
Capricorn Highway
Dingo — Walton Creek, Widen and seal	30	6,700	2,598	4,102
Carnarvon Highway
Balonne River bridge, Widen bridge	25	3,000	35	1,115	1,850

106	Capital Statement 2006-07

Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Collinsville — Elphinstone Road
Bowen Developmental Road — Leichhardt Range Jump Up (Cerito Road — Stage 2), Construct deviation — unsealed standard	40	7,302	842	4,460	2,000
Leichhardt Range Jump Up — Newlands Mine Road (Cerito Road — Stage 1), Construct deviation — sealed standard	40	9,428	5,573	3,855
D’Aguilar Highway
Caboolture Northern Bypass (Mewett Street, Lagoon Creek / Old Gympie Road), Construct 2 lane bypass	05	40,000	14,715	25,285
Dawson Highway
Gladstone — Biloela, Rehabilitation and widening and replacement of timber bridges	30	50,524	2,000	20,000	28,524
Diamantina Developmental Road
Charleville — Quilpie, Ward River and Woolshed Gully, Replace bridges and improve approaches	25	8,000	259	241	7,500
Quilpie — Windorah, Sections:
193.48 - 224.15km, 10mm polymer modified bitumen reseal	35	1,150		1,150
Eyre Developmental Road
Bedourie — Birdsville, Sections:
84.5 - 90.5km, Pave and seal	35	1,000		1,000
Gregory Developmental Road
Belyando Crossing — Charters Towers, 2km north of Victoria Creek - 2km south of Victoria Downs (110.2 - 130.0km), Widen existing pavement	45	7,291	271	2,925	4,095
Isisford — Blackall Road
Replace bridge and approaches, Section: 121.25 - 121.99km	35	2,800	317	2,483

Capital Statement 2006-07	107

Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Kennedy Highway
Mt Garnet — The Lynd, Middle Creek — Granite Rocks, Widen and seal	50	2,100	61	2,039
Leichhardt Highway
Miles — Goondiwindi, Widen and seal, Sections: 98.0 - 111.0km (section 1)	20	2,000	835	1,165
Westwood — Taroom, Dawson River — Twelve Mile Creek, Widen existing pavement	30	6,001	259	4,512	1,230
Mackay Bypass
Hospital Bridge, Construct bridge and approaches	40	24,000	1,050	1,500	21,450
Mackay — Bucasia Road
Phillip Street — Holts Road , Duplicate 2 to 4 lanes	40	6,500	260	4,100	2,140
Mackay — Eungella Road
David Burgess Bridge, Replace bridge	40	6,200	240	5,960
Mackay — Slade Point Road
Forgan Bridge, Construct bridge	40	50,000	435	1,000	48,565
Maroochydore Road
Bruce Highway — Pike Street / Hobbs Road, Construct to new sealed 4 lane standard	10	90,000	16,400	29,000	44,600
Maryborough — Hervey Bay Road
Sections: Torbanlea turnoff — McNally Street (26.3 - 40.1km), Duplicate 2 to 4 lanes	15	25,597	425	2,908	22,264
Millmerran — Inglewood Road
Millmerran — Inglewood 0.00 - 68.68, Widen and overlay	20	14,000	40	3,993	9,967
Moggill Sub-Arterial Road
Kilkivan Avenue — Pullenvale Road, Duplicate 2 to 4 lanes	05	27,350	16,254	9,096	2,000

108	Capital Statement 2006-07

Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Mount Lindesay Highway
Brisbane — Beaudesert, Green Road / Fedrick Street — Talinga Drive — Rosia Road, Duplicate 2 to 4 lanes	05	90,385	13,240	8,145	69,000
Mulgrave Road
Ray Jones Drive — Captain Cook Highway, Construct additional lanes	50	16,000	200	2,500	13,300
Nerang — Broadbeach Road
Allambe Cemetery — Ross Street, Duplicate 2 to 4 lanes	10	20,000	7,400	10,600	2,000
Ross Street — Nielsens Road, Duplicate 2 to 4 lanes	10	18,000	7,030	10,970
New England Highway
Crows Nest — Highfields, Rehabilitate and widen	20	18,926	475	1,275	17,176
Highfields between Reis Road and Cawdor Road (excluding Borghardt — Highfields Road), Duplicate 2 to 4 lanes	20	6,530	214	2,716	3,600
Ruthven Street (south of Spring Street), At-grade intersection improvement	20	8,050	60	3,932	4,058
North Ward Road, Townsville
Warburton Street / Landsborough Street, Install traffic signals	45	2,812	288	2,124	400
Peak Downs Highway
Blackwaterhole Creek and approaches, Realign 2 lanes	40	5,400	577	4,823
Rockleigh — North Mackay Road
Sams Road — Barnes Creek Road, Widen to 4 lanes	40	11,000	484	1,500	9,016
Roma — Taroom Road
Sections: 0 - 149.21km, Pave and seal	25	30,000	500	4,500	25,000
South West Arterial Road
Springfield — Yamanto, Construct to new sealed 2 lane standard	05	270,000	105,550	11,750	152,700

Capital Statement 2006-07	109

Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Sunshine Motorway
Sippy owns — Kawana Arterial (Military Road), Duplicate 2 to 4 lanes*	10	43,000	4,500	34,500	4,000
Thomson Developmental Road
Jundah — Longreach, Sections:
70.6 - 79.4km, Rehabilitate and widen	35	1,250		1,250
Wallumbilla South Road
Sandy Creek (0.6 - 2.5km), Widen and seal	25	1,038	133	905
Warrego Highway
Angellala Creek (20.3 - 20.4km), Widen bridge	25	1,600	48	1,352	200
Wills Developmental Road
Gregory — Doomadgee turnoff:
419.0 - 428.0km (stage 9), Pave and seal	55	500		500
Gregory — Doomadgee turnoff:
428.0 - 432.5km (stage 11), Pave and seal	55	1,500		1,000	500
Yeppoon — Byfield Road
Yeppoon Western Bypass, Construct bypass — sealed standard	30	16,000	6,614	9,386
Other Construction	Various			477,104	Ongoing

Sub-total Other State-controlled Roads				781,699

Plant and Equipment	Various			3,333	Ongoing

Total Property, Plant and Equipment				1,451,729

Other Capital Expenditure
Information Technology	Various			6,500	Ongoing

Total Other Capital Expenditure				6,500

Capital Grants
Transport Infrastructure Development Scheme — Capital Grants
Anderleigh Road,
Tiaro Shire, Upgrade (5.0 - 7.0km)	15	300		150	150

110	Capital Statement 2006-07

Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Arcturus Road,
Bauhinia Shire, Pave and seal (31.88 - 34.65km)	30	125		125
Balham Road,
Brisbane, Extension to Beatty Road, Full road construction	05	4,211	1,604	2,607
Bayswater Road,
Dalrymple Road — Duckworth Street, Townsville, Upgrade	45	710		475	235
Beach Road,
Burdekin Shire, Widen and seal	45	546	20	274	252
Black Street,
Dalby, Reconstruct pavement (0.74 - 0.94km)	20	152		152
Bloomfield Road,
Cook Shire, Ayton towards the Bloomfield aerodrome, Bitumen seal and improve drainage	50	420	50	370
Boundary Road,
Kelliher Road — Garden Road, Brisbane, Construction of two-lane underpass	05	20,333	8,100	4,733	7,500
Burketown Road,
Carpentaria Shire, Construct to two lane sealed standard	55	993	60	240	693
Clermont — Rubyvale Road,
Peak Downs Shire, Pave and seal (64.2 - 69.65km)	30	159		159
Cramsie — Muttaburra Road,
Aramac Shire, Construct to two lane sealed standard (96.8 - 98.95km)	35	120		120
Dusty Rhodes Bridge,
Petrie Creek Road, Maroochy Shire, Diddillibah, Construct new bridge and approaches	10	675		675
Eenie Creek Road,
Noosa Shire, Langura Street - Heathland Drive (Stage 3), Construct new road	10	1,047	223	824

Capital Statement 2006-07	111

Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Farrellys Lane / Connors Road,
Mackay City, Install traffic signals	40	350		350
Highams Bridge,
Mirani Shire, Reconstruct	40	970		970
Home Creek Road,
Barcaldine Shire, Construct to two lane sealed standard	35	120		120
lama Island Airstrip,
Construct to sealed standard	50	950	250	700
Iffley — Taldora Road,
McKinlay Shire, Seal gravelled sections	55	260		260
Innamincka Road,
Bulloo Shire, Pave and seal	25	136		136
Kyabra Road,
Quilpie Shire, Construct to single lane sealed standard (39.0 - 49.0km)	25	136		136
Langlo Road,
Tambo Shire, Construct to two lane sealed standard (23.00 - 30.00km)	35	120		120
Lienassie Road,
Waggamba Shire, Upgrade to bitumen seal (8.0 - 11.0km)	20	172		172
Moy Pocket Road,
Cooloola Shire, Widen and overlay	15	380		175	205
Noondoo — Thallon Road,
Balonne Shire, Construct to two lane sealed standard (32.4 - 37.4km)	25	207		132	75
Pacific Motorway,
Logan Road — Logan River, Bikeway construction (sections)	05	6,000	2,000	2,000	2,000
Pappas Way,
Gold Coast City, Extension to Cayuga Street, Full road construction	10	113		113

112	Capital Statement 2006-07

Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Pormpuraaw Causeway,
Pormpuraaw Shire, Upgrade causeway on the access road	50	755		755
Sandy Creek Road,
Cooloola Shire, Downsfield, Pave and seal	15	365		365
Yaraka — Emmet
Isisford Shire, Construct to a bitumen sealed standard	35	2,050	1,025	1,025
Other Capital Grants	Various			42,450	Ongoing

Sub-total Transport Infrastructure Development Scheme — Capital Grants				60,883

Federal Black Spot	Various			8,923	Ongoing

Total Capital Grants				69,806

TOTAL DEPARTMENT OF MAIN ROADS				1,528,035

ROADTEK

Property, Plant and Equipment
Hire Plant	Various			23,296	Ongoing

Total Property, Plant and Equipment				23,296

Other Capital Expenditure
Information Technology	Various			61	Ongoing

Total Other Capital Expenditure				61

TOTAL ROADTEK				23,357

QUEENSLAND MOTORWAYS LIMITED

Property, Plant and Equipment
Gateway Motorway, Gateway Upgrade Project	05	1,643,000	128,774	346,721	1,167,505
Logan Motorway, Paradise Road Interchange	05	36,000	2,500	33,500
Other	05			12,714	Ongoing
Rehabilitation Projects	05			18,000	Ongoing
Sundry Roadworks	05			9,228	Ongoing

Capital Statement 2006-07	113

Main Roads

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Toll Equipment	05			7,800	Ongoing

Total Property, Plant and Equipment				427,963

TOTAL QUEENSLAND MOTORWAYS LIMITED				427,963

TOTAL MAIN ROADS				1,979,355

*	Funded fully or in part under the Smart State Building Fund

114	Capital Statement 2006-07

NATURAL RESOURCES, MINES AND WATER
Capital acquisitions for the Natural Resources, Mines and Water portfolio (including the department, SunWater, and various water boards) in 2006-07 is $274.7 million. A further $53.5 million is budgeted for departmental capital grant payments for dam upgrades.
The department’s 2006-07 capital acquisition program of $98.5 million principally comprises expenditure to support the planning and management of the state’s land, water and native vegetation resources and the development of the state’s mining industry.
Program Highlights
•	Water security, particularly in South East Queensland, is a critical issue. Acquisitions of land for future water infrastructure projects will continue with $69 million set aside in 2006-07 for strategic land purchases, including an additional $50 million to accelerate land acquisitions for two new dams located on the Logan and Mary rivers.

•	The program of dam upgrades will continue in 2006-07 with $47.5 million provided to upgrade the Ross River dam and $6 million for other dam spillway upgrades.

•	The protection of remnant native vegetation remains a high priority of the department. In 2006-07, $7.5 million is set aside for the acquisition of land for this purpose.
The Gladstone Area Water Board forecasts capital outlays in 2006-07 of $6.6 million. Projects include storage to improve security of water supply in the northern area and the Awoonga dam and pipeline upgrade.
In 2006-07, the Mount Isa Water Board estimates capital outlays of $18.5 million. Major projects include the Mount Isa terminal reservoir pump station upgrade and stage one of the Lake Moondarra pipeline upgrade.
SunWater’s capital budget of $148.9 million includes $129.4 million for the completion of the Burdekin-Moranbah pipeline. The project involves construction of a 215km water pipeline from Gorge Weir near Burdekin Falls Dam to Moranbah to provide and enhance water supplies to coal mines and towns in the Bowen Basin. SunWater’s capital expenditure is focused on development of water supply services to support regional coal production, associated industrial development and irrigation, as well as refurbishment and enhancement of existing assets.
The Eungella Water Pipeline Pty Ltd, a subsidiary of SunWater, has budgeted capital outlays in 2006-07 of $2 million to complete construction of the Eastern Spur extension to the Eungella pipeline.

Capital Statement 2006-07	115

Natural Resources, Mines and Water

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF NATURAL RESOURCES, MINES AND WATER

Property, Plant and Equipment
Non-Commercial Water Assets	Various			1,294	Ongoing
Building and Accommodation upgrades
Helidon Explosives Magazine*	10	2,000	1,550	450
Minor Works	Various			2,973	Ongoing
Land Acquisitions
Vegetation Management	Various	20,000	7,500	7,500	5,000
Weir on Logan River	05	3,000		3,000
New Dams on Logan and Mary Rivers	Various			66,000	Ongoing
Land Development & GLMS	Various			2,100	Ongoing
Plant and Equipment
Information Queensland Access Portal*	05	465	365	100
Water Reform — continuity of supply	Various			1,000	Ongoing
Water monitoring network upgrades*	Various	4,408	3,208	1,200
Plant and Equipment — general	Various			8,574	Ongoing

Total Property, Plant and Equipment				94,191

Other Capital Expenditure
Information Queensland Access Portal*	05	2,097	1,282	554	261
Other Systems Development	05			3,000	Ongoing
Urban Water Accounting	05	1,750		750	1,000

Total Other Capital Expenditure				4,304

Capital Grants
Dam Safety Upgrade — grant program	Various	72,500	27,000	6,040	39,460
Ross River Dam Modernisation	45	80,204	17,645	47,467	15,092

Total Capital Grants				53,507

TOTAL DEPARTMENT OF NATURAL RESOURCES, MINES AND WATER				152,002

116	Capital Statement 2006-07

Natural Resources, Mines and Water

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

GLADSTONE AREA WATER BOARD

Property, Plant and Equipment
Above Ground Asset Replacement	30			110	Ongoing
Removal of Asbestos	30	308		140	168
Flow Meter Installation	30			50	Ongoing
Monitoring Treated Water Quality	30	200	80	120
Telemetry Systems	30	755		55	700
Asset Rationalisation — Calliope Shire Council	30	3,100		1,550	1,550
Administration Equipment	30			410	Ongoing
Awoonga Dam and Pump Station	30	4,485	244	696	3,545
Awoonga Recreation Area	30	324	111	86	127
Awoonga Pipeline	30	440		300	140
Northern Storage	30	1,585	85	1,500
General Works	30			410	Ongoing
Gladstone Water Treatment Plant	30	8,779	1,271	453	7,055
Fish Hatchery	30	1,148	228	120	800
Yarwun Water Treatment Plant Upgrade	30	660	100	560

Total Property, Plant and Equipment				6,560

TOTAL GLADSTONE AREA WATER BOARD				6,560

MOUNT ISA WATER BOARD

Property, Plant and Equipment
Lake Moondarra to Mount Isa Terminal Reservoir Chlorination Upgrade	55	925	275	650
Mount Isa Terminal Reservoir Pump Station	55	13,000	1,837	7,820	3,343
Recreation Reserve R48 facilities upgrade	55	2,370	1,150	250	970
Lake Moondarra to Mount Isa Terminal Reservoir priming works (Stage 2)	55	3,300	50	250	3,000
Control system upgrade	55	1,770	125	650	995
Energy feed system upgrades	55	1,600	96	500	1,004
Lake Moondarra Pipeline (Stage 1)	55	2,300	300	1,500	500
MIM Asset purchase	55	4,500		4,500
MIM minor capital projects	55	3,000	957	400	1,643

Capital Statement 2006-07	117

Natural Resources, Mines and Water

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Other minor works	55	4,161	1,670	1,991	500

Total Property, Plant and Equipment				18,511

TOTAL MOUNT ISA WATER BOARD				18,511

SUNWATER

Property, Plant and Equipment
Refurbishment and Enhancement (water supply schemes)
Dawson Valley	30			863	Ongoing
Bundaberg	15			2,529	Ongoing
Burdekin Haughton	Various			1,089	Ongoing
Mareeba Dimbulah	50			672	Ongoing
Nogoa Mackenzie	30			2,292	Ongoing
Barker Barambah	15			1,071	Ongoing
St George	25			298	Ongoing
Other schemes < $250K	Various			1,474	Ongoing

Sub-total Refurbishment and Enhancement (water supply schemes)				10,288

Minor Works
Bowen Broken	40			3,270	Ongoing
Nogoa Mackenzie	30			1,071	Ongoing
Software development (water mgt)	05			515	Ongoing
Other schemes < $250K	Various			602	Ongoing
Non-scheme < $250K	Various			471	Ongoing
Operations and Maintenance	05			360	Ongoing
Hardware and software development	05			2,983	Ongoing

Sub-total Minor Works				9,272

Development Projects
Burdekin-Moranbah Pipeline	Various	270,000	140,647	129,353

Sub-total Development Projects				129,353

Total Property, Plant and Equipment				148,913

TOTAL SUNWATER				148,913

118	Capital Statement 2006-07

Natural Resources, Mines and Water

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

EUNGELLA WATER PIPELINE

Property, Plant and Equipment
Eastern Spur	40	19,600	17,650	1,950

Total Property, Plant and Equipment				1,950

TOTAL EUNGELLA WATER PIPELINE				1,950

BURNETT WATER
Property, Plant and Equipment
Refurbishment and Enhancement	15			340	Ongoing

Total Property, Plant and Equipment				340

TOTAL BURNETT WATER				340

TOTAL NATURAL RESOURCES, MINES AND WATER				328,276

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2006-07	119

OFFICE OF THE GOVERNOR
During 2006-07 the Office of the Governor will expend $0.035 million towards capital replacements including vehicles and office equipment.
Ongoing replacement of capital items enables the Governor to undertake the full range of duties expected of the Head of State, including those that promote and support whole-of-Government priorities.
Office of the Governor

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

OFFICE OF THE GOVERNOR

Property, Plant and Equipment
Asset replacement	05			35	Ongoing

Total Property, Plant and Equipment				35

TOTAL OFFICE OF THE GOVERNOR				35

120	Capital Statement 2006-07

OFFICE OF THE OMBUDSMAN
Capital funding of $0.1 million is provided in 2006-07 for the provision of office and information technology tools to enable investigative staff to review complaints about government administration.
Office of the Ombudsman

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

OFFICE OF THE OMBUDSMAN

Property, Plant and Equipment
Computer equipment	05			20	Ongoing
Office equipment	05			60	Ongoing

Total Property, Plant and Equipment				80

Other Capital Expenditure
Case and file management system	05	500	415	20	65

Total Other Capital Expenditure				20

TOTAL OFFICE OF THE OMBUDSMAN				100

Capital Statement 2006-07	121

OFFICE OF THE PUBLIC SERVICE COMMISSIONER
The Office of the Public Service Commissioner is committed to the development of a strong and sustainable public service, which achieves the best results for Queenslanders. The Office has a mandate to deliver legislative and regulatory functions as well as strategies that enable the Queensland Public Service to deliver on the Government’s priorities.
Accordingly, the Office’s capital acquisition plan amounting to $0.014 million in 2006-07 focuses on the replacement of computer and office equipment required to efficiently provide these services.
Office of the Public Service Commissioner

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

OFFICE OF THE PUBLIC SERVICE COMMISSIONER

Property, Plant and Equipment
Asset Replacement Program	05			14	Ongoing

Total Property, Plant and Equipment				14

TOTAL OFFICE OF THE PUBLIC SERVICE COMMISSIONER				14

122	Capital Statement 2006-07

POLICE
The delivery of effective policing services to the community of Queensland requires the establishment and maintenance of appropriate infrastructure. The Service’s capital program encompasses a strategic approach that focuses on designing, constructing and maintaining facilities, information technology and other equipment needs. An allocation of $197.8 million in 2006-07 will enable the Service to progress the following key projects.
Program Highlights
•	$70.7 million is provided to construct new and replacement facilities and to plan for future facilities identified in the Queensland Police Service Ten-Year Capital Investment Strategic Plan. Included in the $70.7 million is $13 million from the Smart State Building Fund.

•	$61.8 million is provided for information management and relates to projects identified in the Service’s Information Strategic Plan 2001-10, including the Public Safety Network (PSN) and Queensland Police Records and Information Management Exchange (QPRIME).

•	$8.2 million is provided for vessel purchases, upgrades, and outfitting. Included in the $8.2 million is the purchase of the J. F. Power (Redland Bay), and the replacement of the Russel Wilson (Cairns), Len Hooper (Yeppoon) and W Conroy (Thursday Island) vessels.

•	$57.1 million is provided to support the purchase of other plant and equipment including motor vehicles, communications and resource support for growth in police numbers.

Capital Statement 2006-07	123

Police

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF POLICE

Property, Plant and Equipment
Major Capital*
Ayr-Replacement Police Station and Watchhouse	45	7,500	220	600	6,680
Brisbane West-Replacement District Headquarters	05	1,650		1,650
Caboolture-District Headquarters	05	9,500		500	9,000
Caboolture-Police Station and Watchhouse Extensions (Stage 3)	05	800		550	250
Cloncurry-Replacement Police Station	55	5,700	286	1,500	3,914
Coomera-District Office	10	10,700		200	10,500
Dutton Park-Replacement Police Station and District HQ	05	17,940	90	5,600	12,250
Fortitude Valley-Replacement Police Station	05	13,000	500	8,000	4,500
Gympie-Replacement Police Station and Watchhouse	15	10,000	6,600	1,860	1,540
Ipswich-Replacement Police Station	05	15,840		3,900	11,940
Mareeba-Replacement Police Station and Watchhouse	50	10,437		200	10,237
Oakey-Replacement Police Station	20	720	494	219	7
Sippy Downs-New Police Station	10	4,500		3,100	1,400
Southport-Replacement Police Station	10	5,333	4,300	428	605
Strathpine-New Watchhouse	05	7,200	600	6,600
Stuart-Replacement Police Station	45	5,000		700	4,300
Surfers Paradise-New Police Station	10	2,730		2,730
Upper Mt Gravatt-Refurbishment	05	3,000		2,000	1,000
Whitsunday-Replacement Police Station and Watchhouse	40	11,500	100	1,000	10,400
Other Major Capital	Various			3,350	Ongoing

Sub-total Major Capital*				44,687

124	Capital Statement 2006-07

Police

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Sub-Programs
Police Beats*	Various			3,511	Ongoing
Security Upgrade Program	Various			700	Ongoing
Small Station Program	30	521	21	500
Miriam Vale-Replacement Police Station	15	700		700
Mt Morgan-Police Station Upgrade	30	521	21	500
Ravenshoe-Replacement Police Station and Holding Cell	50	800		800
Woodford-Replacement Police Station	05	800		800
Wujal Wujal-New Police Station and Watchhouse	50	1,294	100	1,194
Academies Upgrade Program	05			900	Ongoing
Alderley Upgrade Program	05			50	Ongoing
Brisbane PHQ Accommodation Changes	05			1,780	Ongoing
Dayroom Upgrade Program	Various			250	Ongoing
Land Acquisition Program	Various			4,760	Ongoing
Watchhouse Upgrade Program	Various			1,500	Ongoing

Sub-total Sub-Programs				17,445

Housing Program
Cloncurry-New Twin Dwelling Unit	55	500		500
Cooktown-New Twin Dwelling Unit	50	640	250	390
Longreach-Replacement Duplex 1 and 2 (Stage 2)	35	1,200		1,200
Mt Isa-Residential Complex	55	1,600	1,100	500
Wujal Wujal-New Residence and Duplex	50	1,600	100	1,500
State Housing Program	Various			1,500	Ongoing

Sub-total Housing Program				5,590

Minor Works	Various			3,018	Ongoing
Information Management Strategic
Plan	Various			35,615	Ongoing
Vessels	Various			8,191	Ongoing

Capital Statement 2006-07	125

Police

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Other Plant and Equipment (includes Motor Vehicles)	Various			57,106	Ongoing

Total Property, Plant and Equipment				171,652

Other Capital Expenditure
Intangibles-Information	Various			26,138	Ongoing
Management Strategic Plan

Total Other Capital Expenditure				26,138

TOTAL DEPARTMENT OF POLICE				197,790

*	Funded fully or in part under the Smart State Building Fund

126	Capital Statement 2006-07

PREMIER AND CABINET
Capital expenditure for the Department of the Premier and Cabinet including all associated organisations (Commission for Children and Young People and Child Guardian, Queensland Events Corporation and South Bank Corporation) is $11.2 million.
Department of the Premier and Cabinet
Capital expenditure for the Department of the Premier and Cabinet in 2006-07 is $1.8 million and provides for the enhancement and replacement of office equipment and information systems required to efficiently deliver the department’s outputs.
Capital grants are provided to the Great Barrier Reef Marine Park Authority to maintain, replace and enhance infrastructure and marine transport on the Great Barrier Reef.
Commission for Children and Young People and Child Guardian
The 2006-07 capital program of $0.7 million for the Commission for Children and Young People and Child Guardian will continue to enhance and replace existing assets to efficiently deliver the Commission’s outputs.
Of this capital allocation, $0.5 million will be used to further develop the Complaints Management Database, the Child Death Register and the Corporate Records Management System to enable these assets to handle a significant increase in data input and analysis load.
Queensland Events Corporation
The capital expenditure program of $0.02 million for Queensland Events Corporation will maintain and upgrade the computer hardware and software necessary for efficient and productive operations and to cater for the continued focus on attracting major events to Queensland.
South Bank Corporation
The 2006-07 capital works program of $8.8 million for South Bank Corporation is directed at enhancements to complement the completed masterplan works and enhance the experience of visitors to the parklands and the precinct generally.
Expenditure of $3.6 million is allocated to the ongoing operational requirements of the South Bank parklands and the Brisbane Convention and Exhibition Centre. In addition, the Corporation will upgrade and expand playground facilities during 2006 with an exciting new water play park being the centrepiece.

Capital Statement 2006-07	127

Premier and Cabinet

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF THE PREMIER AND CABINET

Property, Plant and Equipment
Asset Replacement Program	05			962	Ongoing

Total Property, Plant and Equipment				962

Capital Grants
Great Barrier Reef Marine Park
Whitsunday Package	40	1,200		400	800
Island Facilities	Various			250	Ongoing
General Plant & Equipment	Various			50	Ongoing
Vessel Replacement	Various			100	Ongoing

Sub-total Great Barrier Reef Marine Park				800

Total Capital Grants				800

TOTAL DEPARTMENT OF THE PREMIER AND CABINET				1,762

COMMISSION FOR CHILDREN AND YOUNG PEOPLE AND CHILD GUARDIAN

Property, Plant and Equipment
Asset Replacement Program	05			181	Ongoing
Complaints Management Database	05	125		125
Child Death Register	05	125		125
Corporate Records Management System	05	250		250

Total Property, Plant and Equipment				681

TOTAL COMMISSION FOR CHILDREN AND YOUNG PEOPLE AND CHILD GUARDIAN				681

QUEENSLAND EVENTS CORPORATION

Property, Plant and Equipment
Asset Replacement Program	05			21	Ongoing

Total Property, Plant and Equipment				21

TOTAL QUEENSLAND EVENTS CORPORATION				21

128	Capital Statement 2006-07

Premier and Cabinet

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

SOUTH BANK CORPORATION

Property, Plant and Equipment
Riverside Moorings	05	650	50	600
Water Play Area	05	4,000	425	3,575
South Bank Parklands Enhancements	05			990	Ongoing
South Bank Precinct Enhancements	05			295	Ongoing
Brisbane Convention & Exhibition Centre Enhancements	05			2,606	Ongoing
Land Development	05			700	Ongoing

Total Property, Plant and Equipment				8,766

TOTAL SOUTH BANK CORPORATION				8,766

TOTAL PREMIER AND CABINET				11,230

Capital Statement 2006-07	129

PRIMARY INDUSTRIES AND FISHERIES
The Department of Primary Industries & Fisheries’ (DPI&F) capital expenditure program for 2006-07 is $24.6 million, which is primarily focused on developing world class research facilities to deliver excellent science outcomes for primary industries and fisheries. DPI&F has numerous facilities located throughout rural and regional Queensland. These require a significant level of minor works, mechanical items and other plant and equipment upgrades to keep them operating effectively.
Program Highlights
•	The Queensland Crop Development Facility (QCDF) is a strategic collaboration between the DPI&F, Queensland University of Technology and the University of Queensland. At a cost of $7.8 million QCDF will provide world class high security glasshouses and in-vitro growth facilities for plant science research, which other research groups can lease. QCDF will be used to develop new varieties of tropical crops and molecular farming crops and will consolidate the Smart State’s biotechnology vision as articulated in the Bio-industries Strategy; the Gene Technology in Agriculture policy statement and the Queensland Research and Development Priorities. QCDF will foster a high level of collaboration between participating research groups resulting in innovative science and an internationally competitive cohort of university, government and industry scientists.

•	Sustainable fisheries research staff will be relocated to Bribie Island Aquaculture Research Centre at a cost of $5 million, providing a world class facility for combined fisheries and aquaculture research with more efficient and integrated infrastructure. The project includes new seawater tank facilities.

•	The Nambour Regional Office will be relocated to the Maroochy Research Station at a cost of $2 million. The co-location of staff will allow for better provision of DPI&F services locally and in the region.
Forestry Plantations Queensland
The capital expenditure budget for 2006-07 is $12.2 million. The budget includes $8 million for the purchase of freehold land for plantation establishment, $2.1 million for the replacement of heavy plant and motor vehicles and $0.5 million for the purchase of computer hardware. Provision has also been made to purchase other plant and equipment amounting to $1.6 million.
QRAA
Capital expenditure includes $0.1 million to upgrade or replace general office equipment and furniture in order to improve the delivery of financial assistance to Queensland’s rural producers.

130	Capital Statement 2006-07

Primary Industries and Fisheries

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF PRIMARY INDUSTRIES AND FISHERIES

Property, Plant and Equipment
Bribie Island Aquaculture Research Centre-Extension*	05	5,000	100	750	4,150
Queensland Crop Development Facility-Redlands	05	7,800	600	4,800	2,400
Regional Office Complex-Nambour	10	2,500		300	2,200
Relocation and Refurbishment	Various			2,000	Ongoing
Research Facilities Development	Various			2,000	Ongoing
Vessel Replacement	Various			1,300	Ongoing
Heavy Plant and Equipment	Various			2,000	Ongoing
Minor Works	Various			2,000	Ongoing
Other Plant and Equipment	Various			7,037	Ongoing

Total Property, Plant and Equipment				22,187

Other Capital Expenditure
Intangible Assets	05			1,951	Ongoing
Other Projects	Various			450	Ongoing

Total Other Capital Expenditure				2,401

TOTAL DEPARTMENT OF PRIMARY INDUSTRIES AND FISHERIES				24,588

FORESTRY PLANTATIONS QUEENSLAND

Property, Plant and Equipment
Land	Various			8,000	Ongoing
Heavy Plant and Motor Vehicles	Various			2,070	Ongoing
Computer Hardware	Various			541	Ongoing
Other Plant and Equipment	Various			1,613	Ongoing

Total Property, Plant and Equipment				12,224

TOTAL FORESTRY PLANTATIONS QUEENSLAND				12,224

Capital Statement 2006-07	131

Primary Industries and Fisheries

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

QRAA

Property, Plant and Equipment
Upgrade/replace office equipment	05			100	Ongoing

Total Property, Plant and Equipment				100

TOTAL QRAA				100

TOTAL PRIMARY INDUSTRIES AND FINISHERIES				36,912

*	Funded fully or in part under the Smart State Building Fund

132	Capital Statement 2006-07

PUBLIC WORKS
The Department’s capital expenditure program for 2006-07, including commercialised business units (CBUs) is $323.9 million. Capital expenditure by the department, excluding CBUs is $157.5 million.
Program Highlights
•	QFleet will purchase motor vehicles totalling $149.6 million. The vehicles will be leased to clients to facilitate the delivery of Government services across Queensland. The vehicle purchases and their maintenance provide support for local Queensland firms.

•	$39 million is provided in 2006-07 for the Boggo Road precinct redevelopment. The redevelopment will contribute significantly to the Smart State initiatives with the first stage of the proposed knowledge based research and business component providing approximately 60,000 square metres of office and laboratory space for scientific research into eco-science. The total funding allocation of $45.5 million will provide for the completion of infrastructure works (including roads and underground services) necessary for future development of the 9.5 hectare site.

•	$31 million is provided in 2006-07 to refurbish and integrate the disused former Health and Welfare Building at 63 George Street, Brisbane and integrate it with the adjoining David Longland Building. The total project cost of $45.3 million will deliver 10,600 square metres of refurbished office space. Compared with the existing floor areas of the two buildings, efficiencies associated with the integration will deliver an additional 1,077 square metres of office space.

•	$21.3 million is provided in 2006-07 for a major expansion of the Queensland State Archives facilities at Runcorn, Brisbane. The expansion will provide an additional 45 lineal kilometres of storage which is expected to satisfy the known archival storage requirements of the Queensland Government for the next 10 to 15 years. The project will also provide support facilities such as sorting rooms. Funding is based on a total project cost of $52 million.

•	$15.2 million is allocated in 2006-07 for the construction and upgrade of Government employee housing in rural and remote areas, including Weipa and Palm Island, to support the delivery of government services in these locations.

•	$13.7 million is allocated in 2006-07 as part of the $63.3 million project to construct a new footbridge from Tank Street to the new Queensland Gallery of Modern Art at the Queensland Cultural Centre.

•	$6.5 million is provided in 2006-07 to complete design and commence construction of a new government office building on Palm Island in order to meet Government agencies accommodation needs. The total project cost is $12.9 million.

Capital Statement 2006-07	133

•	Funding of $6 million is provided in 2006-07 as part of the $36.1 million capital grant to the Mackay City Council for the construction of the Mackay Convention Precinct.

•	$5 million is allocated in 2006-07 as part of a $9.5 million project to redevelop the Fitzroy River riverbank in Rockhampton. The redevelopment will include pedestrian and cycling paths, playgrounds and other facilities for the community.

•	The progressive refurbishment of the heritage-listed Old Museum building at Bowen Hills, Brisbane will continue, with an allocation of $3.7 million provided in 2006-07 to refurbish the exterior of the Concert Hall wing and to restore the large stained glass window in the Exhibition Hall.
Public Works

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF PUBLIC WORKS

Property, Plant and Equipment
Brisbane — Old Museum building	05	7,300	3,551	3,749
Brisbane — 63 George Street refurbishment	05	45,300	5,772	31,000	8,528
Brisbane — 80 George Street upgrade air-conditioning	05	1,970	1,549	421
Brisbane — Boggo Road Precinct redevelopment	05	45,476	6,500	38,976
Brisbane — Queensland State Archives stage 2	05	52,000	2,750	21,250	28,000
Brisbane — Tank Street — new pedestrian/cycle bridge	05	63,300	3,200	13,700	46,400
Brisbane — CITEC Data Centre upgrade	05	6,620	1,620	5,000
Roma — upgrade office building	25	1,000		1,000
Rockhampton — Riverbank project	30	9,500	4,512	4,988
Palm Island — office building*	45	12,870	100	6,500	6,270
Government Employee housing*	Various			15,246	Ongoing
Anti-discrimination program	Various			500	Ongoing
Workplace health and safety	Various			900	Ongoing
Carpet replacement program	Various			600	Ongoing
Other Plant and Equipment	05			4,124	Ongoing

Total Property, Plant and Equipment				147,954

134	Capital Statement 2006-07

Public Works

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000
Other Capital Expenditure
Travel Management System	05	2,670	1,048	1,622
Whole of Government ICT initiatives	05			1,962	Ongoing

Total Other Capital Expenditure				3,584

Capital Grants
Mackay Convention Precinct[1]	40	36,140	677	6,000	29,463

Total Capital Grants				6,000

TOTAL DEPARTMENT OF PUBLIC WORKS				157,538

QBUILD

Property, Plant and Equipment
Plant and equipment	Various			3,104	Ongoing

Total Property, Plant and Equipment				3,104

Other Capital Expenditure
Business systems	Various			6,000	Ongoing

Total Other Capital Expenditure				6,000

TOTAL QBUILD				9,104

QFLEET

Property, Plant and Equipment
Motor Vehicles	Various			149,641	Ongoing
Other plant and equipment	05			469	Ongoing

Total Property, Plant and Equipment				150,110

Other Capital Expenditure
Information systems	05			1,518	Ongoing

Total Other Capital Expenditure				1,518

TOTAL QFLEET				151,628

PROJECT SERVICES

Property, Plant and Equipment
Plant and equipment	Various			768	Ongoing

Total Property, Plant and Equipment				768

Capital Statement 2006-07	135

Public Works

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000
Other Capital Expenditure
Business systems software	Various			263	Ongoing

Total Other Capital Expenditure				263

TOTAL PROJECT SERVICES				1,031

SDS (SALES AND DISTRIBUTION SERVICES)

Property, Plant and Equipment
Warehouse equipment	05			337	Ongoing

Total Property, Plant and Equipment				337

Other Capital Expenditure
Internet development	05			224	Ongoing

Total Other Capital Expenditure				224

TOTAL SDS (SALES AND DISTRIBUTION SERVICES)				561

CITEC

Property, Plant and Equipment
Plant and equipment	05			2,760	Ongoing

Total Property, Plant and Equipment				2,760

Other Capital Expenditure
Internally developed software and systems	05			1,240	Ongoing

Total Other Capital Expenditure				1,240

TOTAL CITEC				4,000

TOTAL PUBLIC WORKS				323,862

Note:

1.	The total cost of this project is $38 million of which the Mackay City Council will receive a capital grant of $36.14 million and the remaining $1.86 million expenditure will be incurred by the Department.

*	Funded fully or in part under the Smart State Building Fund

136	Capital Statement 2006-07

QUEENSLAND AUDIT OFFICE
Capital expenditure of $0.382 million on plant and equipment during 2006-07 is to maintain systems that support the mandated audit program and the Queensland Audit Office output of Independent Public Sector Auditing Services and Reporting to Parliament.
In particular, the funds will be allocated to replace minor office equipment and computer hardware and software which forms part of the ongoing replacement program. Included in this amount is $0.2 million for the fit-out of new leased premises to accommodate the expanded Performance Management System (PMS) audit section.
Queensland Audit Office

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000
QUEENSLAND AUDIT OFFICE

Property, Plant and Equipment
Minor Works	05			232	Ongoing

Total Property, Plant and Equipment				232

Other Capital Expenditure
Upgrade Office Software	05			150	Ongoing

Total Other Capital Expenditure				150

TOTAL QUEENSLAND AUDIT OFFICE				382

Capital Statement 2006-07	137

STATE DEVELOPMENT, TRADE AND INNOVATION
Capital expenditure of the Department of State Development, Trade and Innovation in 2006-07 is $24.1 million.
The capital program is designed to provide innovation, direction and leadership in industry and small business.
Program Highlights
•	New funding of $290 million has been allocated for the planning, construction and fit-out of all facilities approved within the Knowledge Based Research and Business project scope, including the Boggo Road Ecosciences Precinct, the Coopers Plains Health and Food Sciences Precinct and other ancillary offsite facilities. The construction of the Precincts is proposed for completion in 2009-2010.

•	$3 million will be spent to complete the Turtle Interpretive Centre in Bundaberg.

•	$2.6 million in capital grants will be provided to the Sugar Industry.
State Development, Trade And Innovation

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000
DEPARTMENT OF STATE DEVELOPMENT, TRADE AND INNOVATION

Property, Plant and Equipment
Computer Equipment	Various			527	Ongoing
Other acquisitions or property, plant and equipment	Various			223	Ongoing
Ecosciences Precinct at Boggo Road and the Health and Food Sciences	05	290,000		17,600	272,400
Precinct at Coopers Plains

Total Property, Plant and Equipment

Capital Grants				18,350

Turtle Interpretive Centre	15	2,987		2,987
Sugar Industry	Various	2,890	326	2,564
Other Capital Grants	50
Total Capital Grants		250	25	225

				5,776

TOTAL DEPARTMENT OF STATE DEVELOPMENT, TRADE AND INNOVATION				24,126

138	Capital Statement 2006-07

THE COORDINATOR-GENERAL
The Coordinator-General
Capital expenditure of The Coordinator-General, including the Property Services Group, is $234.8 million in 2006-07.
The Coordinator-General has a lead role in major project delivery and infrastructure planning and coordination across government. The 2006-07 capital program of $119.6 million will primarily focus on the Western Corridor Recycled Water Scheme which aims to facilitate the planning and implementation of a recycled water pipeline in South East Queensland’s western corridor.
Program Highlights
•	$100 million to continue the Western Corridor Recycled Water Scheme.

•	$7.5 million to undertake infrastructure and suitability planning for the Townsville State Development Area, and to acquire and develop land for the proposed Townsville Port Access.

•	$6.5 million towards the hardship purchase of property required for the proposed hardrock haul roads at Narangba and Kholo Creek.

•	$5.5 million to acquire properties as part of the development of the Targinie Precinct of the Gladstone State Development Area.
Property Services Group
The Property Services Group delivers the property services component of the Industry Location Scheme. Key functions of the group include the acquisition, planning and development of land for business and industry locating or expanding in Queensland. The group’s capital acquisition plan has a total budget of $115.1 million in 2006-07.
Program Highlights
Development approvals are in place and construction of the following projects is planned for 2006-07:
•	$4.6 million to commence construction of the Arundel Industrial Park

•	$27 million to continue construction of a larger scale development at Caloundra Regional Business and Industry Park

•	$8 million for construction of the Charlton North Industrial Estate

•	$5.5 million to continue construction of the Clinton Industrial Estate.

Capital Statement 2006-07	139

Construction of the following projects is expected to proceed in 2006-07 once development approvals are obtained:
•	$20.2 million to commence construction of the Coolum Industrial Estate

•	$7.4 million to commence construction of the South Mackay Industrial Estate.
The following land acquisitions are planned for 2006-07, subject to negotiations:
•	$5 million to acquire land for the Edmonton Industrial Estate

•	$6 million to acquire land for the future development of industrial estates in the Mackay region

•	$15 million to acquire land within South East Queensland for the future development of industrial estates.
The Coordinator-General

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000
THE COORDINATOR-GENERAL

Property, Plant and Equipment
Asset Replacement Program	05			133	Ongoing
Hardrock Haulage Road	10	19,000	6,500	6,500	6,000
Townsville State Development Area	45	7,500		7,500
Western Corridor Recycled Water Scheme	05	100,000		100,000
Targinie Valley	30	42,000	36,500	5,500

Total Property, Plant and Equipment				119,633

TOTAL THE COORDINATOR-GENERAL				119,633

PROPERTY SERVICES GROUP

Property, Plant and Equipment
Asset Replacement Program	05			38	Ongoing

Total Property, Plant and Equipment				38

Other Capital Expenditure
Land Development
Amberley Aerospace Park	10	30,550	50	500	30,000
Arundel Industrial Park (GCTP)	10	5,471	846	4,625
Caloundra Regional Business and	10	52,002	13,002	27,000	12,000
Industry Park

140	Capital Statement 2006-07

The Coordinator-General

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Charlton North Industrial Estate	20	17,840	840	8,000	9,000
Clinton Industrial Estate — Bensted Street	30	9,469	3,969	5,500
Coolum Industrial Estate	10	30,297	3,097	20,200	7,000
Lytton Industrial Estate	05	25,382	21,882	3,500
South Mackay Industrial Estate	40	8,008	608	7,400
Yandina Industrial Estate	10	6,300	1,384	4,916
Bohle Industrial Estate Stage 4	45	7,250		250	7,000
Nandroya Industrial Estate	10	5,000	800	4,200
Minor Works	Various			500	Ongoing

Sub-total Land Development				86,591

Land Purchases
South East Queensland Strategic Land	05	31,575	4,075	15,000	12,500
Amberley Aerospace Park	05	5,428	3,428	2,000
Edmonton Industrial Estate	50	5,000		5,000
Mackay Region Industrial Land	40	6,000		6,000
Minor Land Acquisitions	Various			500	Ongoing

Sub-total Land Purchases				28,500

Total Other Capital Expenditure				115,091

TOTAL PROPERTY SERVICES GROUP				115,129

TOTAL THE COORDINATOR-GENERAL				234,762

Capital Statement 2006-07	141

TOURISM, FAIR TRADING AND WINE INDUSTRY DEVELOPMENT
In 2006-07, the portfolio of the Department of Tourism, Fair Trading and Wine Industry Development and Tourism Queensland has a total capital program of $1.7 million. This capital program will continue the work conducted in 2005-06 to improve information systems to provide more accessible and reliable information to improve services to the people of Queensland.
Program Highlights
•	$0.49 million to continue systems and internet development to enable external clients and whole-of-Government service providers to access departmental services proposed for integration with Smart Service Queensland.

•	$0.25 million to implement a Market Information System (MIS) that will enable Tourism Queensland to easily understand and make use of its research data to better analyse economic and marketing trends.

•	$0.22 million to upgrade Tourism Queensland’s financial management system, Finance One, to maintain software support and deploy web functionality enabling use by international offices.

•	$0.08 million to implement an Electronic Documents and Records Management System (eDRMS) to comply with information standards IS40 and IS41 for the management of documents and records.

•	Ongoing provision of an appropriate level of office equipment and information technology hardware to support technical and administrative staff in Brisbane and regional offices.

142	Capital Statement 2006-07

Tourism, Fair Trading and Wine Industries

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF TOURISM, FAIR TRADING AND WINE INDUSTRY DEVELOPMENT

Property, Plant and Equipment
Plant and Equipment	05			651	Ongoing

Total Property, Plant and Equipment				651

Other Capital Expenditure
SSQ Systems Integration project	05	960	475	485

Total Other Capital Expenditure				485

TOTAL DEPARTMENT OF TOURISM, FAIR TRADING AND WINE INDUSTRY DEVELOPMENT				1,136

TOURISM QUEENSLAND

Other Capital Expenditure
MIS — Market Information System	05	250		250
Financial System Upgrade (Finance One — Release 11 )	05	221		221
Electronic Documents and Records Management System	05	150		75	75

Total Other Capital Expenditure				546

TOTAL TOURISM QUEENSLAND				546

TOTAL TOURISM, FAIR TRADING AND WINE INDUSTRY DEVELOPMENT				1,682

Capital Statement 2006-07	143

TRANSPORT
Total capital outlays for the Transport portfolio in 2006-07 will be $2 billion representing a 27% increase in capital expenditure compared with the 2005-06 Budget. The portfolio consists of Queensland Transport, Queensland Rail and the port authorities.
Queensland Transport
Queensland Transport’s capital expenditure program for 2006-07 totals $301.4 million and predominantly comprises investment in public transport infrastructure and systems.
Program Highlights
•	$20 million towards the new Integrated Ticketing System. The new Integrated Ticketing System includes the use of smart card technology as part of a wider program by TransLink to introduce a new fare collection system. The new system will make it easier and quicker for customers to pay fares and travel across south-east Queensland.

•	$ 118 million towards the construction of the Inner Northern Busway sections 1 and 2. This project has a total estimated cost of $333 million and will link the Queen Street Bus Station to the already completed sections of the Inner Northern Busway near Roma Street.

•	$10.3 million towards the construction of cycle links to enhance the cycle network in South East Queensland. This consists of $4.3 million towards the construction of State owned cycle links and $6 million in grants to be provided to local authorities.

•	$33.5 million under the South East Queensland Infrastructure Plan and Program(SEQIPP) towards construction of a two-lane Eastern Busway corridor connection from Buranda to Boggo Road to the Green Bridge.

•	$8 million to commence implementation of a new Queensland drivers’ licence. The new Queensland drivers’ licence is based on a modern licensing system using smartcard technology. The use of smartcard technology has benefits to both government and licence holders.

•	$4.9 million, provided under the Smart State Building Fund, towards a quality bus corridor from Petrie to Kippa-Ring.

•	$5 million, as part of a $2.6 billion commitment provided under SEQIPP, to construct the Caboolture to Maroochydore Corridor Study (CAMCOS) rail link between the North coast line (at Beerwah) and the high growth area of the Sunshine Coast.

144	Capital Statement 2006-07

Queensland Rail
QR is allocating $837.8 million for capital outlays in 2006-07.
Program Highlights
•	$274.4 million in 2006-07 towards an additional 35 coal locomotives, 1,150 coal wagons and upgrade of 84 coal locomotives to support the increased haulage of coal in Central Queensland. Total program cost for the rollingstock is $972.4 million.
•	$135.3 million to upgrade track infrastructure on the Citytrain network as part of the MetTRIP initiative, along with $80 million for additional Citytrain rollingstock to deliver substantial service enhancements to commuters between the Gold Coast, Brisbane and the Sunshine Coast.
•	$57.6 million to construct a third loop at the Dalrymple Bay Coal Terminal. Total works amount to $83.4 million.
•	$47.7 million to improve disabled access to Citytrain stations and rollingstock.
•	$18.2 million to maintain and upgrade the track on the Mount Isa line.
•	$13.1 million under SEQIPP to commence early construction works for the Springfield line and detailed design and planning for the third track from Corinda to Darra.
•	$3.2 million for safety and security works at Citytrain stations.
•	$3.1 million to complete station works to provide increased access to Traveltrain stations throughout Queensland.
Port of Brisbane Corporation
In 2006-07, the Port of Brisbane Corporation has allocated $193.8 million for the continuing development of the port, driven particularly by the ongoing relocation of port operations from Hamilton to Fisherman Islands and other port development requirements to accommodate the strong growth across a range of commodity areas.
Program Highlights
•	$28.8 million for the construction of a tenth berth and wharf at Fisherman Islands to better enable the Port’s stevedores to handle the growing number and size of container ships visiting the port.
•	$15.4 million for the construction of a general purpose berth at Fisherman Islands to provide port users with the capacity to load and unload a diverse range of cargo.

Capital Statement 2006-07	145

•	$15 million for the development of Port Central, a service and retail precinct at Fisherman Islands to cater for the needs of the growing workforce at the port.
Bundaberg Port Authority
The Bundaberg Port Authority has allocated $0.49 million for continued upgrading of port infrastructure during the 2006-07 financial year.
Cairns Port Authority
In 2006-07, the Cairns Port Authority has allocated $130.4 million towards new and ongoing airport and seaport development.
Program Highlights
•	$39.4 million for the redevelopment of the domestic terminal at Cairns Airport.
•	$11.1 million for the expansion of the baggage reclaim hall and provision of new baggage carousels within the International Terminal Building.
•	$9.7 million to construct the remaining apron bays linking the international and domestic aprons.
•	$8.5 million for a new facility for the Australian Quarantine and Inspection Service operation in the Cairns area.
•	$15.5 million for the redevelopment of the retail area in the international terminal.
•	$8.8 million for other improvements at the airport.
•	$10.3 million for the continued development of Cairns Cityport.
Central Queensland Ports Authority
In 2006-07, the Central Queensland Ports Authority has allocated $396.3 million towards the ongoing expansion of the ports at Gladstone and Rockhampton.
Program Highlights
•	$360 million to further expand the RG Tanna Coal Terminal including construction of stockpile 19, 20 and 21, and a third outloading stream. This is part of a continuing expansion of works to take the terminal towards its ultimate capacity of 68 million tonnes per annum.
•	$11.7 million for plant and equipment and various other miscellaneous infrastructure developments throughout the Port of Gladstone.
•	$0.18 million for miscellaneous property, plant and equipment projects at the Port of Rockhampton (Port Alma).

146	Capital Statement 2006-07

Mackay Port Authority
In 2006-07, the Mackay Port Authority has allocated $10.9 million for the development and continued upgrading of port and airport infrastructure.
Program Highlights
•	$2 million to develop vacant land in the commercial (marina) precinct.
•	$2 million to develop vacant land in industrial precinct.
Ports Corporation of Queensland
In 2006-07, the Ports Corporation of Queensland has allocated $113.4 million for various port development projects.
Program Highlights
•	$63 million for the Stage 2 expansions at Abbot Point Coal Terminal.
•	$32 million for dredging at the Port of Hay Point.
•	$10.6 million for dredging at the Port of Weipa.
•	$7.8 million for a number of minor projects and the purchases of plant and equipment for various ports administered by the Ports Corporation of Queensland throughout the State.
Townsville Port Authority
The Townsville Port Authority has allocated $10.6 million towards the acquisition of infrastructure and improvements to the port during
2006-07.
Program Highlights
•	$4.2 million to provide container handling at the QNI Terminal close to Berth 2.
•	$3.6 million to develop a port industrial park to improve storage facilities for port customers.
•	$1.8 million to upgrade the existing high voltage network.

Capital Statement 2006-07	147

Transport

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

QUEENSLAND TRANSPORT

Property, Plant and Equipment
Public Transport Infrastructure Inner Northern Busway (Section[1] 1)	05	225,000	32,200	79,800	113,000
Inner Northern Busway (Section[1] 2)	05	108,000	3,800	38,200	66,000
Transport Corridor Acquisitions — SEQ*	Various			10,000	Ongoing
Normanby Cycleway Connection*	05	6,000	3,200	2,800
South East Queensland Cycle[1] Network	Various			4,300	Ongoing
Bus Infrastructure Rolling Program in SEQ	Various	60,000	25,900	10,100	24,000
Bus Intermodal Facilities in SEQ*	05	6,000	4,100	1,900
Gold Coast Bus Priority/High[2] Occupancy Vehicle Program	10	72,814		1,600	71,214
Sunshine Coast Bus Priority/High[2] Occupancy Vehicle Program	10	47,421	200	1,830	45,391
TransLink Station Upgrade[2] Program	10	208,579	200	3,180	205,199
Quality Public Transport Corridor[2] (Helensvale/Parkwood to Broadbeach to Coolangatta)	10	914,217	400	1,700	912,117
Caloundra to Maroochydore quality[2] bus corridor and public transport stations	10	247,078	200	550	246,328
Eastern Busway: Buranda to1 Boggo Road to Green Bridge	05	216,611	17,000	33,524	166,087
Eastern Busway: Buranda to2 Capalaba	05	953,466	1,500	2,200	949,766
Northern Busway: Enoggera Creek[2] to Aspley	05	812,156		1,100	811,056
Petrie to Kippa-Ring Quality Bus Corridor (Stage 1 )*	05	7,000	2,100	4,900
Gympie Road Bus Corridor*	05	5,000	3,800	1,200
South East Busway extension to2 Springwood	05	31,812	500	3,300	28,012
Integrated Ticketing System	05	39,492	28,322	11,170
CAMCOS Rail (Beerwah to Maroochydore)	10	2,642,173		5,000	2,637,173

148	Capital Statement 2006-07

Transport

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Sub-total Public Transport Infrastructure				218,354

Maritime Infrastructure
Vessel Traffic System (VHF) Communication Upgrade*	45	1,000	750	250
Upgrade of Oil Spill Response Equipment*	Various	396	286	110
Vessel Traffic Management Information System (VTMIS)	05	600		600
Vessel Traffic System (VTS)	Various	738		738
REEFREP/MSQ AIS	Various	900	300	600
Marine Safety Minor Works	Various	1,080		1,080
Palm Island Dredging, Jetty and Barge Ramp	45	1,775	175	1,600
Port Douglas Boat Harbour New Dredged Material Disposal Area*	50	3,500	756	2,000	744
Gold Coast Sand Bypass Jetty Upgrade (Stages 2 & 3)*	10	2,991	200	2,791
Brampton Island — Jetty*	40	714	50	406	258
Recreational Marine Facilities Minor Works*	Various	5,103	501	2,207	2,395
Boating Infrastructure Minor Works	Various			2,673	Ongoing

Sub-total Maritime Infrastructure				15,055

Corporate Property — Building				0
Emerald MVIC (Stage 2)	30	500		500
Corporate Property Minor Works	Various			825	Ongoing
CBD Refurbishments	05			965	Ongoing

Sub-total Corporate Property — Building				2,290

Corporate Information Services
Infrastructure Replacement — Upgrades	05			2,963	Ongoing

Sub-total Corporate Information Services				2,963

Departmental Plant & Equipment
Plant & Equipment	05			1,426	Ongoing

Sub-total Departmental Plant & Equipment				1,426

Total Property, Plant and Equipment				240,088

Capital Statement 2006-07	149

Transport

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Other Capital Expenditure
Vessel Traffic Management Information System (VTMIS)	05	3,214	1,231	1,983
Gladstone VTS Radar Upgrade	30	550		400	150
REEFREP/MSQ AIS	Various	650	400	250
Integrated Ticketing System (Development & Software)	05	56,477	48,957	7,520
Integrated Ticketing System (School Transport Software Enhancement)	05	5,700	500	1,300	3,900
New Queensland Drivers’ Licence[3] (Stage 1 Implementation)	05	20,021		8,021	12,000
Modelling Software and Database — Rail Safety	05	500		500

Total Other Capital Expenditure				19,974

Capital Grants
SchoolBUS Upgrade Scheme	Various			3,300	Ongoing
SchoolBUS — Steep Roads Program	Various	12,000	1,800	2,900	7,300
Rural & Remote Airstrips	Various			3,220	Ongoing
Public Transport Infrastructure	Various			2,853	Ongoing
Accessible Buses	Various			3,000	Ongoing
Security Cameras in Taxis	Various	8,000	5,507	2,493
Safe School Travel	Various			492	Ongoing
Safe Walking and Pedaling	Various			200	Ongoing
Network Plan — Public Transport Infrastructure	05			2,000	Ongoing
South East Queensland Cycle[1] Network	Various			6,038	Ongoing
Rail Crossing Grade Separation	05			11,000	Ongoing
Public Transport Infrastructure — Compliance with Disability Standards	Various			3,815	Ongoing

Total Capital Grants				41,311

TOTAL QUEENSLAND TRANSPORT				301,373

QUEENSLAND RAIL

Property, Plant and Equipment
Network Access Kinrola Branch Relay	30	16,100	15,564	536

150	Capital Statement 2006-07

Transport

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

RG Tanna Coal Terminal 3rd Loop	30	15,500	9,253	6,247
Windah — Grantleigh Duplication	30	23,000	22,500	500
Goonyella System: Rail Upgrade	40	11,450	5,336	2,798	3,316
Mindi Electrical Substation	40	13,500	1,975	10,040	1,485
Dalrymple Bay Coal Terminal: 3rd Loop	40	83,400	9,631	57,600	16,169
Northern Missing Link Study (Newlands — North Goonyella Link)	40	19,000	4,290	6,970	7,740
Mount Isa Line: Concrete Relay, Rerail & Associated Works	55	63,390	23,458	18,231	21,701
Timber Bridge Elimination — Brisbane Suburban Area	05	30,000	22,544	7,456
Roma Street, Normanby & Mayne Re-signalling	05	18,889	16,889	2,000
Citytrain Station Conduit Upgrade Various Projects	Various	18,473	12,473	6,000
Noise Amelioration — Metro	05	19,720	16,739	2,981
Level Crossing Protection	Various	18,500	14,360	4,140
Citytrain MetTRIP track infrastructure upgrades — Stages 1 and 2*	Various	608,754	45,770	135,283	427,701
Corinda to Darra: Third Track	05	90,000	461	5,000	84,539
Metropolitan Freight Capacity Enhancements	05	65,000	39	6,950	58,011
Springfield Line	05	300,000	525	8,094	291,381
Network Access — General	Various			63,831	Ongoing

Sub-total Network Access				344,657

QR National
Coal Electric Loco Fleet Upgrade — Stage 2	45	366,000	5,000	50,800	310,200
Upgrade 24 Locos to 2250 Class	05	56,790	34,140	22,650
Rolleston Project — Coal Wagons	05	67,575	65,495	2,080
Additional VCA Coal Wagons	Various	185,000	10,560	97,800	76,640
20 x 3800 Class Electric Locomotives	Various	188,000	1,000	44,000	143,000
15 x 4000 Class Locomotives	15	109,000	3,000	57,100	48,900
QR National — General	Various			6,634	Ongoing

Sub-total QR National				281,064

Capital Statement 2006-07	151

Transport

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Passenger Services
Citytrain EMU Re-engineering & Overhaul	05	68,800	50,267	7,906	10,627
Citytrain Safe Stations	Various	38,813	38,084	729
Citytrain Disabled Access Compliance	Various	50,777	42,756	8,021
Traveltrain Accessible Stations	Various	10,100	7,028	3,072
Citytrain Disability Standards 2007 Compliance: Infrastructure	Various	70,779	10,650	25,000	35,129
Citytrain Disability Standards 2007 Compliance: Rollingstock	05	48,364	1,291	7,000	40,073
General — Passenger Services	Various			5,224	Ongoing
MetTRIP — Citytrain Intermodal Works*	Various	26,794	8,779	11,048	6,967
MetTRIP — Citytrain Station Upgrades*	Various	9,538	3,086	3,942	2,510
Met TRIP — Citytrain Safety & Security Works*	Various	9,859	46	3,288	6,525
Met TRIP — Citytrain Disabled Access Improvements*	Various	7,727		7,727
Met TRIP — Additional Citytrain Rollingstock*	15	289,456	41,366	80,000	168,090

Sub-total Passenger Services				162,957

Across QR
Payroll System Upgrade	05	16,100	12,419	3,681
Motor Vehicle Acquisitions	05			34,000	Ongoing
Across QR — General	Various			11,391	Ongoing

Sub-total Across QR				49,072

Total Property, Plant and Equipment				837,750

TOTAL QUEENSLAND RAIL				837,750

PORT OF BRISBANE CORPORATION

Property, Plant and Equipment
Port Drive Subsidiary Area	05	9,150	3,000	6,150
Terminal 4, 5 and 6	05	34,300	300	6,000	28,000

152	Capital Statement 2006-07

Transport

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Wharf 10	05	59,978	18,734	28,824	12,420
Hamilton Site Redevelopment	05	81,982	25,340	17,848	38,794
Upgrade of Major Roads	05			1,500	Ongoing
Lessee Terminals or Wharves	05			1,000	Ongoing
General Purpose Berth	05	45,900	500	15,400	30,000
Grain Wharf Extension	05	6,100	600	5,500
Whimbrel Street South Car Facility	05	6,500		6,500
Electrical and Communications Upgrades	05			300	Ongoing
Reclamation and Earthworks	05			8,500	Ongoing
Surcharging Lot 83	05	9,000		9,000
Services — Including Headworks	05	2,400		2,400
Warehouses and Container Facilities — Fisherman Islands	05			5,000	Ongoing
Port Central	05			15,000	Ongoing
Whyte Island Site Preparation	05	4,000		4,000
Portgate East Filling	05	13,500		13,500
Roads and Services Networks — Whyte Island	05	3,000		3,000
Eagle Farm — Site Preparation and Warehousing	05			14,500	Ongoing
Colmslie — Site Preparation and Warehousing	05			9,800	Ongoing
Port West — Site Filling	05			3,000	Ongoing
Office — Manly Boat Harbour	05	2,000		2,000
General — Business Partnering	05			500	Ongoing
Dredging Equipment	05			6,930	Ongoing
Excavator 30 tonne	05	450		450
Minor Plant and Equipment	05			7,203	Ongoing
Total Property, Plant and Equipment				193,805

TOTAL PORT OF BRISBANE CORPORATION				193,805

BUNDABERG PORT AUTHORITY

Property, Plant and Equipment
Minor Plant and Equipment	15			490	Ongoing
Total Property, Plant and Equipment				490

TOTAL BUNDABERG PORT AUTHORITY				490

Capital Statement 2006-07	153

Transport

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

CAIRNS PORT AUTHORITY

Property, Plant and Equipment
Cairns Airport
International Terminal Building Baggage Make-up and Checked Bag Screening	50	31,895	31 ,702	193
International Terminal Building Baggage Reclaim Hall Expansion	50	18,187	968	11,087	6,132
Bay 1 Concourse — Fixed Link and Aerobridge	50	8,390	8,386	4
Central Services Building	50	9,992	9,964	28
Interim Terminal Works — Project Management	50	1,168	978	156	34
Electrical Infrastructure	50	4,391	1,140	575	2,676
Drainage Improvements	50	5,234	2,084	600	2,550
Runway 15/33 Overlay	50	9,444	86	3,032	6,326
Bays 9 – 13	50	14,029	4,341	9,688
Australian Quarantine and Inspection Service Office Building	50	8,810	310	8,500
Business Park Development	50	11,564	6,291	3,835	1,438
International Terminal Building Departures Retail	50	22,500	929	15,501	6,070
South Major Aircraft Maintenance Facility	50	5,100	100	2,685	2,315
Airside Works	50	7,171	764	2,507	3,900
Landside Works	50	18,027	4,510	8,820	4,697
General Aviation Works	50	4,930	1,111	2,773	1,046
Domestic Terminal Redevelopment Project	50	135,570	2,522	39,391	93,657
Airport Minor Plant and Equipment	50			3,461	Ongoing

Sub-total Cairns Airport				112,836

Cairns Seaport
Tingira St Subdivision Development	50	5,280	45	1,975	3,260

154	Capital Statement 2006-07

Transport

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Surebeam Fruit Disinfestation Facility	50	4,001	201	3,800
Car Park (Tingira St) Design and Construction	50	407	207	200
Seaport Minor Plant and Equipment	50			300	Ongoing

Sub-total Cairns Seaport				6,275

Cairns Cityport
Precinct 12a Development	50	7,658	213	5,788	1,657
Marina Bilge and Sullage System	50	25		25
Foreshore Development	50	3,493	227	2,040	1,226
Demolition and Site Remediation	50	2,514	327	1,422	765
Cityport Commercial Allowance	50	9,154	5,480	1,074	2,600

Sub-total Cairns Cityport				10,349

Corporate Minor Plant and Equipment	50			915	Ongoing

Total Property, Plant and Equipment				130,375

TOTAL CAIRNS PORT AUTHORITY				130,375

CENTRAL QUEENSLAND PORTS AUTHORITY

Property, Plant and Equipment
Port of Gladstone
RG Tanna Coal Terminal Expansion
Stockpile 19, 20 and 21	30	107,985	4,747	80,238	23,000
3rd Outloading Stream	30	82,450	41,498	40,952
Redevelopment of Entrance and Facilities	30	12,620	6,035	6,585
3rd Shiploader	30	126,892	40,611	86,281
Site Construction Management and Facilities	30	82,791	26,608	52,393	3,790
3rd Dump Station (Rail Receival)	30	64,377	35,642	28,735
Electricity Supply Upgrade	30	31,895	14,497	17,398
Berth 4	30	73,604	26,149	47,455

Sub-total RG Tanna Coal Terminal Expansion				360,037

RG Tanna Coal Terminal Projects	30	37,512	4,552	16,000	16,960
Wiggins Island Feasibility Study and Preliminary Engineering	30	5,212	1,912	3,300

Capital Statement 2006-07	155

Transport

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Fisherman’s Landing Wharves 6-11	30	2,187		650	1,537
Fisherman’s Landing South Expansion	30	6,457	5,887	200	370
Port Central	30	12,881	3,478	4,103	5,300
Commercial Buildings	30	500	70	200	230
Minor Plant and Equipment	30			11,672	Ongoing

Sub-total Port of Gladstone				396,162

Port of Rockhampton
Minor Plant and Equipment	30			180	Ongoing

Sub-total Port of Rockhampton				180

Total Property, Plant and Equipment				396,342

TOTAL CENTRAL QUEENSLAND PORTS AUTHORITY				396,342

MACKAY PORT AUTHORITY

Property, Plant and Equipment
Mackay Seaport
Port Access Corridor	40	6,500	5,500	1,000
Accounting / Management System	40	250		250
Port Security	40	735	335	400
Loves Jetty Removal	40	750		750
Harbour Road — Bridge over Drain	40	1,505	305	1,200
Harbour View Central	40	2,000		2,000
Slade Point Road Subdivision	40	2,000		2,000
Minor Plant and Equipment	40			1,473	Ongoing

Sub-total Mackay Seaport				9,073

Mackay Airport
Security Lounge Expansion	40	1,960	1,260	700
Car Parking	40	3,006	2,306	700
Minor Plant and Equipment	40			452	Ongoing

Sub-total Mackay Airport				1,852

Total Property, Plant and Equipment				10,925

TOTAL MACKAY PORT AUTHORITY				10,925

156	Capital Statement 2006-07

Transport

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

PORTS CORPORATION OF QUEENSLAND

Property, Plant and Equipment
Head Office Miscellaneous Plant and Equipment (including Cooktown and Cape Flattery)	05			186	Ongoing
Port Development
Hay Point Port Development	40			31	Ongoing
Abbot Point Port Development	40			1,886	Ongoing
Lucinda Port Development	45			5	Ongoing
Mourilyan Port Development	50			660	Ongoing
Weipa Port Development	50			4	Ongoing
Thursday Island Port Development	50			16	Ongoing
Karumba Port Development	55			13	Ongoing
Hay Point Departure Path	40	60,000	28,000	32,000
Louisa Creek Land Acquisitions	40	10,000	4,229	500	5,271
Abbot Point Expansion Stage 2	40	116,000	48,000	63,000	5,000
Mourilyan Stormwater Drainage	50	1,800	500	1,300
Weipa South Channel Widening	50	24,200	13,640	10,560
Thursday Island Fender Cargo Wharf	50	1,800	600	1,200

Horn Island Paving Cargo and Passenger Causeways	50	2,100	100	2,000

Total Property, Plant and Equipment				113,361

TOTAL PORTS CORPORATION OF QUEENSLAND				113,361

TOWNSVILLE PORT AUTHORITY

Property, Plant and Equipment
Container Terminal	45	4,200	50	4,150
Development of Port Industrial Park	45	3,900	300	3,600
High Voltage Power Reticulation Upgrade	45	2,365	615	1,750
Minor Plant and Equipment	45

Total Property, Plant and Equipment				1,102	Ongoing

				10,602

TOTAL TOWNSVILLE PORT AUTHORITY				10,602

TOTAL TRANSPORT				1,995,023

Capital Statement 2006-07	157

Notes:

1.	Projects have now entered development / implementation stage.

2.	Total estimated cost reflects revised timing and SEQIPP funding requirements in out-turned dollars for projects in early planning.

3.	The total estimated cost only reflects 2006-07 CBRC outcomes. The total estimated cost along with the split between Property, Plant & Equipment and Other Capital Expenditure will be determined during the course of 2006-07.

*	Funded fully or in part under the Smart State Building Fund

158	Capital Statement 2006-07

TREASURY
Treasury portfolio (incorporating Treasury Department, its statutory authorities, Shared Service Agency and the Government-owned corporation, Golden Casket Lottery Corporation) has a combined 2006-07 capital works program of $69.6 million.
Treasury has a capital expenditure program of $13.5 million.
Program Highlights
•	$9 million towards further implementation and development of the Revenue Management System within the Office of State Revenue. The system employs contemporary technology to provide revenue and information management and e-business capability to better service the Government and people of Queensland in collecting and administering State tax revenue streams.

•	$0.7 million to incorporate new office functionality and business requirements into the online Corporate Office of Gaming Systems to assist in improving information and communication systems and practices in the Queensland Office of Gaming Regulation.

•	$3.8 million towards the replacement of property, plant and equipment and information technology software to provide Treasury’s key infrastructure with software solution needs. Of the $3.8 million, $0.7 million has been allocated to Portfolio Services for the implementation of an electronic Documents and Records Management System. The solution will require significant process change and improved information management practices in order to achieve efficiency and effectiveness benefits.
CorpTech
CorpTech is the technology centre of skill established under the Shared Service Initiative. CorpTech has a capital expenditure program in 2006-07 amounting to $39.1 million. This program will provide innovative whole-of-Government corporate applications and infrastructure solutions for the five large shared service providers and to the agencies within Government.
Motor Accident Insurance Commission
Property, plant and equipment expenditure of $0.015 million will be allocated towards the ongoing operational requirements of the Motor Accident Insurance Commission and the Nominal Defendant.

Capital Statement 2006-07	159

Golden Casket Lottery Corporation Limited
Golden Casket’s capital expenditure program is $15.8 million and principally comprises expenditure on plant and equipment and software which will contribute to the delivery of enhanced operational functionality.
Shared Service Agency
Property, plant and equipment expenditure of $1.2 million will be allocated towards the ongoing operational requirements of the Shared Service Agency.
Treasury

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

DEPARTMENT OF TREASURY

Property, Plant and Equipment
Asset Replacement	05			2,283	Ongoing
Documents & Records Management Improvement Project (eDRMS)	05	680	506	174

Total Property, Plant and Equipment				2,457

Other Capital Expenditure
Asset Replacement	05			712	Ongoing
eDRMS	05	1,173	569	552	52
OSR — Revenue Management System	05	32,866	23,270	9,001	595
Disaster Recovery — Business Continuity Planning	05	280	159	121
QOGR — Corporate Office of Gaming System (Enhancement)	05	700		700

Total Other Capital Expenditure				11,086

TOTAL DEPARTMENT OF TREASURY				13,543

CORPTECH

Property, Plant and Equipment
Asset Replacement	05			500	Ongoing
Other	05			150	Ongoing

Total Property, Plant and Equipment				650

160	Capital Statement 2006-07

Treasury

		Total	Expenditure
		Estimated	to	Budget	Post
	Statistical	Cost	30-06-06	2006-07	2006-07
Project	Division	$’000	$’000	$’000	$’000

Other Capital Expenditure
Shared Service Solutions (SSS) Program	05	115,848	59,872	38,463	17,513

Total Other Capital Expenditure				38,463

TOTAL CORPTECH				39,113

MOTOR ACCIDENT INSURANCE COMMISSION

Property, Plant and Equipment
Minor Capital Works — MAIC	05			4	Ongoing
Minor Capital Works — ND	05			11	Ongoing

Total Property, Plant and Equipment				15

TOTAL MOTOR ACCIDENT INSURANCE COMMISSION				15

GOLDEN CASKET LOTTERY CORPORATION LIMITED

Property, Plant and Equipment
Asset Replacement	05	18,878	1,806	14,100	2,972
Infrastructure Development	05	6,910	280	570	6,060

Total Property, Plant and Equipment				14,670

Other Capital Expenditure
System Development	05	2,050	570	760	720
Other	05	458		328	130

Total Other Capital Expenditure				1,088

TOTAL GOLDEN CASKET LOTTERY CORPORATION LIMITED				15,758

SHARED SERVICE AGENCY
Property, Plant and Equipment
Property Plant and Equipment	Various			1,199	Ongoing

Total Property, Plant and Equipment				1,199

TOTAL SHARED SERVICE AGENCY				1,199

TOTAL TREASURY				69,628

Capital Statement 2006-07	161

APPENDIX A
Entities included in Capital Outlays — 2006-07 Budget
Department of Aboriginal and Torres Strait Islander Policy
Department of Child Safety
Department of Communities
Department of Corrective Services
Disability Services Queensland
Education Queensland
     Queensland Studies Authority
     Corporate and Professional Services
     Arts Queensland
     Library Board of Queensland
     Queensland Art Gallery
     Queensland Museum
     Queensland Performing Arts Trust
Electoral Commission of Queensland
Department of Emergency Services
Department of Employment and Training
Department of Energy
     CS Energy Limited
     Energex Ltd
     Stanwell Corporation Limited
     Tarong Energy Corporation Limited
     PowerLink Queensland
     Enertrade
     Ergon Energy Corporation Limited
Environmental Protection Agency
Department of Health
     The Council of the Queensland Institute of Medical Research
Department of Housing
Department of Industrial Relations
Department of Justice and Attorney-General
     Public Trust Office
     Legal Aid Queensland
     Crime and Misconduct Commission
Legislative Assembly of Queensland
Department of Local Government, Planning, Sport and Recreation
     Major Sports Facilities Authority
Department of Main Roads
     RoadTek
     Queensland Motorways Limited

162	Capital Statement 2006-07

Entities included in Capital Outlays — 2006-07 Budget
Department of Natural Resources, Mines and Water
     Gladstone Area Water Board
     Mount Isa Water Board
     SunWater
     Eungella Water Pipeline
     Burnett Water
Office of the Governor
Office of the Ombudsman
Office of the Public Service Commissioner
Department of Police
Department of the Premier and Cabinet
     Commission for Children and Young People and Child Guardian
     Queensland Events Corporation
     South Bank Corporation
Department of Primary Industries and Fisheries
     Forestry Plantations Queensland
     QRAA
Department of Public Works
     QBuild
     QFleet
     Project Services
     SDS (Sales and Distribution Services)
     CITEC
Queensland Audit Office
Department of State Development, Trade and Innovation
The Coordinator-General
     Property Services Group
Department of Tourism, Fair Trading and Wine Industry Development
     Tourism Queensland
Queensland Transport
     Queensland Rail
     Port of Brisbane Corporation
     Bundaberg Port Authority
     Cairns Port Authority
     Central Queensland Ports Authority
     Mackay Port Authority
     Ports Corporation of Queensland
     Townsville Port Authority
Department of Treasury
     CorpTech
     Motor Accident Insurance Commission
     Golden Casket Lottery Corporation Limited
     Shared Service Agency

Capital Statement 2006-07	163

By authority: R. J. Hunt, Government Printer, Queensland-2006

STATE BUDGET
2006-07

APPROPRIATION BILLS

Queensland
Appropriation (Parliament)
Bill 2006

1
Appropriation (Parliament) Bill 2006
Appropriation (Parliament) Bill 2006
Explanatory Notes
General Outline
Policy Objectives of the Bill
Section 21(b) of the Financial Administration and Audit Act 1977 provides that for each financial year, the Treasurer must present to the Legislative Assembly a Bill for a parliamentary Annual Appropriation Act for the financial year.
This Bill provides for:
•	Appropriation for 2006-07 to fund the cost of providing the outputs, equity adjustment and administered items of the Legislative Assembly and parliamentary service in that year and certain outputs, equity adjustment and administered items delivered in the previous year, not previously funded; and
•	Supply for 2007-08 to allow the normal operations of the Legislative Assembly and parliamentary service to continue until the Appropriation (Parliament) Bill for 2007-08 receives assent.
Notes On Provisions
Clause 1 provides for the short title of the Act.
Clause 2 provides that the amount of $58 177 000 is appropriated for the 2006-07 financial year for the Legislative Assembly and parliamentary service for application to its departmental outputs, equity adjustment and administered items as set out in the Schedule.
It also provides that part of that amount may be applied for some payments necessary in respect of departmental outputs, equity adjustment and administered items delivered in 2005-06 which were not paid for by the end of that financial year.
Clause 2(3) provides that the amount of $58 177 000 includes the amount already authorised by the Appropriation (Parliament) Act 2005, section 3, to be paid for the financial year starting 1 July 2006.

2
Appropriation (Parliament) Bill 2006
Clause 3 provides that the amount of $29 000 000 is authorised to be paid for the 2007-08 financial year for the Legislative Assembly and parliamentary service for application to its departmental outputs, equity adjustment and administered items until the Appropriation (Parliament) Bill for 2007-08 receives assent.
Clause 4 repeals the Appropriation (Parliament) Act 2003 (2003 Act No. 42) and Appropriation (Parliament) Act (No. 2) 2003 (2003 Act No. 76).
The Schedule to the Bill details the total amount appropriated for the Legislative Assembly and parliamentary service and the amounts for application to its departmental outputs, equity adjustment and administered items in 2006-07.
Legislative Standards
Consultation
Consultation has been undertaken with the Speaker in determining the appropriation requirements of the Legislative Assembly and parliamentary service.
©The State of Queensland 2006
BY AUTHORITY
GOVERNMENT PRINTER, QUEENSLAND—2006
306045

Queensland
Appropriation (Parliament) Bill 2006

2006
A Bill
for
An Act authorising the Treasurer to pay amounts from the consolidated fund for the Legislative Assembly and parliamentary service for the financial years starting 1 July 2006 and 1 July 2007

4
Appropriation (Parliament) Bill 2006
The Parliament of Queensland enacts—
1	Short title
     This Act may be cited as the Appropriation (Parliament) Act 2006.
     Note—
Under the Financial Administration and Audit Act 1977, section 22, words used in this Act that are defined in the Financial Administration and Audit Act 1977 have the same meaning the words have in that Act, subject to a contrary intention in this Act.
2	Appropriation for 2006–2007
(1)	The Treasurer is authorised to pay $ 58 177 000 from the consolidated fund for the Legislative Assembly and parliamentary service for the financial year starting 1 July 2006.

(2)	The amount mentioned in subsection (1)—
(a)	is appropriated for the financial year for the Legislative Assembly and parliamentary service for application to its departmental outputs, equity adjustment and administered items as stated in the schedule; and

(b)	includes amounts for departmental outputs, equity adjustment and administered items delivered by the Legislative Assembly and parliamentary service in the financial year starting 1 July 2005 but for which it has not been paid in that financial year.
(3)	The amount mentioned in subsection (1) includes the amount already authorised by the Appropriation (Parliament) Act 2005, section 3, to be paid for the financial year starting 1 July 2006.
3	Supply for 2007–2008
The Treasurer is authorised to pay $29 000 000 from the consolidated fund for the Legislative Assembly and

5
Appropriation (Parliament) Bill 2006
parliamentary service for the financial year starting 1 July 2007.
4	Repeals
The following Acts are repealed—
•	Appropriation (Parliament) Act 2003, No. 42

•	Appropriation (Parliament) Act (No. 2) 2003, No. 76.

6
Appropriation (Parliament) Bill 2006
Schedule Appropriation for 2006–2007
section 2(2)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
	$	$	$
Controlled Items
Departmental Outputs	59 395 000	60 547 000	61 542 000
Equity Adjustments	(3 365 000)	(2 885 000)	(3 365 000)
Administered Items	—	—	—

Vote	56 030 000	57 662 000	58 177 000

© State of Queensland 2006
Authorised by the Parliamentary Counsel
and printed by the Government Printer

Queensland
Appropriation Bill 2006

1
Appropriation Bill 2006
Appropriation Bill 2006
Explanatory Notes
General Outline
Policy Objectives of the Bill
Section 21(a) of the Financial Administration and Audit Act 1977 provides that for each financial year, the Treasurer is to present to the Legislative Assembly a Bill for an ordinary Annual Appropriation Act.
The policy objectives of the Bill, the reasons for those objectives and the ways in which the policy objectives will be achieved by the Bill are detailed in the Budget Speech and the accompanying Budget Papers.
The Bill provides for:
•	Appropriation for 2006-07 to fund the cost of delivering departmental outputs, administered items and equity adjustment in that year and certain outputs, administered items and equity adjustment delivered in the previous year but not previously funded; and
•	Supply for 2007-08 to allow the normal operations of government to continue until the Appropriation Bill for 2007-08 receives assent.
Notes On Provisions
Clause 1 provides for the short title of the Act.
Clause 2 provides that for each department, the vote amount mentioned for the department in Schedule 2 is appropriated for the 2006-07 financial year for the department for application to its departmental outputs, equity adjustment and administered items as stated in Schedule 2.
It also provides that part of the vote amount may be applied for some payments necessary in respect of departmental outputs, equity adjustment and administered items delivered in 2005-06 which departments were not paid for by the end of that financial year.

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Appropriation Bill 2006
Clause 2(3) provides that the total amount of $23 980 344 000 includes the amount already authorised by the Appropriation Act 2005, section 3, to be paid for the financial year starting 1 July 2006.
Clause 3 provides that the amount of $12 000 000 000 is authorised to be paid for the 2007-08 financial year for departments for application to their departmental outputs, equity adjustment and administered items until the Appropriation Bill for 2007-08 receives assent.
Clause 4 repeals the Appropriation Act 2003 (2003 Act No. 43) and Appropriation Act (No. 2) 2003 (2003 Act No. 75).
Schedule 1 sets out how the amount appropriated from the Consolidated Fund for the year starting on 1 July 2006 is to be distributed between departments, other than the Legislative Assembly and parliamentary service.
Schedule 2 details the total amount appropriated for each department for application to its outputs, equity adjustment and administered items for the financial year.
Accountable Officers may apply the total of funds received from the Treasurer for departmental outputs across the individual outputs of the department.
Under section 24 of the Financial Administration and Audit Act 1977, the Treasurer may pay a department’s appropriation in amounts different to those set out in the Annual Appropriation Act, provided that the total Vote amount is not exceeded. If the Treasurer considers there is a surplus in one or more of the headings of a department for a financial year and a deficiency in another heading or headings of a department, the Treasurer may allocate an amount to one or more of the headings that are deficient from the heading or headings in surplus.
Section 24A of the Act, provides for an amount called the Treasurer’s Advance which is included in the Vote for the Treasury Department but which may be used for purposes that may be delivered by any department. Amounts from the Treasurer’s Advance may be paid by the Treasurer to other departments for departmental outputs, equity adjustments or administered items, even though the amount appropriated to other departments under the relevant Annual Appropriation Act for the financial year will be exceeded.

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Appropriation Bill 2006
Legislative Standards
Consultation
Appropriate consultation has been undertaken with departments in establishing the appropriations payable to them pursuant to this Bill.
©The State of Queensland 2006
BY AUTHORITY
GOVERNMENT PRINTER, QUEENSLAND—2006
306044

Queensland
Appropriation Bill 2006
Contents

		Page
1	Short title	4
2	Appropriation for 2006–2007	4
3	Supply for 2007–2008	4
4	Repeals	5
Schedule 1	Appropriation summary for 2006–2007	6
Schedule 2	Appropriation for 2006–2007	8

2006
A Bill
for
An Act authorising the Treasurer to pay amounts from the consolidated fund for departments for the financial years starting 1 July 2006 and 1 July 2007

4 Appropriation Bill 2006

The Parliament of Queensland enacts—

1	Short title

This Act may be cited as the Appropriation Act 2006.

Note—

Under the Financial Administration and Audit Act 1977, section 22, words used in this Act that are defined in the Financial Administration and Audit Act 1977 have the same meaning the words have in that Act, subject to a contrary intention in this Act.

2	Appropriation for 2006–2007

(1)	The Treasurer is authorised to pay $23 980 344 000 from the consolidated fund for departments as itemised in schedule 1 for the financial year starting 1 July 2006.

(2)	For each department, the vote amount mentioned for the department in schedule 2—

(a) is appropriated for the financial year for the department for application to its departmental outputs, equity adjustment and administered items as stated in schedule 2; and

(b) includes amounts for departmental outputs, equity adjustment and administered items delivered by the department in the financial year starting 1 July 2005 but for which the department has not been paid in that financial year.

(3)	The amount mentioned in subsection (1) includes the amount already authorised by the Appropriation Act 2005, section 3, to be paid for the financial year starting 1 July 2006.

3	Supply for 2007–2008

The Treasurer is authorised to pay $12 000 000 000 from the consolidated fund for departments for the financial year starting 1 July 2007.

5 Appropriation Bill 2006

4	Repeals

The following Acts are repealed—

•	Appropriation Act 2003, No. 43

•	Appropriation Act (No. 2) 2003, No. 75.

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Appropriation Bill 2006

Schedule 1	Appropriation summary for 2006–2007
section 2(1)

	Budget	Est. Actual	Vote
	2005–2006	2005–2006	2006–2007
Department	$’000	$’000	$’000

Department of Aboriginal and Torres Strait Islander Policy	45 608	44 722	70 586
Department of Child Safety	443 842	431 208	532 670
Department of Communities	449 488	491 786	527 501
Department of Corrective Services	400 643	397 968	597 599
Department of Education and the Arts	5 671 371	5 750 005	6 007 794
Department of Emergency Services	379 373	392 077	414 383
Department of Employment and Training	611 348	630 453	686 208
Department of Energy	372 148	712 679	405 989
Department of Health	3 249 790	3 989 179	4 463 650
Department of Housing	170 829	271 893	205 609
Department of Industrial Relations	56 146	52 667	52 935
Department of Justice and Attorney-General	318 734	345 896	417 942
Department of Local Government, Planning, Sport and Recreation	822 306	843 531	876 802
Department of Main Roads	1 432 214	1 434 744	1 742 312
Department of Natural Resources, Mines and Water	482 067	501 435	591 588
Department of Police	1 243 070	1 208 938	1 385 052
Department of the Premier and Cabinet	217 702	193 550	170 705
Department of Primary Industries and Fisheries	235 816	264 774	255 990
Department of Public Works	198 436	165 412	247 426
Department of State Development, Trade and Innovation	346 154	473 773	279 340
Department of Tourism, Fair Trading and Wine Industry Development	87 868	90 947	92 120
Department of Transport	1 890 280	2 152 822	2 265 973
Disability Services Queensland	421 895	397 255	540 525
Environmental Protection Agency	221 206	219 069	265 062
Treasury Department	1 511 412	1 554 067	703 608

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Appropriation Bill 2006
Schedule 1 (continued)

	Budget	Est. Actual	Vote
	2005–2006	2005–2006	2006–2007
Department	$’000	$’000	$’000

The Coordinator-General	—	64 126	136 078
Electoral Commission of Queensland	8 858	9 199	23 818
Office of the Governor	3 562	4 000	4 226
Office of the Ombudsman	4 895	4 895	5 259
Office of the Public Service Commissioner	4 760	7 200	6 756
Queensland Audit Office	4 565	4 565	4 838

TOTAL	21 306 386	23 104 835	23 980 344

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Appropriation Bill 2006

Schedule 2	Appropriation for 2006–2007

section 2(2)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

Estimates Committee A

PREMIER

Office of the Governor
Controlled Items
Departmental Outputs	3 676	4 000	4 226
Equity Adjustment	(114)	—	—
Administered Items	—	—	—

Vote	3 562	4 000	4 226

Queensland Audit Office
Controlled Items
Departmental Outputs	4 315	4 315	4 930
Equity Adjustment	250	250	(92)
Administered Items	—	—	—

Vote	4 565	4 565	4 838

Office of the Public Service Commissioner
Controlled Items
Departmental Outputs	4 760	7 200	6 756
Equity Adjustment	—	—	—
Administered Items	—	—	—

Vote	4 760	7 200	6 756

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Appropriation Bill 2006
Schedule 2 (continued)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

Department of the Premier and Cabinet
Controlled Items
Departmental Outputs	108 205	98 369	80 076
Equity Adjustment	(407)	3 760	13
Administered Items	109 904	91 421	90 616

Vote	217 702	193 550	170 705

The Coordinator-General
Controlled Items
Departmental Outputs	—	59 965	36 078
Equity Adjustment	—	4 100	100 000
Administered Items	—	61	—

Vote	—	64 126	136 078

DEPUTY PREMIER, TREASURER AND MINISTER FOR STATE DEVELOPMENT, TRADE AND INNOVATION

Treasury Department
Controlled Items
Departmental Outputs	116 066	116 586	103 290
Equity Adjustment	4 487	4 944	3 125
Administered Items	1 390 859	1 432 537	597 193

Vote	1 511 412	1 554 067	703 608

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Appropriation Bill 2006
Schedule 2 (continued)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

Department of State Development, Trade and Innovation
Controlled Items
Departmental Outputs	279 419	297 782	222 571
Equity Adjustment	7 221	89 335	22 454
Administered Items	59 514	86 656	34 315

Vote	346 154	473 773	279 340

MINISTER FOR PUBLIC WORKS, HOUSING AND RACING

Department of Public Works
Controlled Items
Departmental Outputs	72 697	74 238	59 501
Equity Adjustment	107 716	69 454	168 573
Administered Items	18 023	21 720	19 352

Vote	198 436	165 412	247 426

Department of Housing
Controlled Items
Departmental Outputs	113 879	114 943	127 804
Equity Adjustment	56 950	156 950	77 805
Administered Items	—	—	—

Vote	170 829	271 893	205 609

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Appropriation Bill 2006
Schedule 2 (continued)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

Estimates Committee B

MINISTER FOR HEALTH

Department of Health
Controlled Items
Departmental Outputs	2 983 733	3 374 269	4 171 238
Equity Adjustment	266 057	614 471	289 192
Administered Items	—	439	3 220

Vote	3 249 790	3 989 179	4 463 650

MINISTER FOR CHILD SAFETY

Department of Child Safety
Controlled Items
Departmental Outputs	390 453	418 406	498 797
Equity Adjustment	53 389	12 802	33 873
Administered Items	—	—	—

Vote	443 842	431 208	532 670

MINISTER FOR POLICE AND CORRECTIVE SERVICES

Department of Police
Controlled Items
Departmental Outputs	1 153 314	1 144 564	1 263 166
Equity Adjustment	89 380	63 998	121 495
Administered Items	376	376	391

Vote	1 243 070	1 208 938	1 385 052

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Appropriation Bill 2006
Schedule 2 (continued)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

Department of Corrective Services
Controlled Items
Departmental Outputs	389 233	393 038	402 226
Equity Adjustment	11 410	4 930	195 373
Administered Items	—	—	—

Vote	400 643	397 968	597 599

Estimates Committee C

MINISTER FOR TRANSPORT AND MAIN ROADS

Department of Transport
Controlled Items
Departmental Outputs	1 488 292	1 610 685	1 734 489
Equity Adjustment	239 078	154 383	233 074
Administered Items	162 910	387 754	298 410

Vote	1 890 280	2 152 822	2 265 973

Department of Main Roads
Controlled Items
Departmental Outputs	1 076 874	1 129 197	1 137 303
Equity Adjustment	355 340	305 547	605 009
Administered Items	—	—	—

Vote	1 432 214	1 434 744	1 742 312

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Appropriation Bill 2006
Schedule 2 (continued)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

MINISTER FOR EMPLOYMENT, TRAINING AND INDUSTRIAL RELATIONS AND MINISTER FOR SPORT

Department of Employment and Training
Controlled Items
Departmental Outputs	597 035	613 661	640 291
Equity Adjustment	12 899	15 349	45 917
Administered Items	1 414	1 443	—

Vote	611 348	630 453	686 208

Department of Industrial Relations
Controlled Items
Departmental Outputs	55 669	52 290	54 086
Equity Adjustment	477	377	(1 151)
Administered Items	—	—	—

Vote	56 146	52 667	52 935

MINISTER FOR TOURISM, FAIR TRADING AND WINE INDUSTRY DEVELOPMENT

Department of Tourism, Fair Trading and Wine Industry Development
Controlled Items
Departmental Outputs	42 569	45 832	45 114
Equity Adjustment	405	221	(68)
Administered Items	44 894	44 894	47 074

Vote	87 868	90 947	92 120

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Appropriation Bill 2006
Schedule 2 (continued)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

Estimates Committee D

MINISTER FOR ENERGY AND ABORIGINAL AND TORRES STRAIT ISLANDER POLICY

Department of Energy
Controlled Items
Departmental Outputs	13 817	18 189	18 289
Equity Adjustment	197	(1 665)	—
Administered Items	358 134	696 155	387 700

Vote	372 148	712 679	405 989

Department of Aboriginal and Torres Strait Islander Policy
Controlled Items
Departmental Outputs	40 494	39 635	36 943
Equity Adjustment	4 740	4 575	33 178
Administered Items	374	512	465

Vote	45 608	44 722	70 586

MINISTER FOR EMERGENCY SERVICES

Department of Emergency Services
Controlled Items
Departmental Outputs	347 899	361 927	395 658
Equity Adjustment	31 474	30 150	18 725
Administered Items	—	—	—

Vote	379 373	392 077	414 383

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Appropriation Bill 2006
Schedule 2 (continued)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

Estimates Committee E

MINISTER FOR EDUCATION AND MINISTER FOR THE ARTS

Department of Education and the Arts
Controlled Items
Departmental Outputs	3 694 018	3 750 526	3 998 527
Equity Adjustment	387 062	313 668	298 858
Administered Items	1 590 291	1 685 811	1 710 409

Vote	5 671 371	5 750 005	6 007 794

MINISTER FOR ENVIRONMENT, LOCAL GOVERNMENT, PLANNING AND WOMEN

Environmental Protection Agency
Controlled Items
Departmental Outputs	228 088	241 713	258 406
Equity Adjustment	(6 882)	(22 644)	6 656
Administered Items	—	—	—

Vote	221 206	219 069	265 062

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Appropriation Bill 2006
Schedule 2 (continued)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

Department of Local Government, Planning, Sport and Recreation
Controlled Items
Departmental Outputs	498 686	514 857	536 974
Equity Adjustment	1 404	3 452	7 510
Administered Items	322 216	325 222	332 318

Vote	822 306	843 531	876 802

Estimates Committee F

MINISTER FOR JUSTICE AND ATTORNEY-GENERAL

Department of Justice and Attorney-General
Controlled Items
Departmental Outputs	209 827	222 825	232 653
Equity Adjustment	20 043	(3 794)	56 808
Administered Items	88 864	126 865	128 481

Vote	318 734	345 896	417 942

Electoral Commission of Queensland
Controlled Items
Departmental Outputs	8 680	9 035	23 894
Equity Adjustment	178	164	(76)
Administered Items	—	—	—

Vote	8 858	9 199	23 818

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Appropriation Bill 2006
Schedule 2 (continued)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

Office of the Ombudsman
Controlled Items
Departmental Outputs	5 017	5 017	5 381
Equity Adjustment	(122)	(122)	(122)
Administered Items	—	—	—

Vote	4 895	4 895	5 259

MINISTER FOR COMMUNITIES, DISABILITY SERVICES AND SENIORS

Department of Communities
Controlled Items
Departmental Outputs	300 159	318 611	359 671
Equity Adjustment	18 232	20 131	15 446
Administered Items	131 097	153 044	152 384

Vote	449 488	491 786	527 501

Disability Services Queensland
Controlled Items
Departmental Outputs	388 676	392 811	498 509
Equity Adjustment	33 219	4 444	42 016
Administered Items	—	—	—

Vote	421 895	397 255	540 525

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Appropriation Bill 2006
Schedule 2 (continued)

	Budget	Est. Actual	Budget
	2005–2006	2005–2006	2006–2007
Minister/Organisational Unit	$’000	$’000	$’000

Estimates Committee G

MINISTER FOR NATURAL RESOURCES, MINES AND WATER

Department of Natural Resources, Mines and Water
Controlled Items
Departmental Outputs	448 614	421 370	509 836
Equity Adjustment	9 846	61 107	6 380
Administered Items	23 607	18 958	75 372

Vote	482 067	501 435	591 588

MINISTER FOR PRIMARY INDUSTRIES AND FISHERIES

Department of Primary Industries and Fisheries
Controlled Items
Departmental Outputs	216 791	232 187	227 813
Equity Adjustment	5 253	11 405	11 821
Administered Items	13 772	21 182	16 356

Vote	235 816	264 774	255 990

Total Appropriation:	21 306 386	23 104 835	23 980 344

© State of Queensland 2006
Authorised by the Parliamentary Counsel
and printed by the Government Printer

By authority: R. J. Hunt, Government Printer, Queensland-2006